Filed pursuant to Rule 424(b)(3)

Registration No. 333-105899

PROSPECTUS

KNBT BANCORP, INC.

Keystone Savings Bank is converting from the mutual to the stock form of organization. As part of this conversion, Keystone Savings Bank will become a wholly owned subsidiary of KNBT Bancorp, Inc. KNBT Bancorp, Inc. is offering shares of common stock to certain depositors of Keystone Savings Bank, its employee stock ownership plan, and officers, trustees and employees of Keystone Savings Bank who have subscription purchase rights. The offering to Keystone Savings Bank’s depositors and others who have subscription purchase rights will end at 5:00 p.m., Eastern Time, on September 15, 2003.

Immediately after the completion of the conversion stock offering, KNBT Bancorp expects to acquire by merger First Colonial Group, Inc., the holding company for Nazareth National Bank and Trust Company. In addition to the shares KNBT Bancorp is selling in the conversion offering, it will issue up to 9,356,900 additional shares to shareholders of First Colonial in the merger in exchange for their First Colonial shares at a ratio of 3.7 KNBT Bancorp shares for each share of First Colonial. Finally, in addition to the shares to be sold in the conversion offering and the shares to be issued in the merger for First Colonial shares, KNBT Bancorp will contribute up to 1,616,095 additional shares to a newly created charitable foundation.

A minimum of 12,983,750 shares of KNBT Bancorp common stock must be sold in order for the conversion to be completed. The minimum amount required to be sold does not include shares to be issued in the merger or the shares to be contributed to the foundation. The proposed merger with First Colonial will not be completed if the conversion is not completed. The maximum number of shares to be sold in the conversion offering may be increased to 20,201,188 shares if market or financial conditions change before the completion of the conversion, and if such increase is approved by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. The current and proposed trustees, directors and executive officers of Keystone Savings Bank and KNBT Bancorp, as a group, intend to subscribe for an aggregate of 496,000 shares of KNBT Bancorp common stock. Depending on the number of shares sold in the conversion offering and issued in the merger, that level of subscriptions would result in the management group owning between 1.6% to 2.2% of the outstanding shares of KNBT Bancorp. Purchases by management will be counted in determining whether subscriptions have been received for at least the minimum offering amount. Upon completion of the conversion offering and the merger, the former shareholders of First Colonial will own at least 27.5% and as much as 40.0% of the issued and outstanding shares of KNBT Bancorp depending upon the number of shares sold in the conversion offering and the number of First Colonial options which are exercised prior to the completion of the conversion and the merger.

Sandler O’Neill & Partners, L.P. will use its best efforts to assist KNBT Bancorp in selling at least the minimum number of shares in the offering but does not guarantee that this number will be sold. Sandler O’Neill is not obligated to purchase any shares of common stock in the offering.

For a discussion of the material risks that you should consider, see “ Risk Factors” beginning on page 11.

Terms of the Offering: Price Per Share: $10.00—Minimum Subscription Requirement: 25 Shares or $250

	Minimum	Maximum	Maximum, as adjusted
Number of shares	12,983,750	17,566,250	20,201,188
Gross offering proceeds	$129,837,500	$175,662,500	$202,011,880
Estimated underwriting commissions	$1,164,505	$1,586,095	$1,828,509
Estimated other offering expenses	$2,100,000	$2,100,000	$2,100,000
Estimated net proceeds	$126,572,995	$171,976,405	$198,083,371
Estimated net proceeds per share	$9.75	$9.79	$9.81

These securities are not deposits or accounts and are not insured or guaranteed by Keystone Savings Bank, KNBT Bancorp, the Federal Deposit Insurance Corporation or any other federal or state government agency. The common stock is subject to investment risk, including the possible loss of money invested.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the conversion center at (888) 205-2700.

Sandler O’Neill & Partners, L.P.

The date of this prospectus is August 12, 2003

ii

KEYSTONE SAVINGS BANK and NAZARETH NATIONAL BANK Office Locations

MONROE
CARBON
NORTHAMPTON
LEHIGH
Pennsylvania
611
380
940
191
80
80
209
115
476
33
209
33
512
191
611
946
248
476
309
22
191
145
22
78
309
TOTAL BRANCHES
19 Keystone Savings Bank
18 Nazareth National Bank

iii

SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the conversion offering and the merger fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of Keystone Savings Bank and First Colonial.

KNBT Bancorp

KNBT Bancorp is a Pennsylvania corporation recently organized by Keystone Savings Bank as part of its mutual-to-stock conversion. KNBT Bancorp will be the holding company for Keystone Savings Bank following the conversion. KNBT Bancorp is not an operating company and has not engaged in any significant business to date. KNBT Bancorp’s executive offices are located at 90 Highland Avenue, Bethlehem, Pennsylvania 18017, and its telephone number is (610) 861-5000.

Keystone Savings Bank

Keystone Savings Bank is a Pennsylvania-chartered mutual savings bank organized in 1925. Keystone Savings Bank’s main office is in Bethlehem, Pennsylvania and, as of the date of this document, it has 19 offices located in Lehigh, Northampton and Carbon Counties, Pennsylvania. As of March 31, 2003, Keystone Savings Bank had total assets of $1.0 billion, total deposits of $797.4 million and retained earnings of $114.3 million.

Keystone Savings Bank offers a full range of deposit products, a wide selection of loans and a variety of investment and insurance products. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Keystone—Keystone’s Operating Strategy” on page 61.

First Colonial Group, Inc.

First Colonial is a Pennsylvania corporation and a registered bank holding company. First Colonial’s principal subsidiary is Nazareth National Bank & Trust Company, a national bank organized in 1897. Nazareth National Bank engages in a full-service commercial and consumer banking and trust business. Nazareth National Bank operates out of its main office in Nazareth, Pennsylvania and 18 branch offices located in Northampton, Monroe and Lehigh Counties, Pennsylvania. As of March 31, 2003, First Colonial had total assets of $620.7 million, total deposits of $483.4 million and stockholders’ equity of $40.5 million. First Colonial’s executive offices are located at 76 South Main Street, Nazareth, Pennsylvania 18064 and its telephone number is (610) 746-7300.

Conversion from Mutual to Stock Form

The conversion involves a series of transactions by which Keystone Savings Bank will convert from a mutual savings bank to a stock savings bank. Following the conversion, Keystone Savings Bank will become a subsidiary of KNBT Bancorp and will change its name to Keystone Nazareth Bank & Trust Company. For ease of reference, the term “Keystone” is used in this document to mean Keystone in its mutual form or Keystone Nazareth Bank & Trust Company, in the stock form, as the context dictates. Keystone will continue to be subject to the regulation and supervision of the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. KNBT Bancorp will be a registered bank holding company and will be subject to regulation by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board. See “The Conversion and the Merger” at page 175.

As part of the conversion, KNBT Bancorp is offering for sale between $129.8 million and $175.7 million of its common stock. The offering is being made to Keystone depositors who have subscription purchase rights as well as Keystone’s officers, trustees and employees and its employee stock ownership plan. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. The conversion offering is scheduled to end at 5:00 p.m., Eastern Time, on September 15, 2003. KNBT Bancorp may increase the amount of stock to be sold to $202.0 million without any further notice if market or financial conditions change before the conversion is completed, and if such increase is approved by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. If an insufficient number of shares are subscribed for in the subscription offering, KNBT Bancorp may sell shares in a community offering. In addition to the shares to be sold in the conversion offering, KNBT Bancorp will contribute up to $16.2 million in additional shares to a newly created charitable foundation.

The conversion will permit Keystone’s customers, management and employees and possibly other members of the local community and of the general public to become equity owners of KNBT Bancorp and to share in its future. The conversion will facilitate the proposed mergers with First Colonial and Nazareth National Bank. The conversion also will provide additional funds for lending and investment activities and enhance Keystone’s ability to diversify and to grow its operations. The conversion to stock form is subject to approval by Keystone’s depositors entitled to vote on the matter and the receipt of all necessary regulatory approvals. Keystone has applied for all necessary regulatory approvals to complete the conversion.

The Merger

On March 6, 2003, Keystone announced that it had entered into a merger agreement with First Colonial under the terms of which First Colonial will merge with and into KNBT Bancorp and Nazareth National Bank will merge with Keystone. The merger agreement was the result of arms’ length negotiations between Keystone and First Colonial. Upon completion of the merger, each share of First Colonial common stock which is issued and outstanding will be converted into the right to receive 3.7 shares of KNBT Bancorp common stock with a value of $37.00 based on the purchase price of $10.00 per share. As used in this document, the shares issued for First Colonial common stock are referred to as merger exchange shares and the ratio of 3.7 KNBT Bancorp shares of common stock for each share of First Colonial common stock is referred to as the merger exchange ratio. In addition, each option to purchase First Colonial common stock which has not been exercised will be converted into the right to acquire shares of KNBT Bancorp common stock equal to the number of shares of First Colonial common stock subject to the First Colonial option multiplied by the merger exchange ratio. As of August 7, 2003, there were 253,758 outstanding options to acquire shares of First Colonial under First Colonial’s existing stock option plan. If a First Colonial option holder decides to exercise options before the conversion and merger, he or she will acquire shares of First Colonial common stock. To the extent that First Colonial options are exercised before the completion of the conversion and the merger, the number of issued and outstanding shares of First Colonial will increase and will result in a corresponding increase in the number of merger exchange shares. If no First Colonial options outstanding as of August 7, 2003 are exercised before the merger, 8,417,995 merger exchange shares will be issued. If all of the First Colonial options are exercised before the merger, 9,356,900 merger exchange shares will be issued. Depending on the number of shares of KNBT Bancorp common stock sold in the conversion offering and contributed to the foundation and the number of First Colonial options which are exercised, First Colonial’s stockholders will own at least 27.8% of the issued and outstanding shares of KNBT Bancorp and may own as much as 40.0% upon completion of the conversion and the merger.

The last reported sales prices per share of First Colonial common stock on (i) March 5, 2003, the last business day preceding public announcement of the signing of the merger agreement, and (ii) August 12, 2003, the last practicable date prior to mailing this document, were $28.75 and $51.10, respectively.

Completion of the merger is subject to various conditions, including, receipt of all necessary regulatory approvals, the approval of the merger agreement by the shareholders of First Colonial, approval of the conversion by the depositors of Keystone and completion of the conversion. If the conversion is not successfully completed, the merger will not be consummated. The merger agreement is being presented to First Colonial’s shareholders for their approval at its annual meeting called for October 1, 2003. Because the merger agreement was approved by KNBT Bancorp’s board of directors before KNBT Bancorp had issued any shares of stock, KNBT Bancorp is not required to obtain shareholder approval of the merger agreement. KNBT Bancorp, Keystone, First Colonial and Nazareth National Bank have applied for all necessary regulatory approvals in order to complete the merger. The completion of the merger is expected to occur immediately after the completion of the conversion. In conjunction with the merger, Nazareth National Bank will merge with and into Keystone with Keystone as the surviving bank.

KNBT Bancorp and Keystone Following the Conversion and the Merger

It is expected that, following the conversion and the merger, Keystone will be the largest locally based community savings bank operating in the greater Lehigh Valley region of Pennsylvania. Assuming the conversion and the merger had been consummated as of March 31, 2003, and the sale of the maximum number of offering shares, KNBT Bancorp would have had, on a pro forma basis total assets of $1.9 billion, total liabilities of $1.5 billion, including $1.3 billion of deposits, and total shareholders’ equity of $353.7 million. See “Pro Forma Unaudited Financial Information.” In addition, at March 31, 2003, Keystone would have had, on a pro forma basis at the maximum of the offering range, Tier 1 leverage capital of $186.2 million or 10.96% of adjusted total assets and Tier 1 risk-based and total risk-based capital of $186.2 million or 20.44% and $193.0 million or 21.19% of total risk-weighted assets, respectively. See “Regulatory Capital Requirements.”

Assuming the conversion and the merger had been consummated as of March 31, 2003, KNBT Bancorp’s net loan portfolio would have amounted to, on a pro forma basis at the maximum of the offering range, $781.9 million or 42.1% of total assets. On a pro forma basis at March 31, 2003 assuming completion of the conversion and the merger, approximately 48.0% of KNBT Bancorp’s total loan portfolio would consist of single-family residential mortgage loans, 8.4% would be construction loans, 25.7% would be consumer loans and 17.9% would be commercial real estate, commercial business and other loans. In addition, KNBT Bancorp’s total deposits would have amounted to $1.3 billion. Moreover, KNBT Bancorp would have had $4.1 million of non-performing assets or approximately 0.2% of total assets. For additional information with respect to KNBT Bancorp’s pro forma consolidated financial condition and results of operations, see “Pro Forma Unaudited Financial Information.”

The board of directors of KNBT Bancorp currently consists of nine members, all of whom currently are also trustees of Keystone. Upon completion of the conversion and the merger, Scott V. Fainor, President and Chief Executive Officer of First Colonial, as well as five other current directors of First Colonial will be appointed to the boards of directors of KNBT Bancorp and Keystone. In addition, as of the effective time of the merger, Mr. Fainor will be appointed the President and Chief Executive officer of KNBT Bancorp and Keystone. Eugene T. Sobol, who currently is Executive Vice President and Chief Operating Officer of Keystone, will be Senior Executive Vice President and Chief Operating Officer of KNBT Bancorp and Keystone. Reid L. Heeren, currently the Executive Vice President and Chief Financial Officer of Nazareth National Bank, will serve in the same position at KNBT Bancorp and Keystone. See “Management of KNBT Bancorp and Keystone—Management of KNBT Bancorp” and
“—Management of Keystone after the Merger.”

KNBT Bancorp’s Operating Strategy

KNBT Bancorp will be the holding company for Keystone after its conversion and merger with Nazareth National Bank. As a result of the merger, Keystone will be a larger, more diversified, well capitalized community savings bank with a management and operating structure that will draw from both the business strategies currently being used at Keystone and at Nazareth National Bank. KNBT Bancorp believes that the proposed merger offers unique operating and strategic benefits. Some of the key points of KNBT Bancorp’s operating strategy are summarized below.

•	A stronger combined management team with increased experience, expertise and depth than either institution had individually.

•	An enhanced branch network system with 37 branch offices located in Lehigh, Northampton, Monroe and Carbon Counties, Pennsylvania, which we refer to as the greater Lehigh Valley, with five new branch offices expected to be opened within the next 12 months.

•	Increased deposit market share within the greater Lehigh Valley, particularly in Northampton and Lehigh Counties in which Keystone will have the largest and second largest, respectively, deposit market share upon completion of the merger. Overall, it is anticipated that Keystone will have the second largest deposit share in the greater Lehigh Valley.

•	Focusing on increased lending to small to mid-sized businesses in the greater Lehigh Valley, which sector is believed to be underserved, especially by the super-regional banks that currently operate in the market.

•	Continue to develop as a “relationship bank” offering a broad array of deposit and loan products as well as securities and insurance products and trust and wealth management services.

•	Leverage capital efficiently through additional growth of loan and investment portfolios.

Keystone, as a Pennsylvania-chartered stock savings bank, will continue to be subject to comprehensive regulation and examination by the Pennsylvania Department of Banking, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation as its primary federal regulator. Keystone will be a member of the Federal Home Loan Bank of Pittsburgh, which is one of the 12 regional banks which comprise the Federal Home Loan Bank system. Keystone will be further subject to regulations of the Federal Reserve Board governing reserves required to be maintained against deposits and certain other matters. KNBT Bancorp will be a registered bank holding company and will be subject to examination and regulation by the Federal Reserve Board and subject to various reporting and other requirements of the Securities and Exchange Commission.

The Offering Range in the Conversion Offering

Regulations of the Federal Deposit Insurance Corporation as well as the policies of the Pennsylvania Department of Banking require that, as part of its mutual to stock conversion, Keystone must sell to its depositors and others an amount of KNBT Bancorp common stock within an offering range established by an independent appraiser. An independent appraisal of Keystone’s pro forma market value has been prepared by RP Financial, LC., an independent appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of Keystone assuming the sale of shares in the offering, the contribution of shares to the charitable foundation and the issuance of merger exchange shares in the merger. RP Financial has estimated that, in its opinion as of May 30, 2003, the estimated market value of the common stock of KNBT Bancorp being offered for sale in the conversion offering was between $129.8 million and $175.7 million, with a midpoint of $152.8 million. Subject to regulatory approval, KNBT Bancorp may increase the amount of common stock offered by up to 15%. If this happens, it is referred to as a sale of shares at the maximum of the offering range “as adjusted,” meaning the maximum has been increased by approximately 15%. Accordingly, at the maximum, as adjusted, of the offering range KNBT Bancorp is offering up to 20,201,188 shares in the conversion offering.

The appraisal will be updated before the conversion is completed. If the pro forma market value of the common stock at that time is either below $129.8 million or above $202.0 million, KNBT Bancorp will notify subscribers and return the amounts they have submitted with their subscription orders, and Keystone will resolicit orders from subscribers. In addition, in the event of any other material change in the terms of the conversion offering, such as a change in the offering price, a change in the minimum subscription order amount or a change in the use of proceeds, Keystone will return all proceeds and resolicit subscribers. If KNBT Bancorp is unable to sell at least 12,983,750 shares, unless the offering range is revised with the approval of the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking, the conversion and offering would be terminated and all subscriptions would be cancelled and funds returned. The merger with First Colonial will not occur if the conversion is not completed. The current and proposed trustees, directors and executive officers of Keystone and KNBT Bancorp, as a group, have indicated their intention to subscribe for an aggregate of 496,000 shares of KNBT Bancorp common stock, which would result in these individuals owning between 1.6% and 2.2% of the outstanding shares, depending on the number of conversion shares and the number of merger exchange shares issued. Purchases by management, excluding the proposed contribution to the foundation and any merger exchange shares will be counted in determining whether subscriptions have been received for at least the minimum offering amount. See “The Offering—How Keystone and KNBT Bancorp Determined the Price Per Share and the Offering Range” at page 210 for a description of the factors and assumptions used in determining the stock price and offering range.

Determination of the Offering Price

Keystone’s plan of conversion provides that the offering range is based on the independent valuation prepared by RP Financial, LC. based on applicable regulations of federal banking authorities. The conversion offering price of $10.00 per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving conversions of mutual savings banks.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. The offering price of $10.00 per share for the KNBT Bancorp common stock represents between 15.6 and 20.8 times its annualized pro forma per share earnings for the three months ended March 31, 2003. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. The $10.00 per share offering price represents between 71.4% and 79.8% of KNBT Bancorp’s pro forma book value per share at March 31, 2003. The fact that Keystone currently has significant equity and no shareholders coupled with the requirements of the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking that the sale of shares of a converting institution be based on the appraised pro forma market value of the shares being sold result in the offering price being at a discount to pro forma book value. See “Pro Forma Unaudited Financial Information—Additional Pro Forma Data” on page 53 for a description of the assumptions used in making these calculations. See also “The Offering—How Keystone and KNBT Bancorp Determined the Price Per Share and the Offering Range” at page 210.

The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for KNBT Bancorp. Based on an analysis of trailing twelve months earnings, compared to the median pricing ratios of the peer group, KNBT Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 19.2% compared to the median on a price-to-earnings basis and a discount of 37.8% on price-to-book value basis and 29.4% on a price-to-tangible book value basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the conversion, the contribution to the foundation and the proposed merger.

	Price to earnings multiple (1)		Price to book value ratio	Price to tangible book value ratio
KNBT Bancorp:
Pro forma data based on financial data as of March 31, 2003:
Maximum number of shares	19.9	x	77.1%	89.3%
Minimum number of shares	16.2	x	71.4%	84.5%
Valuation of peer group companies as of May 30, 2003:
Averages	17.7	x	123.0%	128.8%
Medians	16.7	x	123.9%	126.5%

(1)	Based on trailing twelve month earnings.

The independent appraisal does not indicate market value. Do not assume or expect that the valuation of KNBT Bancorp, as indicated above, means that KNBT common stock will trade at or above the $10.00 purchase price after the conversion.

The independent appraisal will be updated before completion of the conversion offering. Any changes in the appraisal would be subject to regulatory approval. The estimated pro forma market value of KNBT Bancorp may be increased by up to 15%, to up to $202.0 million, without resoliciting subscribers. See “Pro Forma Unaudited Financial Information—Additional Pro Forma Data.”

Use of Net Proceeds from the Sale of KNBT Bancorp Common Stock

KNBT Bancorp will use the net proceeds from the conversion offering as follows:

Use of Net Proceeds	Amount, at the minimum	Amount, at the maximum	Amount, at the maximum, as adjusted	Percentage of net offering proceeds
Loan to employee stock ownership plan	$10,387,000	$14,053,000	$16,160,950	8.17%
Repurchase of shares for stock recognition and retention plan	$5,193,500	$7,026,500	$8,080,480	4.09%
Purchase of Keystone common stock	$63,286,498	$85,988,203	$99,041,686	50.00%
General corporate purposes	$47,705,997	$64,908,702	$74,800,255	37.74%

The net proceeds received from the sale of shares of KNBT Bancorp common stock in the conversion offering will increase the capital of both KNBT Bancorp and Keystone. Half of the net proceeds from the conversion offering will be used by KNBT Bancorp to buy the common stock of Keystone upon its conversion from mutual to stock form. Keystone will use the portion of the cash proceeds it receives for general corporate purposes. The net proceeds received by Keystone will strengthen its capital position, which already exceeds all regulatory requirements, and will provide it with additional flexibility to grow and diversify in the future. The proceeds invested in Keystone may also be used to fund new loan growth and additional investments in investment securities and for other general corporate uses in furtherance of Keystone’s post-merger business strategy. The net proceeds received by Keystone may ultimately be used to finance the expansion of banking operations through acquisitions of other financial institutions or additional branch offices, although no such transactions are specifically being considered at this time other than the proposed merger with First Colonial.

A portion of the net proceeds from the conversion offering retained by KNBT Bancorp will be used to make a loan to its employee stock ownership plan in an amount sufficient to permit it to buy up to 8.0% of the shares sold in the conversion offering. The remaining portion of the net proceeds after the loan to the employee stock ownership plan and the purchase of Keystone’s common stock will be retained by KNBT Bancorp and will be available for general corporate purposes. KNBT Bancorp may initially use the remaining net proceeds to invest in deposits at Keystone, U.S. Government and federal agency securities of various maturities, federal funds, mortgage-backed securities, or a combination thereof. In addition, assuming shareholder approval of its proposed recognition and retention plan in the period between six months and one year after the conversion is completed, KNBT Bancorp intends to contribute sufficient funds to the stock recognition and retention plan so that it can purchase a number of shares equal to an aggregate of 4% of the common stock sold in the conversion offering. The net proceeds retained by KNBT Bancorp may ultimately be used to:

•	support the operations of Keystone after its merger with Nazareth National Bank;

•	support possible additional future expansion of Keystone, including the establishment of new branch offices or other facilities;

•	invest in deposits at Keystone or securities; or

•	fund repurchases of KNBT Bancorp’s common stock or serve as a source of possible payments of cash dividends.

The Amount of Stock That May Be Purchased in the Conversion Offering

Subscription purchases in the conversion offering may be made by certain depositors of Keystone as well as its officers, trustees and employees and its employee stock ownership plan. The minimum purchase is 25 shares. Generally, subscribers may purchase no more than 50,000 shares of common stock. The maximum amount of shares that a subscriber together with any “associate” or person that he or she is acting in concert with may purchase is 100,000 shares. For this purpose, an “associate” of a person includes:

•	a person’s spouse or relatives of such person or such person’s spouse living in the same house,

•	companies, trusts or other entities in which such person has a controlling interest or holds a specified position, or

•	a trust or estate in which such person holds a substantial beneficial interest or serves in a fiduciary capacity.

KNBT Bancorp may decrease or increase the maximum purchase limitation without further notice. See “The Offering—Limitations on Common Stock Purchases” on page 212.

How Orders in the Conversion Offering Will Be Prioritized

Subscribers in the conversion offering might not receive any or all of the shares they order. If KNBT Bancorp receives orders for more shares than are available, it will allocate stock to the following persons or groups.

Priority 1:	Eligible Account Holders, who are Keystone’s depositors with a balance of at least $50 at the close of business on December 31, 2001.

Priority 2:	KNBT Bancorp’s employee stock ownership plan.

Priority 3:	Supplemental Eligible Account Holders, who are Keystone’s depositors with a balance of at least $50 at the close of business on June 30, 2003.

Priority 4:	Other Depositors, who are Keystone’s depositors with an account balance of at least $100 at the close of business on August 5, 2003.

Priority 5:	Keystone’s trustees, officers and employees. These individuals also may be entitled to purchase stock in the above categories.

If the above persons do not subscribe for all of the shares offered in the conversion offering, KNBT Bancorp will offer the remaining shares to the general public, giving preference to persons who reside in the counties in which Keystone has a branch office. See “The Offering—Community Offering” on page 208.

How Conversion Shares Can Be Paid For

In the conversion offering, subscribers may pay for shares only by:

•	personal check, bank check or money order, or

•	authorizing Keystone to withdraw money from the subscriber’s deposit account(s) maintained with Keystone.

Keystone cannot lend funds to anyone for the purpose of purchasing shares.

Deadline for Orders of Conversion Stock

For Keystone depositors and others with subscription rights who wish to purchase shares in the conversion offering, a properly completed stock order form, together with payment for the shares, must be received by Keystone no later than 5:00 p.m., Eastern time, on September 15 , 2003, unless this deadline is extended by Keystone. Subscribers may submit order forms by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing their order forms to one of Keystone’s full-service branch offices during regular business hours. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond September 15, 2003.

Termination of the Conversion Offering

The subscription offering will expire at 5:00 p.m., Eastern time, on September 15, 2003. In the event that there is a community offering in addition to the subscription offering, Keystone anticipates that such direct community offering would expire at the same time. However, Keystone may extend this expiration date without notice, until October 30, 2003, unless bank regulators approve a later date. If the subscription offering and/or community offering extends beyond October 30, 2003, Keystone will resolicit subscriptions before proceeding with the offerings. All further extensions, in the aggregate, may not last beyond October 1, 2005.

KNBT Bancorp’s Dividend Policy

After the conversion is completed, KNBT Bancorp’s board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. KNBT Bancorp intends to consider a policy of paying cash dividends on its common stock. While KNBT Bancorp will have the capacity to pay dividends after the conversion, no decision on the timing or the possible amount of any dividend payments has been made. The rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by KNBT Bancorp in the conversion, investment opportunities available, capital requirements, KNBT Bancorp’s financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

Subscription Rights Are Not Transferable

Depositors at Keystone and others who have subscription rights may not assign or sell their subscription rights. Any transfer of subscription rights is prohibited by law. If a Keystone depositor, trustee, officer or employee exercises subscription rights, he or she will be required to certify that shares are being purchased solely for the subscriber’s own account and that there is no agreement or understanding regarding the sale or transfer of shares. KNBT Bancorp intends to pursue any and all legal and equitable remedies if it learns of the transfer of any subscription rights. KNBT Bancorp will reject orders that it determines involve the transfer of subscription rights. See “The Offering—Restrictions on Transfer of Subscription Rights and Shares” on page 216.

Benefits to Management from the Offering

Employees, officers, directors and trustees of KNBT Bancorp and Keystone will benefit from the offering due to the implementation of various stock-based benefit plans either adopted in connection with the offering or subsequent to its completion.

•	Full-time employees, including officers, will be participants in the KNBT Bancorp employee stock ownership plan which will purchase shares of common stock in the conversion offering;

•	Subsequent to completion of the conversion, KNBT Bancorp intends to implement a:

••	stock recognition and retention plan; and

••	stock option plan

which will benefit its employees and directors.

KNBT Bancorp’s employee stock ownership plan will buy shares of common stock offered in the conversion with a portion of the net proceeds received in the offering. The shares will be allocated to the employee participants in the employee stock ownership plan over a period of time at no cost to the employees.

The stock recognition and retention plan and stock option plan will be implemented if KNBT Bancorp receives shareholder approval of the plans. Such approval cannot be obtained earlier than six months after the conversion. If the stock recognition and retention and stock option plans are approved by KNBT Bancorp shareholders, KNBT Bancorp intends to grant stock awards and options to its employees and directors. The stock awards will consist of shares of KNBT Bancorp common stock which will be issued at no cost to the recipients. The options will likewise be issued to directors and employees without cost to them but they will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock covered by the options.

You will find more information about KNBT Bancorp’s employee stock ownership plan and the stock recognition and retention and stock option plans by reading the section of this document entitled “Management of KNBT Bancorp and Keystone—New Stock Benefit Plans” on page 158.

The following table summarizes the stock benefits that directors, officers and employees may receive from the conversion at the midpoint of the offering range:

Plan	Individuals Eligible To Receive Awards	% of Shares Issued(1)	Number of Shares Based on Midpoint of Offering Range(2)	Value of Shares Based on Midpoint of Offering Range
Employee stock ownership plan	All full-time employees	4.9%	1,222,000	$12,220,000
Stock recognition and retention plan	Directors, officers and selected employees	2.5	611,000	6,110,000
Stock option plan	Directors, officers and selected employees	6.1	1,527,500	—	(3)

(1)	Reflects the amount of shares in the respective plan as a percentage of total issued and outstanding shares immediately subsequent to the conversion and merger including shares sold in the conversion offering at the mid-point of the offering range, shares contributed to the Keystone Nazareth Charitable Foundation and the issuance of merger exchange shares. Assumes no options for First Colonial common stock exercisable at August 7, 2003 are exercised prior to the closing of the conversion and merger.
(2)	The shares purchased by the KNBT Bancorp employee stock ownership plan and stock recognition and retention plan will equal 8.0% and 4.0%, respectively, of the amount of shares sold in the conversion offering and the stock option plan will reserve a number of shares equal to 10.0% of the shares sold in the conversion offering.
(3)	Stock options will be granted with a per share exercise price at least equal to the market price of KNBT Bancorp common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of KNBT Bancorp common stock during the term of the stock option.

Establishment of the Keystone Nazareth Charitable Foundation and Contribution of Shares to It

KNBT Bancorp intends to establish a charitable foundation, the Keystone Nazareth Charitable Foundation, as part of Keystone’s conversion. Shares equal to 8.0% of the number of shares of KNBT Bancorp common stock sold in the conversion offering, 1,038,700 shares to 1,405,300 shares at the minimum and maximum of the offering range, with an initial value of $10.4 million to $14.1 million, will be contributed to the foundation. Assuming the sale of shares at the maximum of the offering range, the contribution of 1,405,300 shares to the foundation and the issuance of 8,417,995 merger exchange shares, which assumes that no holder of First Colonial options exercisable at August 7, 2003 exercises any option to acquire shares of First Colonial prior to the completion of the merger, KNBT Bancorp will have 27,389,545 shares of common stock issued and outstanding, of which the foundation will own approximately 5.13%. The foundation is being formed as a complement to Keystone’s existing community service activities, including its existing charitable foundation. By funding the foundation with shares of KNBT Bancorp common stock at this time, KNBT Bancorp believes that the foundation will benefit by participating in its growth as a publicly traded company.

The issuance of shares of common stock to the foundation will:

•	dilute the voting interest of purchasers of KNBT Bancorp common stock in the conversion offering as well as the voting interest of the merger exchange shares;

•	result in an estimated $12.2 million pre-tax expense, assuming the contribution of 1,222,000 shares based on the conversion offering closing at the mid-point of the offering range, and a reduction in earnings, which will be offset in part by a corresponding tax benefit, during the quarter in which the contribution is made; and

•	reduce KNBT Bancorp’s pro forma market value and the number of shares offered for sale.

See “Risk Factors—The Establishment of the Keystone Nazareth Charitable Foundation Will Negatively Impact KNBT Bancorp Profits for the Year Ended December 31, 2003” (page 16), “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” (page 59) and “The Conversion and the Merger—Keystone Plans to Establish the Keystone Nazareth Charitable Foundation” (page 198).

Federal and State Income Tax Consequences of the Conversion and the Merger

KNBT Bancorp has received an opinion from its federal income tax counsel, Elias, Matz, Tiernan & Herrick L.L.P., that, under federal income tax law and regulation, the tax basis to the shareholders of the common stock purchased in the conversion will be the amount paid for the common stock, and that the conversion will not be a taxable event for KNBT Bancorp. This opinion, however, is not binding on the Internal Revenue Service. KNBT Bancorp also has received an opinion from Grant Thornton LLP that the conversion will not be a taxable event for it under Pennsylvania income tax law, see “The Conversion and the Merger—Tax Aspects” (page 204). The full texts of the opinions are filed as exhibits to the Registration Statement of which this document is a part, and copies may be obtained from the SEC. See “Additional Information” on page 230.

In its opinion, Elias, Matz, Tiernan & Herrick L.L.P. notes that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. In addition, the IRS was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of such factors that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted. In addition, neither Keystone nor Elias, Matz, Tiernan & Herrick L.L.P. is aware of any instance where the IRS has determined that subscription rights of the type provided in Keystone’s conversion have any ascertainable value.

The opinion of Elias, Matz, Tiernan & Herrick L.L.P. also states that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and accordingly, neither KNBT Bancorp nor First Colonial will recognize any taxable gain or loss as a result of the merger. It is a condition to the closing of the merger that Elias, Matz, Tiernan & Herrick L.L.P. also issue this opinion to First Colonial. See “The Conversion and The Merger—Tax Aspects” (page 204).

RISK FACTORS

In addition to the other information in this document, you should consider carefully the following risk factors.

KNBT Bancorp’s Success Depends in Part on the Success of the Merger

The merger with First Colonial will be KNBT Bancorp’s first attempted merger. The future growth and profitability of KNBT Bancorp will depend, in part, on its ability to successfully complete the merger with First Colonial which will, in turn, depend, on a number of factors, including:

•	Keystone’s ability to integrate Nazareth National Bank’s branches into the current operations of Keystone;

•	Keystone’s ability to limit the outflow of deposits held by customers in Nazareth National Bank’s branches;

•	KNBT Bancorp’s ability to control the non-interest expense resulting from the merger in a manner that enables it to improve its overall operating efficiencies, which merger related expenses to be recognized directly following the merger are expected to be approximately $5.1 million, pre-tax; and

•	KNBT Bancorp’s ability to retain and integrate the appropriate personnel of Nazareth National Bank into its operations.

There can be no assurance that KNBT Bancorp will be able to integrate Nazareth National Bank successfully, that it will be able to achieve results in the future similar to those achieved by Keystone in the past, or that it will be able to manage the growth resulting from the merger effectively. See “Pro Forma Unaudited Financial Information” on page 41.

Market Rates of Interest Could Hurt Profitability

Market rates of interest are at historically low levels. The low levels of market rates of interest generally have reduced the yields earned by financial institutions, including Keystone and Nazareth National Bank, on interest-earning assets such as loans and investment securities. Keystone’s average yield on its interest-earning assets was 5.93% during the three months ended March 31, 2003 compared to 6.41% and 7.19% for the years ended December 31, 2002 and 2001, respectively. Similarly, First Colonial’s average yield on its interest-earning assets was 5.48% for the three months ended March 31, 2003 compared to 6.24% and 7.36% for the years ended December 31, 2002 and 2001, respectively. In addition, many institutions, including First Colonial, have experienced a narrowing or “compression” of their net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin, the net interest income as a percentage of average interest-earning assets, and further reductions in market rates of interest would be expected to further narrow the net interest spread. First Colonial’s net interest spread was 3.01% for the three months ended March 31, 2003 compared to 3.27% and 3.46% for the years ended December 31, 2002 and 2001, respectively. First Colonial’s net interest margin was 3.35% for the three months ended March 31, 2003 compared to 3.71% and 4.04% for the years ended December 31, 2002 and 2001, respectively. In addition, a sudden increase in market rates of interest could adversely affect net income because the average yields earned on interest-earning assets at both Keystone and First Colonial adjust more slowly than the average rates paid on interest-bearing liabilities. In the event of an immediate and sustained 300 basis point increase in interest rates, Keystone’s net portfolio value, which is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts, would decrease by 54.9% while First Colonial’s net portfolio value would decrease by 3.3%

Concentration of Loans

At March 31, 2003, the preponderance of Keystone’s and Nazareth National Bank’s total loans were to individuals and/or secured by properties located in the greater Lehigh Valley. Both Keystone’s and Nazareth National Bank’s loan diversification outside of the greater Lehigh Valley were insignificant at such date. As a result, KNBT Bancorp may have a greater risk of loan defaults and losses in the event of an economic downturn in its primary market area.

KNBT Bancorp’s Loan Portfolio Will Include Loans With a Higher Risk of Loss

In recent years, Keystone has significantly increased its construction and land development loans, commercial real estate loans and consumer loans, both in terms of dollar amounts and as a percentage of its loan portfolio. Likewise, First Colonial has also been actively increasing its investment in commercial real estate, commercial business and consumer loans. KNBT Bancorp’s strategy after the merger is to continue to grow its portfolio of these types of loans, especially in view of its merger with First Colonial. These loans have a higher risk of default and loss than single-family residential mortgage loans. The aggregate of Keystone’s commercial real estate loans, commercial business loans, construction and land development loans and consumer loans have increased from $143.8 million or 24.2 % of its total loan portfolio at December 31, 1998 to $267.1 million or 47.7% of the total loan portfolio at March 31, 2003. First Colonial’s commercial real estate, commercial business and consumer loans have also increased during the same period, increasing from $80.7 million or 37.8% of the total loan portfolio at December 31, 1998 to $143.0 million or 56.6% at March 31, 2003. At the same time, both the dollar amount and the percentage of the loan portfolio comprised of single-family residential mortgage loans has significantly decreased. Single-family residential mortgage loans held by Keystone have decreased from $445.6 million or 74.8% of its total loan portfolio at December 31, 1998 to $288.0 million or 51.4% at March 31, 2003. First Colonial’s investment in such loans has also declined slightly from $119.9 million or 56.2% of the total loan portfolio at December 31, 1998 to $101.8 million or 40.3% at March 31, 2003. Construction and land development loans and commercial real estate loans all generally have a higher risk of loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of a business or the underlying property. Consumer loans also are considered to generally involve greater risk of default than single-family residential mortgage loans because they often are secured by rapidly depreciating assets or are unsecured.

KNBT Bancorp’s Low Return on Equity May Cause Its Common Stock Price to Decline

Net earnings divided by average equity, known as “return on equity,” is a ratio many investors use to analyze the performance of a financial institution. Keystone’s return on equity was 10.5% for the three months ended March 31, 2003 and 11.5%, 8.8% and 9.3% for the years ended December 31, 2002, 2001 and 2000, respectively. These returns are lower than returns on equity for many comparable publicly traded bank holding companies. KNBT Bancorp expects its return on equity to remain low in view of its expected capital level upon completion of the conversion and the merger until it is able to increase its interest-earning assets, thereby increasing net interest income, and increase the level of its non-interest income. The net proceeds from the conversion and the offering, which may be as much as $198.1 million, will significantly increase KNBT Bancorp’s shareholders’ equity. Because of KNBT Bancorp’s increased shareholders’ equity following the conversion and the merger, its initial returns on equity are expected to be even more negatively impacted as compared to its peers. On a pro forma basis and based on net income for the three months ended March 31, 2003 on an annualized basis, excluding the contribution to the foundation, KNBT Bancorp’s return on equity assuming shares are sold at the maximum of the offering range, would be approximately 5.7%.

An Increase in the Offering Range Would Be Dilutive

KNBT Bancorp can increase the maximum of the offering range by up to approximately 15% to reflect changes in market or financial conditions. Initially, an increase in the offering will decrease KNBT Bancorp’s net income per share and its shareholders’ equity per share. Based on data for the three months ended March 31, 2003, if the maximum of the offering range is increased by approximately 15%, KNBT Bancorp’s pro forma net income per share would be $0.12 compared to $0.13 at the maximum of the offering range. If the maximum of the offering range is increased by approximately 15%, its pro forma shareholders’ equity per share at March 31, 2003 would be $12.53 compared to $12.97 at the maximum of the offering range. An increase in the offering range would increase the price per share paid by subscribers in the conversion offering as a percentage of pro forma shareholders’ equity per share.

KNBT Bancorp Will Have Broad Discretion Over the Use of the Proceeds From the Conversion Offering

Although KNBT Bancorp expects to use the net proceeds of the conversion offering to fund a loan to its employee stock ownership plan, to purchase shares of common stock to fund the stock recognition and retention plan and to purchase all of the stock of Keystone, it does not have a specific plan for the use of the remainder of the net proceeds. KNBT Bancorp’s management will have broad discretion with respect to the use of the net proceeds. KNBT Bancorp expects to use the remainder of the net proceeds for general corporate purposes which may include, among other things, purchasing investment securities, funding new loans and further expanding its banking operations.

KNBT Bancorp Common Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers that Management Opposes

Provisions in KNBT Bancorp’s corporate documents and in Pennsylvania corporate law, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that its board of directors opposes. As a result, KNBT Bancorp shareholders may not have an opportunity to participate in such a transaction, and the trading price of KNBT Bancorp common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Provisions in KNBT Bancorp’s articles of incorporation and bylaws provide, among other things:

•	that no person can acquire or offer to acquire more than 10% of the issued and outstanding shares of any class of equity securities of KNBT Bancorp;

•	that any merger or similar transaction be approved by a super-majority vote of shareholders unless it has previously been approved by at least two-thirds of its directors;

•	that its board of directors is divided into classes with only one-third of directors standing for reelection each year;

•	that special meetings of shareholders may be called only by the board of directors of KNBT Bancorp;

•	that shareholders generally must provide advance notice of shareholder proposals and director nominations and provide specified related information; and

•	that the board of directors of KNBT Bancorp has the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval.

Provisions of the Pennsylvania Business Corporation Law, which we refer to as the PBCL, applicable to KNBT Bancorp as well as its articles of incorporation provide, among other things, that it may not engage in a business combination with an “interested shareholder” during the five-year period after the interested shareholder became such except under certain specified circumstances. Under the PBCL an interested shareholder is generally a holder of 20% or more of the Company’s voting stock. The PBCL also contains provisions providing for the ability of shareholders to object to the acquisition by a person, or group of persons acting in concert, of 20% or more of its outstanding voting securities and to demand that they be paid a cash payment for the fair value of their shares from the controlling person or group. In addition, there are various regulatory restrictions on takeovers of KNBT Bancorp and Keystone. See “Restrictions on Acquisition of KNBT Bancorp and Keystone and Related Anti-Takeover Provisions” at page 222.

These provisions also will make it more difficult for an outsider to remove the current board of directors or management of KNBT Bancorp. See “Restrictions on Acquisition of KNBT Bancorp and Keystone and Related Anti-Takeover Provisions” for a description of anti-takeover provisions in its corporate documents and under Pennsylvania law and federal regulations.

The persons serving and expected to serve as KNBT Bancorp’s directors and executive officers upon completion of the merger have indicated that they intend to purchase approximately 496,000 shares of KNBT Bancorp common stock in the conversion offering. In addition, such directors and executive officers are expected to receive an aggregate of 321,197 merger exchange shares which, when added to the amount of shares expected to be subscribed for, will mean that such persons may own up to an aggregate of 817,197 shares or 3.28% of the shares of KNBT Bancorp to be issued and outstanding upon completion of the conversion and merger based upon the mid-point of the offering range. In addition, KNBT Bancorp’s employee stock ownership plan is expected to purchase 8.0% of the shares sold in the conversion offering, or 1,222,000 shares based upon the mid-point of the offering range. The amount of shares owned by the KNBT Bancorp employee stock ownership plan when added to the number of shares expected to be owned by directors and executive officers of KNBT Bancorp upon completion of the conversion and merger will total up to an aggregate of 2,039,197 shares of KNBT Bancorp common stock or 8.18% of the issued and outstanding shares based upon the midpoint of the offering range. Trustees of the employee stock ownership plan may be permitted to vote such shares pursuant to their fiduciary duties under cetain circumstances.

During the conversion process, regulations prohibit any person from offering, or making and announcing an intent to offer, to purchase subscription rights or common stock. In addition, KNBT Bancorp as a bank holding company, will be subject to the provisions of the Change in Bank Control Act and the Bank Holding Company Act which provide that no person or company, acting directly or indirectly, can acquire control of a bank holding company unless he or it has received the prior approval of the Federal Reserve Board. See “Restrictions on Acquisition of KNBT Bancorp and Keystone and Related Anti-Takeover Provisions—Regulatory Restrictions” for a discussion of the provisions and applicable Federal Reserve Board regulations regarding acquisitions.

KNBT Bancorp’s Employee Stock Benefit Plans Will Increase KNBT Bancorp’s Costs

KNBT Bancorp anticipates that its employee stock ownership plan will purchase 8.0% of the aggregate common stock sold in the conversion, which does not include the shares contributed to the Keystone Nazareth Charitable Foundation or merger exchange shares issued, with funds borrowed from KNBT Bancorp. The cost of acquiring the employee stock ownership plan shares will be between $10.4 million at the minimum of the offering range and approximately $16.2 million at the adjusted maximum of the offering range. KNBT Bancorp will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. KNBT Bancorp also intends to submit a stock recognition and retention plan to its shareholders for approval at least six months after completion of the conversion. KNBT

Bancorp’s officers, employees and directors could be awarded, at no cost to them, under the stock recognition and retention plan up to an aggregate of 4.0% of the shares sold in the conversion offering. Assuming the shares of common stock to be awarded under the stock recognition and retention plan cost the same as the purchase price in the conversion, the reduction in KNBT Bancorp’s net income from the plan would be between $1.0 million and $1.6 million a year at the minimum and maximum, as adjusted, of the offering range, respectively. See “Pro Forma Unaudited Financial Information-Additional Pro Forma Data” for a discussion of the increased benefit costs KNBT Bancorp will incur after the conversion and how these costs could decrease its return on equity.

KNBT Bancorp’s Employee Stock Benefit Plans May Be Dilutive

If the conversion is completed and shareholders subsequently approve a stock recognition and retention plan and a stock option plan, KNBT Bancorp will allocate stock to its officers, employees and directors through these plans. If the shares for the stock recognition and retention plan are issued from its authorized but unissued stock, the ownership percentage of outstanding shares of KNBT Bancorp could be diluted by approximately 2.50%, which takes into account the merger exchange shares and assumes the conversion offering closes at the maximum of the offering range. However, it is KNBT Bancorp’s intention to repurchase shares of its common stock in the open market to fund the stock recognition and retention plan. Assuming the shares of common stock to be awarded under the stock recognition and retention plan are repurchased at a price equal to the offering price in the conversion, the reduction to shareholders’ equity from the stock recognition and retention plan would be between $5.2 million and $8.1 million at the minimum and the maximum, as adjusted, of the offering range. The ownership percentage of KNBT Bancorp shareholders would also decrease by approximately 6.0% if all potential stock options under the proposed KNBT Bancorp stock option plan are exercised and shares issued from authorized but unissued stock, which takes into account the merger exchange shares and assumes the conversion offering closes at the maximum of the offering range. In addition, options to purchase shares of First Colonial common stock that remain unexercised upon completion of the merger will be converted into options to purchase KNBT Bancorp common stock. At August 7, 2003, options to purchase 253,758 shares of First Colonial common stock were outstanding. Assuming that none of these are exercised prior to completion of the merger, such options will become options to purchase 938,904 shares of KNBT Bancorp common stock. If all such options were exercised, the ownership interest of KNBT Bancorp shareholders would be diluted by an additional 3.3%, assuming the conversion offering closes at the maximum of the offering range. See “Pro Forma Unaudited Financial Information-Additional Pro Forma Data” for data on the dilutive effect of the stock recognition and retention plan and the stock option plan and “Management of KNBT Bancorp and Keystone—New Stock Benefit Plans” for a description of the plans.

Subscribers Who Purchase Shares In the Conversion Offering Will Have Their Interests Diluted By the Issuance of Merger Exchange Shares

Upon completion of the merger, each issued and outstanding share of First Colonial common stock will be converted into 3.7 shares of KNBT Bancorp common stock or an aggregate of 9,356,900 shares assuming all outstanding First Colonial options have been exercised. The issuance of the merger exchange shares would dilute the interests of purchasers in the conversion offering by approximately 40.0% and 30.0% at the minimum and the maximum, as adjusted, respectively, of the offering range.

The Valuation Is Not Indicative of the Future Price of KNBT Bancorp Common Stock

There can be no assurance that shares of KNBT Bancorp common stock will be able to be sold in the market at or above the $10.00 per share initial offering price in the future. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock or accepting merger exchange shares in the proposed merger with First Colonial. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See “The Offering—How Keystone and KNBT Bancorp Determined the Price Per Share and the Offering Range” for the factors considered by RP Financial in determining the appraisal.

There is No Guarantee That an Active Trading Market for KNBT Bancorp Common Stock Will Develop; No Determination Has Been Made As to Dividends

Because KNBT Bancorp has never issued stock, there is no current trading market for its common stock. Consequently, KNBT Bancorp cannot assure or guarantee that an active and liquid trading market for its common stock will develop or that, if developed, will continue. An active and liquid trading market will depend on the existence and individual decisions of willing buyers and sellers at any given time over which neither KNBT Bancorp nor any market maker will have any control. If an active trading market does not develop or is sporadic, this may hurt the market value of KNBT Bancorp’s common stock and make it difficult to buy or sell shares on short notice. KNBT Bancorp has been conditionally approved to have its common stock listed for quotation on the Nasdaq National Market under the symbol “KNBT.”

No Assurance that KNBT Bancorp will Pay Dividends

While KNBT Bancorp intends to consider a policy of paying dividends after the conversion, no determination on the payment of dividends has been made. No assurance can be given that any dividends will be paid by KNBT Bancorp.

The Establishment of the Keystone Nazareth Charitable Foundation Will Negatively Impact KNBT Bancorp’s Profits for the Year Ending December 31, 2003

KNBT Bancorp intends to contribute to the Keystone Nazareth Charitable Foundation shares equal to 8.0% of the number of shares of common stock sold in the conversion offering. This contribution will negatively impact net earnings during the year in which the contribution is made, which is expected to be 2003. Based on the pro forma assumptions, the contribution to the Keystone Nazareth Charitable Foundation would reduce KNBT Bancorp’s net earnings by up to $10.2 million, after tax, in 2003. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

KNBT Bancorp Believes That Subscription Rights Have No Value and That Subscibers’ Tax Basis in KNBT Bancorp Common Stock Will Be the Purchase Price, But the Internal Revenue Service May Disagree

KNBT Bancorp’s federal tax counsel, Elias, Matz, Tiernan & Herrick L.L.P., has opined that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. If the Internal Revenue Service determines that subscription rights have ascertainable value, subscribers could be taxed for an amount equal to the value of those rights.

Strong Competition Within the Market Area

Competition in the banking and financial services industry is intense. In the greater Lehigh Valley, both Keystone and Nazareth National Bank compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than Keystone or Nazareth National Bank, either individually or on a combined basis, and may offer certain services that Keystone does not or will not provide. The profitability of Keystone depends upon its continued ability to successfully compete in its market area.

KNBT Bancorp’s Contribution to the Keystone Nazareth Charitable Foundation Will Dilute the Ownership Interests of Other Shareholders

KNBT Bancorp intends to contribute shares of its common stock to the Keystone Nazareth Charitable Foundation, a newly formed charitable foundation organized by Keystone in connection with the conversion. It is expected that, upon completion of the conversion, KNBT Bancorp will contribute to the foundation shares of its common stock equal to 8.0% of the shares sold in the conversion offering. Assuming the conversion offering closes at the maximum of the offering range, the contribution would equal 1.4 million shares, with a value of $14.1 million. As a result of such contribution, other shareholders of KNBT Bancorp, including those receiving merger exchange shares, would have their ownership interests diluted by approximately 4.9%, assuming 8,417,995 merger exchange shares are issued and the conversion offering closes at the maximum of the offering range.

First Colonial Shareholders Will Receive a Fixed Number of Shares of KNBT Bancorp Common Stock in the Merger Regardless of Any Change in the Market Value of First Colonial Common Stock Before the Merger

Upon completion of the merger, each share of First Colonial common stock which is outstanding will be converted into the right to receive shares of KNBT Bancorp common stock with a $37.00 value, or 3.7 shares based on the purchase price of $10.00. This merger exchange ratio is fixed and will not be adjusted in the event of any change in the market price of First Colonial common stock. This means that, if before the merger is completed, the market price of First Colonial common stock increases, then the dollar value of the KNBT Bancorp common stock received in the merger may not reflect the increased value of First Colonial common stock. The price of First Colonial common stock before the merger might also vary from the date of this prospectus and on the date of First Colonial’s annual meeting of shareholders. The price might vary because of changes in the business or operations of First Colonial, investors’ assessments of the likelihood that the merger with KNBT Bancorp will be completed, the perceived prospects of post-merger operations for the combined entities, regulatory considerations, general market and economic conditions and other factors. The parties to the merger agreement are not permitted to abandon the merger, nor is First Colonial permitted to resolicit the vote of its shareholders, solely because of changes in the market price of First Colonial common stock. First Colonial shareholders are advised to obtain recent market quotations for First Colonial common stock when considering whether to approve the merger.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions. These forward-looking statements include:

•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy;

•	statements regarding asset quality and market risk; and

•	estimates of future costs, benefits and results.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” beginning at page 11 that could affect the actual outcome of future events:

Because of these and other uncertainties, KNBT Bancorp’s actual future results may be materially different from the results indicated by these forward-looking statements. KNBT Bancorp has no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

OPERATING STRATEGY OF KNBT BANCORP, INC.

KNBT Bancorp will be the parent bank holding company for Keystone. Immediately after the mutual-to-stock conversion of Keystone, First Colonial will merge with and into KNBT Bancorp and Nazareth National Bank will merge with and into Keystone. The combined bank will be known as “Keystone Nazareth Bank & Trust Company.” As a result of this merger between the two banks, Keystone will be a larger, more diversified, well capitalized community savings bank with a management and operating structure that will draw from both the models currently used at the two banks. Certain key elements of KNBT Bancorp’s proposed operating strategy are outlined below.

•	Strong Management Team. KNBT Bancorp will be under the direction of its board of directors which will be comprised of nine current trustees of Keystone, including Jeffrey P. Feather who will serve as Chairman of the Board, and six current directors of First Colonial and Nazareth National Bank. KNBT Bancorp’s directors will be comprised of community leaders in northeastern Pennsylvania who bring significant experience and business contacts. The officers of Keystone after the conversion and merger also will be comprised of representatives from both banks and will include Scott V. Fainor, the current President and Chief Executive Officer of First Colonial and Nazareth National Bank, who will serve as President and Chief Executive Officer, and Eugene T. Sobol, currently Executive Vice President, Chief Operating Officer and Treasurer of Keystone, who will be Senior Executive Vice President and Chief Operating Officer.

•	Expanded Branch Network. The combined bank will have 41 offices covering Lehigh, Northampton, Monroe and Carbon Counties, Pennsylvania. No office closings are planned in connection with the merger. In addition, KNBT Bancorp will proceed with the two additional in-store supermarket branch offices as currently planned by Keystone as well as three new branch offices currently proposed by Nazareth National Bank. The combined institution also will have over 45 ATMs in the region. KNBT Bancorp believes that the expanded branch network will bring enhanced convenience to its customers in the greater Lehigh Valley.

•	Stronger Market Share. Based on deposit data as of June 30, 2002, Keystone had the third largest market share in Northampton County, with a 12.3% deposit market share, while Nazareth National Bank had the fifth largest market share in Northampton County, with a 9.6% market share at such date. Combined, the two banks would have the largest market share in Northampton County with approximately 21.9% of all deposits. In Lehigh County, Keystone’s current position of second largest market share, with a 7.2% deposit market share, again based on deposit data as of June 30, 2002, will be solidified by the addition of Nazareth National Bank’s deposits which constituted 0.5% of that county’s deposit market share at such date. Nazareth National Bank has five branch offices and a 5.1% deposit market share in Monroe County, Pennsylvania, where Keystone currently has no offices. Keystone has one branch office in Carbon County with a 4.3% deposit market share while Nazareth National Bank currently has no offices in Carbon County, Pennsylvania. Combined, the two banks will have a stronger market share in the greater Lehigh Valley which, KNBT Bancorp believes, will facilitate its efforts to attract and retain additional customer relationships.

•

Focus on Increased Business and Commercial Lending Opportunities. While Keystone expects to continue its strong origination efforts for single-family residential mortgage loans, KNBT Bancorp believes that there is significant opportunity in the greater Lehigh Valley for increased lending to small to mid-sized businesses that are looking for alternatives to the super-regional banks that currently compete in the market. KNBT Bancorp also believes that its local decisionmaking together with the better customer service and convenience that it expects, will be incentives for more business customers to seek its banking services. KNBT Bancorp will draw on the resources of both banks to create what it believes will be a stronger, combined lending function. David Kennedy, currently Senior Vice President of Commercial Lending at Nazareth National Bank, will be the Senior Vice President, Corporate Banking/Government Banking and Commercial Real Estate. Mr. Kennedy will focus on commercial loans to companies with annual revenues of at least $10.0 million and non-owner occupied commercial real estate loans. Mr. Kennedy has over 20 years of banking experience, all in the Lehigh Valley. James Higgins, currently Senior Vice President, Commercial Lending at Keystone, will be Senior Vice President, Private Banking/Commercial and Small Business Banking. Mr. Higgins, who has over 19 years banking experience in Pennsylvania including the last nine years in the Lehigh Valley, will concentrate on business and commercial lending relationships to companies with annual revenues under $10.0 million as well as private banking for high net worth individuals. Karen Whitehill, currently Senior Vice President, Retail Lending at Keystone, will be Senior Vice President, Retail/Mortgage Banking. Ms. Whitehill, who has over 29 years of banking experience including 28 years with Keystone, will continue to focus on single-family residential lending, single-family builder/developer loans and consumer loans. Thomas Bamberger, currently Senior Loan Officer at Nazareth National Bank, will serve as Executive Vice President and Chief Credit Policy Officer. Mr. Bamberger, who has 36 years of banking experience including 21 years in the Lehigh Valley, will focus on ensuring continued high levels of credit quality at the combined bank.

•	Being a “Relationship Bank.” KNBT Bancorp’s goal will be to provide a wide range of banking services that will permit Keystone to be known as a “relationship bank.” It is anticipated that the complementary nature of the geographic markets served by Keystone and Nazareth National Bank and the business products and employee skills will result in greater efficiencies as products are cross-marketed and offered to a wider, combined customer base. KNBT Bancorp is excited about the opportunity to offer securities and insurance products to Nazareth National Bank’s current customers through the brokerage services currently maintained by Keystone. Similarly, KNBT Bancorp will continue the trust services offered by Nazareth National Bank but not currently available to customers of Keystone. KNBT Bancorp will provide its customers securities and insurance brokerage and trust and personal wealth management services at the combined institution. KNBT Bancorp believes the combined bank will offer greater opportunities to cross-sell products and services.

•	Leverage Capital Efficiently. Upon consummation of the conversion and the merger, KNBT Bancorp will have total assets of $1.9 billion and stockholders’ equity of $353.7 million, based on financial data at March 31, 2003 and assuming the conversion offering closes at the maximum of the offering range. The increase in size will permit additional leveraging of KNBT Bancorp’s balance sheet to facilitate additional growth. In addition, the increase in capital will raise KNBT Bancorp’s loan-to-one borrower limit and facilitate KNBT Bancorp’s ability to make larger commercial and business loans. It is anticipated that Keystone’s current loan-to-one borrower limit of approximately $16.0 million will be increased to at least $46.9 million as a result of the conversion and merger. Nevertheless, KNBT Bancorp expects that it will continue to concentrate on loans ranging from $500,000 to $2.5 million and, in any event, will continue to maintain high credit quality by emphasizing sound underwriting and credit quality control.

Keystone is a community based, Pennsylvania chartered mutual savings bank which was organized in 1925. Keystone, which is headquartered in Bethlehem, Pennsylvania, offers its banking services primarily in Lehigh, Northampton and Carbon Counties, Pennsylvania. Nazareth National Bank, which was originally chartered in 1897, offers a full service commercial and consumer banking and trust business. Nazareth National Bank is headquartered in Nazareth, Pennsylvania and its primary market area is comprised of Northampton, Lehigh and Monroe Counties, Pennsylvania. In recent years, Keystone began a transition of its operations from a traditional thrift to those of a full service community bank. Such efforts included the hiring of two commercial lending officers with significant experience in the Lehigh Valley. Similarly, Nazareth National Bank has increased its commercial and business lending activities in recent periods. In January 2002, Scott V. Fainor, who has over 24 years of experience as a banker including service as the President of the Lehigh Valley/Northeastern Pennsylvania region of a large super-regional bank, was hired as the new President and Chief Executive Officer of Nazareth National Bank. Both Keystone and Nazareth National Bank have been, in many respects, pursuing a similar business strategy of being full service community banks in the Lehigh Valley and surrounding areas. Keystone and First Colonial believe that by combining their operations they will accelerate their ability to more effectively compete as a full service locally based community bank. KNBT Bancorp believes that it has a significant opportunity on a combined basis to be a community bank offering a full range of business and consumer banking products. KNBT Bancorp expects to offer its customers an alternative to the super-regional banks in its market area with its local decision making, convenient, full service branch network and its commitment to quality customer service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF KEYSTONE

The following selected financial and other data of Keystone does not purport to be complete and is qualified in its entirety by the more detailed financial information contained elsewhere in this document. The statement of operations as of and for the three-months ended March 31, 2003 and 2002, are unaudited and are derived from our interim condensed consolidated financial statements. The statement of operations and balance sheet data for the years ended and as of December 31, 2002, 2001, 2000, 1999 and 1998 are derived from Keystone’s audited consolidated financial statements. In the opinion of Keystone’s management, financial information at March 31, 2003 and for the three months ended March 31, 2003 and 2002 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month period ended March 31, 2003 may not be indicative of results for the year ending December 31, 2003.

	At March 31, 2003	At December 31,
		2002	2001	2000	1999	1998
	(Unaudited)	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$1,039,659	$1,015,906	$922,045	$824,736	$773,953	$716,549
Cash and cash equivalents	49,781	86,293	51,844	28,880	35,798	33,375
Investment securities:
Held-to-maturity	—	—	—	—	—	56,796
Available-for-sale	400,154	294,150	156,785	114,077	103,092	39,449
Loans receivable, net	514,441	555,526	668,046	657,107	611,108	565,259
Mortgage loans held-for-sale	17,984	23,796	—	—	—	—
Deposits	797,361	771,825	772,226	713,520	665,369	625,134
FHLB advances and other borrowings	113,513	122,404	46,252	14,629	25,000	14,950
Retained earnings, substantially restricted	114,295	111,049	95,788	86,204	78,687	70,664
Full service offices	19	19	16	16	15	15

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Unaudited)		(Dollars in Thousands)
Selected Operating Data:
Total interest income	$14,139	$14,927	$59,479	$60,493	$57,603	$52,181	$50,291
Total interest expense	5,303	7,155	26,416	34,064	31,141	26,846	27,989

Net interest income	8,836	7,772	33,063	26,429	26,462	25,335	22,302
Provision (recovery) for loan losses	62	(445)	111	391	442	421	281

Net interest income after provision (recovery) for loan losses	8,774	8,217	32,952	26,038	26,020	24,914	22,021
Total non-interest income(1)	2,181	2,643	8,814	5,013	3,214	2,955	2,048
Total non-interest expense	6,906	5,182	24,568	19,613	17,999	16,372	15,453

Income before income taxes	4,049	5,678	17,198	11,438	11,235	11,497	8,616
Income taxes	1,100	1,782	5,188	3,326	3,718	3,898	3,317

Net income	$2,949	$3,896	$12,010	$8,112	$7,517	$7,599	$5,299

Selected Operating Ratios(2):
Average yield on interest-earning assets	5.93%	6.78%	6.41%	7.19%	7.36%	7.19%	7.31%
Average rate on interest-bearing liabilities	2.48	3.60	3.22	4.50	4.49	4.15	4.65
Average interest rate spread(3)	3.45	3.18	3.19	2.69	2.87	3.04	2.66
Net interest margin(3)	3.70	3.53	3.57	3.14	3.38	3.50	3.24
Average interest-earning assets to average Interest-bearing liabilities	111.51	110.85	113.15	111.26	112.82	111.68	114.37
Net interest income after provision for loan losses to noninterest expense	127.05	158.57	134.13	132.76	144.56	152.17	142.50
Total non-interest expense to average assets	2.74	2.24	2.56	2.24	2.25	2.20	2.22
Efficiency ratio(4)	62.68	49.76	58.67	62.38	60.65	57.87	63.46
Return on average assets	1.17	1.69	1.25	0.92	0.94	1.02	0.76
Return on average equity	10.46	15.88	11.46	8.79	9.27	9.93	7.79
Average equity to average assets	11.19	10.61	10.91	10.52	10.14	10.30	9.75

(Footnotes on next page)

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Asset Quality Ratios(5):
Non-performing loans as a percent of total loans (6)	0.36%	0.23%	0.41%	0.38%	0.11%	0.24%	0.17%
Non-performing assets as a percent of total assets(6)	0.20	0.21	0.26	0.31	0.12	0.27	0.15
Allowance for loan losses as a percent of non-performing loans	133.32	207.98	117.31	125.87	418.17	195.15	298.00
Net charge-offs to average loans	0.05	0.02	0.10	0.06	0.04	0.05	0.02

Capital Ratios(5):
Tier 1 leverage ratio	10.78%	10.50%	10.78%	10.50%	10.45%	9.97%	10.08%
Tier 1 risk-based capital ratio	18.44	18.39	18.19	17.09	16.99	16.67	16.87
Total risk-based capital ratio	18.89	18.91	18.69	17.71	17.65	17.34	17.58

(1)	For the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002, 2001, 2000 and 1998, non-interest income includes net gains on sales of investment securities of zero, $1.2 million, $1.2 million, $35,000, $82,000 and zero, respectively. For the year ended December 31, 1999, non-interest income includes net losses on sales of investment securities of $295,000. For the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002, 2001, 1999 and 1998, non-interest income includes net gains on sales of mortgage loans of $264,000, $64,000, $900,000, $108,000, $52,000 and $305,000, respectively. For the year ended December 31, 2000, non-interest income includes net losses on sales of mortgage loans of $23,000. For the year ended December 31, 1999, non-interest income includes an $844,000 gain associated with Keystone’s conversion from a single-employer defined benefit pension plan to a multiple employer defined benefit plan.
(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended March 31, 2003 and 2002, are annualized where appropriate.
(3)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due or more than 90 days past due and still accruing interest. It is KNBT Bancorp’s policy, with certain exceptions, to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and repossessed automobiles.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF FIRST COLONIAL

The following selected financial and other data of First Colonial does not purport to be complete and is qualified in its entirety by the more detailed financial information contained elsewhere herein. The statement of operations as of and for the three-months ended March 31, 2003 and 2002, are unaudited and are derived from our interim condensed consolidated financial statements. The statement of operations and balance sheet data for the years ended and as of December 31, 2002, 2001, 2000, 1999 and 1998 are derived from First Colonial’s audited consolidated financial statements. In the opinion of First Colonial’s management, financial information at March 31, 2003 and for the three months ended March 31, 2003 and 2002 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month period ended March 31, 2003 may not be indicative of results for the year ending December 31, 2003.

	At March 31, 2003	At December 31,
		2002	2001	2000	1999	1998
	(Unaudited)	(Dollars in Thousands, Except Per Share Data)
Selected Financial and Other Data:
Total Assets	$620,718	$611,592	$465,144	$443,051	$391,889	$358,496
Cash and cash equivalents	20,698	22,741	17,270	17,738	16,272	14,259
Investment Securities:
Held-to-maturity	69,461	30,297	23,004	19,972	19,887	17,723
Available-for-sale	254,930	283,481	181,302	164,029	132,356	98,389
Loans, net	252,624	255,844	225,757	226,944	202,258	212,437
Mortgage loans held-for-sale	848	1,263	3,808	—	—	603
Deposits	483,377	472,798	379,886	353,190	324,480	294,549
FHLB advances and other borrowings	75,813	76,722	43,184	46,910	31,730	25,094
Guaranteed preferred beneficial interest in the company’s subordinated debentures	15,000	15,000	—	—	—	—
Shareholders’ equity	40,488	40,314	35,326	33,521	28,243	31,717
Book value per share	18.08	18.18	16.96	17.08	15.28	18.17
Full service offices	17	17	17	17	15	13

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Unaudited)		(Dollars in Thousands, Except Per Share Data)
Selected Operating Data:
Total interest income	$7,579	$7,110	$29,530	$30,035	$29,287	$26,353	$25,367
Total interest expense	3,077	3,035	12,410	13,969	13,947	11,449	10,871

Net interest income	4,502	4,075	17,120	16,066	15,340	14,904	14,496
Provision for loan losses	200	400	1,541	580	375	375	450

Net interest income after provision for loan losses	4,302	3,675	15,579	15,486	14,965	14,529	14,046
Total non-interest income (1)	2,266	1,557	6,907	5,607	4,322	4,355	4,580
Total non-interest expense	5,501	4,278	17,611	16,728	16,945	14,673	14,563

Income before income taxes	1,067	954	4,875	4,365	2,342	4,211	4,063
Income Taxes	135	143	877	808	270	929	1,031

Net income	$932	$811	$3,998	$3,557	$2,072	$3,282	$3,032

Cash dividends paid	$412	$388	$1,597	$1,489	$1,406	$1,321	$1,275
Cash dividends paid per share	0.19	0.18	0.74	0.70	0.67	0.64	0.61
Dividends paid to net income	44.21%	47.84%	39.95%	41.86%	67.86%	40.25%	42.05%

Per Share Data:
Basic income	$0.43	$0.37	$1.85	$1.69	$0.99	$1.59	$1.45
Diluted net income	0.41	0.37	1.82	1.68	0.99	1.58	1.44
Basic average common shares outstanding	2,177,482	2,144,552	2,169,410	2,109,821	2,094,421	2,067,540	2,089,572
Dilutive average common shares outstanding	2,274,995	2,178,154	2,216,049	2,115,510	2,096,759	2,071,352	2,098,656

(Footnotes on next page)

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Selected Operating Ratios (2):
Average yield on interest-earning assets	5.48%	6.59%	6.24%	7.36%	7.84%	7.68%	7.95%
Average rate on interest-bearing liabilities	2.47	3.21	2.97	3.90	4.16	3.76	3.89
Average interest rate spread (3)	3.01	3.38	3.27	3.46	3.68	3.92	4.06
Net interest margin (3)	3.35	3.87	3.71	4.04	4.21	4.44	4.63
Average interest-earning assets to average interest-bearing liabilities	116.02	117.88	117.67	117.48	114.72	116.13	117.16
Net interest income after provision for loan losses to non-interest expense	78.20	85.90	88.46	92.58	88.32	99.02	96.45
Total non-interest expense to average assets	3.62	3.61	3.39	3.71	4.07	3.83	4.13
Efficiency ratio (4)	77.48	72.88	70.00	73.91	82.56	73.07	73.72
Return on average assets	0.62	0.69	0.77	0.79	0.50	0.86	0.86
Return on average equity	9.30	9.46	10.62	10.10	7.04	10.90	9.79
Average equity to average assets	6.68	7.34	7.24	7.81	7.07	7.87	8.78

Asset Quality Ratios (5):
Non-performing loans as a percent of total loans (6)	0.72%	1.15%	0.87%	1.42%	1.11%	1.39%	1.07%
Non-performing assets as a percent of total assets (6)	0.33	0.56	0.36	0.71	0.64	0.86	0.81
Allowance for loan losses as a percent of non-performing loans	170.33	88.05	138.61	70.66	95.79	86.97	118.76
Net charge-offs to average loans	0.07	0.14	0.29	0.32	0.19	0.30	0.19

Capital Ratios (5):
Tier 1 leverage ratio	8.58%	7.62%	8.81%	7.65%	8.00%	8.32%	8.60%
Tier 1 risk-based capital ratio	17.00	14.22	16.66	14.46	14.13	15.48	15.64
Total risk-based capital ratio	18.64	15.15	18.45	15.38	15.16	16.67	16.97

(1)	For the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, non-interest income includes net gains on sales of investment securities of $765,000, $369,000, $1.3 million, $929,000, $174,000, $563,000 and $722,000, respectively. For the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, non-interest income includes net gains on sales of mortgage loans of $417,000, $76,000, $1.1 million, $346,000, $59,000, $157,000 and $398,000, respectively.
(2)	With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods and, for the three-month periods ended March 31, 2003 and 2002, are annualized where appropriate.
(3)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of taxable equivalent net interest income before loan loss provision and non-interest income.
(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans.
(6)	Non-performing assets consist of non-performing loans and other real estate owned. Non-performing loans consist of all loans 90 days or more past due.

RECENT DEVELOPMENTS OF KEYSTONE

The following tables contain certain information concerning the financial position and results of operations of Keystone at and for the periods ended June 30, 2003 as well as certain comparison periods. You should read this information in conjunction with the audited financial statements included in this document. The statement of operations as of and for the three months and six months ended June 30, 2003 and 2002 are unaudited and are derived from our interim condensed consolidated financial statements. The balance sheet data as of December 31, 2002 are derived from Keystone’s audited consolidated financial statements. In the opinion of management, financial information at June 30, 2003 and for the three months and six months ended June 30, 2003 and 2002 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month and six-month periods ended June 30, 2003 may not be indicative of operations of Keystone for the year ending December 31, 2003.

	At June 30, 2003	At December 31, 2002
	(unaudited)
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$1,063,393	$1,015,906
Cash and cash equivalents	51,617	86,293
Investment securities:
Held-to-maturity	—	—
Available-for-sale	390,422	294,150
Loans receivable, net	533,045	555,526
Mortgage loans held-for-sale	24,655	23,796
Deposits	814,271	771,825
FHLB advances and other borrowings	117,266	122,404
Retained earnings, substantially restricted	117,471	111,049
Full service offices	19	19

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
	(Dollars in Thousands)
Selected Operating Data:
Total interest income	$13,578	$14,721	$27,717	$29,648
Total interest expense	4,991	6,919	10,294	14,074

Net interest income	8,587	7,802	17,423	15,574
Provision (recovery) for loan losses	326	197	388	(248)

Net interest income after provision (recovery) for loan losses	8,261	7,605	17,035	15,822
Total non-interest income(1)	2,401	1,663	4,582	4,306
Total non-interest expense	7,148	5,718	14,054	10,900

Income before income taxes	3,514	3,550	7,563	9,228
Income taxes	888	949	1,988	2,731

Net income	$2,626	$2,601	$5,575	$6,497

Selected Operating Ratios(2):
Average yield on interest-earning assets	5.58%	6.56%	5.74%	6.67%
Average rate on interest-bearing liabilities	2.28	3.40	2.37	3.50
Average interest rate spread(3)	3.30	3.16	3.37	3.17
Net interest margin(3)	3.53	3.48	3.61	3.50
Average interest-earning assets to average Interest-bearing liabilities	111.18	110.12	111.23	110.50
Net interest income after provision for loan losses to noninterest expense	115.57	133.00	121.21	145.16
Total non-interest expense to average assets	2.74	2.40	2.74	2.32
Efficiency ratio(4)	65.05	60.41	63.87	54.83
Return on average assets	1.01	1.09	1.09	1.38
Return on average equity	8.98	10.10	9.70	12.92
Average equity to average assets	11.22	10.79	11.20	10.70

(Footnotes on next page)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Asset Quality Ratios(5):
Non-performing loans as a percent of total loans (6)	0.27%	0.21%	0.27%	0.21%
Non-performing assets as a percent of total assets(6)	0.19	0.17	0.19	0.17
Allowance for loan losses as a percent of non-performing loans	175.55	226.26	175.55	226.26
Net charge-offs to average loans	0.04	0.01	0.09	0.03

Capital Ratios(5):
Tier 1 leverage ratio	10.69%	10.29%	10.69%	10.29%
Tier 1 risk-based capital ratio	17.77	17.94	17.77	17.94
Total risk-based capital ratio	18.22	18.46	18.22	18.46

(1)	For the three months ended June 30, 2003 and 2002 and for the six months ended June 30, 2003 and 2002, non-interest income includes net gains on sales of investment securities of $2,000, zero, $2,000 and $1.2 million, respectively. For the three months ended June 30, 2003 and 2002 and for the six months ended June 30, 2003 and 2002, non-interest income includes net gains on sales of mortgage loans of $376,000, $123,000, $640,000 and $187,000, respectively.
(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three month and six month periods ended June 30, 2003 and 2002, are annualized where appropriate.
(3)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due or more than 90 days past due and still accruing interest. It is KNBT Bancorp’s policy, with certain exceptions, to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and repossessed automobiles.

Comparison of Keystone’s Financial Condition at June 30, 2003 and December 31, 2002

Keystone’s total assets increased by $47.5 million, or 4.7% to $1.1 billion at June 30, 2003 compared to $1.0 billion at December 31, 2002. The increase in total assets was due primarily to an increase in investment securities which was partially offset by decreases in cash and cash equivalents and net loans receivable. During the six-months ended June 30, 2003, Keystone’s investment securities increased by $96.3 million, or 32.7%, to $390.4 million at June 30, 2003 compared to $294.2 million at December 31, 2002. Keystones’ net loans receivable, including mortgage loans held-for-sale decreased by $21.6 million, or 3.7%, to $557.7 million at June 30, 2003 compared to $579.3 million at December 31, 2002. Such decrease reflects the continuing high prepayment levels of mortgage loans, as customers continue to take advantage of the low market rates of interest to refinance mortgage loans, as well as Keystone’s securitization of $47.3 million in residential mortgage loans in the first quarter of 2003. Keystone’s cash and cash equivalents amounted to $51.6 million at June 30, 2003, a $34.7 million, or 40.2%, decrease from $86.3 million of cash and cash equivalents at December 31, 2002. Such decrease primarily reflects Keystone’s purchases of additional investment securities during the six-months ended June 30, 2003.

Keystone’s deposits increased by $42.4 million, or 5.5%, to $814.3 million at June 30, 2003 compared to December 31, 2002. Federal Home Loan Bank (FHLB) advances and other borrowings decreased by $5.1 million, or 4.2%, to $117.3 million at June 30, 2003 compared to $122.4 million at December 31, 2002. Keystone’s retained earnings increased by $6.4 million, or 5.8%, to $117.5 million at June 30, 2003 compared to $111.0 million at December 31, 2002. Such increase in retained earnings was due primarily to $5.6 million in net income for the six-months ended June 30, 2003.

Keystone’s net loans receivable amounted to 52.4% of its total assets at June 30, 2003. At such date, its investment securities, all of which are classified as available for sale, constituted 36.7% of total assets. Keystone’s ratio of retained earnings to total assets at June 30, 2003 amounted to 11.0%, and its ratio of total non-performing assets to total assets was 0.19%.

Comparison of Keystone’s Operating Results for the Three and Six Months Ended June 30, 2002 and 2001

Keystone’s net income for the three months ended June 30, 2003 was $2.6 million, relatively constant with net income for the three months ended June 30, 2002. For the six months ended June 30, 2003, Keystone’s net income was $5.6 million, a $922,000 or 14.2% decrease from net income of $6.5 million for the six months ended June 30, 2002. The primary reason for the decrease in the six-month period in 2003 was an increase in Keystone’s non-interest expenses which more than offset an increase in its net interest income. Keystone’s average interest rate spread increased by 14 basis points to 3.30% for the three months ended June 30, 2003 compared to 3.16% for the three months ended June 30, 2002. For the six-months ended June 30, 2003 and 2002, Keystone’s average interest rate spread was 3.37% and 3.17%, respectively. The increases in Keystone’s average interest rate spread were due primarily to decreases of 112 basis points and 113 basis points in Keystone’s average cost of funds in the respective three-month and six-month periods over the prior year comparable periods. Keystone’s net interest margin was 3.53% and 3.48% for the three months ended June 30, 2003 and 2002, respectively, and 3.61% and 3.50% for the six months ended June 30, 2003 and 2002, respectively. Keystone’s ratio of average interest-earning assets to average interest-bearing liabilities increased in both the three-month and six-month period ended June 30, 2003 over the prior year comparable periods.

Keystone’s total interest income was $13.6 million for the three months ended June 30, 2003 compared to $14.7 million for the three months ended June 30, 2002, a $1.1 million or 7.8% decline. For the six months ended June 30, 2003, total interest income was $27.7 million compared to $29.6 million for the six months ended June 30, 2002, a $1.9 million or 6.5% decrease. The primary reason for the decrease in total interest income in the 2003 periods was the continuing effects of the low market rates of interest. The average yield on Keystone’s interest-earning assets was 5.58% and 5.74% for the three months and six months, respectively, ended June 30, 2003 compared to 6.56% and 6.67% for the respective comparable period in 2002.

Keystone’s total interest expense was $5.0 million for the three months ended June 30, 2003 compared to $6.9 million for the three months ended June 30, 2002, a decrease of $1.9 million or 27.9%. Total interest expense at Keystone was $10.3 million for the six months ended June 30, 2003 compared to $14.1 million for the six months ended June 30, 2002, a $3.8 million or 26.9% decline. Such reductions reflect the lower average rates of interest paid by Keystone on both its deposits and its borrowings in the 2003 periods. Keystone’s average rate paid on interest-bearing liabilities was 2.28% for the three months ended June 30, 2003 compared to 3.40% for the three months ended June 30, 2002. For the six months ended June 30, 2003, Keystone’s average rate paid on interest-bearing liabilities was 2.37% compared to 3.50% for the six months ended June 30, 2002.

Keystone made provisions for loan losses of $326,000 for the three months ended June 30, 2003 compared to $197,000 for the three months ended June 30, 2002. For the six months ended June 30, 2003, Keystone’s provision for loan losses was $388,000 compared to a $248,000 recovery for the six months ended June 30, 2002. During the first quarter of 2002, Keystone made a recovery of $445,000 on its loan loss allowance, primarily reflecting its securitizations of $115.3 million of mortgage loans during the quarter. At June 30, 2003, Keystone’s total non-performing loans amounted to $1.6 million compared to $1.3 million in non-performing loans at June 30, 2002. Keystone’s allowance for loan losses was $2.8 million, or 175.6% of total non-performing loans, at June 30, 2003 compared to $2.9 million, or 226.3% of total non-performing loans, at June 30, 2002. Keystone’s net loan charge-offs amounted to $208,000 and $501,000 for the three months and six months ended June 30, 2003, respectively, compared to $65,000 and $216,000 for the three months and six months ended June 30, 2002, respectively.

Keystone’s total non-interest income amounted to $2.4 million for the three months ended June 30, 2003 compared to $1.7 million for the three months ended June 30, 2002, a $738,000 or 44.4% increase. For the six months ended June 30, 2003, Keystone’s total non-interest income was $4.6 million compared to $4.3 million for the six months ended, a $276,000 or 6.4% increase. The primary reasons for Keystone’s increases in non-interest income in the 2003 periods were increased fee income from transaction accounts as well as increased income from BOLI.

Keystone’s non-interest expense was $7.1 million for the three months ended June 30, 2003 compared to $5.7 million for the three months ended June 30, 2002, a $1.4 million or 25.0% increase. For the six months ended June 30, 2003, Keystone’s non-interest expense was $14.1 million compared to $10.9 million for the six months ended June 30, 2002, an increase of $3.2 million or 28.9%. The primary reasons for the increase in Keystone’s non-interest expenses in the 2003 periods were increases in employee compensation and benefits costs.

Keystone’s income tax expense was $888,000 for the three months ended June 30, 2003 compared to $949,000 for the three months ended June 30, 2002. Such decrease in Keystone’s income tax expense reflects its increased investment in tax advantaged municipal securities as well as increased BOLI income. For the six months ended June 30, 2003, Keystone’s income tax expense was $2.0 million compared to $2.7 million for the six months ended June 30, 2002. The decrease was due primarily to the decrease in net income as well as the effects of Keystone’s investments in municipal securities and BOLI.

RECENT DEVELOPMENTS OF FIRST COLONIAL

The following tables contain certain information concerning the financial position and results of operations of First Colonial at and for the periods ended June 30, 2003 as well as certain comparison periods. You should read this information in conjunction with the audited consolidated financial statements of First Colonial included in this document. The statement of operations as of and for the three months and six months ended June 30, 2003 and 2002, are unaudited and are derived from First Colonial’s interim condensed consolidated financial statements. The statement of operations and balance sheet data for the year ended and as of December 31, 2002 are derived from First Colonial’s audited consolidated financial statements. In the opinion of management, financial information at June 30, 2003 and for the three months and six months ended June 30, 2003 and 2002 reflect all adjustments, consisting only of normal recurring accruals, which are necessary to present fairly the results for such periods. Results for the three-month and six-month periods ended June 30, 2003 may not be indicative of operations of First Colonial for the year ending December 31, 2003.

	At June 30, 2003	At December 31, 2002

	(Unaudited)
	(Dollars in Thousands, Except Per Share Data)
Selected Financial and Other Data:
Total assets	$642,244	$611,592
Cash and cash equivalents	25,002	22,741
Investment securities:
Held-to-maturity	68,277	30,297
Available-for-sale	255,847	283,481
Loans, net	265,597	255,844
Mortgage loans held-for-sale	2,803	1,263
Deposits	506,328	472,798
FHLB advances and other borrowings	73,350	76,722
Guaranteed preferred beneficial interest in First Colonial’s subordinated debentures	15,000	15,000
Shareholders’ equity	41,952	40,314
Book value per share	18.53	18.18
Full service offices	18	17

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
	(Dollars in Thousands, Except Per Share Data)
Selected Operating Data:
Total interest income	$7,356	$7,227	$14,935	$14,337
Total interest expense	2,913	3,033	5,990	6,068

Net interest income	4,443	4,194	8,945	8,269
Provision for loan losses	375	361	575	761

Net interest income after provision for loan losses	4,068	3,833	8,370	7,508
Total non-interest income (1)	2,268	1,537	4,534	3,094
Total non-interest expense	5,047	4,175	10,548	8,453

Income before income taxes	1,289	1,195	2,356	2,149
Income taxes	240	215	375	358

Net income	$1,049	$980	$1,981	$1,791

Cash dividends paid	$418,603.30	$388,734.52	$830,828.11	$776,563.06
Cash dividends paid per share	0.19	0.18	0.38	0.36
Dividends paid to net income	39.91%	39.66%	41.94%	43.35%

Per Share Data:
Basic income	$0.47	$0.45	$0.90	$0.83
Diluted net income	0.44	0.44	0.85	0.82
Basic average common shares outstanding	2,207,138	2,152,664	2,192,445	2,149,896
Dilutive average common shares outstanding	2,356,745	2,195,235	2,324,828	2,188,119

(Footnotes on next page)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2003	2002	2003	2002
Selected Operating Ratios (2):
Average yield on interest-earning assets	5.15%	6.37%	5.31%	6.48%
Average rate on interest-bearing liabilities	2.28	3.03	2.37	3.12
Average interest rate spread (3)	2.87	3.34	2.94	3.36
Net interest margin (3)	3.20	3.79	3.27	3.83
Average interest-earning assets to average interest-bearing liabilities	116.53	117.56	116.28	117.72
Net interest income after provision for loan losses to non-interest expense	80.60	91.81	79.35	88.82
Total non-interest expense to average assets	0.81	0.84	1.71	1.74
Efficiency ratio (4)	71.70	69.58	76.37	71.21
Return on average assets	0.67	0.79	0.65	0.74
Return on average equity	10.15	10.68	9.75	10.09
Average equity to average assets	6.59	7.38	6.63	7.36

Asset Quality Ratios (5):
Non-performing loans as a percent of total loans (6)	0.75%	1.05%	0.75%	1.05%
Non-performing assets as a percent of total assets (6)	0.31	0.51	0.31	0.51
Allowance for loan losses as a percent of non-performing loans	161.48	95.14	161.48	95.14
Net charge-offs to average loans	0.10	0.07	0.17	0.20

Capital Ratios (5):
Tier 1 leverage ratio	8.47%	8.58%	8.47%	8.58%
Tier 1 risk-based capital ratio	16.37	17.00	16.37	17.00
Total risk-based capital ratio	17.90	18.64	17.90	18.64

(1)	For the three months ended June 30, 2003 and 2002 and for the six months ended June 30, 2003 and 2002, non-interest income includes net gains on sales of investment securities of $709,000, $294,000, $1.5 million, and $663,000, respectively. For the three months ended June 30, 2003 and 2002 and for the six months ended June 30, 2003 and 2002, non-interest income includes net gains on sales of mortgage loans of $393,000, $121,000, $810,000, and $197,000, respectively.
(2)	With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods and, for the three month and six month periods ended June 30, 2003 and 2002, are annualized where appropriate.
(3)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of taxable equivalent net interest income before loan loss provision and non-interest income.
(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans.
(6)	Non-performing assets consist of non-performing loans and other real estate owned. Non-performing loans consist of all loans 90 days or more past due.

Comparison of First Colonial’s Financial Condition at June 30, 2003 and December 31, 2002

First Colonial’s total assets at June 30, 2003 were $642.2 million, representing an increase of $30.7 million or 5.0% over total assets of $611.6 million at December 31, 2002. Deposits increased by $33.5 million or 7.1% from $472.8 million on December 31, 2002 to $506.3 million on June 30, 2003. Contributing to this increase in total deposits were increases in non-interest bearing checking deposits of $13 million, certificates of deposit under $100,000 of $12.8 million, certificates of deposits over $100,000 of $8.4 million, savings and club deposits of $6.6 million, and interest-bearing checking accounts of $4.3 million, partially offset by a decrease in money market accounts of $11.6 million. Loans outstanding at June 30, 2003 were $265.6 million as compared to $255.8 million at December 31, 2002. This was an increase of $9.8 million or 3.8%. The increase in loans was primarily the result of an increase in commercial loans of $12.3 million and an increase of $2.6 million in residential real estate loans. This increase was offset in part by a decrease in consumer loans of $5.1 million. First Colonial sold $30 million of residential real estate loans during the first six months of 2003. There were $2.8 million of residential real estate loans identified as held-for-sale at June 30, 2003. There were $1.3 million residential real estate loans held-for sale at December 31, 2002. The loan to deposit ratio was 52.5% and 54.1% at June 30, 2003 and December 31, 2002, respectively.

First Colonial had $255.8 million in available-for-sale securities at June 30, 2003 with a net unrealized gain of $625,000. At December 31, 2002, First Colonial’s available-for-sale securities amounted to $283.5 million with a net unrealized gain of $1.3 million.

During the three-month period ended June 30, 2003, First Colonial sold $82.3 million of securities available-for-sale for a net gain of $709,000 as compared to $20.2 million of securities available-for-sale sold for a net gain of $294,000 for the same period in 2002.

During the six-month period ended June 30, 2003, First Colonial sold $133.2 million of securities available-for-sale for a net gain of $1.5 million as compared to $48.2 million of securities available-for-sale sold for a net gain of $663,000 for the same time period in 2002. Most of the securities sold were longer term agency mortgage-backed bonds, fixed rate agency bonds and equity securities. These securities were replaced with shorter-term agency mortgage-backed securities, fixed rate agency bonds, agency bonds with step-up features and equities. The purpose of these sales was to shorten the investment portfolio and reduce the Company’s interest rate risk and reposition the equity portfolio.

First Colonial had held-to-maturity securities totaling $68.3 million at June 30, 2003 which are carried at amortized cost. At December 31, 2002, the held-to-maturity securities totaled $30.3 million. First Colonial has the intent and ability to hold the held-to-maturity securities until maturity.

At June 30, 2003, First Colonial had cash, due from banks, Federal funds sold and interest bearing deposits with banks totaled $37.9 million. At December 31, 2002, First Colonial had cash, due from banks, Federal funds sold and interest bearing deposits with banks, totaled $27.7 million. Securities sold under an agreement to repurchase totaled $7.2 million at June 30, 2003 and $8.8 million at December 31, 2002.

First Colonial had long-term debt from the Federal Home Loan Bank of Pittsburgh totaling $66.2 million at June 30, 2003 and $67.9 million at December 31, 2002. The loans are secured by the Bank’s residential real estate loans and investment securities. These funds were used to fund residential real estate loans, community reinvestment projects and securities in the investment portfolio.

At June 30, 2003 and December 31, 2002, First Colonial had $15 million of subordinated debentures to First Colonial Statutory Trust I and the Statutory Trust I had $15 million in pooled trust preferred securities. The subordinated debentures are the sole asset of the Statutory Trust. The Trust Preferred securities are classified as long-term debt for the financial statements.

First Colonial also has an obligation as a party to the Employee Stock Ownership Plan (ESOP) debt. The total outstanding on these loans was $1.1 million at June 30, 2003 and December 31, 2002.

First Colonial’s shareholders’ equity at June 30, 2003 was $42.0 million as compared to $40.3 million at December 31, 2002, for an increase of $1.7 million or 4.1%. This increase resulted from net income of $2 million, the proceeds from the sale of stock of $964,000, the distribution of the deferred stock compensation of $220,000, reduced in part by a decrease in accumulated other comprehensive income related to a reduction in the unrealized gains in securities available-for-sale of $696,000 and the payment of dividends of $831,000.

Comparison of First Colonial’s Operating Results for the Three and Six Months Ended June 30, 2003 and 2002

First Colonial’s basic earnings per share for the three months ended June 30, 2003 were $0.47 as compared to $0.45 for the corresponding period in 2002. Diluted earnings per share for the three months ended June 30, 2003 where $0.44 as compared to $0.44 for the same period in 2002. Average basic shares outstanding during this three-month period were 2,207,138 in 2003 and 2,152,664 in 2002. Average diluted shares outstanding for the three-month period were 2,356,745 in 2003 and 2,195,235 in 2002. Basic earnings per share for the six months ended June 30, 2003 were $0.90 as compared to $0.83 for the corresponding period in 2002. Average diluted earnings per share for the six months ended June 30, 2003 were $0.85 as compared to $0.82 for the same period in 2002. Average basic shares outstanding during this six-month period were 2,192,445 in 2003 and 2,149,896 in 2002. Average diluted shares outstanding during the six-month period were 2,324,828 in 2003 and 2,188,199 in 2002. Per share earnings and average shares outstanding have been restated to reflect First Colonial’s 5% stock dividend paid on May 31, 2002.

First Colonial’s net income for the three months ended June 30, 2003 was $1 million compared to $980,000 for the same period in 2002. This was an increase of $69,000 or 7.0%. The earnings increase was attributable in part to an increase in net interest income of $249,000 or 5.9%, a $44,000 or 3.9% increase in other income exclusive of gains on the sale of available-for-sale securities and the gains on the sale of mortgage loans held-for-sale. Also contributing to higher earnings was a $272,000 increase in the gains on the sale of mortgage loans and an increase on the gains on the sale of Available for Sale Securities of $415,000. These were offset in part by a $872,000 or 20.9% increase in total other expenses, an increase of $14,000 or 3.9% in the provision for possible loan losses, and an increase of $25,000 or 11.6% in Federal income taxes.

First Colonial’s net income for the six months ended June 30, 2003 was $2 million compared to $1.8 million for the same period in 2002 an increase of $190,000 or 10.6%. The earnings increase was primarily attributable to an increase of $676,000 or 8.2% in net interest income, an increase of $16,000 or 0.7% in other income exclusive of gains on the sale of available-for–sale securities and the gains on the sale of mortgage loans. The other factors affecting the higher earnings were the increase in gains on the sale of mortgage loans of $613,000, an increase of $811,000 in the gains on the sale of available-for-sale securities and a decrease of $186,000 or 24.4% in the provision for possible loan losses. These were partially offset by a $2.1 million or 24.8% increase in total other expenses, and a $17,000 or 4.7% increase in the Federal Income Tax.

First Colonial’s net interest income amounted to $4.4 million for the three months ended June 30, 2003 compared to $4.2 million for the three months ended June 30, 2002, an increase of $249,000 or 5.9%. This increase was primarily the result of decreases in interest paid on deposit and debt exceeding the decreases in the interest earned on loans and investments. The total interest income earned on loans and investments amounted to $7.4 million for the second quarter of 2003, an increase of $129,000 or 1.8% from the $7.2 million earned in the same period in 2002. The total interest expense paid on deposits and debt was $2.9 million and $3 million for the three month period ended June 30, 2003 and 2002, respectively. This was a decrease in second quarter of 2003 from 2002 of $120,000 or 4.0%. The increase in interest income was the result of increased average loans outstanding which was reduced in part by lower interest rates. The reduction of interest expense is attributed to lower interest rates paid on deposits and debt as a result of a general declining interest rate environment. The effect of these lower interest rates were offset in part by an increase in deposit balances.

First Colonial’s net interest income for the six months ended June 30, 2003 was $8.9 million compared to $8.3 million for the same period in 2002. This was an increase of $676,000 or 8.2%. The interest income earned on loans and investments during the first half of 2003 was $14.9 million, which was $598,000 or 4.2% higher than the 2002 amount of $14.3 million. Total interest expense for the six-month period was $6 million and $6.1 million in 2003 and 2002, respectively. This was a decrease of $78,000 or 1.3%. The growth in net interest income was primarily the result of lower interest rates in a declining rate environment and higher volumes of deposits, loans and investments.

First Colonial’s fully taxable-equivalent net interest income was $9.6 million for the first six months of 2003, compared to $8.8 million for the same period in 2002, a 9.5% or $830,000 increase. This increase in taxable-

equivalent net interest income was primarily due to a $1.6 million increase related to volume partially reduced by a $780,000 decrease due to interest rates.

First Colonial’s total taxable-equivalent interest income for the six months ended June 30, 2003 increased by $752,000 or 5.1% compared to the same period in 2002. This increase was primarily the result of higher volumes of investments and loans reduced in part by lower interest rates earned on these investments and loans. Interest income on investments on a fully taxable equivalent basis was $1 million or 16.5% higher during the first half of 2003 as compared to the same period in 2002. This increase was comprised of a $3.1 million increase due to a higher volume of investment securities reduced in part by a decrease of $2.1 million due to lower interest rates. The interest income earned on loans on a fully taxable equivalent basis decreased by $259,000 or 3.0% for the six months ended June 30, 2003 as compared to the same period in 2002. This decrease was comprised of a $968,000 decrease due to lower interest rates reduced in part by a $709,000 increase due to growth in average loans outstanding. Average year-to-date earning assets increased to $586.9 million at June 30, 2003 from $458.3 million at June 30, 2002. This was an increase of $128.6 million or 28.1%

First Colonial’s total interest expense decreased by $78,000 or 1.3% during the first six months of 2003, over the same period in 2002. The decrease was the result of lower interest rates paid on deposits and debt reduced in part by growth in deposits and debt. The interest expense on interest-bearing deposits decreased by $843,000 or 17.1% during the first six months of 2003 as compared to the first six months of 2002. This was comprised of a decrease of $1.8 million due to lower interest rates offset in part by a $933,000 increase due to deposit growth. Also affecting the decrease in interest expense was a $60,000 decrease in interest paid on securities sold under agreements to repurchase and a decrease of $3,000 on the interest paid on short-term debt. The decrease in interest expense was offset in part by an increase of $478,000 or 47.6% on the interest paid on long-term debt and $350,000 on the interest paid on the $15 million of subordinated debentures issued in June 2002. The increase of the interest paid on long-term debt was comprised of an increase of $930,000 due to higher level of debt partially offset by a decrease of $452,000 due to lower interest rates.

First Colonial’s net interest margin of 3.27% for the six-month period ended June 30, 2003, decreased from the 3.83% net interest margin for the first six months of 2002. The yield on interest earning assets was 5.31% during the first six months of 2003 as compared to 6.48% in 2002. The average interest rate paid on interest bearing deposits and other borrowings was 2.37% for the first six months of 2003 as compared to 3.12% in 2002.

First Colonial’s provision for possible loan losses was $375,000 for the three months ended June 30, 2003. The provision for possible loan losses for the same period in 2002 was $361,000. Net charge-offs were $259,000 and $167,000 for the three-month period ended June 30, 2003 and 2002, respectively.

First Colonial’s provision for possible loan losses was $575,000 for the first six months of 2003 as compared to $761,000 for the same period in 2002. Net charge offs were $431,000 for the six months ended June 30, 2003 compared with $481,000 for the six months ended June 30, 2002. The ratio of the allowance for loan losses to total loans was 1.23% at June 30, 2003 and 1.21% at December 31, 2002. The allowance for possible loan losses at June 30, 2003 totaled $3.2 million, an increase of $144,000 or 4.7% over the December 31, 2002 amount of $3.1 million.

At June 30, 2003, the net loan charge-offs to average loans outstanding for First Colonial increased slightly to .34% from .29% at December 31, 2002. The charge-offs were concentrated in the consumer loan portfolio. Loan portfolio risk increased as the level of commercial loans increased $12.3 million or 15.1% from $81 million at December 31, 2002 to $93.3 million at June 30, 2003. At the same time, residential real estate loans increased $2.6 million or 2.9% from $114.4 million at December 31, 2002 to $117 million at June 30, 2003. The ratio of the allowance to non-performing loans increased from 1.39% at December 31, 2002 to 1.61% at June 30, 2003. The continued growth in commercial loans and the potential higher risk of these types of loans warrant the $144,000 increase in the allowance for possible loan losses, through a first half 2003 loan loss provision of $575,000. The provision is determined by applying First Colonial’s allowance methodology and is deemed to be adequate.

First Colonial’s other income for the three months ended June 30, 2003, including service charges, trust and wealth management revenues, gains on the sale of mortgage loans, net securities gains and other miscellaneous income was $2.3 million as compared to $1.5 million for the same period in 2002. This was an increase of $731,000 or 47.6%. This increase was the result of increased gains on the sale of securities available-for-sale, the higher gains on the sale of mortgage loans, and increases in trust and wealth management revenues and other operating income, reduced in part by a decline in service charges. The net gains on securities available-for-sale for the three-month period ended June 30 were $709,000 in 2003 and $294,000 in 2002. This was an increase of $415,000 or 141.2%. In the three month period ended June 30, 2003, the gains on the sale of mortgage loans amounted to $393,000 as compared to a gain of $121,000 for the same period in 2002, an increase of $272,000 or 224.8%. Mortgage loan sales amounted to $13.8 million during the three month period ended June 30, 2003 as compared to $11.2 million during the same period in 2002. Other operating income for the three months ended June 30, 2003 was $230,000, an increase of $40,000 or 21.1% compared to $190,000 for the same period in 2002. The increase in miscellaneous income was primarily the result of an increase in the use of various fee-based services. The trust and wealth management revenues were $325,000 for the three months ended June 30, 2003 as compared to $291,000 for the three months ended June 30, 2002, an increase of $34,000 or 11.7%. The revenues from trust and wealth management operations increased as a result of additional new accounts. Service charges on deposit accounts declined by $30,000 or 4.7% during the three-month period ended June 30, 2003 as compared to the same period in 2002. The service charges for the three months ended June 30 were $611,000 and $641,000 in 2003 and 2002, respectively. The decline in service charge income is due to a lower level of overdraft service charges.

First Colonial’s other income for the six months ended June 30, 2003, including service charges, trust and wealth management revenues, gains on the sale of mortgage loans, net securities gains and other miscellaneous income was $4.5 million as compared to $3.1 million for the same period in 2002. This was an increase of $1.4 million or 46.5%. This increase was the result of increased gains on the sale of securities available-for-sale, the higher gains on the sale of mortgage loans, and increases in trust and wealth management revenues, reduced in part by a decline in service charges and a decline in other operating income. The gains on the sale of securities available-for-sale for the six months ended June 30, 2003 were $1.5 million as compared to $663,000 for the same period in 2002. This was an increase of $811,000 or 122.3%. The gains on the sale of mortgage loans were $810,000 during the first six months of 2003 compared to $197,000 in the first six months of 2002, an increase of $613,000 or 311.2%. Mortgage loan sales amounted to $30 million and $21 million in the first six months of 2003 and 2002, respectively. The increase in the mortgage sales gains was the result of lower interest rates. In the six-month period ended June 30, 2003, service charges were $1.2 million, a $10,000 or 0.8% decrease from the 2002 amount of $1.2 million. The decrease in service charge income is primarily the result of a reduction in the number of overdraft fees collected. The revenues from the trust and wealth management operations were $610,000 for the six months ended June 30, 2003 as compared to $575,000 for the six months ended June 30, 2002, an increase of $35,000 or 6.1%. Other operating income was $410,000 for the first six months of 2003 as compared to $419,000 for the same period in 2002. This was a decrease of $9,000 or 2.1%.

First Colonial’s total other expenses for the three-month period ended June 30, 2003 increased by $872,000 or 20.9% to $5 million over total other expenses for the same period in 2002 of $4.2 million. Included in this increase was a $293,000 or 13.9% increase in salary and benefit expenses which were $2.4 million in 2003 as compared to $2.1 million in 2002. These increases were primarily due to general salary increases of approximately 4% and the addition of staff for the new branch at 3856 Easton-Nazareth Highway and the other three new branches that will open in the third or fourth quarter of 2003. Occupancy and equipment expenses were $667,000 for the three months ended June 30, 2003 and $642,000 for the three months ended June 30, 2002, an increase of $25,000 or 3.9%. The increase in occupancy expenses were related to rent increase at some branches and general maintenance. During the three months ended June 30, 2003, the expense for the impairment of mortgage servicing rights amounted to $238,000. There was no such expense during the same period of 2002. This impairment was the result of lower interest rates and an increased level of mortgage loan prepayments. Other operating expenses for the three month period ended June 30, 2003 were $1.7 million, an increase of $316,000 or 22.2% from the $1.4 million in other expenses for the same period in 2002. This increase was primarily the result of higher data processing, advertising and professional services expenses.

First Colonial’s total other expenses for the six-month period ended June 30, 2003 increased by $2.1 million or 24.8% to $10.5 million over total other expenses for the same period in 2002 of $8.4 million. A major factor affecting the increase in total other expenses was the expense of $875,000 for the impairment of mortgage servicing rights during the first half of 2003. There was no mortgage impairment expense during the first half of 2002. This impairment expense is due to a larger than normal number of customers prepaying their residential mortgage loans as a result of lower interest rates. Also included in the increase of other expenses was an $822,000 or 19.8% increase in salary and benefit expenses which were $5 million in 2003 as compared to $4.2 million in 2002. These increases were primarily due to a charge of $175,000 due to the accelerated vesting and distribution of the deferred stock compensation as a result of the merger agreement with Keystone Savings Bank, general salary increases of approximately 4% and additional staff for the new branches opening in 2003 and staff additions in the third and fourth quarter of 2002, in the commercial lending and trust and wealth management area of the bank. Occupancy and equipment expenses were $1.3 million for the six months ended June 30, 2003 and $1.3 million for the six months ended June 30, 2002, an increase of $2,000 or 0.2%. Other operating expenses for the six month period ended June 30, 2003 were $3.4 million, an increase of $396,000 or 13.3% from the $3 million in other expenses for the same period in 2002. This increase was primarily due to higher data processing, advertising and professional services expenses.

USE OF NET PROCEEDS

Although the actual net proceeds from the sale of KNBT Bancorp common stock cannot be determined until the conversion is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $126.6 million at the minimum of the offering range and $172.0 million at the maximum of the offering range. The net proceeds may increase up to $198.1 million assuming an increase in the offering range by approximately 15%. See “Pro Forma Unaudited Financial Information-Additional Pro Forma Data” and “The Offering—How Keystone and KNBT Bancorp Determined the Price Per Share and the Offering Range” as to the assumptions used to arrive at such amounts.

KNBT Bancorp will use the net proceeds from the offering as follows:

Use of Net Proceeds	Amount, at the minimum	Amount, at the maximum	Amount, at the maximum, as adjusted	Percentage of net offering proceeds
Loan to employee stock ownership plan	$10,387,000	$14,053,000	$16,160,950	8.17%
Repurchase of shares for stock recognition and retention plan	$5,193,500	$7,026,500	$8,080,480	4.09%
Purchase of Keystone common stock	$63,286,498	$85,988,203	$99,041,686	50.00%
General corporate purposes	$47,705,997	$64,908,702	$74,800,255	37.74%

The loan to the KNBT Bancorp employee stock ownership plan will be $10.4 million and approximately $14.1 million at the minimum and maximum of the offering range. The KNBT Bancorp employee stock ownership plan will allocate the shares it purchases to employees as the loan is repaid. In addition, if the KNBT Bancorp stock recognition and retention plan is adopted by the board of directors and approved by shareholders, KNBT Bancorp intends to contribute sufficient funds to the stock recognition and retention plan so that KNBT Bancorp can purchase a number of shares equal to an aggregate of 4.0% of the shares sold in the conversion offering, not including shares contributed to the Keystone Nazareth Charitable Foundation. Purchases by the KNBT Bancorp employee stock ownership plan would amount to 702,650 shares at the maximum of the range or $7.0 million based on a per share price of $10.00. Depending on market conditions, shares repurchased for the stock recognition and retention plan may not be repurchased at $10.00 per share. In the event that the price of KNBT Bancorp common stock has increased, the cost of the shares purchased for the stock recognition and retention plan will be greater. See “Management of KNBT Bancorp and Keystone—New Stock Benefit Plans—Employee Stock Ownership Plan” and “—Stock Recognition and Retention Plan.”

The net proceeds received from the sale of shares of KNBT Bancorp common stock in the conversion offering will increase the capital of both KNBT Bancorp and Keystone. Half of the net proceeds from the conversion offering will be used by KNBT Bancorp to buy the common stock of Keystone. While KNBT Bancorp has not identified specific uses for the portion of the net proceeds to be invested in Keystone, it is anticipated that Keystone will use the portion of the cash proceeds it receives for general corporate purposes. On a short-term basis, Keystone may purchase investment securities. The net proceeds received by Keystone will further strengthen its capital position, which already exceeds all regulatory requirements. At March 31, 2003, Keystone’s Tier 1 capital ratio was 10.8%. After the conversion and the merger, Keystone’s Tier 1 leverage capital ratio will be 10.96%, based upon the maximum of the offering range. As a result, Keystone will continue to be a well-capitalized institution and will have additional flexibility to grow and diversify. The proceeds invested in Keystone, in addition to funding new loans and being invested in equity securities, may also be used to finance the further expansion of Keystone’s banking operations. In addition, the net proceeds may ultimately be used in the future to support further expansion of Keystone’s operations through acquisitions of other financial institutions or branch offices, although no such transactions are specifically being considered at this time other than the proposed merger with First Colonial.

A portion of the net proceeds from the conversion offering retained by KNBT Bancorp will be used to make a loan to its employee stock ownership plan in an amount sufficient to permit it to buy up to 8.0% of the shares sold in the conversion offering. The remaining portion of the net proceeds after the loan to the employee stock ownership plan and its purchase of Keystone’s common stock will be retained by KNBT Bancorp and will be available for general corporate purposes. KNBT Bancorp may initially use the remaining net proceeds to invest in deposits at Keystone, U.S. Government and federal agency securities of various maturities, federal funds, mortgage-backed securities, or a combination thereof. In addition, assuming shareholder approval of its proposed stock recognition and retention plan in the year after the conversion is completed, KNBT Bancorp intends to contribute sufficient funds to the trust so that it can purchase a number of shares equal to an aggregate of 4.0% of the common stock sold in the conversion offering. The net proceeds retained by KNBT Bancorp may ultimately be used to:

•	support the operations of Keystone after its merger with Nazareth National Bank;

•	support possible additional future expansion of operations of Keystone through establishment of additional branch offices or other customer facilities for Keystone, acquisition of other financial institutions or branch offices, expansion into other lending markets or diversification into other banking-related businesses, although no such transactions are specifically being considered at this time;

•	invest in deposits at Keystone or securities; or

•	fund repurchases of its common stock or serve as a source of possible payments of cash dividends to shareholders.

Applicable conversion regulations require KNBT Bancorp to sell common stock in the conversion in an amount equal to its estimated pro forma market value, as determined by an independent appraisal. See “The Offering—How Keystone and KNBT Bancorp Determined the Price Per Share and the Offering Range.” To the extent KNBT Bancorp has excess capital upon completion of the conversion and merger, it intends to consider stock repurchases and dividends. However, without non-objection from the Federal Deposit Insurance Corporation, KNBT Bancorp cannot conduct any stock repurchases during the first year after it completes the conversion.

KNBT Bancorp’s net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds also will vary if the number of shares to be issued in the conversion is adjusted to reflect a change in KNBT Bancorp’s estimated pro forma market value. Payments for shares purchased in the subscription offering made through withdrawals from existing deposit accounts at Keystone will not result in the receipt of new funds for investment but will result in a reduction of KNBT Bancorp interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

DIVIDENDS

After the conversion is completed, KNBT Bancorp’s board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. KNBT Bancorp intends to consider a policy of paying cash dividends on the common stock of KNBT Bancorp. While KNBT Bancorp will have the capacity to pay dividends after the conversion, no decision on the timing or the possible amount of any dividend payments has been made. The rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by KNBT Bancorp in the conversion, investment opportunities available, capital requirements, KNBT Bancorp’s financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

Dividends from KNBT Bancorp may eventually depend, in part, upon receipt of dividends from Keystone because KNBT Bancorp initially will have no source of income other than dividends from Keystone, earnings from the investment of the net proceeds from the sale of common stock retained by KNBT Bancorp, and interest payments with respect to the loan by KNBT Bancorp to its employee stock ownership plan.

Any payment of dividends by Keystone to KNBT Bancorp which would be deemed to be drawn out of the savings bank’s bad debt reserves would require a payment of taxes at the then-current tax rate on the amount of earnings deemed to be removed from the reserves for such distribution. Keystone does not intend to make any distribution that would create such a federal tax liability. See “Taxation.”

KNBT Bancorp is not subject to the above regulatory restrictions on the payment of dividends to its shareholders, although the source of such dividends may eventually depend, in part, upon dividends from Keystone.

KNBT Bancorp is, however, subject to the requirements of Pennsylvania law, which generally limit the payment of dividends to amounts that will not have the effect of making a corporation unable to pay its debts as they become due in the ordinary course of business or if the corporation’s total assets would be less than its total liabilities plus the amount, if any, needed to satisfy any preferential rights that shareholders may have if the corporation were dissolved.

KNBT Bancorp has committed to the Federal Deposit Insurance Corporation that, during the one-year period following Keystone’s conversion, it will take no action to declare an extraordinary dividend that would be treated as a tax-free return of capital without the prior approval of the Federal Deposit Insurance Corporation.

MARKET FOR KNBT BANCORP COMMON STOCK

Because this is KNBT Bancorp’s initial public offering, there is no market for KNBT Bancorp common stock at this time. KNBT Bancorp has been conditionally approved to have its common stock listed for quotation on the Nasdaq National Market under the symbol “KNBT.”

There can be no assurance that an active and liquid trading market will develop for KNBT Bancorp common stock. The development of an active and liquid trading market depends upon the existence of willing buyers and sellers, the presence of which is not within KNBT Bancorp’s control or the control of any market maker. You should not view KNBT Bancorp common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the $10.00 per share purchase price of the conversion offering. Sandler O’Neill & Partners, L.P. intends to make a market in KNBT Bancorp common stock upon completion of the conversion and the merger and will assist KNBT Bancorp in encouraging additional market makers to establish and maintain a market for KNBT Bancorp common stock but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of KNBT Bancorp common stock will develop or, if developed, will be maintained.

REGULATORY CAPITAL REQUIREMENTS

At March 31, 2003, Keystone, First Colonial and Nazareth National Bank exceeded all of their respective regulatory capital requirements. The table on the following page sets forth historical capital amounts of Keystone, First Colonial and Nazareth National Bank under accounting principles generally accepted in the United States of America and regulatory capital at March 31, 2003, and the pro forma capital of KNBT Bancorp and Keystone after giving effect to the conversion and the merger, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Keystone of 50% of the net conversion proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Keystone in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at March 31, 2003.

							Pro Forma at March 31, 2003 Based on
	KNBT Bancorp and Keystone Historical at March 31, 2003		First Colonial and Nazareth National Bank Historical at March 31, 2003		Pro Forma Combined Historical at March 31, 2003		12,983,750 Shares Sold at $10.00 Per Share		15,275,000 Shares Sold at $10.00 Per Share		17,566,250 Shares Sold at $10.00 Per Share		20,201,188 Shares Sold at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in Thousands)
Capital at Holding Company Level:
GAAP capital	$—	—%	$40,488	6.52%	$201,218	11.79%	$312,450	17.18%	$333,081	18.11%	$353,712	19.02%	$377,436	20.04%

Tier 1 leverage capital:
Actual	$—	—%	$52,230	8.58%	$112,819	6.96%	$224,051	12.93%	$244,682	13.96%	$265,312	14.97%	$289,037	16.10%
Requirement	$—	—%	$24,341	4.00%	$64,864	4.00%	$69,304	4.00%	$70,102	4.00%	$70,900	4.00%	$71,818	4.00%

Excess	$—	—%	$27,889	4.58%	$47,955	2.96%	$154,747	8.93%	$174,580	9.96%	$194,412	10.97%	$217,220	12.10%

Tier 1 risk-based capital:
Actual	$—	—%	$52,230	17.00%	$112,819	12.54%	$224,051	24.31%	$244,682	26.43%	$265,312	28.54%	$289,037	30.94%
Requirement	$—	—%	$12,290	4.00%	$35,977	4.00%	$36,865	4.00%	$37,025	4.00%	$37,184	4.00%	$37,368	4.00%

Excess	$—	—%	$39,940	13.00%	$76,842	8.54%	$187,186	20.31%	$207,657	22.43%	$228,128	24.54%	$251,669	26.94%

Total risk-based capital:
Actual	$—	—%	$57,284	18.64%	$120,562	13.40%	$231,794	25.15%	$252,425	27.27%	$273,055	29.37%	$296,780	31.77%
Requirement	$—	—%	$24,580	8.00%	$71,955	8.00%	$73,731	8.00%	$74,050	8.00%	$74,369	8.00%	$74,736	8.00%

Excess	$—	—%	$32,704	10.64%	$48,607	5.40%	$158,063	17.15%	$178,375	19.27%	$198,686	21.37%	$222,044	23.77%

Capital at Bank Level:
GAAP capital	$114,295	11.0%	$44,529	7.22%	$205,367	12.06%	$265,050	15.04%	$276,402	15.59%	$287,752	16.12%	$300,805	16.73%

Tier 1 leverage capital:
Actual	$109,186	10.8%	$43,214	7.16%	$103,803	6.42%	$163,486	9.75%	$174,838	10.36%	$186,188	10.96%	$199,241	11.64%
Requirement	$40,514	4.0%	$24,157	4.00%	$64,656	4.00%	$67,043	4.00%	$67,498	4.00%	$67,952	4.00%	$68,474	4.00%

Excess	$68,672	6.8%	$19,057	3.16%	$39,147	2.42%	$96,443	5.75%	$107,340	6.36%	$118,237	6.96%	$130,768	7.64%

Tier 1 risk-based capital:
Actual	$109,186	18.4%	$43,214	14.27%	$103,803	11.61%	$163,486	18.04%	$174,838	19.24%	$186,188	20.44%	$199,241	21.81%
Requirement	$23,685	4.0%	$12,111	4.00%	$35,776	4.00%	$36,254	4.00%	$36,344	4.00%	$36,435	4.00%	$36,540	4.00%

Excess	$85,501	14.4%	$31,103	10.27%	$68,027	7.61%	$127,233	14.04%	$138,493	15.24%	$149,753	16.44%	$162,702	17.81%

Total risk-based capital:
Actual	$111,875	18.9%	$47,326	15.63%	$110,604	12.37%	$170,287	18.79%	$181,639	19.99%	$192,989	21.19%	$206,042	22.56%
Requirement	$47,369	8.0%	$24,222	8.00%	$71,552	8.00%	$72,507	8.00%	$72,689	8.00%	$72,870	8.00%	$73,079	8.00%

Excess	$64,506	10.9%	$23,104	7.63%	$39,052	4.37%	$97,780	10.79%	$108,950	11.99%	$120,119	13.19%	$132,963	14.56%

(1) Adjusted total or adjusted risk-weighted assets, as appropriate.

CAPITALIZATION

The following table presents the historical capitalization of Keystone and First Colonial at March 31, 2003, and KNBT Bancorp’s pro forma consolidated capitalization after giving effect to the merger without the conversion offering proceeds and with the conversion offering proceeds, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Unaudited Financial Information Data—Additional Pro Forma Data.”

	Keystone —Historical Capitalization	First Colonial Historical Capitalization	Pro Forma Keystone, KNBT Bancorp and First Colonial Combined without conversion offering proceeds	KNBT Bancorp—Pro Forma Based Upon Sale at $10.00 Per Share
				12,983,750 Shares (Minimum of Offering Range)	15,275,000 Shares (Midpoint of Offering Range)	17,566,250 Shares (Maximum of Offering Range)	20,201,188 Shares(1) (15% above Maximum of Offering Range)
				(In Thousands)
Deposits(2)	$797,361	$483,377	$1,280,738	$1,280,738	$1,280,738	$1,280,738	$1,280,738
FHLB advances and other borrowings	113,513	90,813	204,326	204,326	204,326	204,326	204,326

Total deposits and borrowings	$910,874	$574,190	$1,485,064	$1,485,064	$1,485,064	$1,485,064	$1,485,064

Shareholders’ equity:
Preferred stock, $.01 par value, 20,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—	$—	$—
Common stock, $.01 par value, 100,000,000 shares authorized; shares to be issued as reflected(3)	—	11,199	11,199	223	248	273	301
Additional paid-in capital(3)	—	21,154	21,154	223,123	247,633	272,143	300,329
Retained earnings(4)(5)	109,275	8,950	118,225	105,672	105,672	105,672	105,672
Cumulative other comprehensive income	5,020	278	5,298	5,557	5,557	5,557	5,557
Less:
Foundation contribution expense, net (6)	—	—	—	(6,544)	(7,699)	(8,853)	(10,181)
Common stock acquired by KNBT Bancorp ESOP or held by First Colonial ESOP (7)	—	(1,093)	(1,093)	(10,387)	(12,220)	(14,053)	(16,161)
Common stock to be acquired by KNBT Bancorp stock recognition and retention plan(8)	—	—	—	(5,194)	(6,110)	(7,027)	(8,080)

Total equity	$114,295	$40,488	$154,783	$312,450	$333,081	$353,712	$377,436

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to approximately 15% to reflect changes in market and financial conditions before the conversion is completed.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	The sum of the par value, including the shares to be contributed to the Keystone Nazareth Charitable Foundation, and additional paid-in capital accounts equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to the proposed KNBT stock option plan. KNBT Bancorp intends to adopt a stock option plan and to submit such plan to shareholders at a meeting of shareholders to be held at least six months following completion of the conversion and the merger. If the plan is approved by shareholders, an amount equal to 10% of the shares of common stock sold in the conversion offering, not including shares contributed to the Keystone Nazareth Charitable Foundation, will be reserved for future issuance under such plan. Your ownership percentage would decrease by approximately 6.4% if all potential stock options are exercised from KNBT Bancorp’s authorized but unissued stock and if 17,566,250 shares were sold in the conversion. See “Pro Forma Unaudited Financial Information—Additional Pro Forma Data” and “Management of KNBT Bancorp and Keystone—New Stock Benefit Plans—Stock Option Plan.”

The amounts for common stock and additional paid-in capital were determined as follows based on 8,287,486 merger exchange shares to be issued for First Colonial shares outstanding as of March 31, 2003:

	Minimum	Midpoint	Maximum	Maximum, as adjusted
Common stock:
Pro forma combined	$11,199	$11,199	$11,199	$11,199
Shares sold in conversion	130	153	176	202
8,287,486 shares issued to acquire First Colonial	83	83	83	83
Cancellation of First Colonial stock	(11,199)	(11,199)	(11,199)	(11,199)
Shares issued to KNBT Charitable Foundation-8% of shares sold in conversion	10	12	14	16

Total	$223	$248	$273	$301

Additional paid-in capital:
Pro forma combined	$21,154	$21,154	$21,154	$21,154
Shares sold in conversion	126,443	149,122	171,801	197,881
8,287,486 shares issued to acquire First Colonial	82,792	82,792	82,792	82,792
Cancellation of First Colonial stock	(21,154)	(21,154)	(21,154)	(21,154)
Exchange of First Colonial stock options for KNBT stock options	3,511	3,511	3,511	3,511
Shares issued to KNBT Charitable Foundation	10,377	12,208	14,039	16,145

Total	$223,123	$247,633	$272,143	$300,329

(4)	The retained earnings of Keystone will be substantially restricted after the conversion. See “The Conversion and the Merger—Liquidation Rights of Certain Depositors.”
(5)	Pro forma shareholder’s equity includes the effects of estimated one-time charges of approximately $5.1, $3.6 million net of tax, expected to be incurred shortly following the conversion and the merger. Since the estimated changes are none-recurring, they have not been reflected on the pro forma combined income statements and related per share calculations.

(footnotes continued on following page)

(6)	Represents the expense, net of tax, of the contribution of common stock to the Keystone Nazareth Charitable Foundation based on an estimated tax rate of 38.0%. The realization of the tax benefit is limited annually to 10.0% of KNBT Bancorp’s annual taxable income. However, for federal and state tax purposes, KNBT Bancorp can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(7)	Assumes that 8.0% of the common stock sold in the conversion offering, not including shares contributed to the Keystone Nazareth Charitable Foundation, will be purchased by the KNBT Bancorp employee stock ownership plan. The common stock acquired by the employee stock ownership plan is reflected as a reduction of shareholders’ equity. Assumes the funds used to acquire the employee stock ownership plan shares will be borrowed from KNBT Bancorp. See Note 2 to the table set forth under “Pro Forma Unaudited Financial Information—Additional Pro Forma Data” and “Management of KNBT Bancorp and Keystone—New Stock Benefit Plans—Employee Stock Ownership Plan.”
(8)	Gives effect to the stock recognition and retention plan which KNBT Bancorp expects to adopt after the conversion and the merger and present to shareholders for approval at a meeting of shareholders to be held at least six months after the conversion and the merger are completed. No shares will be purchased by the stock recognition and retention plan in the conversion, and such plan cannot purchase any shares until shareholder approval has been obtained. If the stock recognition and retention plan is approved by KNBT Bancorp’s shareholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock sold in the conversion offering, not including shares contributed to the Keystone Nazareth Charitable Foundation, or 519,350, 611,000, 702,650 and 808,048 shares at the minimum, midpoint, maximum and the maximum, as adjusted of the offering range, respectively. The table assumes that shareholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the stock recognition and retention plan is reflected as a reduction in shareholders’ equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on shareholders’ equity. If the stock recognition and retention plan purchases authorized but unissued shares from KNBT Bancorp, such issuance would dilute the voting interests of existing shareholders by approximately 2.7% if 17,566,250 shares were sold in the conversion. See “Pro Forma Unaudited Financial Information—Additional Pro Forma Data” and “Management of KNBT Bancorp and Keystone—New Stock Benefit Plans—Recognition and Retention Plan.”

PRO FORMA UNAUDITED FINANCIAL INFORMATION

The following Pro Forma Unaudited Consolidated Balance Sheets at March 31, 2003 and the Pro Forma Unaudited Consolidated Statements of Income for the three months ended March 31, 2003 and the year ended December 31, 2002 give effect to the proposed conversion and the merger based on the assumptions set forth below. The pro forma unaudited financial statements are based on the unaudited consolidated financial statements of Keystone and First Colonial for the three months ended March 31, 2003 and the audited consolidated financial statements of Keystone and First Colonial for the year ended December 31, 2002. The pro forma unaudited financial statements give effect to the conversion and the merger using purchase accounting as required by generally accepted accounting principles used in the United States.

The pro forma adjustments in the tables assume the sale of 12,983,750 shares and 17,566,250 shares in the conversion offering at a price of $10.00 per share, which is the minimum and maximum of the offering range, respectively. In addition, the pro forma adjustments in the tables assume the issuance of 8,287,486 merger exchange shares in the merger, based on First Colonial shares outstanding at March 31, 2003, and the contribution of 1,038,700 shares and 1,405,300 shares of KNBT Bancorp common stock to the Keystone Nazareth Charitable Foundation based on the sale of shares at the minimum and maximum of the offering range, respectively. The net proceeds are based upon the following assumptions:

•	KNBT Bancorp will sell all shares of common stock offered in the conversion in the subscription offering;

•	KNBT Bancorp’s employee stock ownership plan will purchase 8.0% of the shares of common stock sold in the conversion offering, not including shares contributed to the Keystone Nazareth Charitable Foundation, with a loan from KNBT Bancorp;

•	KNBT Bancorp will make a contribution to the charitable foundation amounting to 8.0% of the shares of its common stock sold in the conversion offering with an assumed value of $10.00 per share;

•	expenses of the conversion offering, other than the fees to be paid to Sandler O’Neill & Partners, L.P., are estimated to be $2.1 million;

•	300,000 shares of common stock will be purchased by KNBT Bancorp’s executive officers and directors, and their immediate families; and

•	Sandler O’Neill & Partners, L.P. will receive fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the conversion offering, excluding any shares purchased by any employee benefit plans, and any of KNBT Bancorp’s directors, officers or employees or members of their immediate families.

In addition, the expenses of the conversion and the merger may vary from those estimated, and the fees paid to Sandler O’Neill & Partners, L.P. will vary from the amounts estimated if the amount of shares of KNBT Bancorp common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary. Additionally, certain one-time charges to operating results are expected to occur following the conversion and the merger, which expenses are currently estimated to be approximately $5.1 million, pre-tax. These items, net of income tax effects, are shown as a reduction in shareholders’ equity in the following tables but are not shown as a reduction in net income for the periods shown in the following tables.

Pro forma net income has been calculated for the three months ended March 31, 2003 and for the year ended December 31, 2002 as if the shares of KNBT Bancorp common stock to be issued in the offering had been sold and the merger exchange shares issued as of the beginning of each period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of KNBT Bancorp common stock.

The pro forma unaudited consolidated statement of financial condition assumes the conversion and the merger were consummated on March 31, 2003. The pro forma unaudited consolidated statements of income assume that the conversion and merger were consummated on January 1 of each indicated period.

The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the conversion and the merger been consummated on March 31, 2003 or December 31, 2002 or at the beginning of the periods presented, and is not indicative of future results. The pro forma unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Keystone and First Colonial contained elsewhere in this document.

The shareholders’ equity represents the combined book value of the common shareholders’ ownership of Keystone and First Colonial computed in accordance with generally accepted accounting principles used in the United States. This amount is not intended to represent fair market value nor does it represent amounts, if any, that would be available for distribution to shareholders in the event of liquidation. The book value for Keystone and First Colonial on a historical and pro forma basis has not been changed to reflect any difference between the carrying value of investments held to maturity or loans held in portfolio and their market value.

The unaudited pro forma net income and common shareholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of KNBT Bancorp common stock or the actual results of operations of Keystone and First Colonial for any period. Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of KNBT Bancorp in the conversion and the actual expenses incurred in connection with the conversion and the merger. See “Use of Net Proceeds.”

The following table presents pro forma balance sheet information at March 31, 2003 assuming the sale of 12,983,750 shares in the conversion offering at the minimum of the offering range.

KNBT Bancorp, Inc.

Condensed Combined Pro forma Balance Sheet

March 31, 2003

(dollars in thousands, except percentages)

	Keystone, Historical Actual	Pro Forma Conversion Adjustments			Keystone, As Converted	First Colonial	Pro Forma Merger Adjustments		Pro Forma Consolidated
ASSETS
Cash and due from banks	$9,382	$			$9,382	$20,698	$—		$30,080
Interest bearing deposits	40,399		110,992	(1)	151,391	10,547	(3,603	)(6)	156,065
							(2,270	)(5)
Federal funds sold	—				—	—			—

Total cash and cash equivalents	49,781		110,992		160,773	31,245	(5,873)		186,145

Total mortgage-backed securities	—				—				—
Total investment securities—Available for Sale	400,154				400,154	254,930	—		655,084
Total investment securities—Held to Maturity	—				—	69,461	370	(5)	69,831
Mortgage Held for Sale	17,984				17,984	848	—	(5)	18,832
Federal Home Loan Bank Stock, at cost	8,516				8,516	—	—		8,516
Loans receivable, net	514,441				514,441	249,512	—		763,953
Bank Owned Life Insurance	26,688				26,688	—	—		26,688
Accrued interest receivable	5,239				5,239	2,914	—		8,153
Premises and equipment, net	12,883				12,883	6,399	—		19,282
Other assets	3,973		3,843	(2)	7,816	5,409	(154	)(5)	13,071
Other Intangible Assets—Core Deposit Intangible	—				—	—	16,918	(5)	16,918
Goodwill	—				—	—	31,682	(5)	31,682

Total assets	$1,039,659		$114,835		$1,154,494	$620,718	$42,943		$1,818,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$797,361				$797,361	$483,377	$—		$1,280,738
Securities sold under agreements to repurchase	10,013				10,013	8,774	—		18,787
Borrowings	113,513				113,513	67,039	—		180,552
Advanced Payments by Borrowers for Taxes and Insurance	2,426				2,426	—	—		2,426
Accrued interest payable	863				863	3,167	—		4,030
Other liabilities	1,188				1,188	2,873	111	(5)	4,172
Guaranteed Preferred Benefical Interest in the Company’s Subordinated Debt	—				—	15,000	—		15,000

Total liabilities	925,364		—		925,364	580,230	111		1,505,705

Stockholders’ equity
Preferred Stock, par value $5.00; authorized 500,000 shares, none issued	—				—	—	—		—
Common stock, par value $5.00; authorized 10,000,000 shares, 2,239,861 Issued	—				—	11,199	(11,199	)(4)	—
Common stock, par value $.01; authorized 100,000,000 shares, 28,287,486 issued pro forma	—		130	(1)	140	—	83	(4)	223
			10	(3)
Additional paid-in capital	—		126,443	(1)	136,820	21,154			223,123
			10,377	(3)			65,149	(4)
Accumulated other comprehensive income, net	5,020				5,020	278	259	(5)	5,557
Retained earnings	109,275		(6,544	)(3)	102,731	8,950	(8,950	)(4)	99,128
							(3,603	)(6)
Common stock to be acquired by management recognition plan, 800,000 shares	—		(5,194	)(1)	(5,194)	—			(5,194)
Employee Stock Ownership Debt—First Colonial	—				—	(1,093)	1,093	(4)	—
Employee Stock Ownership Debt—Keystone, 1,600,000 shares	—		(10,387	)(1)	(10,387)	—			(10,387)
							—
							—

Total stockholders’ equity	114,295		114,835		229,130	40,488	42,832		312,450

	$1,039,659		$114,835		$1,154,494	$620,718	$42,943		$1,818,155

Footnotes on next page

(1)

(in thousands)
Reflects:
Sale of KNBT Bancorp common stock in the conversion:
Gross proceeds	$129,838
Costs of offering	(3,265)

126,573
Purchase of common stock by KNBT Bancorp Employee Stock Ownership Plan with a loan by KNBT Bancorp	(10,387)
Purchase of common stock by KNBT Bancorp stock recognition and retention plan, funded internally by KNBT Bancorp	(5,194)

$110,992

(2)	Adjustment to record the federal tax benefit of the contribution of 1,038,700 shares of KNBT Bancorp common stock valued at $10.00 per share to the Keystone Nazareth Charitable Foundation. The related tax benefit of such contribution was calculated based upon a 37% effective rate or $3.8 million.
(3)	Reflects the issuance of 1,038,700 shares of KNBT Bancorp common stock valued at $10.00 per share or $10.4 million as a contribution to the Keystone Nazareth Charitable Foundation.
(4)	Reflects the merger with First Colonial as follows:

	Common Stock	Additional paid-in capital
	(in thousands)
Issuance of 8,287,486 shares of KNBT Bancorp common stock, par value $.01 per share, to acquire First Colonial	$83	$82,792
Cancellation of First Colonial additional paid-in capital	—	(21,154)
Exchange of First Colonial stock options for KNBT Bancorp stock options	—	3,511

	$83	$65,149

Also reflects the reclassifications necessary for the exchange of each share of previously outstanding First Colonial common stock for 3.7 shares of KNBT Bancorp common stock, par value $0.01 per share. Also reflects $1.1 million associated with the termination of First Colonial’s employee stock ownership plan.

(5)	Reflects purchase accounting adjustments related to merger related expenses of $2.3 million, fair market adjustment of First Colonial investment securities held to maturity, estimated core deposit intangible of $16.9 million to be amortized over an estimated 10 years, estimated goodwill of $31.7 million which is not subject to amortization but instead is subject to annual impairment testing. Mortgages held for sale are carried at cost, which approximates fair value.
(6)	Adjustment to record the effects of estimated one-time charges of approximately $5.1 million, $3.6 million net of tax effect, which will be charged to earnings as incurred. Since the estimated charges are non-recurring, they have not been reflected in the pro forma consolidated income statements and related per share calculations. The charges are expected to be incurred shortly following the conversion and the merger.

The estimated non-recurring charges (in thousands) consist of the following:

Merger related professional fees	$1,100	*
Employee severance and contract costs	1,895
Data processing, marketing and occupancy costs	2,078

	5,073
Tax benefit	1,470

Total estimated non-recurring charges	$3,603

*	Amount not tax effected as it is not deductible for federal and state income tax purposes.

The following table presents pro forma balance sheet information at March 31, 2003 assuming the sale of 17,566,250 shares in the conversion offering at the maximum of the offering range.

KNBT Bancorp, Inc.

Condensed Combined Pro Forma Balance Sheet

At March 31, 2003

(dollars in thousands)

	Keystone, Historical Actual	Pro Forma Conversion Adjustments			Keystone, As Converted	First Colonial	Pro Forma Merger Adjustments		Pro Forma Consolidated
ASSETS
Cash and due from banks	$9,382	$			$9,382	$20,698	$—		$30,080
Interest bearing deposits	40,399		150,897	(1)	191,296	10,547	(3,603	)(6)	195,970
							(2,270	)(5)
Federal funds sold	—				—	—			—

Total cash and cash equivalents	49,781		150,897		200,678	31,245	(5,873)		226,050

Total mortgage-backed securities	—				—				—
Total investment securities—Available for Sale	400,154				400,154	250,374	—		650,528
Total investment securities—Held to Maturity	—				—	69,461	370	(5)	69,831
Mortgage Held for Sale	17,984				17,984	848	—	(5)	18,832
Federal Home Loan Bank Stock, at cost	8,516				8,516	4,556	—		13,072
Loans receivable, net	514,441				514,441	249,512	—		763,953
Bank Owned Life Insurance	26,688				26,688	—	—		26,688
Accrued interest receivable	5,239				5,239	2,914	—		8,153
Premises and equipment, net	12,883				12,883	6,399	—		19,282
Other assets	3,973		5,200	(2)	9,173	5,409	(154	)(5)	14,428
Other Intangible Assets—Core Deposit Intangible	—				—	—	16,918	(5)	16,918
Goodwill	—				—	—	31,682	(5)	31,682

Total assets	$1,039,659		$156,097		$1,195,756	$620,718	$42,940		$1,859,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$797,361				$797,361	$483,377	$—		$1,280,738
Securities sold under agreements to repurchase	10,013				10,013	8,774	—		18,787
Borrowings	103,500				103,500	67,039	—		170,539
Advanced Payments by Borrowers for Taxes and Insurance	2,426				2,426	—	—		2,426
Accrued interest payable	863				863	3,167	—		4,030
Other liabilities	11,201				11,201	2,873	111	(5)	14,185
Guaranteed Preferred Benefical Interest in the Company’s Subordinated Debt	—				—	15,000	—		15,000

Total liabilities	925,364		—		925,364	580,230	111		1,505,705

Stockholders’ equity
Preferred Stock, par value $5.00; authorized 500,000 shares, none issued	—				—	—	—		—
Common stock, par value $5.00; authorized 10,000,000 shares, 2,239,861 Issued	—				—	11,199	(11,199	)(4)	—
Common stock, par value $.01; authorized 100,000,000 shares, 28,287,486 issued pro forma	—		176	(1)	190	—	83	(4)	273
			14	(3)
Additional paid-in capital	—		171,801	(1)	185,840	21,154	65,149	(4)	272,143
Accumulated other comprehensive income, net	5,020				5,020	278	259	(5)	5,557
Retained earnings	109,275		(8,853	)(3)	100,422	8,950	(8,950	)(4)	96,819
							(3,603	)(6)
Common stock to be acquired by management recognition plan, 800,000 shares	—		(7,027	)(1)	(7,027)	—			(7,027)
Employee Stock Ownership Debt—First Colonial	—				—	(1,093)	1,093	(4)	—
Employee Stock Ownership Debt—Keystone, 1,600,000 shares	—		(14,053	)(1)	(14,053)	—			(14,053)
							—
							—

Total stockholders’ equity	114,295		156,097		270,392	40,488	42,832		353,712

	$1,039,659		$156,097		$1,195,756	$620,718	$42,943		$1,859,417

Footnotes continued on next page

(1)

(in thousands)
Reflects:
Sale of KNBT Bancorp common stock in the conversion:
Gross proceeds	$175,663
Costs of offering	(3,686)

171,977
Purchase of common stock by KNBT Bancorp Employee Stock Ownership Plan with a loan by KNBT Bancorp	(14,053)
Purchase of common stock by KNBT Bancorp stock recognition and retention plan, funded internally by KNBT Bancorp	(7,027)

$150,897

(2)	Adjustment to record the federal tax benefit of the contribution of 1,405,300 shares of KNBT Bancorp common stock valued at $10.00 per share to the Keystone Nazareth Charitable Foundation. The related tax benefit of such contribution was calculated based upon a 37% effective rate or $5.2 million.
(3)	Reflects the issuance of 1,405,300 shares of KNBT Bancorp common stock valued at $10.00 per share or $14.1 million as a contribution to the Keystone Nazareth Charitable Foundation.
(4)	Reflects the merger with First Colonial as follows:

	Common Stock	Additional paid-in capital
	(in thousands)
Issuance of 8,287,486 shares of KNBT Bancorp common stock, par value $.01 per share, to acquire First Colonial	$83	$82,792
Cancellation of First Colonial additional paid-in capital	—	(21,154)
Exchange of First Colonial stock options for KNBT Bancorp stock options	—	3,511

	$83	$65,149

Also reflects the reclassifications necessary for the exchange of each share of previously outstanding First Colonial common stock for 3.7 shares of KNBT Bancorp common stock, par value $0.01 per share. Also reflects $1.1 million associated with the termination of First Colonial’s employee stock ownership plan.

(5)	Reflects purchase accounting adjustments related to merger related expenses of $2.37 million, fair value adjustment of First Colonial investment securities held to maturity, estimated core deposit intangible of $16.9 million to be amortized over an estimated 10 years, estimated goodwill of $31.7 million which is not subject to amortization but instead is subject to annual impairment testing. Mortgages held for sale are carried at cost, which approximates fair value.
(6)	Adjustment to record the effects of estimated one-time charges of approximately $5.1 million, $3.6 million net of tax effect, which will be charged to earnings as incurred. Since the estimated charges are non-recurring, they have not been reflected in the pro forma consolidated income statements and related per share calculations. The charges are expected to be incurred shortly following the conversion and the merger.

The estimated non-recurring charges (in thousands) consist of the following:

Merger related professional fees	$1,100	*
Employee severance and contract costs	1,895
Data processing, marketing and occupancy costs	2,078

	5,073
Tax benefit	1,470

Total estimated non-recurring charges	$3,603

*	Amount not tax effected as it is not deductible for federal and state income tax purposes.

The following table presents pro forma income statement information assuming the sale of 12,983,750 shares in the conversion offering at the minimum of the offering range.

Pro Forma Unaudited Consolidated Statements of Income

For the Three Months Ended March 31, 2003

(Dollars in thousands, except per share data)

	Keystone	First Colonial	Adjustments		Pro Forma
Interest Income
Loans, including fees	$10,133	$4,176	$—		$14,309
Investment securities	—	—	—		—
Taxable	3,363	2,758			6,121
Tax-Exempt	575	610			1,185
Other	68	35	—		103

Total interest income	14,139	7,579	—		21,718

Interest expense
Deposits	4,163	2,139	—		6,302
FHLB borrowings	1,108	730	—		1,838
Trust preferred securities	—	181	—		181
Other	32	27	—		59

Total interest expense	5,303	3,077	—		8,380

Net Interest Income	8,836	4,502	—		13,338
Provision for loan losses	62	200	—		262

Net Interest Income after Provision for Loan Losses	8,774	4,302	—		13,076

Non-Interest Income					—
Service fees	1,583	619	—		2,202
Trust revenue	—	285	—
Net gains on sales of investment securities	—	765	—		765
Bank owned life insurance	355	—	—		355
Net gains on sales of mortgages	264	417	—		681
Other income	(21)	180	—		159

Total non-interest income	2,181	2,266	—		4,447

Non-Interest Expense
Salaries and employee benefits	3,735	2,576	—		6,311
			—
			—
Net occupancy expense	851	643	—		1,494
Data processing expense	431	242	—		673
Advertising	307	138	—		445
Impairment of mortgage servicing rights	—	637	—		637
Foundation contribution
Amortization of intangibles	—	—	423	(3)	423
Other	1,582	1,265	—		2,847

Total non-interest expense	6,906	5,501	423		12,830

Income before provision for taxes	4,049	1,067	(423)		4,693
Provision for income taxes	1,100	135	—		1,235

Net income	$2,949	$932	$(423)		$3,458

Net income per share:
Basic	nm	0.43			0.16
Diluted	nm	0.41			0.15
Shares outstanding—Basic		2,177,482	(2,177,482	)(1)	27,079,133
			22,079,133	(2)
Shares outstanding—Diluted		2,274,995	(2,274,995	)(1)	22,439,932
			22,439,932	(2)

Footnotes on page 49.

The following table presents pro forma income statement information assuming the sale of 12,983,750 shares in the conversion offering at the minimum of the offering range.

KNBT Bancorp, Inc.

For the Year Ended December 31, 2002

Condensed Combined Pro forma Income Statement

(dollars in thousands, except per share data)

	Keystone	First Colonial	Adjustments		Pro Forma
Interest Income
Loans, including fees	$44,188	$17,452	$—		$61,640
Investment securities	—	—			—
Taxable	13,459	9,847	—		23,306
Tax-Exempt	1,611	2,074	—		3,685
Other	221	157	—		378

Total interest income	59,479	29,530	—		89,009

Interest expense
Deposits	23,252	9,723	—		32,975
FHLB borrowings	3,162	2,082	—		5,244
Trust preferred securities	—	416	—		416
Other	2	189	—		191

Total interest expense	26,416	12,410	—		38,826

Net Interest Income	33,063	17,120	—		50,183
Provision for loan losses	111	1,541	—		1,652

Net Interest Income after Provision for Loan Losses	32,952	15,579	—		48,531

Non-Interest Income					—
Service fees	5,404	2,586	—		7,990
Trust revenue	—	1,197	—		1,197
Net gains on sales of investment securities	1,202	1,253	—		2,455
Bank owned life insurance	1,435	—	—		1,435
Net gains on sales of mortgages	900	1,122	—		2,022
Other income	(127)	749	—		622

Total non-interest income	8,814	6,907	—		15,721

Non-Interest Expense
Salaries and employee benefits	13,217	9,055	—		22,272
			—
			—
Net occupancy expense	2,686	2,463	—		5,149
Data processing expense	1,712	767	—		2,479
Advertising	840	479	—		1,319
Impairment of mortgage servicing rights	—	—	—		—
Foundation contribution
Amortization of intangibles	—	—	1,692	(2)	1,692
Other	6,113	4,847	—		10,960

Total non-interest expense	24,568	17,611	1,692		43,871

Income before provision for taxes	17,198	4,875	(1,692)		20,381
Provision for income taxes	5,188	877	—		6,065

Net income	$12,010	$3,998	$(1,692)		$14,316

Net income per share:
Basic	nm	1.85			0.65
Diluted	nm	1.82			0.64
Shares outstanding—Basic		2,169,410	(2,169,410	)(1)	22,049,267
			22,049,267	(2)
Shares outstanding—Diluted		2,216,049	(2,216,049	)(1)	22,221,831
			22,221,831	(2)

Footnotes continued on next page.

(1)	First Colonial historical weighted average number of shares outstanding as adjusted for the 3.7:1 merger exchange ratio used in the calculation of earnings per share are as follows:

Period	Historical First Colonial Weighted Average Shares Outstanding— Basic EPS	Historical First Colonial Weighted Average Shares Outstanding— Diluted Earnings Per Share	Adjusted First Colonial Weighted Average Shares Outstanding— Basic Earnings Per Share	Adjusted First Colonial Weighted Average Shares Outstanding— Diluted EPS
Three months ended March 31, 2003	2,177,482	2,274,995	8,056,683	8,417,482

Year ended December 31, 2002	2,169,410	2,216,049	8,026,817	8,199,381

(2)	The weighted average number of shares outstanding used to calculate pro forma consolidated earnings per share are as follows:

Period	Pro Forma Weighted Average Shares Outstanding—Basic Earnings Per Share	Pro Forma Weighted Average Shares Outstanding—Diluted Earning Per Share
Three months ended March 31, 2003	22,079,133	22,439,932

Year ended December 31, 2002	22,049,267	22,221,831

The number of shares in this table has been computed by increasing the weighted average number of shares of First Colonial common stock outstanding, adjusted for the 3.7:1 merger exchange ratio, as shown in footnote (1) above, by 12,983,750 shares of KNBT Bancorp common stock issued in the conversion and 1,038,700 shares of KNBT Bancorp common stock issued to the Keystone Nazareth Charitable Foundation.

(3)	Adjustments to record estimated interest income to be earned on the net proceeds of the offering and KNBT Bancorp’s contribution to the Keystone Nazareth Charitable Foundation will be recorded as incurred. In accordance with Article 11 of Regulation S-X, such adjustments are not reflected in the Pro Forma Income Statements and related per share calculations. The estimated interest income assuming the net proceeds of $111.0 million from the conversion offering are invested at an average yield of 1.16% and 1.22% for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively; would be approximately $322,000 and $1.4 million, respectively. The yield utilized approximates the yield on a one-year U.S. Treasury Bill adjusted to a constant maturity (CMT) on March 31, 2003 and December 31, 2002, respectively; contribution of 1,038,700 shares of KNBT Bancorp common stock valued at $10.00 per share or $10.4 million as a contribution to the Keystone Nazareth Charitable Foundation and the related tax benefit of such contribution at 37% or $3.8 million;
(4)	Amortization of core deposit intangible over an estimated 10 years.

The following table presents pro forma income statement information assuming the sale of 17,566,250 shares in the conversion offering at the maximum of the offering range.

Pro Forma Unaudited Consolidated Statements of Income

For the Three Months Ended March 31, 2003

(Dollars in thousands, except per share data)

	Keystone	First Colonial	Adjustments		Pro Forma
Interest Income
Loans, including fees	$10,133	$4,176	$—		$14,309
Investment securities	—	—	—		—
Taxable	3,363	2,758	—		6,121
Tax-Exempt	575	610			1,185
Other	68	35	—		103

Total interest income	14,139	7,579	—		21,718

Interest Expense
Deposits	4,163	2,139	—		6,302
FHLB borrowings	1,108	730	—		1,838
Trust preferred securities	—	181	—		181
Other	32	27	—		59

Total interest expense	5,303	3,077	—		8,380

Net Interest Income	8,836	4,502	—		13,338
Provision for loan losses	62	200	—		262

Net Interest Income after Provision for Loan Losses	8,774	4,302	—		13,076

Non-Interest Income					—
Service fees	1,583	619	—		2,202
Trust revenue	—	285	—
Net gains on sales of investment securities	—	765	—		765
Bank owned life insurance	355	—	—		355
Net gains on sales of mortgages	264	417	—		681
Other income	(21)	180	—		159

Total non-interest income	2,181	2,266	—		4,447

Non-Interest Expense
Salaries and employee benefits	3,735	2,576	—		6,311
			—
			—
Net occupancy expense	851	643	—		1,494
Data processing expense	431	242	—		673
Advertising	307	139	—		446
Impairment of mortgage servicing rights	—	637	—		637
Foundation contribution	—	—	—
Amortization of intangibles	—	—	423	(3)	423
Other	1,582	1,264	—		2,846

Total non-interest expense	6,906	5,501	423		12,830

Income before provision for taxes	4,049	1,067	(423)		4,693
Provision for income taxes	1,100	135	—		1,235

Net income	$2,949	$932	$(423)		$3,458

Net income per share:
Basic	nm	0.43			0.13
Diluted	nm	0.41			0.13
Shares outstanding—Basic		2,177,482	(2,177,482	)(1)	27,028,233
			27,028,233	(2)
Shares outstanding—Diluted		2,274,995	(2,274,995	)(1)	27,389,032
			27,389,032	(2)

Footnotes continued on page 52.

The following table presents pro forma income statement information assuming the sale of 17,566,250 shares in the conversion offering at the maximum of the offering range.

KNBT Bancorp, Inc.

For the Year Ended December 31, 2002

Condensed Combined Pro forma Income Statement

(dollars in thousands, except per share data)

	Keystone	First Colonial	Adjustments		Pro Forma
Interest Income
Loans, including fees	$44,188	$17,452	$—		$61,640
Investment securities	—	—			—
Taxable	13,459	9,847	—		23,306
Tax-Exempt	1,611	2,074	—		3,685
Other	221	157	—		378

Total interest income	59,479	29,530	—		89,009

Interest Expense
Deposits	23,099	9,723	—		32,822
FHLB borrowings	3,162	2,082	—		5,244
Trust preferred securities	—	416	—		416
Other	155	189	—		344

Total interest expense	26,416	12,410	—		38,826

Net Interest Income	33,063	17,120	—		50,183
Provision for loan losses	111	1,541	—		1,652

Net Interest Income after Provision for Loan Losses	32,952	15,579	—		48,531

Non-Interest Income					—
Service fees	5,404	2,586	—		7,990
Trust revenue	—	1,197	—		1,197
Net gains on sales of investment securities	1,202	1,253	—		2,455
Bank owned life insurance	1,435	—	—		1,435
Net gains on sales of mortgages	900	1,122	—		2,022
Other income	(127)	749	—		622

Total non-interest income	8,814	6,907	—		15,721

Non-Interest Expense
Salaries and employee benefits	13,217	9,055	—		22,272
			—
			—
Net occupancy expense	2,686	2,463	—		5,149
Data processing expense	1,712	767	—		2,479
Advertising	840	479	—		1,319
Impairment of mortgage servicing rights	—	—	—		—
Foundation contribution			—		—
Amortization of intangibles	—	—	1,692	(2)	1,692
Other	6,113	4,847	—		10,960

Total non-interest expense	24,568	17,611	1,692		43,871

Income before provision for taxes	17,198	4,875	(1,692)		20,381
Provision for income taxes	5,188	877	—		6,005

Net income	$12,010	$3,998	$(1,692)		$14,316

Net income per share:
Basic	nm	1.85			0.53
Diluted	nm	1.82			0.53
Shares outstanding—Basic		2,169,410	(2,169,410	)(1)	26,998,367
			26,998,367	(2)
Shares outstanding—Diluted		2,216,049	(2,216,049	)(1)	27,170,931
			27,170,931	(2)

Footnotes continued on next page.

(1)	First Colonial historical weighted average number of shares outstanding as adjusted for the 3.7:1 merger exchange ratio used in the calculation of earnings per share are as follows:

Period	Historical First Colonial Weighted Average Shares Outstanding— Basic EPS	Historical First Colonial Weighted Average Shares Outstanding— Diluted Earnings Per Share	Adjusted First Colonial Weighted Average Shares Outstanding— Basic Earnings Per Share	Adjusted First Colonial Weighted Average Shares Outstanding— Diluted EPS
Three months ended March 31, 2003	2,177,482	2,274,995	8,056,683	8,417,482

Year ended December 31, 2002	2,169,410	2,216,049	8,026,817	8,199,381

(2)	The weighted average number of shares outstanding used to calculate pro forma consolidated earnings per share are as follows:

Period	Pro Forma Weighted Average Shares Outstanding—Basic Earnings Per Share	Pro Forma Weighted Average Shares Outstanding—Diluted Earning Per Share
Three months ended March 31, 2003	27,028,233	27,389,032

Year ended December 31, 2002	26,998,367	27,170,931

The number of shares in this table has been computed by increasing the weighted average number of shares of First Colonial common stock outstanding, adjusted for the 3.7:1 merger exchange ratio, as shown in footnote (1) above, by 17,566,250 shares of KNBT Bancorp common stock issued in the conversion and 1,405,300 shares of KNBT Bancorp common stock issued to the Keystone Nazareth Charitable Foundation.

(3)	Amortization of core deposit intangible over an estimated 10 years.
(4)	Adjustments to record estimated interest income to be earned on the net proceeds of the offering and KNBT Bancorp’s contribution to the Keystone Nazareth Charitable Foundation will be record as incurred. In accordance with Article 11 of Regulation S-X, such adjustments are not reflected in the Pro Forma Income Statements and related per share calculations. The estimated interest income assuming the net proceeds of $151.0 million from the conversion offering are invested at an average yield of 1.16% and 1.22% for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively, would be approximately $438,000 and $1.8 million, respectively. The yield utilized approximates the yield on a one-year U.S. Treasury Bill adjusted to a constant maturity (“CMT”) on March 31, 2003 and December 31, 2002, respectively; contribution of 1,405,300 shares of KNBT Bancorp common stock valued at $10.00 per share or $14.1 million as a contribution to the Keystone Nazareth Charitable Foundation and the related tax benefit of such contribution at 37% or $5.2 million;

Additional Pro Forma Data

The actual net proceeds from the sale of KNBT Bancorp common stock in the conversion offering cannot be determined until the conversion is completed. However, the conversion offering net proceeds are currently estimated to be between $126.6 million and $172.0 million, or up to $198.1 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

•	KNBT Bancorp will sell all shares of common stock in the subscription offering;

•	KNBT Bancorp’s employee stock ownership plan will purchase 8.0% of the shares of common stock sold in the conversion offering, not including shares contributed to the Keystone Nazareth Charitable Foundation, with a loan from KNBT Bancorp;

•	KNBT Bancorp will make a contribution to the charitable foundation consisting of shares of its common stock equal to 8.0% of the shares sold in the conversion with an assumed value of $10.00 per share;

•	expenses of the conversion offering, other than the fees to be paid to Sandler O’Neill & Partners, L.P., are estimated to be $2.1 million;

•	300,000 shares of common stock will be purchased by KNBT Bancorp’s executive officers and directors, and their immediate families; and

•	Sandler O’Neill & Partners, L.P. will receive fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the conversion offering, excluding any shares purchased by any employee benefit plans, and any of KNBT Bancorp’s trustees, officers or employees or members of their immediate families.

•	KNBT Bancorp will contribute shares to the Keystone Nazareth Charitable Foundation in an amount equal to 8.0% of the shares sold in the conversion offering and that 8,287,486 merger exchange shares are issued in the merger.

•	One-time expenses incurred in connection with the merger total $5.1 million, pre-tax.

KNBT Bancorp has prepared the following tables, which set forth Keystone’s historical consolidated net income and shareholders’ equity prior to the conversion and the merger and KNBT Bancorp’s pro forma consolidated net income and shareholders’ equity following the conversion and the merger. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•	Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 1.16% and 1.22% for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity (CMT) on March 31, 2003 and December 31, 2002, respectively.

•	The pro forma after-tax yield on the net proceeds from the conversion offering is assumed to be 0.73% and 0.77% for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively, based on an effective tax rate of 37.00%.

•	No withdrawals were made from Keystone’s deposit accounts for the purchase of shares in the conversion offering.

•	Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

•	Pro forma shareholders’ equity amounts have been calculated as if KNBT Bancorp common stock had been sold in the conversion offering on March 31, 2003 and December 31, 2002, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion and the merger actually occur and should not be taken as indicative of future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of KNBT Bancorp assets and liabilities computed in accordance with generally accepted accounting principles. Shareholders’ equity does not give effect to intangible assets in the event of a liquidation. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The tables do not reflect the possible issuance of additional shares equal to 10% of the common stock sold in the conversion to be reserved for future issuance pursuant to KNBT Bancorp proposed stock option plan or shares of which may be issued upon the exercise of options to purchase First Colonial common stock which are outstanding upon completion of the merger and are converted into options to purchase KNBT Bancorp common stock, nor does book value give any effect to the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders or to Keystone’s bad debt reserve. See “Management of KNBT and Keystone—New Stock Benefit Plans” and “The Conversion and the Merger—Liquidation Rights of Certain Depositors.” The tables do give effect to the stock recognition and retention plan, which KNBT Bancorp expects to adopt following the conversion and present, together with the stock option plan, to its shareholders for approval at a meeting to be held at least six months after the conversion and the merger is completed. If approved by shareholders, the stock recognition and retention plan intends to acquire an amount of common stock equal to 4% of the shares of common stock sold in the conversion offering, not including the shares contributed to the Keystone Nazareth Charitable Foundation, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that shareholder approval has been obtained and that the shares acquired by the stock recognition and retention plan are purchased in the open market at $10.00 per share. There can be no assurance that shareholder approval of the stock recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

The tables on the following pages summarize historical consolidated data of Keystone and First Colonial, and KNBT Bancorp’s pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the conversion and the merger.

At or For the Three Months Ended March 31, 2003
12,983,750 shares sold at $10.00 per share (Minimum of range)	15,275,000 shares sold at $10.00 per share (Midpoint of range)	17,566,250 shares sold at $10.00 per share (Maximum of range)	20,201,188 shares sold at $10.00 per share (15% above Maximum)(8)
(Dollars in thousands, except per share amounts)
Pro forma market capitalization	$140,225	$164,970	$189,716	$218,173
Less shares issued to foundation	(10,387)	(12,220)	(14,053)	(16,161)

Gross proceeds of public offering	129,838	152,750	175,663	202,012
Less offering expenses	(3,265)	(3,475)	(3,686)	(3,929)

Estimated net conversion proceeds	126,573	149,275	171,977	198,083
Less ESOP shares	(10,387)	(12,220)	(14,053)	(16,161)
Less recognition and retention plan shares	(5,194)	(6,110)	(7,027)	(8,080)
Less one-time cash merger related expenses(1)	(5,073)	(5,073)	(5,073)	(5,073)

Estimated net proceeds available for investment	$105,919	$125,872	$145,824	$168,769

Consolidated net income(1):
Historical combined	$3,615	$3,615	$3,615	$3,615
Pro forma adjustments:
Net income from proceeds	194	230	266	306
ESOP(2)	(109)	(128)	(148)	(170)
Recognition and retention plan(3)	(164)	(192)	(221)	(255)

Pro forma net income(1)	$3,533	$3,525	$3,512	$3,496

Net income per share(1):
Historical combined	$0.17	$0.15	$0.14	$0.13
Pro forma adjustments:
Net income from proceeds	0.01	0.01	0.01	0.01
ESOP(2)	(0.01)	(0.01)	(0.01)	(0.01)
Recognition and retention plan(3)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share(1)(4)	$0.16	$0.14	$0.13	$0.12

Shareholders’ equity:
Historical combined	$201,218	$201,218	$201,218	$201,218
Estimated net conversion proceeds	126,573	149,275	171,977	198,083
Plus shares issued to foundation	10,387	12,220	14,053	16,161
Less after tax cost of foundation	(6,544)	(7,699)	(8,853)	(10,182)
Less common stock acquired by:
ESOP(2)	(10,387)	(12,220)	(14,053)	(16,161)
Recognition and retention plan(3)	(5,194)	(6,110)	(7,027)	(8,080)
Less merger-related non-recurring expenses, net of tax	(3,603)	(3,603)	(3,603)	(3,603)

Pro forma shareholders’ equity(3)(4)(5)	$312,450	$333,081	$353,712	$377,436

Shareholders’ equity per share(6):
Historical combined	$9.02	$8.12	$7.38	$6.68
Estimated net conversion proceeds	5.67	6.02	6.31	6.58
Plus shares issued to foundation	0.47	0.49	0.52	0.54
Less after tax cost of foundation	(0.30)	(0.31)	(0.33)	(0.34)
Less common stock acquired by:
ESOP(2)	(0.47)	(0.49)	(0.52)	(0.54)
Recognition and retention plan(3)	(0.23)	(0.25)	(0.26)	(0.27)
Less merger-related non-recurring expenses, net of tax	(0.16)	(0.15)	(0.13)	(0.12)

Pro forma shareholders’ equity per share(3)(4)(5)	$14.00	$13.43	$12.97	$12.53

Pro forma price to earnings per share (P/E ratio)(7)	15.63	x	17.86	x	19.23	x	20.83	x
Pro forma price to pro forma shareholders’ equity per share(7)	71.43%	74.46%	77.10%	79.81%

(1)	Does not give effect to the non-recurring expense that will be recognized in 2003 as a result of the establishment of the charitable foundation and the completion of the merger. KNBT Bancorp will recognize an after-tax expense for the amount of the aggregate contribution to the foundation which is expected to range from $6.5 million to $8.9 million. For the purposes of this presentation, one-time cash merger-related expenses of $5.1 million, pre-tax, which are expected to be paid upon consummation of the conversion and the merger or shortly thereafter are reflected as an adjustment to net proceeds for purposes of the pro forma net income and pro forma net income per share information. For purposes of pro forma shareholders’ equity and pro forma shareholders’ equity per share, $3.6 million of merger-related non-recurring expenses, net of tax are deducted. Per share net income data is based on 21,288,548, 23,582,853, 25,877,158 and 28,515,608 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, which represents shares sold in the conversion offering, shares contributed to the foundation, merger exchange shares issued in the merger and shares to be allocated or distributed under KNBT Bancorp’s ESOP and stock recognition and retention plan for the period presented.
(2)	It is assumed that 8% of the aggregate shares sold in the conversion offering will be purchased by KNBT Bancorp’s ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from KNBT Bancorp. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the three months ended March 31, 2003, at an average fair value of $10.00 per share; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(3)	Gives effect to the stock recognition and retention plan KNBT Bancorp expects to adopt following completion of the conversion and the merger. This plan is expected to acquire a number of shares of common stock equal to an aggregate of 4% of the shares of common stock sold in the conversion offering, or 519,350, 611,000, 702,650 and 808,048 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, either through open market purchases or directly from KNBT Bancorp. In calculating the pro forma effect of the stock recognition and retention plan, it is assumed that the shares were acquired by the plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of KNBT Bancorp common stock to the stock recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 2.4% at the midpoint of the offering range.
(4)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that KNBT Bancorp expects to adopt following the conversion. Under the stock option plan, an amount equal to the aggregate 10% of the common stock sold in the conversion offering, or 1,293,875, 1,527,500, 1,756,625 and 2,020,119 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the KNBT Bancorp stock option plan will result in the dilution of existing shareholders’ voting power by approximately 5.8%, at the mid-point of the offering range. No effect has been given to the issuance of additional shares pursuant to the options to purchase First Colonial common stock which will be outstanding upon completion of the merger which will be converted to options to purchase KNBT Bancorp common stock.
(5)	The retained earnings of Keystone will continue to be substantially restricted after the conversion.
(6)

Shareholders’ equity per share data is based upon 22,309,936, 24,784,486, 27,259,036 and 30,104,769 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, representing shares issued in the offering, shares purchased by the KNBT Bancorp

ESOP and the stock recognition and retention plan, shares contributed to the charitable foundation and merger exchange shares issued in the merger.
(7)	Based on pro forma net income for the three months ended March 31, 2003.
(8)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

At or For the Year Ended December 31, 2002
12,983,750 shares sold at $10.00 per share (Minimum of range)	15,275,000 shares sold at $10.00 per share (Midpoint of range)	17,566,250 shares sold at $10.00 per share (Maximum of range)	20,201,188 shares sold at $10.00 per share (15% above Maximum)(8)
(Dollars in thousands, except per share amounts)
Pro forma market capitalization	$140,225	$164,970	$189,716	$218,173
Less shares issued to foundation	(10,387)	(12,220)	(14,053)	(16,161)

Gross proceeds of public offering	129,838	152,750	175,663	202,012
Less offering expenses	(3,265)	(3,475)	(3,686)	(3,929)

Estimated net conversion proceeds	126,573	149,275	171,977	198,083
Less ESOP shares	(10,387)	(12,220)	(14,053)	(16,161)
Less recognition and retention plan shares	(5,194)	(6,110)	(7,027)	(8,080)
Less one-time cash merger-related expenses(1)	(5,073)	(5,073)	(5,073)	(5,073)

Estimated net proceeds available for investment	$105,919	$125,872	$145,824	$168,769

Consolidated net income(1):
Historical combined	$14,942	$14,942	$14,942	$14,942
Pro forma adjustments:
Net income from proceeds	814	967	1,121	1,297
ESOP(2)	(436)	(513)	(590)	(679)
Recognition and retention plan(3)	(654)	(770)	(885)	(1,018)

Pro forma net income(1)	$14,666	$14,626	$14,588	$14,542

Net income per share(1):
Historical combined	$0.70	$0.63	$0.58	$0.52
Pro forma adjustments:
Net income from proceeds	0.04	0.04	0.04	0.05
ESOP(2)	(0.02)	(0.02)	(0.02)	(0.02)
Recognition and retention plan(3)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share(1)(4)	$0.69	$0.62	$0.57	$0.52

Shareholders’ equity:
Historical combined	$197,784	$197,784	$197,784	$197,784
Estimated net conversion proceeds	126,573	149,275	171,977	198,083
Plus shares issued to foundation	10,387	12,220	14,053	16,161
Less after tax cost of foundation	(6,544)	(7,699)	(8,853)	(10,182)
Less common stock acquired by:
ESOP(2)	(10,387)	(12,220)	(14,053)	(16,161)
Recognition and retention plan(3)	(5,194)	(6,110)	(7,027)	(8,080)
Less merger-related non-recurring expenses, net of taxes	(3,603)	(3,603)	(3,603)	(3,603)

Pro forma shareholders’ equity(3)(4)(5)	$309,016	$329,647	$350,278	$374,002

Shareholders’ equity per share(6):
Historical (retained earnings)	$8.90	$8.01	$7.28	$6.59
Estimated net conversion proceeds	5.69	6.04	6.33	6.60
Plus shares issued to foundation	0.47	0.49	0.52	0.54
Less after tax cost of foundation	(0.30)	(0.31)	(0.33)	(0.34)
Less common stock acquired by:
ESOP(2)	(0.47)	(0.49)	(0.52)	(0.54)
Recognition and retention plan(3)	(0.23)	(0.25)	(0.26)	(0.27)
Less merger-related non-recurring expenses, net of taxes	(0.16)	(0.15)	(0.13)	(0.12)

Pro forma shareholders’ equity per share(3)(4)(5)	$13.90	$13.34	$12.89	$12.46

Pro forma price to earnings per share (P/E ratio)(7)	14.49	x	16.13	x	17.54	x	19.23	x
Pro forma price to pro forma shareholders’ equity per share(7)	71.94%	74.96%	77.58%	80.26%

(1)	Does not give effect to the non-recurring expense that will be recognized in 2003 as a result of the establishment of the charitable foundation and the completion of the merger. KNBT Bancorp will recognize an after-tax expense for the amount of the aggregate contribution to the foundation which is expected to range from $6.5 million to $8.9 million. For the purposes of this presentation, one-time cash merger-related expenses of $5.1 million, pre-tax, which are expected to be paid upon consummation of the conversion and the merger or shortly thereafter are reflected as an adjustment to net proceeds for purposes of the pro forma net income and pro forma net income per share information. For purposes of pro forma shareholders’ equity and pro forma shareholders’ equity per share, $3.6 million of merger-related non-recurring expenses, net of tax are deducted. Per share net income data is based on 21,340,483, 23,643,453, 25,947,423 and 28,596,413 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, which represents shares sold in the conversion offering, shares contributed to the foundation, merger exchange shares issued in the merger and shares to be allocated or distributed under KNBT Bancorp’s ESOP and stock recognition and retention plan for the period presented.
(2)	It is assumed that 8% of the aggregate shares sold in the conversion offering will be purchased by KNBT Bancorp’s ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from KNBT Bancorp. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2002, at an average fair value of $10.00; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(3)	Gives effect to the stock recognition and retention plan KNBT Bancorp expects to adopt following the offering. This plan is expected to acquire a number of shares of common stock equal to an aggregate of 4% of the shares of common stock sold in the conversion offering, or 519,350, 611,000, 702,650 and 808,048 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, either through open market purchases or directly from KNBT Bancorp. In calculating the pro forma effect of the stock recognition and retention plan, it is assumed that the shares were acquired by the plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of KNBT Bancorp common stock to the stock recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 2.4%, at the midpoint.
(4)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that KNBT Bancorp expects to adopt following the conversion. Under the stock option plan, an amount equal to the aggregate 10% of the common stock sold in the conversion offering, or 1,293,875, 1,527,500, 1,756,625 and 2,020,119 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the KNBT Bancorp stock option plan will result in the dilution of existing shareholders’ voting power by approximately 5.8%, at the mid-point. No effect has been given to the issuance of additional shares pursuant to the options to purchase First Colonial common stock which will be outstanding upon completion of the merger which will be converted to options to purchase KNBT Bancorp common stock.
(5)	The retained earnings of Keystone will continue to be substantially restricted after the conversion.
(6)	Shareholders’ equity per share data is based upon 22,228,943, 24,703,493, 27,178,043 and 30,023,776 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, representing shares issued in the offering, shares purchased by the KNBT Bancorp ESOP and the stock recognition and retention plan, shares contributed to the charitable foundation and merger exchange shares issued in the merger.

(7)	Based on pro forma net income for the year ended December 31, 2002.
(8)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA

FINANCIAL INFORMATION WITH AND WITHOUT THE FOUNDATION

As set forth in the following table, if KNBT Bancorp was not making a contribution to the Keystone Nazareth Charitable Foundation as part of the conversion, RP Financial estimates that the pro forma valuation of KNBT Bancorp would be greater, which would increase the amount of common stock offered for sale in the conversion offering. Without the foundation, the amount of common stock offered for sale in the conversion offering at the maximum of the offering range would be approximately $25.6 million greater. If the foundation were not established, there is no assurance that the appraisal prepared at the time of conversion would conclude that the pro forma market value of KNBT Bancorp would be the same as the estimate set forth in the table below. Any appraisal prepared at the time of conversion would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the conversion was completed at March 31, 2003, based on the assumptions set forth under “ Pro Forma Unaudited Financial Information-Additional Pro Forma Data.”

	At the Minimum of Offering Range				At the Maximum of Offering Range				At the Maximum, as Adjusted, of Offering Range
	With Foundation		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation
	(Dollars in thousands, except per share amounts)
Estimated pro forma valuation	$129,838		$148,750		$175,663		$201,250		$202,012		$231,438
Pro forma market capitalization(1)	140,225		148,750		189,716		201,250		218,173		231,438
Pro forma total assets(2)	1,816,682		1,829,308		1,857,944		1,875,025		1,881,669		1,901,313
Pro forma total liabilities(3)	1,505,705		1,505,705		1,505,705		1,505,705		1,505,705		1,505,705
Pro forma shareholders’ equity	312,450		325,076		353,712		370,793		377,436		397,081
Pro forma net earnings	3,533		3,527		3,512		3,499		3,496		3,484
Pro forma shareholders’ equity per share	14.00		14.03		12.97		13.05		12.53		12.64
Pro forma net earnings per share	0.16		0.15		0.13		0.12		0.12		0.11
Pro forma shares outstanding for earnings calculation	21,288,548				25,877,158				28,515,608
Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma shareholders’ equity	71.43%		71.28%		77.10%		76.63%		79.81%		79.11%
Offering price as a multiple of pro forma net earnings per share(4)	15.63	x	16.67	x	19.23	x	20.83	x	20.83	x	22.73	x
Offering price to assets(5)	7.72%		8.13%		10.21%		10.73%		11.59%		12.17%
Pro Forma Financial Ratios:
Return on assets (6)	0.78%		0.77%		0.76%		0.75%		0.74%		0.73%
Return on shareholders’ equity(7)	4.53		4.34		3.97		3.77		3.71		3.51
Shareholders’ equity to total assets	17.20		17.77		19.04		19.78		20.06		20.88
Total shares issued	22,309,936		23,162,486		27,259,036		28,412,486		30,104,769		31,431,286

(1)	Pro forma market capitalization is equal to the amount of the gross proceeds plus the value of the common stock issued to the Keystone Nazareth Charitable Foundation.
(2)	Pro forma assets are equal to Keystone’s total assets at March 31, 2003 plus estimated net proceeds and the tax benefit created by the Keystone Nazareth Charitable Foundation.
(3)	Pro forma total liabilities are equal to Keystone’s total liabilities at March 31, 2003.
(4)	Earnings per share annualized. If the contribution to the foundation had been expensed during the three-months ended March 31, 2003, KNBT Bancorp would have incurred a net loss.
(5)	Offering price to assets is equal to pro forma market capitalization as a percent of total assets.
(6)	If the contribution to the foundation had been expensed during the three-months ended March 31, 2003, annualized pro forma return on assets would have been a negative 0.66%, negative 1.15% and negative 1.42% at the minimum maximum and maximum, as adjusted, respectively.
(7)	If the contribution to the foundation had been expensed during the three-months ended March 31, 2003, annualized return on shareholders’ equity would have been a negative 3.85%, negative 6.04% and a negative 7.08% at the minimum, maximum and maximum, as adjusted, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KEYSTONE

General

Keystone’s results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on its loan and investment portfolios and interest expense on deposits and borrowings. Results of operations are also affected by fee income from its banking and non-banking operations, provisions for loan losses, loan servicing and other noninterest income. Non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and business promotion and other expense. Keystone’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact Keystone’s financial conditions and results of operations. See “Risk Factors” beginning on page 11.

Keystone’s Operating Strategy

Keystone historically operated as a traditional savings bank primarily providing single-family residential mortgage loans and a variety of retail deposit products and services to its customers.

Highlights of Keystone’s management strategy in recent periods are as follows:

•	Repositioning of the Loan Portfolio. In recent years, Keystone has undertaken to transform its loan portfolio to be more like a community bank. In this respect, Keystone has significantly increased its originations of commercial real estate loans, consumer loans, construction and land development loans and commercial business loans. In addition, as part of its interest-rate risk management strategy, while Keystone has continued to be a leading originator of single-family mortgage loans in Lehigh and Northampton Counties, it has significantly reduced the amount of its single-family residential mortgage loans in its portfolio in recent periods through two securitizations of seasoned residential mortgage loans in 2002 and the first quarter of 2003 for an aggregate of $162.6 million as well as the sale in the secondary market during the same period of aggregate of approximately $47.7 million of newly originated single-family residential mortgage loans. These actions, which were part of Keystone’s efforts to increase the yield on its loan portfolio and reduce its exposure to interest rate risk, have resulted in a reduction in the ratio of Keystone’s single-family residential mortgage loans as a percentage of total loans has been reduced from 73.3% at December 31, 2001 to 51.4% at March 31, 2003. The loan securitizations also have been a primary reason for the decrease in Keystone’s total loan portfolio from $700.7 million at December 31, 2001 to $560.0 million at March 31, 2003.

•	Increasing Noninterest Income. Keystone has increased its noninterest income in recent periods by recognizing gains upon the sale of certain residential mortgage loans and mortgage-backed securities, introducing additional fee generating services, such as overdraft protection on checking accounts, revising its fee structure for deposit accounts and other services, investing in bank owned life insurance (BOLI) and through fees from retail sales of securities and insurance products. Noninterest income at Keystone increased by 75.8% for the year ended December 31, 2002 compared to the year ended December 31, 2001. While noninterest income decreased in the first quarter of 2003 compared to the first quarter of 2002, on an annualized basis, the amount of noninterest income at Keystone in the first quarter of 2003 was substantially consistent for the year ended December 31, 2002.

•

Continuing Growth and Expanding Banking Franchise. Keystone has increased its total assets in each of the past five full years. During this five-year period, total assets at Keystone increased by 41.8%, or 8.4% on an annualized basis. In addition, Keystone has increased the number of its full service offices from 15 at December 31, 1998 to 19 at December 31, 2002. Keystone’s branch network includes both “stand-alone” branches and branches located inside local supermarkets, which offer expanded hours of operation and increased customer convenience. In addition to the additional offices to be acquired from Nazareth National Bank, Keystone plans to open at least three new full service supermarket branch offices in 2003.

•	Maintaining Asset Quality. While Keystone has grown its franchise, it has continued to focus on maintaining a high level of asset quality in its efforts to ensure long-term financial success. At March 31, 2003, the ratio of total non-performing assets to total assets at Keystone was 0.20%, and the average of this ratio at year-end over the five-years ended December 31, 2002 was 0.22%. Keystone attributes its relatively low amounts of non-performing assets over this period to careful underwriting pursuant to standards which it believes are prudent.

•	Increasing Core Deposits. Keystone has increased the amount of its core deposits, consisting of savings accounts, checking accounts and money market accounts, from $272.6 million, or 38.2% of total deposits, at December 31, 2000 to $408.5 million, or 51.2% of total deposits, at March 31, 2003. Keystone has reduced its reliance on certificates of deposit, which generally are higher costing than core deposits and more susceptible to being moved to other institutions offering higher rates. As part of this strategy, Keystone also has increased its utilization of borrowings in order to supplement its deposit base as a source of funds.

Critical Accounting Policies

Keystone has identified the calculation of the allowance for loan losses as a critical accounting policy, due to the higher degree of judgment and complexity than its other significant accounting policies. Provisions for loan losses will continue to be based upon management’s periodic valuation and assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, current economic conditions and other relevant factors in order to maintain the allowance for loan losses at a level believed by management to be sufficient to absorb estimated, probable losses. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. For additional information, see “Business of Keystone—Asset Quality—Allowance for Loan Losses.”

How Keystone Manages Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. Keystone’s market risk arises primarily from the interest rate risk which is inherent in its lending and deposit taking activities. To that end, management actively monitors and manages interest rate risk exposure. In addition to market risk, Keystone’s primary risk is credit risk on its loan portfolio. Keystone attempts to manage credit risk through its loan underwriting and oversight policies. See “Business of Keystone-Lending Activities.”

The principal objective of Keystone’s interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given its business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines. Through such management, Keystone seeks to reduce the exposure of its operations to changes in interest rates. Keystone monitors interest rate risk as such risk relates to its operating strategies. Keystone has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position. The Asset/Liability Committee meets on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on future earnings of Keystone.

In recent years, Keystone primarily has utilized the following strategies in its efforts to manage interest rate risk:

•	it has emphasized originations for portfolio of shorter term loans, particularly construction loans, commercial real estate and land loans and consumer loans;

•	it has reduced its reliance on certificates of deposit as a funding source;

•	it has been an active seller in the secondary market of its newly originated, agency eligible long-term fixed-rate residential mortgage loans and it securitized an aggregate of $162.6 million of single-family residential mortgage loans in 2002 and the first quarter of 2003; and

•	it has invested in securities with relatively short anticipated lives, generally three to five years.

Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At March 31, 2003, Keystone’s cumulative one-year interest rate gap, which is the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, as a percentage of total assets, was a negative 0.19%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect adversely net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to affect adversely net interest income.

The following table sets forth the amounts of Keystone’s interest-earning assets and interest-bearing liabilities outstanding at March 31, 2003, which are expected, based upon certain assumptions, to reprice or mature in each of the future time periods shown, commonly termed, the GAP Table. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at March 31, 2003, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be repaid and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Annual prepayment rates for adjustable-rate and fixed-rate single-family and multi-family mortgage loans are assumed to range from 6.0% to 54.0%. The annual prepayment rate for mortgage-backed securities is assumed to range from 6.0% to 54.0%. Money market deposit accounts, savings accounts and interest-bearing checking accounts are assumed to have annual rates of withdrawal, or “decay rates,” of 20%, 15% and 15%, respectively. See “Business of Keystone—Lending Activities,” “—Investment Activities” and “—Sources of Funds.”

	3 Months or Less	More than 3 Months to 6 Months	More than 6 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total Amount
	(Dollars in Thousands)
Interest-earning assets(1):
Deposits at other institutions	$40,399	$—	$—	$—	$—	$—	$40,399
Investment securities	16,590	15,894	18,522	66,222	53,669	229,257	400,154
Loans receivable(2)	94,625	40,181	62,172	140,602	82,119	140,307	560,006
FHLB stock	8,516	—	—	—	—	—	8,516

Total interest-earning assets	$160,130	$56,075	$80,694	$206,824	$135,788	$369,564	$1,009,075

Cumulative total interest-earning assets	$160,130	$216,205	$296,899	$503,723	$639,511	$1,009,075

Interest-bearing liabilities:
Savings accounts	$4,629	$4,612	$9,869	$36,618	$36,618	$29,920	$122,266
Checking accounts	3,406	3,406	6,812	27,246	27,246	22,705	90,821
Money market accounts	7,895	7,895	15,791	63,164	63,002	—	157,747
Certificate accounts	70,036	59,584	78,419	139,682	40,199	903	388,823
FHLB advances and other Borrowings	10,013	—	16,500	8,000	23,500	55,500	113,513

Total interest-bearing Liabilities	$95,979	$75,497	$127,391	$274,710	$190,565	$109,028	$873,170

Cumulative total interest-bearing liabilities	$95,579	$171,476	$298,867	$573,579	$764,142	$873,170

Interest-earning assets less interest-bearing liabilities	$64,151	$(19,422)	$(46,697)	$(67,886)	$(54,777)	$260,536	$135,905

Cumulative interest-rate sensitivity gap(3)	$64,151	$44,729	$(1,968)	$(69,854)	$(124,631)	$135,905

Cumulative interest-rate gap as a percentage of total assets at March 31, 2003	6.17%	4.30%	(0.19)%	(6.72)%	(11.99)%	13.07%
Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities at March 31, 2003	166.84%	126.08%	99.34%	87.82%	83.69%	115.56%

(1)	Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustment and contractual maturities.
(2)	For purposes of the gap analysis, loans receivable includes non-performing loans, gross of the allowance for loan losses, undisbursed loan funds and deferred loan fees.
(3)	Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

Interest Rate Risk. Keystone’s interest rate sensitivity is monitored by management through the use of models which generate estimates of the change in its net portfolio value (NPV) and net interest income (NII) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth Keystone’s NPV as of March 31, 2003 and reflects the changes to NPV as a result of immediate and sustained changes in interest rates as indicated.

Change in Interest Rates In Basis Points (Rate Shock)	Net Portfolio Value			NPV as % of Portfolio Value of Assets
	Amount	% Change	$ Change	NPV Ratio	Change
	(Dollars in Thousands)
300bp	$69,883	(54.85)%	$(84,899)	7.18%	(8.72)%
200	99,338	(35.82)	(55,444)	9.83	(5.48)
100	129,074	(16.61)	(25,708)	12.31	(2.45)
Static	154,782	—	—	14.29	—
(100)	166,065	7.29	11,283	15.07	1.02

The above table indicates that Keystone has a degree of interest rate risk exposure under rapidly rising rates. Due to Keystone’s recognition of the need to control its interest rate exposure, Keystone, commencing in 2002, has securitized an aggregate of $162.6 of its seasoned single-family residential mortgage loans and also sold an aggregate of $47.7 million of single-family residential mortgage loans. During 2002 and the first quarter of 2003, Keystone’s policy was to sell to Fannie Mae all newly originated, agency eligible single-family residential mortgage loans with interest rates of 6.5% or less. Such loans are sold on a non-recourse basis with servicing retained. Keystone also completed securitizations of single-family residential mortgage loans in the first quarter of each of 2003 and 2002. In such transactions, loans which did not meet Fannie Mae’s eligibility standards at the time of origination, due to the lack of private mortgage insurance or other criteria, were able to be securitized after being in Keystone’s portfolio for certain stipulated periods of time, generally 18 to 24 months. The average interest rate of the loans securitized was 6.19% and 6.65% for the transactions in the first quarter of 2003 and 2002, respectively. In recent years, Keystone also has emphasized the origination of construction loans, commercial real estate and land loans and consumer loans. Keystone plans to continue these lending strategies.

In addition to modeling changes in NPV, Keystone also analyzes potential changes to NII for a twelve-month period under rising and falling interest rate scenarios. The following table shows Keystone’s NII model as of March 31, 2003.

Change in Interest Rates in Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
300bp	$34,252	$(4,211)	(10.95)%
200	35,789	(2,674)	(6.95)
100	37,235	(1,228)	(3.19)
Static	38,463	—	—
(100)	38,892	429	1.12%

The above table indicates that as of March 31, 2003, in the event of an immediate and sustained 200 basis point increase in interest rates, Keystone’s net interest income for the 12 months ending March 31, 2004 would be expected to decrease by $2.7 million or 6.95% to $35.8 million.

As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and NII require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the models presented assume that the composition of Keystone’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

Quantitative and Qualitative Disclosures About Market Risk

A derivative financial instrument includes futures, forwards, interest rate swaps, option contracts, and other financial instruments with similar characteristics. Keystone currently does not enter into futures, forwards, swaps, or options. However, it is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of Keystone’s customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Commitments generally have fixed expiration dates and may require additional collateral from the borrower if deemed necessary. Commitments to extend credit are not recorded as an asset or liability by Keystone until the instrument is exercised.

Table of Market Risk Sensitive Instruments. The following table shows Keystone’s financial instruments that are sensitive to change in interest rates, categorized by expected maturity, and the instruments’ fair values at March 31, 2003. Market risk sensitive instruments are generally defined as on-and off-balance sheet derivatives and other financial instruments.

	Average Interest Rate	Expected Maturity/Principal Repayment March 31,
		2004	2005	2006	2007	2008	Thereafter	Total(1)	Fair Value(1)
	(Dollars in Thousands)
Interest Sensitive Assets:
Deposits at other institutions	0.96%	$40,399	$—	$—	$—	$—	$—	$40,399	$40,399
Investment securities	4.78	20,324	12,068	10,025	17,733	1,495	338,509	400,154	425,839
Loans receivable	7.04	102,560	45,086	37,736	38,498	36,825	299,300	560,006	580,469
FHLB stock	3.32	8,516	—	—	—	—	—	8,516	8,516

Total		$171,799	$57,154	$47,761	$56,231	$38,320	$637,809	$1,009,075	$1,055,213

Interest Sensitive Liabilities:
Savings accounts	1.04%	$19,110	$18,309	$18,309	$18,309	$18,309	$29,920	$122,266	$122,266
Checking accounts	0.53	13,623	13,623	13,623	13,623	13,623	22,706	90,821	90,821
Money market accounts	1.63	31,582	31,582	31,582	31,582	31,419	—	157,747	157,747
Certificate accounts	3.22	205,870	101,772	40,078	13,366	26,832	905	388,823	393,026
FHLB advances and other borrowings	4.11	26,513	3,000	5,000	8,500	15,000	55,500	113,513	114,378

Total		$296,698	$168,286	$108,592	$85,380	$105,183	$109,031	$873,170	$878,238

Interest-Sensitive Off-Balance Sheet Items:
Loans serviced for others	6.03%							$228,668	$228,668
Commitments to extend credit	6.36							53,964	53,964
Unused consumer lines of credit	4.75							82,508	82,508

Keystone is subject to certain market risks and interest rate risks from the time it issues commitments to originate new loans. In recent periods, Keystone has reduced its exposure to interest rate risk by focusing on loans with shorter terms and has sold certain of its newly originated, agency-eligible fixed-rate single-family residential mortgage loans into the secondary market.

Analysis of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earnings assets and interest-bearing liabilities and the interest rate earned or paid on them.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

	Three Months Ended March 31,
	2003			2002
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:
Deposits at other institutions	$54,776	$131	0.96%	$39,617	$138	1.39%
Investment securities(1)	324,053	3,875	4.78	177,202	2,527	5.70
Loans receivable(2)	575,374	10,133	7.04	664,336	12,262	7.38

Total interest-earning assets	954,203	14,139	5.93	881,155	14,927	6.78

Non-interest-earning assets	54,427			43,342

Total assets	$1,008,630			$924,497

Interest-bearing liabilities:
Deposits:
Savings accounts	$118,604	$307	1.04	$106,009	$392	1.48
Checking accounts (3)	85,801	113	0.53	78,798	111	0.56
Money market accounts	153,238	626	1.63	125,851	695	2.21
Certificate accounts	387,253	3,117	3.22	435,287	5,362	4.93

Total deposits	744,896	4,163	2.24	745,945	6,560	3.52
FHLB advances and other borrowings	110,842	1,140	4.11	48,954	595	4.86

Total interest-bearing liabilities	855,738	5,303	2.48	794,899	7,155	3.60

Non-interest-bearing liabilities:
Deposits	34,416			25,041
Other	5,657			6,428

Total liabilities	895,811			826,368
Retained earnings	112,819			98,129

Total liabilities and retained earnings	$1,008,630			$924,497

Net interest-earning assets	$98,465			$86,256

Net interest income; average interest rate spread		$8,836	3.45%		$7,772	3.18%

Net interest margin(4)			3.70%			3.53%

Average interest-earning assets to average interest-bearing liabilities			111.51%			110.85%

(Footnotes on next page.)

	Year Ended December 31,
	2002			2001			2000
	Average Balance	Interest	Average Yield/ Rate(1)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Deposits at other institutions	$30,577	$408	1.33%	$30,475	$1,011	3.32%	$13,825	$602	4.35%
Investment securities(1)	272,704	14,883	5.46	135,356	8,536	6.31	121,628	7,976	6.56
Loans receivable(2)	623,980	44,188	7.08	675,856	50,946	7.54	647,448	49,025	7.57

Total interest-earning assets	927,261	59,479	6.41	841,687	60,493	7.19	782,901	57,603	7.36

Non-interest-earning assets	33,531			35,352			16,779

Total assets	$960,792			$877,039			$799,680

Interest-bearing liabilities:
Deposits:
Savings accounts	$111,689	$1,680	1.50	$97,778	$2,127	2.18	$104,801	$2,353	2.25
Checking accounts (3)	81,609	466	0.57	76,090	846	1.11	75,384	968	1.28
Money market accounts	134,456	2,784	2.07	100,327	3,512	3.50	70,845	3,096	4.37
Certificate accounts	417,073	18,169	4.36	447,171	25,679	5.74	417,542	23,235	5.56

Total deposits	744,827	23,099	3.10	721,366	32,164	4.46	668,572	29,652	4.44
FHLB advances and other borrowings	74,688	3,317	4.44	35,133	1,900	5.41	25,377	1,489	5.87

Total interest-bearing liabilities	819,515	26,416	3.22	756,499	34,064	4.50	693,949	31,141	4.49

Non-interest-bearing liabilities:
Deposits	28,881			19,890			15,965
Other	7,603			8,356			8,655

Total liabilities	855,999			784,745			718,569
Retained earnings	104,793			92,294			81,111

Total liabilities and retained earnings	$960,792			$877,039			$799,680

Net interest-earning assets	$107,746			$85,188			$88,952

Net interest income; average interest rate spread		$33,063	3.19%		$26,429	2.69%		$26,462	2.87%

Net interest margin(4)			3.57%			3.14%			3.38%

Average interest-earning assets to average interest-bearing liabilities			113.15%			111.26%			112.82%

(1)	Includes securities available-for-sale and held-to-maturity. Investment securities also include Federal Home Loan Bank stock.
(2)	Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(3)	Includes non-interest-bearing checking accounts.
(4)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected Keystone’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Three Months Ended March 31, 2003 vs. Three Months Ended March 31, 2002			2002 vs. 2001			2001 vs. 2000
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Rate	Volume		Rate	Volume		Rate	Volume
	(In Thousands)
Interest income:
Cash and cash equivalents	$32	$(39)	$(7)	$(606)	$3	$(603)	$(101)	$510	$409
Investment securities	(326)	1,674	1,348	(971)	7,318	6,347	(288)	848	560
Loans receivable, net	(543)	(1,586)	(2,129)	(2,980)	(3,778)	(6,758)	(219)	2,140	1,921

Total interest-earning assets	(837)	49	(788)	(4,557)	3,543	(1,014)	(608)	3,498	2,890
Interest expense:
Savings accounts	(141)	56	(85)	(830)	383	(447)	(72)	(154)	(226)
Checking accounts	(5)	7	2	(447)	67	(380)	(131)	9	(122)
Money market accounts	(421)	352	(69)	(4,353)	3,625	(728)	(381)	797	416
Certificate accounts	(1,703)	(542)	(2,245)	(5,873)	(1,637)	(7,510)	759	1,685	2,444

Total deposits	(2,270)	(127)	(2,397)	(11,503)	2,438	(9,065)	175	2,336	2,512
FHLB advances and other borrowings	(75)	620	545	(267)	1,684	1,417	(105)	516	411

Total interest-bearing liabilities	(2,345)	493	(1,852)	(11,770)	4,122	(7,648)	70	2,853	2,923

Increase (decrease) in net interest income	$1,508	$(444)	$1,064	$7,213	$(579)	$6,634	$(676)	$645	$(33)

Comparison of Financial Condition at March 31, 2003 and December 31, 2002

Total assets at Keystone amounted to $1.0 billion at March 31, 2003. During the first quarter of 2003, total assets increased by $23.8 million or 2.3% compared to total assets at December 31, 2002. Such increase was due primarily to an increase in Keystone’s holdings of investment securities which was partially offset by reductions in net loans receivable and cash and cash equivalents. During the quarter, Keystone used a portion of its excess cash as well as certain cash proceeds from loan sales and repayments to purchase additional investment securities. Keystone’s investment securities amounted to $400.2 million at March 31, 2003, an increase of $106.0 million or 36.0% compared to investment securities of $294.2 million at December 31, 2002. As part of its asset/liability management strategy, Keystone has actively acquired mortgage-backed securities in recent periods. It has focused on purchasing mortgage-backed securities with relatively short estimated average lives, generally three to five years. All of Keystone’s securities are classified as available for sale. This classification allows management to sell such securities in response to changes in interest rates or other factors. Keystone had $532.4 million of net loans receivable, including $18.0 million in mortgage loans held-for-sale, at March 31, 2003, a $46.9 million or 8.1% decrease from its net loans receivable at December 31, 2002. The decrease in net loans receivable reflects Keystone’s securitization of $47.3 million of single-family residential mortgage loans in the quarter ended March 31, 2003 as well as the sale of $10.5 million of newly originated single-family residential mortgage loans. In addition, given the continuing low interest rate environment, Keystone, like other institutions, continues to experience relatively high repayment levels on its loans as borrowers continue to refinance significant amounts of mortgage and other loans. Cash and cash equivalents at Keystone amounted to $49.8 million at March 31, 2003, a $36.5 million or 42.3% decrease from $86.3 million of cash and cash equivalents at December 31, 2002. The primary reason for the decrease in cash was the redeployment of cash for securities purchases as well as the repayment of $10.0 million in Federal Home Loan Bank (FHLB) advances.

Total liabilities of Keystone at March 31, 2003 amounted to $925.4 million, a $20.5 million increase from $904.9 of total liabilities at December 31, 2002. The reason for the increase in total liabilities was an increase in deposits. Deposits at Keystone amounted to $797.4 million at March 31, 2003, an increase of $25.6 million or 3.3% compared to $771.8 million in total deposits at December 31, 2002. The increase in Keystone’s total deposits in the first quarter of 2003 was due to an increase in core deposits, defined as savings, checking and money market accounts, which more than offset a slight decrease in the balance of certificate of deposit accounts. Keystone has concentrated on decreasing its reliance on certificates of deposit, which generally have higher rates paid than its core deposit products. At March 31, 2003, Keystone’s savings accounts amounted to $122.3 million, a $7.0 million or 6.1% increase from December 31, 2002. At March 31, 2003, total checking accounts amounted to $128. 5 million, a $10.5 million or 8.9% increase from $118.0 million in checking accounts at December 31, 2002. Money market accounts at Keystone increased to $157.7 million at March 31, 2003, a $8.5 million or 5.7% increase from $149.2 million in money market accounts at December 31, 2002. FHLB advances decreased in the first quarter of 2003 to $103.5 million at March 31, 2003 compared to $113.5 million at December 31, 2002. Keystone utilized a portion of its excess cash in the first quarter to repay FHLB advances. However, Keystone intends to continue, and possibly increase, its utilization of FHLB advances as an additional source of funds to leverage its balance sheet.

Total retained earnings at Keystone increased to $114.3 million at March 31, 2003 from $111.0 million at December 31, 2002. The primary reason for the $3.3 million or 3.0% increase was the $2.9 million in net income in the first quarter of 2003.

Comparison of Financial Condition at December 31, 2002 and December 31, 2001

Total assets at Keystone amounted to $1.0 billion at December 31, 2002, a $93.9 million or 10.2% increase from total assets of $922.0 million at December 31, 2001. The primary reason for the increase in total assets in 2002 was a $137.4 million increase in investment securities which more than offset a $88.7 million decrease in net loans receivable, including $23.8 million in mortgage loans held-for-sale. During 2002, Keystone sold an aggregate of $37.2 million of its newly originated single-family residential mortgage loans into the secondary market with servicing retained. In addition, in the first quarter of 2002 Keystone securitized $115.3 million of seasoned single-family residential mortgage loans, which also reduced the balance of net loans receivable. Keystone retained in its investment securities portfolio $53.9 million of the mortgage-backed securities from its 2002 securitization and sold the remaining $61.4 million of mortgage-backed securities. Due to the proceeds from its loan and securities sales as well as increases in FHLB advances, cash and cash equivalents increased by $34.4 million to $86.3 million at December 31, 2002 compared to $51.8 million at December 31, 2001. The value of Keystone’s investment in bank owned life insurance (BOLI) increased by $5.4 million, due primarily to an additional investment of $4.0 million, to $26.3 million at December 31, 2002 compared to $20.9 million at December 31, 2001. Keystone originally invested $20.0 million in BOLI in 2001 and made an additional $4.0 million BOLI investment in 2002. BOLI is a bank owned life insurance policy on a selected group of employees which is used to help defray employee benefit costs. BOLI is recorded on the balance sheets at its cash surrender value and changes in the cash surrender value are recorded in non-interest income. BOLI income is tax-exempt. Keystone’s BOLI policy currently covers a group of approximately 57 employees, all of whom have consented to such coverage.

Total liabilities at Keystone amounted to $904.9 million at December 31, 2002, a $78.6 million or 9.5% increase from total liabilities of $826.3 million at December 31, 2001. The primary reason for the increase in total liabilities in 2002 was a $73.0 million increase in FHLB advances to $113.5 million at December 31, 2002 compared to $40.5 million at December 31, 2001. Keystone increased the amount of its outstanding FHLB advances in 2002 as a result of its determination to increase its use of borrowings as an additional source of funds while reducing its reliance on certificate of deposit accounts by being less aggressive in the rates paid on its certificate accounts. In addition, Keystone determined to increase its use of borrowings as a means to more effectively leverage its balance sheet. Total deposits decreased at Keystone by $401,000 to $771.8 million at December 31, 2002 compared to $772.2 million at December 31, 2001, such decrease was due to a $52.8 million decrease in certificate of deposit accounts which was partially offset by a $52.4 million increase in core deposit accounts.

Total retained earnings at Keystone amounted to $111.0 million at December 31, 2002, a $15.2 million or 15.9% increase from $95.8 million of retained earnings at December 31, 2001. The primary reason for the increase in retained earnings was net income of $12.0 million in the year ended December 31, 2002.

Comparison of Operating Results for the Three Months Ended March 31, 2003 and 2002

General. Keystone reported net income of $2.9 million for the quarter ended March 31, 2003 compared to $3.9 million for the quarter ended March 31, 2002. The primary reasons for the decrease in net income was the recognition of $1.2 million in net gains on sales of investment securities in the first quarter of 2002 compared to no gains in the first quarter of 2003 as well as a $445,000 recovery on the provision for loan losses primarily as a result of the securitization of $115.3 million of loans in the first quarter of 2002 compared to a $62,000 provision for loan losses in the first quarter of 2003. Net interest income at Keystone was $8.8 million for the quarter ended March 31, 2003, a $1.0 million or 13.7% increase from the $7.8 million in net interest income for the first quarter of 2002. Keystone’s interest rate spread increased by 27 basis points to 3.45% for the first quarter of 2003 compared to 3.18% for the first quarter of 2002. Net interest margin increased by 17 basis points to 3.70% for the first quarter of 2003 compared to 3.53% for the first quarter of 2002.

Interest Income. Keystone’s total interest income was $14.1 million for the quarter ended March 31, 2003 compared to $14.9 million for the three months ended March 31, 2002, a decrease of $788,000 or 5.3%. The primary reason for the decrease in total interest income was a $2.1 million decrease in interest earned by Keystone on its net loans receivable which was partially offset by a $1.3 million increase in interest earned on its investment securities portfolio. The primary reason for the decrease in interest earned on loans was an $89.0 million or 13.4% decrease in the average balance in loans receivable in the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002 primarily reflecting the effect of the loan securitization undertaken by Keystone in the first quarter of 2002. Keystone securitized $47.3 million and $115.3 million of loans in the first quarter of 2003 and 2002, respectively. Keystone retained in its investment portfolio all of the securities from the 2003 transaction and $53.9 million from the 2002 transaction. Such retained securities, which may be more readily sold than the underlying loans, are all classified as available for sale. No gains or losses were recognized on the securitizations. Similarly, the increase in interest earned on investment securities was due primarily to a $146.9 million or 82.9% increase in the average balance in the first quarter of 2003 compared to the first quarter of 2002 reflecting Keystone’s retaining in its investment portfolio $53.9 million of the loan securitization in 2002 as well as continuing purchases of mortgage-backed and other investment securities. Interest income in the first quarter of 2003 was adversely affected by declines in the average rates earned on both loans receivable and investment securities reflecting the continuing effects of relatively low market rates of interest. The average yield earned by Keystone on loans receivable was 7.04% for the quarter ended March 31, 2003 compared to 7.38% for the quarter ended March

31, 2002 while the average yield earned on investment securities was 4.78% in the 2003 period compared to 5.70% in the 2002 period.

Interest Expense. Keystone’s total interest expense was $5.3 million for the quarter ended March 31, 2003 compared to $7.2 million for the quarter ended March 31, 2002, a decrease of $1.9 million or 25.9%. The primary reason for the improvement in interest expense was a 171 basis point reduction in the average rate paid on certificate of deposit accounts to 3.22% for the quarter ended March 31, 2003 compared to 4.93% for the quarter ended March 31, 2002 together with a $48.0 million or 11.0% reduction in the average balance of certificate accounts in the first quarter of 2003 compared to the first quarter of 2002. The changes in the average rate and average balance of Keystone’s certificate of deposit accounts in this period reflects, among other factors, the maturity of a significant amount of two-year certificate of deposit accounts which Keystone attracted primarily in the year ended December 31, 2000 by paying rates which were higher than the market average at that time and the bank’s subsequent determination to be less aggressive in its pricing in an effort to reduce its reliance on certificate of deposit accounts. In addition to the effect of the changes in its certificate of deposit accounts, Keystone’s total interest expense improved in the first quarter of 2003 compared to the first quarter of 2002 due to reductions in the average rates paid on its savings, checking and money market accounts, reflecting declining market rates of interest, which more than offset increases in the average balances in such accounts. The reductions in interest paid on deposits in the first quarter of 2003 compared to the first quarter of 2002 were partially offset by a $545,000 increase in interest paid on FHLB advances and other borrowings due primarily to a $61.9 million or 126.4% increase in the average balance. The average rate paid by Keystone on FHLB advances and other borrowings was 4.11% in the first quarter of 2003 compared to 4.86% in the first quarter of 2002.

Provision (Recovery) for Loan Losses. Keystone made a provision for loan losses of $62,000 during the first quarter of 2003 compared to a recovery of $445,000 during the first quarter of 2002. Keystone’s allowance for loan losses was $2.7 million at March 31, 2003 compared to $2.8 million at March 31, 2002. The recovery in the first quarter of 2002 primarily reflects Keystone’s assessment of the reduction in its credit risk due to its securitization and sale of loans without recourse in the quarter. Keystone has identified the evaluation of the allowance for loan losses as a critical accounting policy where amounts are sensitive to material variation. This policy is significantly affected by its judgment and uncertainties and there is a likelihood that materially different amounts would be reported under different, but reasonably plausible, conditions or assumptions. Keystone’s activity in the provision for loan losses, which are charges or recoveries to operating results, is undertaken in order to maintain a level of total allowance for losses that management believes covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Management performs reviews no less than quarterly in order to identify these inherent losses and to assess the overall collection probability for the loan portfolio. Such reviews consist of a quantitative analysis by loan category, using historical loss experience, and consideration of a series of qualitative loss factors. Keystone’s evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the levels of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size, terms and geographic concentration of loans held, the value of collateral securing loans, the number of loans requiring heightened management oversight, general economic conditions and loan loss information for other institutions. In recent periods consideration has been given to the declining balance of the overall loan portfolio and the attendant reduction in risk as well as Keystone’s increasing portfolios of construction, commercial real estate, consumer and commercial business loans, which generally are considered to have higher degrees of risk than single-family residential mortgage loans. The amount of the allowance for loan losses is only an estimate and actual losses may vary from these estimates. Keystone assesses its allowance for loan losses at least quarterly, and makes any necessary provision or recovery for loan losses.

Noninterest Income. Keystone’s noninterest income is comprised primarily of fees and service changes on customer accounts, gains on investment securities and residential mortgage loans sold, and other operating income. Total noninterest income at Keystone amounted to $2.2 million for the quarter ended March 31, 2003 compared to $2.6 million for the quarter March 31, 2002, a $462,000 or 17.5% decrease. The primary reason for the decrease in noninterest income in the first quarter of 2003 compared to the first quarter of 2002 was the absence of any gains on sales of investment securities in the 2003 period compared to $1.2 million in gains in the 2002 period. Such change in the gain on sale of investment securities was partially offset by a $556,000 increase in service fees in the first quarter of 2003 compared to the first quarter of 2002 as well as a $200,000 increase in gains recognized on the sale of residential mortgage loans. The increase in service fees was due primarily to a $360,000 increase in overdraft fees primarily as a result of the introduction in the second half of 2002 of an overdraft option on checking accounts for which the bank charges a fee. In addition, the increasing number of Keystone’s checking accounts as well as the amount of loans serviced for others contributed to the increase in service fees.

Noninterest Expense. Noninterest expense is comprised primarily of salaries and employee benefit expense, occupancy and data processing costs, advertising and various other operating expenses. Total noninterest expense at Keystone amounted to $6.9 million for the quarter ended March 31, 2003, a $1.7 million or 33.3% increase from a $5.2 million of noninterest expense for the quarter ended March 31, 2002. The increase was due primarily to a $755,000 increase in compensation and employee benefits costs, a $167,000 increase in occupancy costs, a $157,000 increase in advertising and a $578,000 increase in other noninterest expenses. The increase in compensation and employee benefits costs was due to normal salary increases as well as an increased number of employees due to the opening of three additional branch offices in 2002, as well as increased costs for funding the bank’s retirement plan and increased health insurance costs. The increase in occupancy expenses in the first quarter of 2003 compared to the first quarter of 2002 was due primarily to the increased number of branch offices. The increase in advertising costs for the first quarter of 2003 compared to the first quarter of 2002 was due primarily to Keystone’s increased marketing efforts generally and, in particular, to promote its core deposit accounts and its home equity loans. The increase in other noninterest expenses in the first quarter of 2003 compared to the first quarter of 2002 was due primarily to a $375,000 charge due to impairment of mortgage servicing rights and various other increased costs.

Income Tax Expense. Keystone’s income tax expense was $1.1 million for the quarter ended March 31, 2003 compared to $1.8 million for the quarter ended March 31, 2002. The primary reason for the $682,000 or 38.3% decrease in income tax expense was the reduction in net income. In addition, Keystone’s investments in BOLI and municipal securities have reduced its effective tax rates. Keystone’s effective Federal tax rate was 27.2% for the quarter ended March 31, 2003 compared to 31.4% for the quarter ended March 31, 2002.

Comparison of Operating Results for the Years Ended December 31, 2002 and December 31, 2001

General. Keystone reported net income of $12.0 million for the year ended December 31, 2002 compared to $8.1 million for the year ended December 31, 2001. The primary reason for the increase was a $6.6 million or 25.1% increase in net interest income to $33.1 million for the year ended December 31, 2002 compared to $26.4 million for the year ended December 31, 2001. In addition, increases in service fees and gains on sales of investment securities and loans contributed to the increase in net income in 2002 compared to 2001. Keystone’s average interest rate spread increased by 50 basis points to 3.19% for 2002 compared to 2.69% for 2001 while net interest margin increased by 43 basis points to 3.57% in 2002 compared to 3.14% in 2001.

Interest Income. Total interest income at Keystone amounted to $59.5 million for the year ended December 31, 2002 compared to $60.5 million for the year ended December 31, 2001. The primary reason for the decrease in interest income in 2002 compared to 2001 was a decrease in the average balance of net loans receivable as well as decreases in the average yields earned on interest-earning assets which was partially offset by an increase in the average balance of investment securities. Interest income on net loans receivable amounted to $44.2 million in 2002 compared to $50.9 million in 2001. The $6.8 million or 13.3% decrease was due to a $51.9 million or 7.7% decline in the average balance of loans receivable together with a 46 basis point decrease in the average yield earned to 7.08% in 2002 compared to 7.54% in 2001. The decline in the average balance of Keystone’s loans receivable in 2002 compared to 2001 primarily reflects the securitization of $115.3 million in residential mortgage loans in the first quarter of 2002 while the decline in the average yield earned primarily reflects the continuing low market rates of interest during the period.

Interest Expense. Keystone’s total interest expense amounted to $26.4 million for the year ended December 31, 2002 compared to $34.1 million for the year ended December 31, 2001, a decrease of $7.6 million or 22.5%. The reason for the decrease in interest expense in 2002 compared to 2001 was a decrease in the average rates paid on all of Keystone’s interest-bearing liabilities as well as a decline in the average balance of its certificate of deposit accounts which more than offset the effects of increases in the average balances in its other interest-bearing liabilities. Interest paid on deposit accounts decreased by $9.1 million in 2002 compared to 2001. The average rate paid on total deposits was 3.10% in 2002 compared to 4.46% in 2001. While the average balance for total deposits increased by $23.5 million in 2002 compared to 2001, such increase was due to increases in the average balances of Keystone’s core deposit accounts as the average balance of certificate of deposit accounts decreased by $30.1 million during the period.

Provision (Recovery) for Loan Losses. Keystone made a provision for loan losses of $111,000 for 2002 compared to a provision for loan losses of $391,000 for 2001, a decrease of $281,000. Keystone’s allowance for loan losses was $2.9 million at December 31, 2002 compared to $3.4 million at December 31, 2001. The primary factors for the reduction in Keystone’s provision in 2002 compared to 2001 were:

•	Keystone’s assessment of the reduction in its credit risk due to its loan securitizations and an increase in sales of loans without recourse during 2002; loan securitizations amounted to $115.3 million in 2002 and loan sales were $37.2 million in 2002 compared to $12.1 million in 2001; and

•	a $200,000 decrease in total non-performing loans at December 31, 2002 compared to December 31, 2001.

Keystone has identified the evaluation of the allowance for loan losses as a critical accounting policy where amounts are sensitive to material variation. This policy is significantly affected by its judgment and uncertainties and there is a likelihood that materially different amounts would be reported under different, but reasonably plausible, conditions or assumptions. Keystone’s activity in the provision for loan losses, which are charges or recoveries to operating results, is undertaken in order to maintain a level of total allowance for losses that management believes covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. Management performs reviews no less than quarterly in order to identify these inherent losses and to assess the overall collection probability for the loan portfolio. Such reviews consist of a quantitative analysis by loan category, using historical loss experience, and consideration of a series of qualitative loss factors. Keystone’s evaluation includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size, terms and geographic concentration of loans held, the value of collateral securing loans, the number of loans requiring heightened management oversight, general economic conditions and loan loss information for other institutions. In recent periods consideration has been given to the declining balance of the overall loan portfolio and the attendant reduction in risk as well as Keystone’s increasing portfolios of construction, commercial real estate, consumer and commercial business loans, which are generally considered to have higher degrees of risk than single-family residential mortgage loans. The amount of the allowance for loan losses is only an estimate and actual losses may vary from these estimates.

Noninterest Income. Total noninterest income at Keystone increased by $3.8 million or 75.8% to $8.8 million for the year ended December 31, 2002 compared to $5.0 million for the year ended December 31, 2001. The primary reason for the increase in noninterest income in 2002 compared to 2001 was an increase in service fees, as well as increased net gains on sales of investment securities and residential mortgage loans and increased income from BOLI. Service fees at Keystone increased by $1.4 million or 35.7% to $5.4 million in 2002 compared to $4.0 million in 2001. The primary reason for the increase in service fees was a $634,000 increase in checking overdraft fees due to the introduction of the bank’s overdraft checking feature in the second half of 2002. Net gains on sales of investment securities amounted to $1.2 million in the year ended December 31, 2002, due primarily to the sale of $61.4 million in mortgage-backed securities from Keystone’s securitization in the first quarter of 2002, compared to $35,000 in gains on sales of investment securities in the year ended December 31, 2001. Net gains on sales of residential mortgage loans increased by $792,000 to $900,000 for the year ended December 31, 2002 compared to $108,000 for the year ended December 31, 2001. The increase primarily reflects Keystone’s determination, as part of its asset/liability management strategy and its efforts to reduce interest rate risk, to sell some of its newly originated single-family residential mortgage loans. Income from BOLI increased by $536,000 to $1.4 million for the year ended December 31, 2002 compared to $899,000 for the year ended December 31, 2001. The increase reflects the increase in the carrying value of Keystone’s investment in BOLI.

Noninterest Expense. Keystone’s noninterest expense increased by $5.0 million or 25.3% to $24.6 million for the year ended December 31, 2002 compared to $19.6 million for the year ended December 31, 2001. The primary reason for the increase in noninterest expense was a $2.8 million increase in compensation and employee benefit expense and a $1.6 million increase in other noninterest expense. In addition to normal salary increases, salary expense increased as the result of Keystone’s opening and staffing of three additional branch offices in 2002. At December 31, 2002, Keystone had 329 full-time equivalent employees compared to 294 full-time equivalent employees at December 31, 2001. In addition to an increase in salary expense, compensation and employee benefit expense increased in 2002 compared to 2001 due to a $793,000 increase in retirement expense due to a $290,000 increase in the bank’s funding obligation to its multiple employer defined benefit pension plan, a $55,000 increase in matching contributions to its 401(k) plan and $425,000 in expense in 2002 due to the funding of supplemental executive retirement plans for certain executive officers. Other noninterest expenses increased in 2002 compared to 2001 primarily due to a $676,000 charge due to the impairment of mortgage servicing rights.

Income Tax Expense. Keystone’s income tax expense increased by $1.9 million or 56.0% to $5.2 million for the year ended December 31, 2002 compared to $3.3 million for the year ended December 31, 2001. The increase in income tax expense was due to the increase in net income. Keystone’s effective Federal tax rate was 30.2% for the year ended December 31, 2002 compared to 29.1% for the year ended December 31, 2001.

Comparison for Operating Results for the Years Ended December 31, 2001 and December 31, 2000

General. Keystone’s net income increased by $595,000 or 7.9% to $8.1 million for the year ended December 31, 2001 compared to $7.5 million for the year ended December 31, 2000. Net interest income amounted to $26.4 million in 2001 compared to $26.5 million in 2000. Keystone’s average interest rate spread declined to 2.69% for 2001 compared to 2.87% for 2000 while its net interest margin was 3.14% in 2001 compared to 3.38% in 2000. The increase in net income in 2001 compared to 2000 was due primarily to a $1.8 million increase in noninterest income which was partially offset by a $1.6 million increase in noninterest expenses.

Interest Income. Total interest income at Keystone amounted to $60.5 million for the year ended December 31, 2001 compared to $57.6 million for the year ended December 31, 2000. The primary reason for the $2.9 million or 5.0% increase in interest income in 2001 compared to 2000 was a $1.9 million increase in interest income on loans receivable together with a $560,000 increase in interest earned on investment securities. Increases in the average balances of both investment securities and loans receivable in 2001 compared to 2000 offset declines in the average yields. The average balance of net loans receivable increased by $28.4 million in 2001 compared to 2000 while the average yield declined by three basis points to 7.54% in 2001 compared to 7.57% in 2000. The average balance of Keystone’s investment securities increased by $13.7 million in 2001 compared to 2000 while the average yield declined by 25 basis points to 6.31% in 2001 compared to 6.56% in 2000.

Interest Expense. Keystone’s interest expense increased by $2.9 million or 9.4% to $34.1 million for the year ended December 31, 2001 compared to $31.1 million for the year ended December 31, 2000. Interest expense on deposits increased by $2.5 million in 2001 compared to 2000 while interest expense on FHLB advances and other borrowings increased by $411,000. The average balance of Keystone’s total deposits increased by $52.8 million in 2001 compared to 2000 due primarily to a $29.5 million increase in the average balance of money market accounts and a $29.6 million increase in the average balance of certificate of deposit accounts. The increase in certificate of deposit accounts in 2001 compared to 2000 primarily reflects Keystone’s efforts in 2000 to increase its deposit balances by aggressively pricing its certificate of deposit accounts, primarily for two year terms to maturity.

Noninterest Income. Keystone’s noninterest income increased by $1.8 million to $5.0 million for the year ended December 31, 2001 compared to $3.2 million for the year ended December 31, 2000. The primary reason for the increase in noninterest income in 2001 compared to 2000 was the recognition of $899,000 in income from BOLI, which was purchased in March and April 2001, and a $823,000 increase in service fees due primarily to increases in the fee schedule as well as an increase in the number of deposit accounts in 2001 compared to 2000.

Noninterest Expense. Noninterest expense at Keystone increased by $1.6 million to $19.6 million for the year ended December 31, 2001 compared to $18.0 million for the year ended December 31, 2000. The primary reason for such increase was a $1.1 million increase in compensation and employee benefit expenses due primarily to normal merit adjustments and an increase in the number of employees. Keystone had 294 full time equivalent employees at December 31, 2001 compared to 273 at December 31, 2000. In addition, Keystone’s occupancy expense increased by $280,000 in 2001 compared to 2000 due primarily to a $93,000 increase in rental expense and its data processing expense increased by $237,000 in 2001 compared to 2000 primarily as a result of an increase in the number of ATM/check card transactions.

Income Tax Expense. Keystone’s income tax expense was $3.3 million in 2001 compared to $3.7 million in 2000. The primary reason for the decrease in income tax expense in 2001 compared to 2000 was the effect of Keystone’s purchase of BOLI, which resulted $899,000 of tax-free income in 2001, as well as an increase in the amount of municipal securities held by the bank. Keystone’s effective Federal tax rate was 29.1% in 2001 compared to 33.1% in 2000.

Liquidity and Commitments

Keystone’s primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed securities and other investments, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. Keystone also maintains excess funds in short-term, interest-bearing assets that provide additional liquidity and also utilizes outside borrowings, primarily from the Federal Home Loan Bank of Pittsburgh, as an additional funding source.

Keystone uses its liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At March 31, 2003, Keystone had the following contractual obligations and commercial commitments:

		Due In
Contractual Obligations:	Total	1 Year	1-3 Years	3-5 Years	After 5 Years
	(Dollars in Thousands)
Total borrowings	$113,513	$26,513	$8,000	$23,500	$55,500
Annual rental commitments under non-cancelable operating leases	4,918,926	613,763	1,377,996	414,442	2,512,725

	$5,032,439	$640,276	$1,385,996	$437,942	$2,568,225

		Due In
Commitments:	Total	1 Year	1-3 Years	3-5 Years	After 5 Years
	(Dollars in Thousands)
Commitments to extend credit	$53,964	$4,265	$14,569	$3,634	$31,496
Undisbursed portion of loans in process and unused portions of lines of credit	82,508	26,245	14,693	36,955	4,615

	$136,472	$30,510	$29,262	$40,589	$36,111

At March 31, 2003, Keystone also had certificates of deposit maturing within the next 12 months amounting to $206.2 million. Based upon historical experience, Keystone anticipates that a not insignificant portion of the maturing certificates of deposit will be redeposited with Keystone.

In addition to cash flow from loan and securities payments and prepayments as well as from sales of available for sale securities and mortgage loans, Keystone has significant borrowing capacity available to fund liquidity needs. Keystone has increased its utilization of borrowings in recent years as a cost efficient addition to deposits as a source of funds. The average balance of borrowings was $110.8 million for the three months ended March 31, 2003 compared to $74.7 million, $35.1 million and $25.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. To date, KNBT Bancorp borrowings have consisted primarily of advances from the Federal Home Loan Bank of Pittsburgh, of which Keystone is a member. Under terms of the collateral agreement with the Federal Home Loan Bank, Keystone pledges residential mortgage loans and mortgage-backed securities as well as KNBT Bancorp stock in the Federal Home Loan Bank as collateral for such advances.

Keystone has not used, and has no intention to use, any significant off-balance sheet financing arrangements for liquidity purposes. Its primary financial instruments with off-balance sheet risk are limited to loan servicing for others, obligations to fund loans to customers pursuant to existing commitments and commitments to sell mortgage loans. In addition, Keystone has not had, and has no intention to have, any significant transactions, arrangements or other relationships with any unconsolidated, limited purpose entities that could materially affect its liquidity or capital resources. Keystone has not, and does not intend to, trade in commodity contracts.

Keystone anticipates that it will continue to have sufficient funds and alternative funding sources to meet its current commitments.

Impact of Inflation and Changing Prices. The financial statements, accompanying notes, and related financial data of Keystone presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Most of Keystone’s assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Accounting Pronouncements

In April of 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This Statement also rescinds FASB Statement No. 44, “Accounting for Intangible Assets of Motor Carriers.” This Statement amends FASB Statement No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of Statement No. 145 is not expected to have a material effect on Keystone’s financial position or results of operation.

Keystone adopted FASB Interpretation Number 45 (FIN 45) Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, on January 1, 2003. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. Keystone has financial and performance letters of credit. Financial letters of credit require Keystone to make payment if the customer’s financial condition deteriorates, as defined in the agreements. Performance letters of credit require Keystone to make payments if the customer fails to perform certain non-financial contractual obligations. Keystone previously did not record a liability when guaranteeing obligations unless it became probable that Keystone would have to perform under the guarantee. FIN 45 applies prospectively to guarantees Keystone issues or modifies subsequent to December 31, 2002.

In January 2003, the FASB issued FASB Interpretation Number 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest, termed “variable interest entities.” Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after

January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Keystone is in the process of determining what impact, if any, the adoption of the provisions of FIN 46 will have upon its financial condition or results of operations. Keystone does not anticipate FIN 46 to have a material impact on the consolidated financial position or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST COLONIAL

The following financial review and analysis are intended to assist in understanding and evaluating the major changes in the financial condition and earnings performance of First Colonial. First Colonial’s consolidated earnings are derived primarily from the operations of First Colonial’s subsidiaries, Nazareth National Bank, First C. G. Company, Inc., referred to as First C. G., and First Colonial Statutory Trust I, referred to as the Statutory Trust I. The information below should be read in conjunction with First Colonial’s consolidated financial statements and accompanying notes thereto, and other detailed information appearing elsewhere in this document. The information concerning First Colonial’s share and per share data included in this discussion have been restated to reflect the 5% stock dividends paid in May 2002, June 2001 and June 2000.

Critical Accounting Policies, Judgments and Estimates

The accounting and reporting policies of First Colonial conform with accounting principles generally accepted in the United States of America and general practices within the financial services industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and the assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

First Colonial considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The allowance for loan losses is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb estimated probable credit losses. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective as it requires material estimates, including, among others, expected default probabilities, loss given default, expected commitment usage, the amounts and timing of expected future cash flows on impaired loans, mortgages, and general amounts for historical loss experience. The process also considers economic conditions, uncertainties in estimating losses and inherent risks in the loan portfolio. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for loan losses may be required that would adversely impact earnings in future periods.

On January 1, 2002, First Colonial adopted SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. At March 31, 2003, December 31, 2002, and December 31, 2001, respectively, First Colonial had goodwill with a carrying value of approximately $127,000, $127,000 and $127,000 resulting from previous branch acquisitions. Prior to January 1, 2002, First Colonial was amortizing goodwill on a straight-line basis over a fifteen-year period. Amortization expense for the years ended December 31, 2001 and 2000, respectively, was approximately $16,000 per year. On January 1, 2002, in accordance with SFAS No. 142, First Colonial has discontinued the amortization of goodwill resulting from these acquisitions, and subjects goodwill to impairment testing at each defined reporting unit. A fair value is determined for each reporting unit based on at least one of three various market valuation methodologies. If the fair values of the reporting units exceed their book values, no write-down of recorded goodwill is necessary. If the fair value of the reporting unit is less, an expense may be required on First Colonial’s books to write-down the related goodwill to the proper carrying value. As of March 31, 2003 and December 31, 2002, First Colonial determined that no impairment write-offs were necessary.

	Three months ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(dollars in thousands, except per share data)
Reported net income	$932	$811	$3,998	$3,557	$2,072
Add back: Goodwill amortization	—	—	—	16	16

Adjusted net income	$932	$811	$3,998	$3,573	$2,088

Basic earning per share:
Reported net income	$0.43	$0.37	$1.85	$1.69	$0.99
Goodwill amortization	—	—	—	—	0.01

Adjusted net income	$0.43	$0.37	$1.85	$1.69	$1.00

Diluted earning per share:
Reported net income	$0.41	$0.37	$1.82	$1.68	$0.99
Goodwill amortization	—	—	—	0.01	0.01

Adjusted net income	$0.41	$0.37	$1.82	$1.69	$1.00

First Colonial recognizes deferred tax assets and liabilities for future tax effects of temporary differences, net operating loss carryforwards and tax credits. Deferred tax assets are subject to management’s judgment based upon available evidence that future realization is more likely than not. If management determines that First Colonial may be unable to realize all or part of net deferred tax assets in the future, a direct charge to income tax expense may be required to reduce the recorded value of the net deferred tax asset to the expected realizable amount. For further information, see Note A—Summary of Accounting Policies in the First Colonial “Notes to Consolidated Financial Statements.”

New Accounting Pronouncements

In August, 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. However, SFAS 144 makes changes to the scope and certain measurement requirements of existing accounting guidance. SFAS 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The adoption of this statement is not expected to have a significant impact on the financial condition or results of operations of First Colonial.

Financial Performance Summary

Three months ended March 31, 2003 and March 31, 2002. First Colonial’s basic earnings per share for the three months ended March 31, 2003 were $0.43 as compared to $0.37 for the corresponding period in 2002. First Colonial’s diluted earnings per share for the three months ended March 31, 2003 were $0.41 as compared to $0.37 for the same period in 2002. First Colonial’s average basic shares outstanding during this three-month period were 2,177,482 in 2003 and 2,144,552 in 2002. Average diluted shares outstanding during the three-month period were 2,274,995 in 2003 and 2,178,154 in 2002.

First Colonial’s net income for the three months ended March 31, 2003 was $932,000 compared to $811,000 for the same period in 2002, an increase of $121,000 or 14.9%. First Colonial’s earnings increase was due in part to an increase in net interest income of $427,000 or 10.5%, a $396,000 increase in net gains on the sale of available-for-sale securities, a $341,000 increase in the gains on the sales of mortgage loans, a decrease of $200,000 in the provision for loan losses, a decrease of $8,000 in Federal income taxes and a $1,000 increase in trust and wealth management revenues. These earnings increases were offset in part by an increase of total other operating expenses of $1.2 million or 28.6%. This increase in First Colonial’s total other operating expense included a charge of $637,000 for the impairment of mortgage servicing rights in 2003 with no similar expense in 2002. Also affecting earnings was a $49,000 decrease in other operating income.

First Colonial’s return on average assets for the three months ended March 31 was 0.62% in 2003 and 0.69% in 2002. The return on average equity was 9.30% and 9.46% for the first quarter of 2003 and 2002, respectively.

Years Ended December 31, 2002, 2001 and 2000. In 2002, First Colonial recorded net income of $4.0 million. The 2002 net income was $441,000 or 12.4% higher than 2001 net income of $3.6 million. First Colonial’s net income in 2000 was $2.1 million.

First Colonial’s basic earnings per share were $1.85, $1.69 and $0.99 in 2002, 2001 and 2000, respectively. Diluted earnings per share were $1.82 in 2002, $1.68 in 2001 and $0.99 in 2000. Diluted earnings per share include the effect of common stock equivalents such as options, see Note Q of First Colonial’s “Notes to Consolidated Financial Statements.”

First Colonial’s return on average assets was 0.77% in 2002 as compared to 0.79% in 2001 and 0.50% in 2000. The return on average equity was 10.62%, 10.10% and 7.04% in 2002, 2001 and 2000, respectively.

The principal factors affecting the increase in First Colonial’s earnings in 2002 were a $1.1 million or 6.6% increase in net interest income, an increase of $776,000 or 224.3% on the gains on the sale of residential real estate loans, an increase of $324,000 or 34.9% on the net gains on the sale of investment securities available-for-sale, an increase of $251,000 or 10.8% in service charges on deposit accounts and an increase of $39,000 or 5.5% in other fee income. These increases in income were offset in part by a decrease in trust and wealth management fees of $90,000 or 7.0%, and increases of $961,000 or 165.7% in the provision for possible loan losses, $883,000 or 5.3% in total other expenses and $69,000 or 8.5% in Federal income taxes.

The increase in First Colonial’s 2001 earnings was the result of a $726,000 or 4.7% increase in net interest income, an increase of $755,000 or 433.9% in net gains on the sale of securities, an increase of $287,000 or 486.4% on the gains on the sale of residential real estate loans and an increase of $243,000 or 5.9% in all other income including trust and wealth management fees, deposit service charges and other fees. Also affecting First Colonial’s earnings was a $217,000 or 1.3% decrease in total other expenses. These factors improving earnings were offset in part by increases of $205,000 or 54.7% in the provision for possible loan losses and $538,000 or 199.3% in Federal income taxes.

Financial Condition Summary

First Colonial has continued to achieve growth in total assets and deposits. First Colonial’s total assets at March 31, 2003 were $620.7 million compared to $611.6 million at December 31, 2002 and $465.1 million at December 31, 2001. First Colonial’s deposits increased by $10.6 million or 2.2% in the first quarter of 2003 and amounted to $483.4 million at March 31, 2003 compared to $472.8 million at December 31, 2002. During 2002, First Colonial’s total deposits grew by 24.5% or $92.9 million to a year-end total of $472.8 million. Total deposits at December 31, 2001 were $379.9 million. First Colonial’s total loans at March 31, 2003 were $252.6 million, a decrease of $3.2 million from December 31, 2002. First Colonial’s total loans amounted to $255.8 million and $225.8 million at December 31, 2002 and 2001, respectively. The loan increase in 2002 was $30.1 million or 13.3%. In addition, First Colonial had residential real estate loans held-for-sale of $848,000 at March 31, 2003 and $1.3 million at December 31, 2002. There were $3.8 million such loans at year-end 2001. The allowance for possible loan losses was $3.1 million at March 31, 2003 and December 31, 2002 as compared to $2.3 million at December 31, 2001. The increase in the allowance for possible loan losses in 2000 was $820,000 or 36.2%. In 2002, First Colonial’s long-term debt to the Federal Home Loan Bank of Pittsburgh increased by $33.1 million or 95.2%. The total long-term debt outstanding to the Federal Home Loan Bank was $67.0 million, $67.9 million and $34.8 million at March 31, 2003 and at December 31, 2002 and 2001, respectively. First Colonial also had $15.0 million of guaranteed preferred beneficial interest in First Colonial’s subordinated debentures at March 31, 2003 and at December 31, 2002. There was no such debt at December 31, 2001.

Average Balances

The “Consolidated Comparative Statement Analysis” tables below set forth a comparison of average daily balances, interest income and interest expense on a fully taxable equivalent basis and interest rates calculated for each major category of interest-earning assets and interest-bearing liabilities of First Colonial. For purposes of this analysis, the computations in the “Consolidated Comparative Statement Analysis” were prepared using the Federal statutory rate of 34%; there are no state or local taxes on income applicable to First Colonial. For further information relating to the effective income tax rate of First Colonial, see Note K of First Colonial’s “Notes to Consolidated Financial Statements.” Interest income on loans included loan (expenses) and fees of $(49,000) and $(14,000) for the three months ended March 31, 2003 and 2002, respectively, and $(279,000), $(162,000), and $285,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

CONSOLIDATED COMPARATIVE STATEMENT ANALYSIS

	For the Three Months Ended March 31,
	2003			2002
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in Thousands)
ASSETS
INTEREST-EARNING ASSETS
Interest-Bearing Balances with Banks	$13,298	$34	1.02%	$10,523	$40	1.52%
Federal Funds Sold	333	1	1.01	178	—	—
Investment Securities
Taxable	258,259	2,758	4.27	168,379	2,368	5.63
Non-Taxable (1)	53,898	925	6.86	36,872	664	7.20
Loans (1) (2)	254,925	4,193	6.58	232,172	4,276	7.37
Allowance for Loan Losses	(3,184)	—	—	(2,337)	—	—

Net Loans	251,741	4,193	6.66	229,835	4,276	7.44

Total Interest-Earning Assets	577,529	7,911	5.48	445,787	7,348	6.59
Non-Interest Earning Assets	31,111	—	—	28,250	—	—

TOTAL ASSETS, INTEREST INCOME	$608,640	7,911	5.20	$474,037	7,348	6.20

LIABILITIES
INTEREST-BEARING LIABILITIES
Interest-Bearing Deposits
Demand Deposits	$61,987	69	0.44	$57,265	100	0.70
Money Market Deposits	89,979	365	1.62	38,419	269	2.80
Savings & Club Deposits	76,206	165	0.86	67,751	246	1.45
CDs over $100,000	5,138	39	3.02	7,242	67	3.70
All Other Time Deposits	172,273	1,501	3.49	162,706	1,797	4.42

Total Interest-Bearing Deposits	405,583	2,139	2.11	333,383	2,479	2.97
Securities Sold Under Agreements to Repurchase	9,637	27	1.12	9,951	58	2.33
Other Short-Term Debt	51	—	1.43	8	—	—
Long-Term Debt	67,523	730	4.32	34,842	498	5.72
Guaranteed Preferred Beneficial
Interests in First Colonial’s Subordinated Debentures	15,000	181	4.84	—	—	—

Total Interest-Bearing Liabilities	497,794	3,077	2.47	378,184	3,035	3.21

CONSOLIDATED COMPARATIVE STATEMENT ANALYSIS CONTINUED

	For the Three Months March 31,
	2003			2002
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in Thousands)
NON-INTEREST-BEARING LIABILITIES
Non-Interest-Bearing Deposits	63,211	—	—	53,775	—	—
Other Liabilities	7,007	—	—	7,304	—	—

TOTAL LIABILITIES	568,012	3,077	2.17	439,263	3,035	2.76
SHAREHOLDERS’ EQUITY	40,628	—	—	34,774	—	—

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY, INTEREST EXPENSE	$608,640	3,077	2.02	$474,037	3,035	2.56

NET INTEREST INCOME		$4,834			$4,313

Net Interest Spread (3)			3.01			3.38
Effect of Interest-Free Sources Used to Fund Earning Assets			0.34			0.49
NET INTEREST MARGIN (4)			3.35%			3.87%

(1)	The indicated interest income and average yields are presented on a taxable equivalent basis. The taxable equivalent adjustments included above are $131,000 and $239,000 for the three months ended March 31, 2003 and 2002, respectively. The effective tax rate used for the taxable equivalent adjustment was 34%.
(2)	Loan fees (expenses) of $(49,000) and $(14,000) for the three months ended March 31, 2003 and 2002, respectively, are included in interest income. Average loan balances include non-accruing loans of $1.4 million and $875,000 for the three months ended March 31, 2003 and 2002, respectively, and average loans held-for-sale of $2.5 million and $4.3 million for the three months ended March 31, 2003 and 2002, respectively.
(3)	Net interest spread is the arithmetic difference between yield on interest-earning assets and the rate paid on interest-bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by average interest-earning assets.

CONSOLIDATED COMPARATIVE STATEMENT ANALYSIS

	For the Year Ended December 31,
	2002			2001			2000
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in Thousands)
ASSETS
INTEREST-EARNING ASSETS
Interest-Bearing Balances with Banks	$9,743	$146	1.50%	$4,787	$154	3.22%	$2,281	$141	6.18%
Federal Funds Sold	729	11	1.51	427	14	3.28	328	23	7.01
Investment Securities
Taxable	192,816	9,847	5.11	152,604	9,515	6.24	139,283	9,440	6.78
Non-Taxable (1)	44,458	3,143	7.07	37,232	2,661	7.15	30,142	2,374	7.88
Loans (1) (2)	246,113	17,513	7.12	228,458	18,652	8.16	214,856	18,171	8.46
Allowance for Loan Losses	(2,590)	—	—	(2,394)	—	—	(2,474)	—	—

Net Loans	243,523	17,513	7.19	226,065	18,652	8.25	212,382	18,171	8.56

Total Interest-Earning Assets	491,269	30,660	6.24	421,115	30,996	7.36	384,416	30,149	7.84
Non-Interest Earning Assets	28,643	—	—	29,395	—	—	31,926	—	—

TOTAL ASSETS, INTEREST INCOME	$519,912	30,660	5.90	$450,510	30,996	6.88	$416,342	30,149	7.24

LIABILITIES
INTEREST-BEARING LIABILITIES
Interest-Bearing Deposits
Demand Deposits	$58,496	373	0.64	$55,087	492	0.89	$53,151	536	1.01
Money Market Deposits	62,752	1,553	2.47	20,041	619	3.09	13,461	375	2.79
Savings & Club Deposits	72,259	965	1.34	65,079	1,362	2.09	62,834	1,392	2.22
CDs over $100,000	6,519	215	3.30	7,334	356	4.86	5,886	305	5.18
All Other Time Deposits	162,228	6,617	4.08	162,303	8,692	5.36	157,164	8,806	5.60

Total Interest-Bearing Deposits	362,254	9,723	2.68	309,844	11,521	3.72	292,496	11,414	3.90
Securities Sold Under Agreements to Repurchase	10,500	185	1.76	12,591	366	2.90	7,226	332	4.59
Other Short-Term Debt	243	4	1.65	1,919	93	4.85	3,994	256	6.41
Long-Term Debt	36,810	2,082	5.66	34,104	1,989	5.83	31,377	1,945	6.20
Guaranteed Preferred Beneficial Interests in First Colonial’s Subordinated Debentures	7,685	416	5.41	—	—	—	—	—	—

Total Interest-Bearing Liabilities	417,492	12,410	2.97	358,458	13,969	3.90	335,093	13,947	4.16

CONSOLIDATED COMPARATIVE STATEMENT ANALYSIS CONTINUED

	For the Year Ended December 31,
	2002			2001			2000
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in Thousands)
NON-INTEREST-BEARING LIABILITIES
Non-Interest-Bearing Deposits	57,938	—	—	48,959	—	—	43,893	—	—
Other Liabilities	6,838	—	—	7,887	—	—	7,913	—	—

TOTAL LIABILITIES	482,268	12,410	2.57	415,303	13,969	3.36	386,899	13,947	3.60
SHAREHOLDERS’ EQUITY	37,644	—	—	35,207	—	—	29,443	—	—

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY, INTEREST EXPENSE	$519,912	12,410	2.39	$450,510	13,969	3.10	$416,432	13,947	3.35

NET INTEREST INCOME		$18,250			$17,027			$16,202

Net Interest Spread (3)			3.27			3.46			3.68
Effect of Interest-Free Sources Used to Fund Earning Assets			0.44			0.58			0.53
NET INTEREST MARGIN (4)			3.71%			4.04%			4.21%

(1)	The indicated interest income and average yields are presented on a taxable equivalent basis. The taxable equivalent adjustments included above are $1.1 million, $961,000 and $862,000 for the years 2002, 2001 and 2000, respectively. The effective tax rate used for the taxable equivalent adjustment was 34%.
(2)	Loan fees (expenses) of $(279,000), $(162,000) and $285,000 for the years 2002, 2001 and 2000, respectively, are included in interest income. Average loan balances include non-accruing loans of $1.4 million, $1.0 million and $1.0 million and average loans held-for-sale of $2.7 million, $1.9 million and $90,000 for the years 2002, 2001 and 2000, respectively.
(3)	Net interest spread is the arithmetic difference between yield on interest-earning assets and the rate paid on interest-bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by average interest-earning assets.

Net Interest Income

Net interest income is the difference between the interest income on loans, investments and other interest-earning assets, and the interest paid on deposits and other interest-bearing liabilities. Net interest income is the primary source of earnings for First Colonial. Therefore, changes in this category can be essential to the overall net income of First Colonial.

First Colonial’s net interest income amounted to $4.5 million for the three months ended March 31, 2003 compared to $4.1 million for the three months ended March 31, 2002, an increase of $427,000 or 10.5%. This increase was primarily the result of an increase in interest earned on investments, a decrease in interest paid on deposits reduced in part by a decrease in interest earned on loans and an increase in interest paid on debt. The total interest income earned by First Colonial on loans and investments amounted to $7.6 million for the first quarter of 2003, an increase of $469,000 or 6.6% over the $7.1 million earned in the same period in 2002. The total interest expense paid by First Colonial on deposits and debt was $3.1 million and $3.0 million for the three-month period ended March 31, 2003 and 2002, respectively. This increase in first quarter of 2003 from 2002 was $42,000 or 1.4%. The increase in interest income was primarily due to higher volume of loans and investments reduced in part by declining interest rates. The increase in interest expense was primarily the result of higher volumes of deposits reduced in part by declining interest rates.

First Colonial’s fully taxable-equivalent net interest income was $4.8 million for the first three months of 2003, compared to $4.3 million for the same period in 2002, a 12.1% or $521,000 increase. This increase in taxable-equivalent net interest income was primarily due to a $877,000 increase related to volume partially reduced by a $356,000 decrease due to lower interest rates.

First Colonial’s total taxable-equivalent interest income for the three months ended March 31, 2003 increased by $563,000 or 7.7% compared to the same period in 2002. This increase was primarily the result of higher volumes of investments and loans reduced in part by lower interest rates earned on these investments and loans. Interest income on investments on a fully taxable equivalent basis was $651,000 or 21.5% higher during the first quarter of 2003 as compared to the same period in 2002. This increase was comprised of a $1.6 million increase due to a higher volume of investment securities reduced in part by a decrease of $928,000 due to lower interest rates. The interest income earned on loans on a fully taxable equivalent basis decreased by $83,000 or 1.9% for the three months ended March 31, 2003 as compared to the same period in 2002. This decrease was comprised of a $502,000 decrease due to lower interest rates reduced in part by a $419,000 increase due to growth in First Colonial’s average loans outstanding. First Colonial’s average year-to-date earning assets increased to $577.5 million at March 31, 2003 from $445.8 million at March 31, 2002. This was an increase of $131.7 million or 29.5%

First Colonial total interest expense increased by $42,000 or 1.4% during the first three months of 2003, over the same period in 2002. The increase was the result of growth in deposits, long-term debt and the subordinated debentures, reduced in part by lower interest rates paid on deposits and debt. The interest expense on long-term debt increased by $232,000 or 46.6% during the first three months of 2003 as compared to the first three months of 2002. This was comprised of an increase of $467,000 due to higher levels of long-term debt offset in part by a $235,000 decrease due to lower interest rates. Also affecting the increase in First Colonial’s interest expense was the $181,000 of interest paid on the $15.0 million of subordinated debentures issued in June 2002. The increase in interest expense were offset in part by a decrease of $340,000 or 13.7% on the interest paid on interest-bearing deposits and $31,000 or 53.4% on the interest paid on the securities sold under agreements to repurchase. The reduction of the interest paid on interest-bearing deposits was comprised of a decrease of $826,000 due to lower interest rates partially offset by an increase of $486,000 due to growth in deposits. The change in interest paid on securities sold under agreements to repurchase was due to a $29,000 decrease related to lower interest rates and a $2,000 decrease due to lower volume.

First Colonial’s net interest income, on a fully taxable equivalent basis, amounted to $18.3 million for 2002, an increase of $1.2 million or 7.2% over $17.0 million in 2001. As shown in the “Rate/Volume Analysis” table, the increase in net interest income in 2002 was attributable to higher net interest income of $2.8 million due to changes in volume and a reduction in net interest income of $1.6 million due to changes in rates. The volume-related change resulted primarily from increases in First Colonial’s investment securities and average balances for loans, partially offset by an increase in money market deposits, debt and demand, savings and club deposits. The rate-related change was primarily the result of the decrease of interest earned on First Colonial’s investment securities and loans being greater than the decrease of interest rates paid on deposits and debt.

First Colonial’s net interest income, on a fully taxable equivalent basis, in 2001 increased $825,000 or 5.1% over the 2000 figure of $16.2 million. This increase was the result of growth in First Colonial’s investments and loans, reduced in part by increases in time deposits and debt. Also affecting First Colonial’s 2000 net income was the decrease in interest rates earned on loans and investments being greater than the decrease on the interest rates paid on deposits and debt.

The net interest margin, a measure of net interest income performance, is determined by dividing net interest income by total interest-earning assets. First Colonial’s net interest margin was 3.35% for the three months ended March 31, 2003 compared to 3.87% for the three months ended March 31, 2002. First Colonial’s net interest margin was 3.71% for 2002, 4.04% for 2001 and 4.21% for 2000. The yield on First Colonial’s interest earning assets was 5.48% during the first three months of 2003 as compared to 6.59% in 2002. The average interest rate paid on First Colonial’s interest bearing deposits and other borrowings was 2.47% for the first three months of 2003 as compared to 3.21% in 2002. The decrease in 2002 was the result of the 1.12% decrease in the average rate earned on First Colonial’s interest-earning assets being greater than the 0.93% decrease in the average interest rate paid on First Colonial’s interest-bearing liabilities. The result was a decline in the interest spread, the difference of interest earned on assets less the interest paid on deposits and debt. First Colonial’s interest spread was 3.27%, 3.46% and 3.68% for 2002, 2001 and 2000, respectively. The impact on earnings by the reduction in First Colonial’s interest spread was diminished in part by the $9.0 million or 18.3% increase in 2002 of First Colonial’s average non-interest-bearing deposits.

First Colonial’s provision for possible loan losses was $200,000 for the first three months of 2003 as compared to $400,000 for the same period in 2002. The provision for possible loan losses was $1.5 million for the year ended December 31, 2002 as compared to $580,000 for the year ended December 31, 2001. The provision was determined in accordance with SAB No. 102, considering all credit quality risk associated with the loan portfolio, see management’s discussion on “Allowance and Provision for Possible Loan Losses.”

The following table sets forth a “Rate/Volume Analysis”, which segregates in detail the major factors that contributed to the changes in First Colonial’s net interest income for the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001, as compared to the respective previous periods, into amounts attributable to both rate and volume variances. In calculating the variances, the changes were first segregated into (1) changes in volume, which is the change in volume times the old rate, (2) changes in rates, which is the change in rate times the old volume and (3) changes in rate/volume, which is the changes in rate times the change in volume. The changes in rate/volume have been allocated in their entirety to the change in rates. The interest income included in the “Rate/Volume Analysis” table has been adjusted to a fully taxable equivalent amount using the Federal statutory tax rate of 34%. Non-accruing loans have been used in the daily average balances to determine changes in interest income due to volume. Loan fees included in the interest income calculation are not material.

Rate/Volume Analysis

(Fully Taxable Equivalent)

	Increase (Decrease) in the Three Months Ended March 31, 2003 to 2002 Change Due To:			Increase (Decrease) in Year Ended December 31,
				2002 to 2001 Change Due To:			2001 to 2000 Change Due To:
	TOTAL	RATE	VOLUME	TOTAL	RATE	VOLUME	TOTAL	RATE	VOLUME
	(Dollars in Thousands)
Interest Income
Interest-Bearing Balances With Banks	$(6)	$(17)	$11	$(8)	$(167)	$159	$13	$(142)	$155
Federal Funds Sold	1	1	—	(3)	(13)	10	(9)	(16)	7
Investment Securities	651	(928)	1,579	814	(2,229)	3,043	363	(1,060)	1,423
Loans	(83)	(502)	419	(1,139)	(2,580)	1,441	480	(670)	1,150

Total Interest Income	$563	$(1,446)	$2,009	$(336)	$(4,989)	$4,653	$847	$(1,888)	$2,735

Interest Expense
Demand Deposits	$(31)	$(39)	$8	$(119)	$(131)	$12	$(44)	$(64)	$20
Money Market Deposits	96	(265)	361	934	(385)	1,319	244	60	184
Savings & Club Deposits	(81)	(112)	31	(397)	(548)	151	(30)	(80)	50
CD’s Over $100,000	(28)	(9)	(19)	(141)	(101)	(40)	51	(24)	75
All Other Time Deposits	(296)	(401)	105	(2,075)	(2,068)	(7)	(114)	(402)	288

Total Interest-Bearing Deposits	(340)	(826)	486	(1,798)	(3,233)	1,435	107	(510)	617
Securities Sold Under Agreements to Repurchase	(31)	(29)	(2)	(181)	(120)	(61)	34	(213)	247
Short-Term Debt				(89)	(8)	(81)	(163)	(30)	(133)
Long-Term Debt	232	(235)	467	93	(65)	158	44	(125)	169
Guaranteed Preferred Beneficial Interest in Company’s Subordinated Debentures	181	—	181	416	—	416	—	—	—

Total Interest Expense	$42	$(1,090)	$1,132	$(1,559)	$(3,426)	$1,867	$22	$(878)	$900

Increase in Net Interest Income	$521	$(356)	$877	$1,223	$(1,563)	$2,786	$825	$(1,010)	$1,835

Market Risk

As a financial institution, First Colonial’s primary component of market risk is interest rate volatility. Fluctuations in interest will ultimately impact both the level of income and expense recorded on a large portion of First Colonial’s assets and liabilities, and the market value of all interest-earning assets, other than those which possess a short term to maturity. Since most of First Colonial’s interest-bearing assets and liabilities are located at Nazareth National Bank, the majority of First Colonial’s interest rate risk is at Nazareth National Bank level. As a result, most interest rate risk management procedures are performed at Nazareth National Bank level (see discussion on “Interest Rate Sensitivity”).

First Colonial and Nazareth National Bank operate as a community banking institution primarily in the counties of Northampton, Lehigh and Monroe, Pennsylvania. As a result of its location and nature of operations, First Colonial is not subject to foreign currency exchange or commodity price risk. Nazareth National Bank makes real estate loans primarily in the counties adjacent to its operations and thus is subject to risks associated with those local economies. At December 31, 2002, Nazareth National Bank held a concentration of residential real estate loans, 42.4% of total loans, and commercial loans supported by real estate, 24.8% of total loans, and consumer/installment loans, 23.0% of total loans, in its loan portfolio. Loans for recreational vehicles represent 48% of the consumer/installment loans and 11% of First Colonial’s total loans, see Note R of First Colonial’s “Notes to Consolidated Financial Statements.” Nazareth National Bank’s loans are subject to interest and economic risks. Nazareth National Bank also originates residential real estate loans for sale in the secondary market. Such loans are identified as “Mortgage Loans Held-for-Sale” on First Colonial’s Balance Sheet and are subject to interest rate risk, see discussion on “Mortgage Loans Held-for-Sale.” First Colonial does not own any trading assets and does not have any hedging transactions in place such as interest rate swaps, see discussions on “Investment Securities” and “Securities Available-for-Sale.”

Interest Rate Sensitivity

Interest rate sensitivity is a measure of the extent to which net interest income would change due to changes in the level of interest rates. The objective of interest rate sensitivity management is to reduce First Colonial’s vulnerability to future interest rate fluctuations and to enhance consistent growth of net interest income. Nazareth National Bank’s Asset/Liability Management Committee meets semi-monthly to examine, among other subjects, interest rates for various products and interest sensitivity.

Rate sensitivity arises from the difference between the volumes of assets which are rate-sensitive as compared to the volumes of liabilities which are rate-sensitive. A comparison of interest-rate-sensitive assets to interest-rate-sensitive liabilities is monitored by Nazareth National Bank on a regular basis using several time periods. The mismatch of assets and liabilities in a specific time frame is referred to as interest sensitivity gap. Generally, in an environment of rising interest rates, a negative gap, resulting from interest sensitive liabilities being greater than interest sensitive assets in a given period of time, will decrease net interest income, and in an environment of falling interest rates, a negative gap will increase net interest income.

At March 31, 2003, First Colonial had assets of $208.7 million which were subject to interest rate change within one year. First Colonial’s liabilities subject to rate change within one year at March 31, 2003 were $205.5 million. First Colonial had a positive one-year gap position of $3.1 million at March 31, 2003. First Colonial’s ratio of rate sensitive assets to rate sensitive liabilities was 1.02% at March 31, 2003.

Assets and liabilities are allocated to a specific time period based on their scheduled repricing date or on an historical basis. At December 31, 2002, $207.1 million of First Colonial’s assets, 33.9% of total assets, were subject to interest rate changes within one year. This compares to First Colonial’s assets subject to interest rate changes within one year of $149.9 million, 32.2% of total assets, at the end of 2001 and $162.2 million, 36.6% of total assets at the end of 2000. Liabilities of First Colonial subject to rate change within one year were $189.4 million, $151.9 million and $169.6 million in 2002, 2001 and 2000, respectively. First Colonial had a positive one-year gap position of $17.6 million as of December 31, 2002. The gap positions at December 31, 2001 and 2000 were negative $2.0 million and negative $7.4 million, respectively. The ratio of First Colonial’s rate-sensitive assets to rate-sensitive liabilities for the one-year time frame was 1.09 at the end of 2002, compared to 0.99 at the end of 2001 and 0.96 at the end of 2000. First Colonial’s positive gap position for the one-year time frame in 2002 was the result of an increase in interest-bearing deposits with banks, Federal Funds sold, shorter maturities in investment securities and loans and an increase in some longer-term deposits. The change in First Colonial’s deposit mix was due to the growth of non-interest bearing deposits and some longer-term certificates of deposits. The change in First Colonial’s loan maturities was due in part to the sale of residential mortgage loans and increases in shorter-term commercial loans. The change in First Colonial’s investment securities was the result of sales of longer-term securities and the reinvestment in shorter-term securities. Management of First Colonial intends to continue to purchase short-term rate securities, make adjustable rate and short-term commercial loans, market longer-term certificates of deposit and sell fixed-rate mortgage loans to maintain an acceptable gap position. The “Interest Sensitivity Analysis” in the following table presents a sensitivity gap analysis of First Colonial’s assets and liabilities at March 31, 2003.

INTEREST SENSITIVITY ANALYSIS as of March 31, 2003	0 - 90 Days	91 - 180 Days	181 - 365 Days	1 - 5 Years	Over 5 Years	Total
	(Dollars in Thousands)
Interest bearing Deposits with Banks	$10,547	$—	$—	$—	$—	$10,547
Federal Funds Sold	2,000	—	—	—	—	2,000
Investment Securities	27,841	21,962	43,743	175,594	55,251	324,391
Loans Held-for-Sale	848	—	—	—	—	848
Loans	40,974	13,651	28,389	122,361	44,137	249,512
Other Assets	18,698	—	—	—	14,722	33,420

TOTAL ASSETS	$100,908	$35,613	$72,132	$297,955	$114,110	$620,718

Non-Interest-Bearing Deposits (1)	$—	$—	$—	$—	$69,115	$69,115
Interest-Bearing Deposits	122,172	24,643	41,363	103,192	122,892	414,262
Securities Sold Under Agreements to Repurchase	8,774	—	—	—	—	8,774
Short Term Debt	—	—	—	—	—	—
Long Term Debt	5,888	895	1,809	37,266	21,181	67,039
Guaranteed Preferred Beneficial Interests In Company’s Subordinated Debentures	—	—	—	—	15,000	15,000
Other	—	—	—	—	6,040	6,040
Capital	—	—	—	—	40,488	40,488

TOTAL LIABILITIES AND CAPITAL	$136,834	$25,538	$43,172	$140,458	$274,716	$620,718

Net Interest Sensitivity gap	$(35,926)	$10,075	$28,960	$157,497	$(160,606)	—
Cumulative Interest Sensitivity gap	$(35,926)	$(25,851)	$3,109	$160,606	$—	—
Cumulative Gap RSA/RSL	73.7%	84.1%	101.5%	146.4%	100.0%

(1)	Historically, non-interest-bearing deposits reflect insignificant change in deposit trends and, therefore, First Colonial classifies these deposits over five years.

While using the interest sensitivity gap analysis is a useful management tool because it considers the quantity of assets and liabilities subject to repricing in a given time period, it does not consider the relative sensitivity to market interest-rate changes that are characteristic of various interest-rate-sensitive assets and liabilities. Consequently, even though First Colonial currently has a positive gap position because of the unequal sensitivity of these assets and liabilities, management believes that this position will not materially impact earnings in a changing rate environment. For example, changes in the prime rate on variable commercial loans may not result in an equal change in the rate of money market deposits or short-term certificates of deposit. A simulation model is therefore used by First Colonial to estimate the impact of various changes, both upward and downward, in market interest rates and volumes of assets and liabilities on Nazareth National Bank’s net income. This model produces an interest rate exposure report that forecasts changes in the market value of portfolio equity under alternative interest rate environments. The market value of portfolio equity is defined as the present value of First Colonial’s existing assets, liabilities and off-balance sheet instruments. The calculated estimates of changes in the market value of portfolio equity for First Colonial at March 31, 2003 are as follows:

Changes in Rate	Percent of Change in Market Value of Portfolio Equity
+300 basis points	(3.3)%
+200 basis points	(0.8)
+100 basis points	(0.1)
Flat Rate	—
-100 basis points	(0.7)
-200 basis points	(5.0)
-300 basis points	(4.0)

The assumptions used in evaluating the vulnerability of First Colonial’s earnings and capital to changes in interest rates are based on management’s consideration of past experience, current position and anticipated future economic conditions. The interest rate sensitivity of First Colonial’s assets and liabilities as well as the estimated effect of changes in interest rates on the market value of portfolio equity could vary substantially if different assumptions are used or actual experience differs from the assumptions on which the calculations were based.

Service Charges and Other Income

First Colonial’s other income for the three months ended March 31, 2003, including service charges, trust and wealth management revenues, gains on the sale of mortgage loans, net securities gains and other miscellaneous income, was $2.3 million as compared to $1.6 million for the same period in 2002. This was an increase of $709,000 or 45.5%. This increase was the result of the increased gains on the sale of securities available-for-sale, increased gains on the sale of mortgage loans, increases in service charges, and an increase in trust and wealth management revenues, reduced in part by a decrease in and other miscellaneous income. First Colonial’s net gains on securities available-for-sale for the three-month period ended March 31 was $765,000 in the first quarter of 2003 and $369,000 in the first quarter of 2002. This was an increase of $396,000 or 107.3%. In the three month period ended March 31, 2003, First Colonial’s gains on the sale of mortgage loans amounted to $417,000 as compared to gains of $76,000 for the same period in 2002. This was an increase of $341,000. First Colonial’s mortgage loan sales amounted to $16.2 million during the three-month period ended March 31, 2003 as compared to $9.7 million during the same period in 2002. Service charges were $619,000, during the three months ended March 31, 2003, a $20,000 or 3.3% increase over the 2002 amount of $599,000. The increase in First Colonial’s service charges was due to higher volumes of debit card transactions. First Colonial’s other miscellaneous income for the three months ended March 31, 2003 was $180,000, a decrease of $49,000 or 21.4% compared to $229,000 for the same period in 2002.

First Colonial’s service charge income on deposit accounts amounted to $2.6 million in 2002 compared to $2.3 million in 2001 and $2.0 million in 2000. In 2002, the service charges on deposit accounts increased by $251,000 or 10.7% over 2001 and the 2001 increase over 2000 was $316,000 or 15.7%. The increases in 2002 and 2001 were primarily the result of increases in the number of deposit accounts and increases in the usage of Nazareth National Bank’s debit card.

In 2002, First Colonial had gains on the sale of mortgage loans of $1.1 million as compared to gains of $346,000 in 2001. In 2000, First Colonial reported gains on the sale of mortgage loans of $59,000 (see discussion on “Mortgage Loans Held-for-Sale”).

First Colonial’s other operating income was $749,000 in 2002, as compared to $710,000 in 2001, an increase of $39,000 or 5.5%. Other operating income for 2000 was $825,000.

Trust and Wealth Management Division

For the three months ended March 31, 2003, Nazareth National Bank’s Trust and Wealth Management Division’s revenues were $285,000 compared to $284,000 for the same period in 2002.

Revenue from Nazareth National Bank’s Trust and Wealth Management Division operations was $1.2 million in 2002, as compared to $1.3 million in 2001. This was a decrease of $90,000 or 7.0%. The reduction in the Trust and Wealth Management revenue was the result of a reduction in the market values of the securities on which fees are assessed offset in part by growth in the assets held by Nazareth National Bank for its customers. Revenue for the Nazareth National Bank Trust and Wealth Management Division for 2000 was $1.2 million. Trust assets are held by Nazareth National Bank for its customers in a fiduciary or agency capacity, and thus, are not included in the financial statements of First Colonial. Fees are assessed by the Trust Division to some customers based on the market value of the assets held in the customers’ account. As a result, changing market values will materially impact the revenues earned from Trust operations.

Other Expenses

First Colonial’s total other expenses for the three-month period ended March 31, 2003 were $5.5 million as compared to $4.3 million for the same period in 2002. This was an increase of $1.2 million or 28.6%. A major factor affecting the increase in First Colonial’s total other expenses was an expense of $637,000 for the impairment of mortgage servicing rights due to a larger than normal number of customers prepaying their residential mortgage loans as a result of lower interest rates. Also affecting the increase in total other expenses was an increase of $529,000 or 25.8% in salary and benefit expenses, which were $2.6 million in the first quarter of 2003 as compared to $2.0 million in the first quarter of 2002. This increase was primarily the result of a charge of $175,000 due to accelerated vesting and distribution of the deferred stock compensation as a result of the execution of the merger agreement with Keystone, general salary increases of approximately 4%, the payment of higher commissions and incentives to certain loan officers as a result of increased new loan business and the addition of staff during the third and fourth quarters of 2002 in the commercial loan, and trust and wealth management areas. Other operating expenses for the three-month period ended March 31, 2003 were $1.6 million, an increase of $80,000 or 5.1% from the same period in 2002. Partially offsetting these increases was a decrease in occupancy and equipment expenses of $23,000 or 3.5%. First Colonial’s occupancy and equipment expenses were $643,000 and $666,000 for the three months ended March 31, 2003 and 2002, respectively.

Salaries and employee benefits represent a significant portion of First Colonial’s non-interest expense. These expenses, amounting to $9.1 million, increased by $831,000 or 10.1% in 2002 compared to $8.2 million in 2001. These expenses in 2001 amounted to an increase of $787,000 or 10.6% over the $7.4 million reported in 2000. The increase in 2002 was primarily due to salary increases of approximately 4%, increases in Lending and Trust division’s staff and an increase in cash bonuses paid to all employees. Salary expense in 2001 increased due to normal salary increases of approximately 3%, cash bonuses paid to all employees and the full year’s expense related to the opening of new Nazareth National Bank branches in Mount Pocono, Whitehall and Trexlertown.

Occupancy and equipment expenses for First Colonial were $2.5 million in 2002 which was $65,000 or 2.6% lower than the 2001 amount of $2.6 million. The 2001 amount was $136,000 or 5.7% greater than First

Colonial’s 2000 occupancy and equipment expense of $2.4 million. The decrease in 2002 was primarily due to expense reductions in building and equipment maintenance. The increase in 2001 was the result of a full year’s expenses at branches in Mount Pocono, Whitehall and Trexlertown.

First Colonial’s other operating expenses, such as advertising, publicity, deposit insurance premiums, data processing fees, legal, accounting, supplies, postage and telephone, in 2002 were $6.1 million, compared to $6.0 million in 2001 and $7.1 million in 2000. These expenses increased in 2002 as compared to 2001 by $117,000 or 2.0%. Contributing to the increase of First Colonial’s expenses in 2002 was an increase of $88,000 in printing and supplies, a $90,000 increase in loan origination and appraisal expenses, and a $40,000 increase in public relations expenses. These increases were offset in part by decreases in: legal fees of $325,000, unrealized losses on residential real estate loans held-for-sale of $93,000, deposit service fees of $40,000, and director fees of $24,000. The decrease in First Colonial’s other expenses in 2001 was $1.1 million or 16.0%. Included in First Colonial’s 2000 expenses was a provision of $1.0 million to the special reserve for Funeral Trust litigation, a $184,000 write-down of other real estate owned and $100,000 on losses due to theft. There were no expenses incurred by First Colonial for these items in 2001. Also contributing to the reduction of First Colonial’s expenses in 2001 were reductions of $188,000 in legal fees, $83,000 in advertising and $74,000 in public relations. These reductions were offset in part by increases in professional fees of $313,000, loan origination costs of $114,000 and unrealized losses on residential real estate loans held for sale of $93,000. Advertising costs were $479,000, $463,000 and $546,000 for the years ended December 31, 2002, 2001 and 2000, respectively, see Notes A.14 and J of First Colonial’s “Notes to Consolidated Financial Statements.”

Investment Securities

First Colonial classifies its debt and marketable securities into three categories: trading, available-for-sale, and held-to-maturity as provided by the Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Trading securities are measured at fair value, with unrealized holding gains and losses included in income. First Colonial had no trading securities in 2002 and 2001. Available-for-sale securities are stated separately on the financial statements and are discussed in the following section “Securities Available-for-Sale”. Held-to-maturity securities are carried at amortized cost and identified as investment securities in the financial statements, see Notes A.2 and B of First Colonial’s “Notes to Consolidated Financial Statements.”

First Colonial’s held-to-maturity securities totaled $69.5 million at March 31, 2003, $30.3 million at December 31, 2002 and $23.0 million at December 31, 2001. First Colonial has the intent and ability to hold these securities until maturity. The fair value of these securities was $69.8 million at March 31, 2003, and $30.8 million and $23.2 million at December 31, 2002 and 2001, respectively.

First Colonial, at December 31, 2002 and 2001, did not hold any securities identified as derivatives in the form of Collateralized Mortgage Obligations (CMOs), Planned Amortization Class (PAC), Real Estate Mortgage Investment Conduits (REMICs), Stripped-Mortgage-Backed Securities, interest rate swaps, futures or options. First Colonial held adjustable rate mortgage-backed securities issued by U. S. Government Agencies totaling $20.7 million at December 31, 2002, $19.5 million in available-for-sale and $1.2 million in held-to-maturity, and $7.8 million at December 31, 2001, $5.8 million in available-for-sale and $2.0 million in held-to-maturity. The interest rates on most of these securities are tied to various indexes, are subject to various caps, and are adjusted annually. First Colonial also held fixed rate mortgage-backed securities issued by U. S. Government Agencies totaling $181.8 million at December 31, 2002, $167.6 million in available-for-sale and $14.2 million in held-to-maturity, and $86.0 million at December 31, 2001, $81.5 million in available-for-sale and $4.5 million in held-to-maturity.

Securities Available-for-Sale

First Colonial had $254.9 million in available-for-sale securities at March 31, 2003 with a net unrealized gain of $278,000. At December 31, 2002, First Colonial’s available-for-sale securities amounted to $283.5 million with a net unrealized gain of $1.3 million.

During the three-month period ended March 31, 2003, First Colonial sold $50.9 million of securities available-for-sale for a net gain of $765,000 as compared to sales of $28.1 million of securities available-for-sale sold for a net gain of $369,000 for the same time period in 2002. Most of the securities sold were longer term agency mortgage-backed bonds and fixed rate agency bonds. These securities were replaced with shorter-term agency mortgage-backed securities. The purpose of these sales was to shorten the investment portfolio and reduce First Colonial’s interest rate risk.

First Colonial had $283.5 million of securities available-for-sale at December 31, 2002, as compared to $181.3 million at December 31, 2001. At December 31, 2002, the net unrealized gain on these securities was $1.3 million, net of the tax effect of $681,000. There was a net unrealized loss of $694,000, net of the tax effect of $359,000 on the available-for-sale securities at December 31, 2001. The net unrealized gain or loss is included in First Colonial’s shareholders’ equity, see Notes A.2, A.6 and B of the “Notes to Consolidated Financial Statements”.

These securities are being held to meet the liquidity needs of First Colonial and to provide flexibility to support earnings in changing interest rate environments. The tax-free municipal securities in the available-for-sale category will also be used to assist in managing First Colonial’s Federal tax position. While First Colonial’s management has the intent and the ability to hold available-for-sale securities on a long-term basis or to maturity, they may sell these securities under certain circumstances. Such occurrences could include, but are not limited to, meeting current liquidity needs, adjusting maturities or repricing periods to reduce interest rate risk, reducing Federal Income Tax liability, improving current or future interest income, adjusting risk-based capital position, changing portfolio concentrations, and providing funds for increased loan demand or deposit withdrawals. Upon the sale of an available-for-sale security, the actual gain or loss is included in income.

A summary of First Colonial’s available-for-sale and held-to-maturity securities at March 31, 2003, and at December 31, 2002, 2001 and 2000 are as follows:

AVAILABLE-FOR-SALE SECURITIES

	At March 31, 2003		At December 31,
			2002		2001		2000
	Amortized Cost	Carrying Amount at Fair Value	Amortized Cost	Carrying Amount at Fair Value	Amortized Cost	Carrying Amount at Fair Value	Amortized Cost	Carrying Amount at Fair Value
	(Dollars in Thousands)
U. S. Treasury	$4,206	$4,248	$5,244	$5,287	$5,074	$5,108	$4,011	$4,022
U. S. Government Agencies	15,297	15,395	25,315	25,670	43,977	43,704	79,145	79,099
States and Political Subdivisions	46,414	47,341	44,315	45,182	31,450	31,127	28,210	28,253
Mortgage Backed Securities	166,357	167,091	186,209	188,338	87,461	87,253	44,110	44,129
Corporate Bonds	3,500	3,500	2,000	1,998	456	422	—	—
Equity Securities	18,734	17,355	18,396	17,006	13,937	13,688	8,496	8,526

Total Available-for-Sale Securities	$254,508	$254,930	$281,479	$283,481	$182,355	$181,302	$163,972	$164,029

HELD-TO-MATURITY SECURITIES

	At March 31, 2003		At December 31,
			2002		2001		2000
	Carrying Amount at Amortized Cost	Approximate Fair Value	Carrying Amount at Amortized Cost	Approximate Fair Value	Carrying Amount at Amortized Cost	Approximate Fair Value	Carrying Amount at Amortized Cost	Approximate Fair Value
	(Dollars in Thousands)
U. S. Government Agencies	$12,808	$12,871	$6,414	$6,562	$8,622	$8,819	$7,937	$7,903
States and Political Subdivisions	8,009	8,116	8,507	8,615	7,885	7,811	8,016	7,991
Mortgage Backed Securities	48,644	48,844	15,376	15,614	6,497	6,530	4,019	4,012

Total Held-to-Maturity Securities	$69,461	$69,831	$30,297	$30,791	$23,004	$23,160	$19,972	$19,906

The maturity distribution and weighted average yield of the investment portfolio of First Colonial at March 31, 2003 are presented in the following table. Weighted average yields on tax-exempt obligations have been computed on a fully taxable equivalent basis assuming a tax rate of 34%. All average yields were calculated on the book value of the related securities. Equity and other securities having no stated maturity have been included in the “After 10 Years” category.

AVAILABLE-FOR-SALE INVESTMENT SECURITIES YIELD BY MATURITY AT MARCH 31, 2003

AVAILABLE-FOR-SALE AT FAIR VALUE

	Within 1 Year		After 1 But Within 5 Years		After 5 But Within 10 Years		After 10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
U.S. Treasury	$—	—	$2,023	1.68%	$2,225	2.72%	$—	—	$4,248	2.23%
U.S. Government Agency	—	—	2,017	2.68%	9,412	3.43%	3,966	5.09%	15,395	3.76%
Mortgage-Backed Securities	25	6.00%	—	—	—	—	167,066	4.39%	167,091	4.39%
State and Political Subdivisions	104	4.86%	1,235	4.22%	13,617	4.39%	32,385	4.62%	47,341	4.54%
Other Debt Securities	—	—	—	—	—	—	3,500	—	3,500	2.08%
Equity Securities	—	—	—	—	—	—	17,355	3.31%	17,355	3.31%

TOTAL AVAILABLE-FOR- SALE SECURITIES	129	5.09%	5,275	2.66%	25,254	3.88%	224,272	4.32%	254,930	4.24%

Average of Available-for-Sale Securities in Years	0.87		3.32		8.05		18.16		16.81

HELD TO MATURITY SECURITIES YIELD BY MATURITY AT MARCH 31, 2003

HELD-TO-MATURITY AT AMORITIZED COST

	Within 1 Year		After 1 But Within 5 Years		After 5 But Within 10 Years		After 10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
U.S. Government Agency	$—	—	$999	5.86%	$6,411	4.69%	$5,398	3.93%	$12,808	4.46%
Mortgage-Backed Securities	1	6.40%	253	7.00%	—	7.85%	48,389	4.06%	48,643	4.07%
State and Political Subdivisions	—	—	460	4.62%	3,212	4.74%	4,338	4.61%	8,010	4.67%
Equity Securities	—	—	—	—	—	—	—	—	—	—

TOTAL HELD-TO-MATURITY SECURITIES	$1	6.40%	$1,712	5.69%	$9,623	4.71%	$58,125	4.09%	$69,461	4.21%

Average of Held-to-Maturity Securities in Years	0.25		3.30		8.52		18.52		16.76

During 2002, First Colonial sold $90.2 million of securities available-for-sale, resulting in a total net gain of $1.3 million, which was recorded in First Colonial’s income and includes net gains on equity securities sold by First C. G. of $26,000. The securities sold were primarily U. S. Government Agency Bonds, U. S. Agency mortgage-backed bonds, municipal bonds, and corporate bonds held by Nazareth National Bank and equity securities held by First C. G. The sales by Nazareth National Bank were executed to provide liquidity, reduce future interest rate risk, and to recognize gains that would be lost as a result of calls and prepayments. The sales of equity securities by First C. G. were made to recognize certain gains, and to reposition the equity portfolio. Securities purchased by First Colonial in 2002 totaled $310.6 million. Included in these purchases were $60.7 million in U. S. Agency bonds, $212.8 million in U. S. Agency mortgage-backed bonds, $24.9 million in municipal securities, $4.3 million in U. S. Treasury bonds, $30.0 million in trust preferred bonds, $1.8 million in agency preferred stock, and $1.7 million in equity securities. The securities sold in 2001 totaling $34.3 million were primarily U. S. Agency, mortgage-backed bonds and municipal bonds held by Nazareth National Bank and equity securities held by First C. G. The 2001 sales resulted in net gains of $929,000. These gains include net gains of $146,000 on equity securities sold by First C. G. The sales made by Nazareth National Bank were to provide liquidity and to reduce future interest rate risk. The sales by First C. G. were made to recognize certain gains. Security purchases by First Colonial in 2001 amounted to $143.5 million which were primarily U. S. Agency mortgage-backed bonds, U. S. Agency fixed rate bonds, municipal securities, U. S. Treasury bonds, corporate bonds, agency preferred stock and other equity securities. In 2000, a net gain on security transactions of $174,000 was recorded by First Colonial on sales of $8.1 million.

Loan Portfolio

First Colonial’s loans outstanding at March 31, 2003 amounted to $252.6 million compared to $255.8 million at December 31, 2002. This was a decrease of $3.2 million or 1.3%. The decrease in First Colonial’s loans was primarily the result of a decrease of $4.1 million or 8.3% in residential real estate loans and a decrease of $2.4 million or 2.3% in consumer loans. These decreases were offset in part by an increase in First Colonial’s commercial loans of $3.3 million or 3.2%. The reduction in residential real estate loans primarily was the result of the sale of $16.2 million of these loans during the three-month period of 2003.

At December 31, 2002, total loans at First Colonial, net of unearned discounts of $138,000 in 2002 and $250,000 in 2001, amounted to $255.8 million, an increase of $30.1 million, or 13.3% compared to the 2001 amount of $225.8 million. The increase in First Colonial’s loans in 2002 was primarily the result of an increase of $31.0 million or 96.0% in real estate commercial loans, an increase of $3.8 million or 27.6% in other commercial loans and an increase of $103,000 or 6.1% in municipal loans, partially offset by an decrease of $4.5 or 4.0% in residential real estate loans (see “Mortgage Loans Held-for-Sale”), a decrease of $413,000 or 0.7% in consumer loans and a decrease of $51,000 or 0.8% in real estate construction loans.

First Colonial’s loans outstanding by major category are as follows:

	At March 31, 2003	At December 31
		2002	2001	2000	1999	1998
	(Dollars in Thousands)
Real Estate—Residential	$101,783	$108,372	$112,871	$128,862	$112,870	$119,914
Real Estate—Construction	6,263	6,076	6,127	5,923	6,737	11,689
Real Estate—Commercial	70,215	63,350	32,317	27,206	26,809	29,587
Consumer/Installment	55,935	58,792	59,205	53,062	45,886	40,184
Commercial (Non-Real Estate) and Agricultural	16,812	17,560	13,762	10,214	9,538	10,900
States and Political Subdivisions	1,724	1,805	1,702	2,089	1,096	1,178
Other	17	27	23	19	13	10

Total Gross Loans	252,749	255,982	226,007	227,375	202,949	213,462
Unearned Income	(125)	(138)	(250)	(431)	(691)	(1,025)

Total Loans	252,624	255,844	225,757	226,944	202,258	212,437
Allowance for Possible Losses	(3,112)	(3,084)	(2,264)	(2,411)	(2,437)	(2,691)

Net Loans	$249,512	$252,760	$223,493	$224,533	$199,821	$209,746

The maturity ranges of items in the loan portfolio, excluding residential mortgages of 1 to 4 family residences and consumer loans, of Nazareth National Bank and the amount of loans with predetermined interest rates and floating interest rates due after one year, as of March 31, 2003, are summarized in the table set forth below. The determination of maturities included in the table are based upon contract terms. Demand loans that do not have a defined repayment term are reported as maturing within one year. In situations where a rollover is appropriate, Nazareth National Bank’s policy in this regard is to evaluate the credit for collectibility consistent with the normal loan evaluation process. This policy is used primarily in evaluating ongoing customers’ use of their lines of credit with Nazareth National Bank that are at floating interest rates. Management continues to emphasize the granting of floating interest rate loans to better match the interest sensitivity of deposits.

LOAN MATURITY AND INTEREST SENSITIVITY

As of March 31, 2003

	One Year or Less	One to Five Years	Over Five Years	Total
	(Dollars in Thousands)
Real Estate—Construction	$437	$795	$5,031	$6,263
Real Estate—Commercial	9,913	14,318	45,984	70,215
Commercial (Non-Real Estate) and Agricultural	5,259	7,545	4,008	16,812

	$15,609	$22,658	$55,023	$93,290

Loan Maturity After 1 Year With:

Predetermined Interest Rate		$9,008	$20,847
Floating Interest Rate		13,650	34,176

		$22,658	$55,023

First Colonial’s primary geographic area for its lending activities includes Monroe, Northampton and Lehigh Counties, Pennsylvania.

Making loans to businesses and individuals entails risks to First Colonial, including ascertaining cash flows, evaluating the credit history, assets and liabilities of a potential borrower, and determining the value of the various types of collateral pledged as security. Lending involves determining risks, managing those risks and charging an appropriate interest rate to compensate for taking such risks, and to cover the cost of funds (see previous discussion on “Market Risk”).

First Colonial’s loan to deposit ratio was 52.3% at March 31, 2003, 54.1% at December 31, 2002 and 59.4% at December 31, 2001. Additional information concerning loans is shown in Note C of First Colonial’s “Notes to Consolidated Financial Statements”.

Mortgage Loans Held-for-Sale

Mortgage loans originated by First Colonial and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses on sales of loans are also accounted for in accordance with SFAS No. 134, “Accounting for Mortgage Securities Retained After the Securitizations of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise.” SFAS No. 134 requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitizations of a mortgage loan held-for-sale based upon its ability and intent to sell or hold these investments.

Management of First Colonial continued a program to sell most of its newly originated residential real estate loans in the secondary market. In both 2002 and 2001, First Colonial also sold a group of residential real estate loans originated in prior years. The purpose of these sales was to reduce First Colonial’s interest rate risk and to provide funds to support a higher level of loan originations.

In the three month period ended March 31, 2003, First Colonial sold $16.2 million of residential real estate loans in the secondary market resulting in a net gain of $417,000. During the first quarter of 2002, $9.7 million of these loans were sold by First Colonial for a net gain of $76,000. At March 31, 2003, $848,000 of residential real estate loans were identified by First Colonial as held-for-sale. There was no unrealized loss on these loans held-for-sale at March 31, 2003. During the first quarter of 2003, First Colonial recognized an expense of $637,000 for the impairment of mortgage servicing rights previously booked as an asset as a result of retaining servicing of sold mortgage loans. This expense was recognized because of the increase in prepayments of these sold mortgage loans.

The sales of residential real estate loans in the secondary market for 2002 amounted to $52.9 million. In 2002, Nazareth National Bank originated $33.1 million of the loans sold. The remaining $19.9 million of loans sold in 2002 were originated in prior years. A net gain of $1.1 million was recorded by First Colonial on the total amount of loans sold. At December 31, 2002, there First Colonial had $1.3 million of residential real estate loans identified as held-for-sale. There was no unrealized loss on these loans held-for-sale at December 31, 2002.

Nazareth National Bank sold $44.7 million of residential real estate loans during 2001 in the secondary market. Nazareth National Bank originated $26.4 million of these loans in 2001 and $18.3 million in prior years. A net gain of $346,000 was recognized by First Colonial on the total loans sold in 2001. At December 31, 2001, there were $3.8 million residential real estate loans identified as held-for-sale.

During 2000, First Colonial had a net gain of $59,000 on the sale of $7.7 million of residential real estate loans.

First Colonial intends to continue to originate residential real estate loans in 2003 and to sell some of these loans in the secondary market. First Colonial services all of the residential mortgage loans sold and plans to continue this practice.

Non-Performing Loans

The following discussion relates to Nazareth National Bank’s non-performing loans, which consist of loans on a non-accrual basis and accruing loans which are past due ninety days or more.

Accrual of interest is discontinued on a loan when management believes that the borrower’s financial condition is such that the collection of interest is in doubt. First Colonial recognizes these loans as non-accrual, but considers the principal to be substantially collectible because the loans are protected by adequate collateral or other resources. Payments received on non-accrual loans are applied to principal until such time as the principal is paid off. Any additional payments are then recognized as interest income.

First Colonial’s total non-performing loans, which are non-accruing loans and loans past due over 90 days, amounted to $1.8 million at March 31, 2003 as compared to $2.2 million at December 31, 2002 and $2.7 million at March 31, 2002. The ratio of First Colonial’s non-performing loans to total loans was 0.72%, 0.87% and 1.15% at March 31, 2003, December 31, 2002 and March 31, 2002, respectively. The decrease in this ratio was primarily the result of a decrease in total non-performing loans due to collection efforts.

First Colonial’s non-accruing loans at March 31, 2003 amounted to $1.4 million, a $44,000 increase from the amount at December 31, 2002. This increase was primarily the result of the poor performance of certain consumer and residential real estate loans. At the present time, management of First Colonial is of the opinion that these loans present a minimal amount of exposure to First Colonial.

First Colonial’s loans past due 90 days or more and still accruing interest are loans that are generally well secured and expected to be restored to a current status in the near future. As of March 31, 2003, First Colonial’s loans past due 90 days or more and still accruing interest amounted to $432,000 compared to $874,000 at December 31, 2002. The $442,000 decrease in loans past due 90 days from December 31, 2002 to March 31, 2003 was the result of decreases in commercial, mortgage and consumer loans past due 90 days or more.

First Colonial’s other real estate owned at March 31, 2003 was $180,000 as compared to none at December 31, 2002. This increase resulted from the foreclosure of a residential real estate property.

First Colonial’s loans on non-accrual status totaled $1.4 million at December 31, 2002. This balance represented a $332,000 increase in non-accrual loans during 2002 due to the poor performance of certain additional mortgage loans. Management of First Colonial believes there is sufficient reserves and/or collateral to cover any possible losses on these loans.

The table “Non-Accrual Loans” shows the balance and the effect non-accrual loans have had on interest income at First Colonial for each of the periods indicated.

Non-Accrual Loans

	At March 31, 2003	At December 31,
		2002	2001	2000	1999	1998
	(Dollars in Thousands)
Non-accrual loans	$1,395	$1,351	$1,019	$1,048	$1,311	$1,245

Non-accrual loans as a percentage of total loans	0.55%	0.53%	0.45%	0.46%	0.65%	0.59%

Interest which would have been recorded at original rate	$2	$10	$22	$38	$56	$144
Interest that was reflected in income	—	5	33	42	35	23

Net impact on interest income	$(5)	$(5)	$11	$4	$(21)	$(121)

Set forth below are the amounts of loans outstanding at First Colonial as of the end of each of the periods indicated that are 90 days and over past due and are on an accrual basis and are not included in the table above. Management of First Colonial continues to accrue interest on these loans since they are secured and in the process of collection and are expected to be eventually paid in full.

Accruing Loans Past Due 90 Days Or More

	At March 31, 2003	At December 31,
		2002	2001	2000	1999	1998
		(Dollars in Thousands)
Accruing loans past due 90 days or more	$432	$874	$2,185	$1,469	$1,491	$1,021

Accruing loans past due 90 days or more as a percentage of total loans	0.17%	0.34%	0.97%	0.65%	0.74%	0.48%

The following table shows the balance of First Colonial’s non-performing loans and non-performing assets for the period indicated.

Non-Performing Assets

	At March 31, 2003	At December 31,
		2002	2001	2000	1999	1998
	(Dollars in Thousands)
Non-accrual loans	$1,395	$1,351	$1,019	$1,048	$1,311	$1,245
Accruing loans past due 90 days or more	432	874	2,185	1,469	1,491	1,021

Total non-performing loans	$1,827	$2,225	$3,204	$2,517	$2,802	$2,266
Other real estate owned	$180	$—	$93	$325	$571	$636

Total non-performing assets	$2,007	$2,225	$3,297	$2,842	$3,373	$2,902

First Colonial measures impairment of a loan based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, impairment may be measured based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. SFAS No. 118 allows creditors to use existing methods for recognizing interest income on impaired loans.

First Colonial identifies a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest is discontinued in such loans and no income is recognized until all recorded amounts of interest and principal are recovered in full.

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The total principal amount of impaired loans at First Colonial was $65,000 at March 31, 2003 and $65,000 and $103,000 at December 31, 2002 and 2001, respectively. The recorded investment at First Colonial in these loans and the valuation for credit losses related to loan impairment at March 31, 2003 and at December 31, 2002 and 2001 are as follows:

Impaired Loans

	At March 31, 2003	At December 31,
(Dollars in Thousands) at:		2002	2001
Principal amount of impaired loans	$65	$65	$103
Accrued interest	—	—	—
Deferred loan costs	—	—	—

	65	65	103
Less valuation allowance	(6)	(8)	(43)

	$59	$57	$60

The activity in the allowance account for credit losses at First Colonial related to impaired loans is as follows:

	For the Three Months Ending March 31, 2003	For the Years Ending December 31,
		2002	2001
(Dollars in Thousands)

Valuation allowance at January 1,	$8	$43	$78
Provision for loan impairment	—	—	22
Direct charge-offs	—	(15)	(17)
Transfers from (to) Unallocated Reserve	(2)	(20)	(40)

Valuation allowance at end of period	$6	$8	$43

There was no cash collected on impaired loans by First Colonial during the three months ended March 31, 2003. Total cash collected on impaired loans at First Colonial during the year ended December 31, 2002 was $16,000.

Total cash collected on impaired loans during 2001 at First Colonial was $128,000, of which $95,000 was credited to the principal balance outstanding on such loans and $33,000 was recognized as interest income. Interest that would have been accrued on impaired loans at First Colonial was $10,000 and $22,000 in 2002 and 2001, respectively. First Colonial’s valuation allowance for impaired loans of $6,000 at March 31, 2003, $8,000 at December 31, 2002 and $43,000 at December 31, 2001 is included in First Colonial’s “Allowance for Possible Loan Losses” which amounts to $3.1 million at March 31, 2003 and at December 31, 2002, and $2.3 million at December

31, 2001. The reduction in the valuation allowance for impaired loans was the result of the decline in the principal amount of impaired loans.

Allowance and Provision for Possible Loan Losses

First Colonial’s provision for possible loan losses was $200,000 for the first three months of 2003 as compared to $400,000 for the same period in 2002. Net charge offs were $172,000 for the three months ended March 31, 2003 compared with $314,000 for the three months ended March 31, 2002. The ratio of First Colonial’s allowance for loan losses to total loans was 1.23% at March 31, 2003 and 1.21% at December 31, 2002. First Colonial’s allowance for possible loan losses at March 31, 2003 totaled $3.1 million, an increase of $28,000 or 0.9% over the December 31, 2002 amount of $3.1 million.

At March 31, 2003, the net loan charge-offs to average loans outstanding for First Colonial decreased slightly to .27% from .29% at December 31, 2002. The charge-offs were concentrated in the consumer loan portfolio. Loan portfolio risk increased as the level of commercial loans increased $6 million or 7% from $81 million at December 31, 2002 to $87 million at March 31, 2003. At the same time residential real estate loans decreased $6 million or 5% from $114 million at December 31, 2002 to $108 million at March 31, 2003. The ratio of the allowance to non-performing loans increased from 1.39% at December 31, 2002 to 1.55% at March 31, 2003. The continued growth in commercial loans and the potential higher risk of these types of loans warrant the $28,000 increase in the allowance for possible loan losses, through a first quarter 2003 loan loss provision of $200,000. The provision is determined by applying First Colonial’s allowance methodology and is deemed to be adequate.

As of December 31, 2002, First Colonial’s allowance for possible loan losses was $3.1 million as compared to the December 31, 2001 amount of $2.3 million and the December 31, 2000 amount of $2.4 million. First Colonial’s allowance for possible loan losses as a percentage of total loans outstanding as of December 31, 2002 was 1.21%, compared to 1.00% at the end of 2001 and 1.06% at the end of 2000. The increase in First Colonial’s allowance for possible loan losses of $820,000 was the result of First Colonial’s management’s review of loans outstanding (see discussion on “Loan Portfolio”) and non-performing loans, which are non-accrual loans and accruing loans past due 90 days or more. Included in First Colonial’s review was an analysis of the related collateral of specific loans and the assignment of a risk factor to all non-performing loans. First Colonial’s non-performing loans totaled $2.3 million at December 31, 2002 as compared to $3.2 million at December 31, 2001 (see tables on “Non-Accrual Loans” and “Accruing Loans Past Due 90 Days or More”). Loan charge-offs at First Colonial are detailed in the table “Allowance for Possible Loan Losses” were $954,000 in 2002 as compared to $904,000 in 2001 and $561,000 in 2000. Net charge-offs at First Colonial were $721,000 in 2002 or $6,000 less than the 2001 amount of $727,000. The 2002 and 2001 charge-offs were the result of losses on commercial, consumer and residential real estate loans. Net loans charged-off in 2000 were $401,000. The ratio of net loan charge-offs to average loans outstanding was .29%, .32% and .19% in 2002, 2001 and 2000, respectively.

First Colonial’s provision for possible loan losses was $1.5 million for the year ended December 31, 2002, $580,000 for the year ended December 31, 2001 and $375,000 for the year ended December 31, 2000. In 2002, the increase in the provision was $961,000 due to the continued high level of loan losses in 2002 and management’s analysis of the risks related to the loan portfolio.

The high level of loan losses of .29% and .32% of average outstandings for 2002 and 2001 respectively results primarily from losses in the consumer loan portfolio. Loan portfolio risk increased due to loan growth, a change in the portfolio mix, and current economic conditions. Total loans increased $30 million or 13% from $226 million at December 31, 2001 to $256 million at December 31, 2002. The portfolio mix changed as the level of residential real estate loans fell $5 million or 4% from $119 million at December 31, 2001 to $114 million at December 31, 2002 and commercial loans grew $35 million or 76% from $46 million to $81 million for the same periods. All other loans remained level at $61 million at December 31, 2001 and December 31, 2002. Fluctuations in the portfolio mix warrant an adjustment to the level of the provision. The ratio of the allowance to non-performing loans increased from 71% at December 31, 2001 to 139% at December 31, 2002.

The allowance for possible loan losses is established through a provision for possible loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The risk characteristics of the loan portfolio are managed through various control processes, including credit evaluations of individual borrowers, periodic reviews, diversification by industry, and the establishment of lending targets to various segments of the portfolio. Risk is further mitigated through the application of lending procedures such as the holding of adequate collateral and the establishment of contractual guarantees. First Colonial’s management believes that these procedures provide adequate assurances against the adverse impact from any event or set of conditions, and that the level of the allowance for possible loan losses is sufficient to meet the present and potential risk characteristics of the loan portfolio, including the current level of non-performing and past-due loans.

First Colonial’s allowance for loan losses is evaluated based on an assessment of the losses inherent in the loan portfolio. This assessment results in an allowance consisting of two components, allocated and unallocated. The allocated component of the allowance for loan losses reflects possible losses resulting from the analysis of individual loans, pools of loans and commitments. The specific allowance allocations for individual loans are based on an analysis of individual loans where the internal credit rating is at or below a predetermined classification. The general allocation for pools of loans and commitments is based on historical loss experience adjusted for current trends in areas such as lending policies, economic conditions, delinquencies and concentrations. The historical loss factor is determined using actual loss experience and the related internal risk rating of loans charged off. The unallocated portion of the allowance is a function of the total allowance and the allocated portion of the allowance. The analysis of the allowance is performed quarterly and historical factors are updated periodically based on actual experience.

Allowance For Possible Loan Losses

	For the Three Months Ended March 31, 2003	For the Year Ended December 31,
		2002	2001	2000	1999	1998
	(Dollars in Thousands)
Allowance for Loan Losses at Beginning of Year	$3,084	$2,264	$2,411	$2,437	$2,691	$2,664

Loans Charged-Off by Category:
Commercial	29	32	25	17	255	133
Real Estate—Construction	—	—	—	—	—	—
Real Estate—Residential	61	243	171	219	147	59
Consumer/Installment	101	679	708	325	330	348
Other	—	—	—	—	—	—

Total Loans Charged-Off	191	954	904	561	732	540

Loans Recovered by Category:
Commercial	3	—	60	5	30	42
Real Estate—Construction	—	—	—	—	—	—
Real Estate—Residential	—	150	66	100	29	1
Consumer/Installment	16	83	51	55	44	74
Other	—	—	—	—	—	—

Total Loans Recovered	19	233	177	160	103	117

Net Loans Charged-Off	172	721	727	401	629	423

Provision Charged to Expense	200	1,541	580	375	375	450

Allowance for Loan Losses at End of Period	$3,112	$3,084	$2,264	$2,411	$2,437	$2,691

Total Loans
Average Loans	$254,925	$246,113	$228,458	$214,856	$212,993	$217,191
At End of Period	$252,624	$255,844	$225,757	$226,944	$202,258	$212,437

Net Loans Charged-Off to:
Average Loans	0.07%	0.29%	0.32%	0.19%	0.30%	0.19%
Loans at End of Period	0.07%	0.28%	0.32%	0.18%	0.31%	0.20%
Allowance for Possible Loan Losses at End of Period	5.53%	23.38%	32.11%	16.63%	25.81%	15.72%
Provision for Possible Loan Losses	86.00%	46.79%	125.34%	106.93%	167.73%	94.00%

Allowance for Possible Loan Losses at End of Period to:
Average Loans	1.22%	1.25%	0.99%	1.12%	1.14%	1.24%
Loans at End of Period	1.23%	1.21%	1.00%	1.06%	1.20%	1.27%

The following table details First Colonial’s Allocation of the Allowance for Possible Loan Losses by the various loan categories. The allocation is not necessarily indicative of the categories in which future loan losses will occur, and the entire allowance is available to absorb losses in any category of loans.

Allocation Of The Allowance For Possible Loan Losses

	At March 31, 2003	At December 31,
		2002	2001	2000	1999	1998
	(Dollars in Thousands)
Loan Categories
Commercial	$594	$803	$567	$779	$901	$1,350
Real Estate—Construction	—	—	—	—	—	4
Real Estate—Residential	399	333	312	281	212	128
Consumer/Installment	1,433	1,256	1,182	964	764	738
Unallocated	686	692	203	387	560	471

TOTAL	$3,112	$3,084	$2,264	$2,411	$2,437	$2,691

Percentage Of Total Loans In Each Category To Total Loans

	At March 31, 2003	At December 31,
		2002	2001	2000	1999	1998
Loan Categories
Commercial	35.12%	32.32%	21.15%	17.38%	18.46%	19.52%
Real Estate—Construction	2.48%	2.37%	2.71%	2.61%	3.32%	5.48%
Real Estate—Residential	40.27%	42.34%	49.94%	56.67%	55.61%	56.18%
Consumer/Installment	22.13%	22.97%	26.20%	23.34%	22.61%	18.82%

TOTAL	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

Deposits

Deposits are the primary source of First Colonial’s funds. At March 31, 2003, First Colonial’s deposits increased by $10.6 million or 2.2% from $472.8 million on December 31, 2002 to $483.4 million. Contributing to this increase in total deposits were increases in certificates of deposit over $100,000 of $5.7 million, non-interest bearing checking deposits of $5.0 million, savings deposits of $4.6 million and interest bearing checking deposits of $3.0 million, partially offset by a decrease in money market deposits of $6.7 million, and certificates of deposit under $100,000 of $1.0 million.

During 2002, First Colonial’s deposits increased by $92.9 million or 24.5% to a total of $472.8 million at December 31, 2002, from a total of $379.8 million at December 31, 2001. Average deposits at First Colonial for 2002 were $420.2 million, an increase of $61.4 million or 17.1% over the average total deposits for 2001 of $358.8 million. Contributing to the increase in deposits at First Colonial were increases in savings, money market and checking products in response to marketing campaigns to attract these types of deposits, and the effects of lower interest rates, a slowing economy and a general trend of consumers moving their funds from equity markets to bank deposits. The continued growth of deposits held by First Colonial and Nazareth National Banking industry in general could be adversely affected by the flow of funds into other banks, credit unions, mutual funds, equity markets and other investment options.

First Colonial’s average money market deposits increased in 2002 with average balances of $72.3 million, which was $52.2 million or 260.6% higher than the 2001 average balance of $20,041,000. Non-interest bearing deposits averaged $57.9 million in 2002 as compared to $49.0 million in 2001, an increase of $9.0 million or 18.3%.

In addition, there was an increase in average interest-bearing demand deposits at First Colonial of $3.4 million or 6.2% to $58.5 million in 2002 from $55.1 million in 2001. These deposit increases were partially offset by decreases in average savings and club deposits which averaged $62.8 million in 2002 as compared to $65.1 million in 2001, a decrease of $2.3 million or 3.6%, an $815,000 or 11.1% decrease in certificates of deposit over $100,000 and a decrease of $75,000 in other time deposits. First Colonial’s average certificates of deposit over $100,000 were $6.5 million and $7.3 million in 2002 and 2001, respectively. First Colonial’s average other time deposits were $162.2 million in 2002 as compared to $162.3 million in 2001.

The average balances of First Colonial’s deposits for the three months ended March 31, 2003 and for each of the years ended December 31, 2002, 2001 and 2000 are presented in the following table:

Average Deposit Balances By Major Classification

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2003		2002		2001		2000
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
	(Dollars in Thousands)
Demand Deposits
Non-Interest Bearing	$63,211	—	$57,939	—%	$48,959	—%	$43,893	—%
Interest Bearing	61,987	0.44	58,496	0.64	55,087	0.89	53,151	1.01
Money Market Deposits	89,979	1.62	62,751	1.34	20,041	3.09	13,461	2.79
Savings & Club Accounts	76,206	0.86	72,259	2.47	65,079	2.09	62,834	2.22
Certificates of Deposits under $100,000	172,273	3.49	161,764	4.08	162,303	5.36	157,164	5.60
Certificates of Deposits of $100,000 or more	5,138	3.02	6,983	3.30	7,334	4.86	5,886	5.18

Total Deposits	$468,794		$420,192		$358,803		$336,389

Maturities Of Certificates Of Deposit Of $100,000 Or More

	At March 31, 2003	At December 31,
		2002	2001
	(Dollars in Thousands)
Three Months or Less	$1,424	$1,167	$7,493
Over Three, Through Six Months	658	1,322	2,015
Over Six, Through Twelve Months	349	873	1,352
Over Twelve Months	7,303	657	732

Total	$9,734	$4,019	$11,592

There were no brokered deposits at First Colonial at March 31, 2003, December 31, 2002 or 2001.

Short-Term Debt

Nazareth National Bank had securities sold under agreements to repurchase totaling $8.7 million at March 31, 2003, $8.8 million at December 31, 2002 and $8.4 million at December 31, 2001. Nazareth National Bank had no short-term (overnight) debt at March 31, 2003, December 31, 2002 and 2001 from the Federal Home Loan Bank against a line of credit of $25.0 million. At March 31, 2003 and at December 31, 2002 and 2001, First Colonial had no short-term debt in the form of Federal funds purchased, or Federal Reserve Bank discount borrowings. Additional information relating to short-term debt can be found in Note G of First Colonial’s “Notes to Consolidated Financial Statements”.

Short-term debt at First Colonial consists of the following Federal Home Loan Bank advances:

	For the Three Months Ended March 31, 2003	For the Year Ended December 31,
		2002	2001	2000
	(Dollars in Thousands)
Balance outstanding at end of period	$—	$—	$—	$5,695
Maximum amount outstanding at any month-end during the period	$—	$—	$6,415	$11,255
Average amount outstanding	$51	$243	$1,919	$3,994
Average interest rate during the period	1.43%	1.65%	4.85%	6.41%

Securities sold under agreements to repurchase at First Colonial consist of the following:

	For the Three Months Ended March 31, 2003	For the Year Ended December 31,
		2002	2001	2000
	(Dollars in Thousands)
Balance outstanding at end of period	$8,774	$8,801	$8,380	$7,215
Maximum amount outstanding at any month-end during the period	$13,647	$13,110	$18,519	$12,950
Average amount outstanding	$9,637	$10,500	$12,591	$7,226
Average interest rate during the period	1.12%	1.76%	2.90%	4.59%

Long Term Debt

Nazareth National Bank had ten long-term loans from the Federal Home Loan Bank of Pittsburgh totaling $67.0 million at March 31, 2003 and $67.9 million at December 31, 2002 and five long-term loans totaling $34.8 million at December 31, 2001. The proceeds of these loans were used to fund residential real estate loans, community reinvestment projects and securities in the First Colonial investment portfolio. See Note H of the First Colonial “Notes to Consolidated Financial Statements”.

First Colonial’s loans outstanding to the Federal Home Loan Bank of Pittsburgh at March 31, 2003 and at December 31, 2002 and 2001 are as follows:

Date Originated	Original Amount	Balance at: March 31, 2003	Balance at: December 31, 2002	Balance at: December 31, 2001	Due Date	Interest Rate at: March 31, 2003	Interest Rate at: December 31, 2002
	(Dollars in Thousands)
October 1998	$7,000	$7,000	$7,000	$7,000	October 2008	4.86%	4.86	% (1)
August 1999	10,000	10,000	10,000	10,000	August 2004	6.06%	6.06	% (2)
August 2000	12,000	12,000	12,000	12,000	August 2010	6.23%	6.23	% (3)
November 2001	805	793	795	804	November 2016	6.43%	6.43	% (5)
December 2001	5,000	5,000	5,000	5,000	January 2007	4.45%	4.45	% (4)
February 2002	90	89	89	—	February 2017	5.65%	5.65	% (5)
October 2002	3,050	3,016	3,037	—	October 2007	3.18%	3.18	% (5)
December 2002	15,000	14,300	15,000	—	December 2007	2.90%	2.90	% (5)
December 2002	10,000	10,000	10,000	—	December 2007	3.21%	3.21	% (6)
December 2002	5,000	4,841	5,000	—	December 2009	3.40%	3.40	% (5)

	$67,945	$67,039	$67,921	$34,804

(1)	The interest rate on this loan is fixed until October 2003, after which the interest rate may, on any quarter, be converted at the option of the lender to a variable rate of three-month LIBOR plus 15 basis points. If the lender elects to convert to a variable rate, Nazareth National Bank may pre-pay the loan without a penalty.
(2)	The interest rate on this loan may, on any quarter, be converted at the option of the lender to a variable rate of three-month LIBOR plus 15 basis points if the three-month LIBOR is 7.5% or higher. If the lender elects to convert to a variable rate, Nazareth National Bank may pre-pay the loan without a penalty.
(3)	The interest rate on this loan may, on any quarter, be converted at the option of the lender to a variable rate of three-month LIBOR plus 15 basis points if the three-month LIBOR is 8% or higher. If the lender elects to convert to a variable rate, Nazareth National Bank may pre-pay the loan without a penalty.
(4)	The interest rate on this loan was fixed until December, 2002, after which the interest rate may, on any quarter, be converted at the option of the lender to a variable rate of three-month LIBOR plus 15 basis points if the three-month LIBOR is 7.5% or higher. If the lender elects to convert to a variable rate, Nazareth National Bank may pre-pay the loan without a penalty.
(5)	The interest rate on this loan is fixed until maturity. This loan amortizes with monthly principal and interest payments.
(6)	The interest rate on this loan is fixed until December, 2003, after which the interest rate may, on any quarter, be converted at the option of the lender to a variable rate of three-month LIBOR plus 15 basis points if the three-month LIBOR is 7.5% or higher. If the lender elects to convert to a variable rate, Nazareth National Bank may pre-pay the loan without a penalty.

First Colonial also has an obligation as a party to the First Colonial Employee Stock Ownership Plan (ESOP) debt. There were four loans to the First Colonial ESOP as of March 31, 2003 and December 31, 2002 and 2001. The total outstanding on these loans was $1.1 million at March 31, 2003 and December 31, 2002 and $1.2 million at December 31, 2001. See Note L of the First Colonial “Notes to Consolidated Financial Statements.”

The First Colonial ESOP loans outstanding at March 31, 2003, December 31, 2002 and 2001 are as follows:

Date Originated	Original Amount	Balance at March 31, 2003	Balance at December 31,		Due Date	Interest Rate at March 31, 2003 and December 31, 2002
			2002	2001
	(Dollars in Thousands)
April 1998	$500	$175	$175	$240	October 2005	4.25%
February 1999	1,000	800	800	850	October 2018	4.25%
October 2000	72	58	58	65	October 2010	4.25%
December 2000	100	60	60	80	October 2005	4.25%

	$1,672	$1,093	$1,093	$1,235

The interest rates on these loans are variable at Nazareth National Bank’s prime rate.

On June 3, 2002, First Colonial formed a statutory trust company, First Colonial Statutory Trust I (the “Statutory Trust I”), a wholly-owned Connecticut statutory business trust subsidiary of First Colonial, for the sole purpose of issuing trust preferred securities that are fully and unconditionally guaranteed by First Colonial. On June 26, 2002, First Colonial issued $15,000,000 of subordinated debentures to Statutory Trust I and the Statutory Trust I issued $15.0 million in pooled trust preferred securities. The subordinated debentures are the sole asset of the Statutory Trust. The Trust Preferred securities are classified as long-term debt for the financial statements, but are included as Tier I capital for regulatory purposes. The interest rate on this security, 4.74% at March 31, 2003, and 4.85% at December 31, 2002, is variable, adjusting quarterly at three-month LIBOR plus 3.45%. The interest is payable quarterly. The trust preferred securities mature in June 2007, or may be redeemed at any time in the event that the deduction of related interest for federal income tax purposes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The net proceeds of the trust preferred securities are to be used to support First Colonial’s growth and expansion plans and other general corporate purposes.

First Colonial has non-cancelable operating lease obligations with respect to various buildings and equipment. These obligations totaled $4.6 million at March 31, 2003, $2.8 million at December 31, 2002 and $3.3 million at December 31, 2001. See Note P of the First Colonial “Notes to Consolidated Financial Statements.”

CONTRACTUAL OBLIGATIONS

First Colonial’s contractual obligations as of March 31, 2003 are as follows:

	Total	Payments Due by Period:
at March 31, 2003		Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(Dollars in Thousands)
Long-Term Federal

Home Loan Debt	$67,039	$3,591	$17,516	$24,750	$21,182
Trust Preferred	15,000	—	—	—	15,000
ESOP Debt	1,093	142	284	114	553
Operating Leases	4,635	434	1,137	812	2,252

Total Obligations	$87,767	$4,167	$18,937	$25,676	$38,987

Off-Balance-Sheet Obligations

First Colonial is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. First Colonial’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. First Colonial uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. See Note R of the First Colonial “Notes to Consolidated Financial Statements.”

Contingent Liabilities and Commitments

First Colonial’s contingent liabilities and commitments are as follows:

	At March 31, 2003 (Dollars in Thousands)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years

Lines of credit	$42,789	$26,503	$6,144	$8,965	$1,177
Standby letters of credit	1,344	1,317	27	—	—
Other commitments to make loans	17,703	17,703	—	—	—

Total	$61,836	$45,523	$6,171	$8,965	$1,177

Liquidity and Capital Resources

Liquidity is a measure of First Colonial’s ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain reserve requirements and otherwise operate First Colonial on an ongoing basis. First Colonial manages its assets and liabilities to maintain liquidity and earnings stability. Among the sources of asset liquidity are money market investments, short-term investment securities, and funds received from the repayment of loans and short-term debt. At March 31, 2003, First Colonial’s cash, due from banks, Federal Funds sold and interest bearing deposits with banks totaled $31.2 million and securities maturing within one year totaled $126,000. At year-end 2002, cash, due from banks, Federal funds sold and interest-bearing deposits with banks totaled $27.7 million, and securities maturing within one year totaled $1.0 million. At year-end 2001, cash, due from banks, Federal funds sold and interest-bearing deposits with banks totaled $18.2 million, and securities maturing within one year were $8.1 million.

Nazareth National Bank is a member of the Federal Home Loan Bank of Pittsburgh, Pennsylvania. Nazareth National Bank had interest-bearing deposits at the Federal Home Loan Bank of Pittsburgh in the amount of $10.5 million at March 31, 2003, $5.0 million at December 31, 2002, and $891,000 at December 31, 2001. These deposits are included in interest-bearing deposits with banks on First Colonial’s financial statements. As a result of this relationship, Nazareth National Bank places most of its short-term funds at the Federal Home Loan Bank of Pittsburgh in place of other banks. The Federal Home Loan Bank of Pittsburgh provides Nazareth National Bank with a line of credit in the amount of $25.0 million, all of which was available at March 31, 2003 and at December 31, 2002.

First Colonial’s cash flows for the three months ended March 31, 2003 consisted of cash used in investing activities of $22.9 million offset in part by cash provided by operating activities of $10.9 million and cash provided by financing activities of $10.0 million. The result was a net decrease in cash and cash equivalents of $2.0 million.

Cash was used by First Colonial in investing activities for the purchase of securities available-for-sale and held-to-maturity of $47.0 million and $43.8 million, respectively, a net increase in loans of $5.2 million, an increase in interest bearing deposits with banks of $5.5 million and purchase of premises and equipment of $223,000. These were partially offset by First Colonial’s proceeds from the sales of securities available-for-sale of $50.9 million, proceeds from calls and maturities of securities available-for-sale of $23.4 million, and proceeds from calls and maturities of securities held-to-maturity of $4.6 million.

Cash provided by operating activities was the result of net income of $932,000, proceeds from the sale of residential real estate loans of $16.2 million, a decrease in other assets of $1.2 million, amortization of security premiums of $562,000, depreciation and amortization of $370,000, the provision for possible loan losses of $200,000, and amortization of deferred fees on loans of $109,000. These were offset in part by mortgage loans originated for sale of $7.4 million, net gains on the sale of investment securities of $765,000, gains on the sale of residential real estate loans of $417,000, and deferred taxes of $226,000.

Cash provided by First Colonial’s financing activities consisted principally of a net increase in interest and non-interest bearing demand deposits, and savings accounts and money market accounts of $5.9 million, an increase in certificates of deposit of $4.7 million, proceeds from the issuance of stock of $477,000, and a decrease in deferred stock compensation of $220,000. These were partially offset by payments on long-term debt of $882,000, the payment of cash dividends of $412,000, and a decrease in repurchase agreements of $27,000.

First Colonial recognizes the importance of maintaining adequate capital levels to support sound, profitable growth and to encourage depositor and investor confidence. First Colonial’s shareholders’ equity at March 31, 2003 was $40.5 million as compared to $40.3 million at December 31, 2002, for an increase of $174,000 or 0.4%. This increase resulted from net income of $932,000, the proceeds from the sale of stock of $477,000, the distribution of the deferred stock compensation of $220,000, reduced in part by a decrease in accumulated other comprehensive income related to a reduction in the unrealized gains in securities available-for-sale of $1.0 million and the payment of dividends of $412,000.

On February 14, 2003, First Colonial paid its 2003 first quarter cash dividend on its common stock of $0.19 per share to shareholders of record on January 31, 2003.

First Colonial maintained a dividend reinvestment and stock purchase plan. This plan was suspended as of March 5, 2003 as a result of the merger agreement with Keystone. During the first quarter of 2003, 3,771 shares of First Colonial common stock were purchased from authorized and unissued shares at an average price of $25.99 per share for proceeds of approximately $98,000.

First Colonial has a stock option plan adopted in 2001, which provides for the granting of options to acquire First Colonial’s common stock for officers, key employees and directors of First Colonial. In January of 2003, options to purchase 59,950 shares of First Colonial’s common stock at an average price of $23.83 per share were granted to certain officers and First Colonial’s directors. During the first three months of 2003, options for 18,119 shares of First Colonial’s common stock issued pursuant to the plan were exercised at an average price of $20.90 per share.

Cash flows at First Colonial for the year ended December 31, 2002, consisted of cash provided by operating activities of $23.5 million and cash provided by financing activities of $140.4 million offset in part by cash used in investing activities of $158.4 million, resulting in a net increase in cash and cash equivalents of $5.5 million.

The cash provided by operating activities at First Colonial was comprised principally of the proceeds from mortgage loan sales of $52.9 million, net income of $4.0 million, the provision for possible loan losses of $1.5 million, depreciation and amortization of $1.4 million, amortization of security premiums of $1.3 million, and amortizations of deferred fees on loans of $552,000, reduced in part by mortgage loans originated for sale of $33.1 million, an increase in other assets of $1.6 million, net investment securities gains of $1.3 million, net gains on the sale of mortgage loans of $1.1 million, an increase in accrued interest payable of $820,000, accretion of security discounts of $261,000 and a decrease in accrued interest income of $254,000.

The cash provided by financing activities at First Colonial was comprised of a net increase in interest and non-interest bearing demand and savings deposits of $89.6 million, the issuance of long-term debt of $33.1 million, proceeds from the issuance of Guaranteed Preferred Beneficial Interest in First Colonial’s subordinated debt of $15.0 million, a net increase in certificates of deposit of $3.3 million, a net increase in repurchase agreements of $421,000, proceeds from the sale of common stock of $389,000 and a decrease in ESOP debt of $142,000. Partially offsetting these increases were the payment of cash dividends of $1.6 million, the purchase of treasury stock of $142,000 and the repayment of long-term debt of $9,000.

The cash used in investing activities at First Colonial was primarily for the purchase of securities available-for-sale in the amount of $276.2 million, the purchase of securities held-to-maturity in the amount of $34.4 million, a net increase in loans of $47.8 million, a net increase in interest-bearing deposits with banks of $4.1 million and the purchase of premises and equipment in the amount of $703,000. These cash uses were partially offset by the proceeds from the maturities of securities available-for-sale of $85.8 million, proceeds from the sales of securities available-for-sale of $91.4 million, proceeds from the maturities of securities held-to-maturity of $27.2 million and proceeds from the sale of other real estate owned of $340,000.

First Colonial recognizes the importance of maintaining adequate capital levels to support sound, profitable growth and to encourage depositor and investor confidence. Shareholders’ equity at First Colonial at December 31, 2002 was $40.3 million as compared to $35.3 million at December 31, 2001, an increase of $5.0 million or 14.1%. This increase was attributable to an increase of $2.5 million in paid in capital, an increase of $661,000 in common stock, an increase of $2.0 million in accumulated comprehensive income, see Note A.6 of the First Colonial “Notes to Consolidated Financial Statements,” a decrease of $142,000 in ESOP debt and a decrease due to the issuance of $220,000 in deferred stock compensation to the Chief Executive Officer. The increases in paid in capital and common stock were the result of the sale of common shares pursuant to the First Colonial Dividend Reinvestment Plan and the 5% stock dividend. Total shareholders’ equity, exclusive of accumulated other comprehensive income was $39.0 million and $36.0 million at December 31, 2002 and 2001, respectively, an increase of $3.0 million or 8.3%. The accumulated other comprehensive income was comprised of the unrealized gains or losses on securities available-for-sale. The unrealized gains on securities available-for-sale at December 31, 2002 amounted to $1.3 million, net of tax effect of $681,000. Included in First Colonial’s shareholders’ equity at December 31, 2001 was $694,000, net of tax effect of $359,000, of unrealized losses on securities available-for-sale.

First Colonial paid a 5% stock dividend on its common stock from authorized but unissued shares on May 31, 2002 to all shareholders of record at the close of business on May 17, 2002. On June 22, 2001, First Colonial paid a 5% stock dividend on its common stock from authorized but unissued shares to all shareholders of record at the close of business on June 4, 2001. First Colonial also paid a 5% stock dividend on June 22, 2000 to shareholders of record on June 2, 2000. Fractional shares on the stock dividends were paid in cash. The number of average shares and per share information of First Colonial has been restated to reflect these 5% stock dividends.

First Colonial maintains a Dividend Reinvestment and Stock Purchase Plan. In 2002, 7,287 new common shares were purchased pursuant to this Plan at an average price of $23.47 for total proceeds of $171,000. Also in 2002, 8,681 Treasury shares were purchased pursuant to the Dividend Reinvestment and Stock Purchase Plan at an average cost of $22.12 per share for total proceeds of $192,000. In 2001, 21,447 new common shares were purchased pursuant to the Plan at an average price of $15.28 per share. The total proceeds were $328,000.

First Colonial adopted the 2001 Stock Option Plan during 2001. This plan provides for the awarding of stock options to key employees, officers and directors of First Colonial. During 2002, options to purchase 128,375 shares of First Colonial’s common stock at an average price of $21.12 per share were granted to certain officers and directors. In 2001, options to purchase 21,873 shares of First Colonial’s common stock at an average price of $15.70 per share were issued to certain officers and directors under this plan. In January 2003, options to purchase 59,950 shares of First Colonial’s common stock at an average price of $23.83 per share were issued under the 2001 Stock Option Plan to certain officers and directors.

A Non-Employee Directors Stock Option Plan was adopted by First Colonial in 1994. This plan provides for the awarding of stock options to First Colonial’s non-employee directors. There were no options awarded under this plan in 2002 and 2001.

First Colonial also has a Stock Option Plan that was adopted in 1986 and the 1996 Stock Option Plan that was adopted in 1996 which provide for the granting of options to acquire First Colonial’s common stock for officers and key employees. No new options may be issued under the 1986 Stock Option Plan or the 1996 Stock Option Plan. In January 2001, options to purchase 43,553 shares of First Colonial’s common stock at an average price of $15.80 per share were granted to certain officers under the 1996 Stock Option Plan. During 2002, options for 10,549 shares of First Colonial’s common stock issued pursuant to the plan were exercised at an average price of $17.07 per share. In 2001, options for 4,927 shares of First Colonial’s common stock were exercised at an average price of $11.90. In 2000, no options were issued under the 1996 Stock Option Plan. No options were exercised under these plans in 2000.

In January 2002, a grant of 10,500 shares of First Colonial’s common stock was awarded to First Colonial’s Chief Executive Officer in the form of deferred stock compensation. The total value of this award was $220,000 or $20.95 per share. This grant originally was to vest over five years, but all unvested shares became fully vested upon the execution of the merger agreement with Keystone. A charge for the cost of the vesting shares in the amount of $45,000 is included in the benefit expenses for the year ended December 31, 2002.

First Colonial and Nazareth National Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Colonial’s financial statements. Additional information relating to First Colonial’s and Bank’s capital requirements and capital ratios can be found in Note S of the First Colonial “Notes to Consolidated Financial Statements.”

First Colonial, in March 2001, settled claims by a group of funeral directors, against Nazareth National Bank in connection with certain pre-need funeral trusts. The possible claims which could have been asserted against the bank were in connection with certain pre-need funeral trusts, of which the bank was the trustee, which were allegedly directed by funeral directors to be invested in a private placement annuity issued by EA International Trust. In April 1999, two funeral directors whose funds were invested in this annuity commenced suit against the bank because, as trustee for the pre-need funeral trusts, the trustee had invested in a private placement annuity which at the time of the lawsuits was of little, if any, value. The bank was advised that it had significant defenses to these claims and vigorously defended against such claims. The bank discontinued its involvement in this annuity and pursued indemnification from some or all of these possible losses from its insurance carriers and from EA International Trust. In 1998, First Colonial established a reserve of $1.5 million against these possible claims. First Colonial added an additional $1.0 million to this reserve in 2000. The reserve balance, as of March 31, 2003 and December 31, 2002 and 2001 equaled $249,000, $253,000 and $336,000, respectively. The remaining accrual will be used to settle claims as they occur and the remaining balance will be maintained until all open claims are settled. An estimate of this timeframe of when all claims will be settled is not readily determinable because it is dependent on lives of the funeral directors’ clients. Payments made from this reserve by First Colonial amounted to $4,000 in the first quarter of 2003, $83,000 in 2002 and $2.0 million in 2001. In spite of the fact that the bank had been advised that it had significant defenses to these claims, the bank decided to settle many of these claims in order to avoid the potential of incurring additional significant legal fees in pursuing such defenses. In addition, the reserve was reduced in 2001 by $119,000 with a corresponding credit to operating expenses. This reduction in the reserve was the result of an analysis by First Colonial management of the funds required to meet the remaining commitments. There were no additions to this reserve in 2002 or in the first quarter of 2003. The projected contingent liabilities to the funeral directors net of the remaining funds held in First Colonial’s Trust Department totaled $191,000 at March 31, 2003 and $192,000 at December 31, 2002. First Colonial expects the reserve to be sufficient to cover the remaining liabilities. First Colonial has incurred legal expenses in regard to these claims totaling $1.8 million though March 31, 2003. The legal expenses related to these claims were $4,000 for the first quarter of 2003, $20,000 for 2002, $316,000 for 2001 and $492,000 for 2000. The legal expenses related to these claims are expected to total approximately $20,000 for 2003, however it is possible that these legal expenses could be substantially higher or lower than this amount.

Impact of Inflation and Changing Prices

The majority of assets and liabilities of a financial institution are monetary in nature and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in Nazareth National Banking industry and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity-to-assets ratio. Another significant effect of inflation is on other expenses, which tend to rise during periods of general inflation.

Management of First Colonial believes the most significant impact on financial results is First Colonial’s ability to react to changes in interest rates.

Market for First Colonial’s Common Stock and Related Stockholder Matters

First Colonial’s common stock trades on the Nasdaq National Market under the trading symbol FTCG. In newspaper listings, First Colonial shares are frequently listed as “First Colnl” or “First Col Group”. At the close of business on December 31, 2002, there were 750 shareholders of record. At the close of business on March 31, 2003, there were 725 shareholders of record and at August 7, 2003, there were 712 shareholders of record.

The declaration and payment of dividends is at the sole discretion of First Colonial’s Board of Directors, and their amount depends upon the earnings, financial condition, and capital needs of First Colonial and certain other factors including restrictions arising from Federal banking laws and regulations, see “Note S—Regulatory Matters” in First Colonial’s “Notes to Consolidated Financial Statements.”

The following table sets forth for the periods indicated high and low sale prices reported for First Colonial’s common stock and the respective dividends declared per common share. The last sale price of First Colonial’s common stock on March 5, 2003, the day prior to the public announcement of the proposed merger with Keystone, was $28.75. Stock prices and dividends per share have been restated to reflect the 5% stock dividends of May 2002 and June 2001, see “Note T—Equity Transactions” in First Colonial’s “Notes to Consolidated Financial Statements.”

	High	Low	Cash Dividends Declared
2001
First Quarter	$15.08	$12.24	$0.1724
Second Quarter	15.57	13.37	0.1724
Third Quarter	19.29	14.14	0.1810
Fourth Quarter	23.76	16.76	0.1810

TOTAL			$0.7068

2002
First Quarter	$24.00	$20.24	$0.1810
Second Quarter	25.24	21.81	0.1810
Third Quarter	25.81	18.00	0.1900
Fourth Quarter	25.00	22.59	0.1900

TOTAL			$0.7420

2003
First Quarter	$45.50	$22.95	$0.1900
Second Quarter	$49.50	$43.82	0.1900
Third Quarter (through August 7, 2003)	$51.71	$48.55	0.1900

BUSINESS OF KNBT BANCORP

KNBT Bancorp, Inc. is a Pennsylvania corporation that was organized by Keystone to be the holding company for Keystone upon its conversion and its merger immediately thereafter with Nazareth National Bank. KNBT Bancorp has not engaged in any business to date. Upon completion of the conversion, KNBT Bancorp will own all of the issued and outstanding stock of Keystone. KNBT Bancorp will retain up to 50% of the net proceeds from the offering and invest 50% of the remaining net proceeds in Keystone as additional capital in exchange for 100% of the outstanding common stock of Keystone. KNBT Bancorp will use a portion of its net proceeds to make a loan to the KNBT Bancorp ESOP. At a later date, KNBT Bancorp may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. KNBT Bancorp will invest its initial capital as discussed in “Use of Net Proceeds.”

In the future, KNBT Bancorp, as the holding company of Keystone, will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies. See “Regulation—Regulation of KNBT Bancorp” for a discussion of the activities that are permitted for bank holding companies.

KNBT Bancorp’s cash flow will depend on earnings from the investment of the net proceeds it retains, and any dividends received from Keystone. Initially, KNBT Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Keystone. At the present time, KNBT Bancorp intends to employ only persons who are officers of Keystone, including certain current officers of Nazareth National Bank, to serve as officers of KNBT Bancorp. KNBT Bancorp will however, use the support staff of Keystone from time to time. These persons will not be separately compensated by KNBT Bancorp. KNBT Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

The executive offices of KNBT Bancorp are located at 90 Highland Avenue, Bethlehem, Pennsylvania and its telephone number is (610) 861-5000.

BUSINESS OF KEYSTONE

General

Keystone is a community-oriented savings bank which was organized in 1925 and is headquartered in Bethlehem, Pennsylvania. Keystone operates out of nine full service offices in each of Lehigh and Northampton Counties, Pennsylvania and one office in Carbon County, Pennsylvania. Keystone’s office network includes seven full service, in-store supermarket branch offices which offer expanded hours of operation and enhanced customer convenience. Keystone has ATMs in each of its banking offices and also maintains two off-site ATMs. As of June 30, 2002, Keystone had the second largest deposit market share in Lehigh County, at 7.2%, and the third largest in Northampton County, at 12.3%.

Keystone is primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Keystone’s principal sources of funds are deposits, repayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and funds borrowed from outside sources such as the Federal Home Loan Bank of Pittsburgh. These funds are primarily used for the origination of various loan types including single-family residential mortgage loans, non-residential or commercial real estate mortgage loans, consumer loans, such as home equity loans and automobile loans, and commercial business loans. Keystone is an active originator of residential home mortgage loans and home construction loans in its market area. In recent years, Keystone has increased it efforts to originate commercial real estate, consumer and commercial business loans in its market area.

The executive offices of Keystone are located at Route 512 and Highland Avenue, Bethlehem, Pennsylvania and its telephone number is (610) 861-5000.

Market Area and Competition

Keystone’s market area consists of Lehigh, Northampton, and portions of Bucks and Carbon Counties, Pennsylvania. The greater Lehigh Valley area, which is in eastern Pennsylvania approximately 60 miles north of Philadelphia, is anchored by the cities of Bethlehem, Allentown and Easton. The combined population of Lehigh and Northampton Counties is in excess of 500,000 and the market includes a mix of urban, suburban and rural areas. Between 1990 and 2002, the combined population of Lehigh and Northampton Counties grew by approximately 8.3% compared to 3.4% for Pennsylvania as a whole. Major employers in the area include Federal, State and local governments, local healthcare providers, including Lehigh Valley Hospital and St. Luke’s Hospital, Air Products & Chemicals, PPL, Binney & Smith, Agere Systems and Mack Trucks.

Keystone faces significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other savings banks and savings associations and mortgage-banking companies. Within Keystone’s market area, more than 50 other banks savings institutions and credit unions are operating. Many of the financial service providers operating in Keystone’s market area are significantly larger, and have greater financial resources, than Keystone. Keystone faces additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.

Lending Activities

General. Historically, Keystone’s principal lending activity has been the origination of loans collateralized by one-to four-family, or single-family, residential real estate located in its market area. In addition, Keystone traditionally has been actively involved in construction and land development loans, with an emphasis on construction/permanent single-family residential mortgage loans and loans to local homebuilders, and consumer loans, primarily home equity loans and lines of credit. Primarily as a result of its two loan securitizations, Keystone’s total loan portfolio has declined from $700.7 million at December 31, 2001 to $560.0 million at March 31, 2003. Keystone’s one-to four-family residential real estate loans amounted to $288.0 million or 51.4% of the total loan portfolio at March 31, 2003. At such date, commercial real estate and land loans amounted to $39.7 million or 7.1% of the total loan portfolio, construction and land development loans were $62.7 million or 11.2% of the total portfolio, commercial business loans were $12.2 million or 2.2% of the portfolio and consumer loans were $152.5 million or 27.2% of Keystone’s total loan portfolio.

In the second half of 2001, Keystone determined to change its lending emphasis by decreasing the amount of single-family residential mortgage loans in its portfolio and increasing its efforts to originate commercial business loans, commercial real estate and land loans, construction and development loans and consumer loans. In November 2001, Keystone hired an experienced commercial lending officer from a large super-regional bank operating in Keystone’s market area. Keystone reorganized its lending function into retail lending, with primary responsibility for residential mortgage and construction loans and consumer loans, and commercial lending, with primary responsibility for new commercial business and commercial real estate loans. In addition, in order to increase its consumer loans, Keystone initiated indirect automobile lending after it hired an experienced lender from another bank. These efforts have been undertaken by Keystone in order to reduce its interest rate risk exposure while increasing the yield on its loan portfolio by originating loans with interest rates that are generally higher, and terms to maturity that are generally shorter, than single-family residential mortgage loans. These efforts have been a part of Keystone’s planned transformation from a traditional thrift to a full service community banking institution.

The types of loans that Keystone may originate are subject to federal and state law and regulations. Interest rates charged by Keystone on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

Loan Portfolio Composition. The following table shows the composition of Keystone’s loan portfolio by type of loan at the dates indicated.

	March 31, 2003		December 31,
			2002		2001		2000		1999		1998
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Real estate loans:
One - to four-family residential(1)	$288,007	51.43%	$361,842	59.34%	$513,352	73.27%	$509,188	73.20%	$472,874	72.52%	$445,570	74.84%
Multi-family residential	4,909	0.88	5,377	0.88	3,823	0.54	4,020	0.58	3,607	0.55	6,024	1.01
Commercial real estate	39,718	7.09	29,385	4.82	12,839	1.83	6,715	0.97	3,442	0.54	1,517	0.25
Construction and land development	62,732	11.20	59,363	9.74	54,092	7.72	59,687	8.58	63,404	9.72	44,765	7.52

Total real estate loans	395,366	70.60	455,967	74.78	584,106	83.36	579,610	83.33	543,327	83.33	497,876	83.62

Commercial business loans	12,159	2.17	10,050	1.65	4,399	0.63	4,166	0.60	3,535	0.54	2,803	0.47
Consumer loans:
Home equity loans and lines of credit	107,657	19.22	102,275	16.77	96,702	13.80	94,317	13.56	90,867	13.94	80,948	13.60
Automobile	35,827	6.40	31,956	5.24	5,887	0.84	8,901	1.28	7,906	1.21	8,489	1.42
Other	8,997	1.61	9,500	1.56	9,572	1.37	8,585	1.23	6,407	0.98	5,283	0.89

Total consumer loans	152,481	27.23	143,731	23.57	112,161	16.01	111,803	16.07	105,180	16.13	94,720	15.91

Total loans	560,006	100.00%	609,748	100.00%	700,666	100.00%	695,579	100.00%	652,042	100.00%	595,399	100.00%

Less:
Undisbursed portion of construction loans in process	(22,111)		(24,263)		(23,552)		(28,972)		(31,743)		(21,209)
Deferred loan fees	(2,781)		(3,236)		(5,682)		(6,163)		(6,090)		(5,944)
Allowance for loan losses	(2,689)		(2,927)		(3,386)		(3,337)		(3,101)		(2,986)

Net loans	$532,425		$579,322		$668,046		$657,107		$611,108		$565,260

(1)	Includes mortgage loans-held-for-sale of $18.0 million and $23.8 million at March 31, 2003 and December 31, 2002, respectively. There were no mortgage loans held-for-sale at December 31, 2000, 1999 or 1998.

Contractual Terms to Final Maturities. The following table shows the scheduled contractual maturities of Keystone’s loans as of December 31, 2002 and March 31, 2003, respectively, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	One- to Four- Family Residential	Multi- family Residential	Commercial Real Estate and Land	Construction and Land Development	Commercial Business Loans	Consumer	Total
	(In Thousands)
Amounts due after December 31, 2002 in:
One year or less	$147	$—	$1,689	$45,818	$4,226	$7,767	$59,647
After one year through three years	1,500	117	1,275	7,809	2,235	9,612	22,548
After three years through five years	6,642	825	1,633	642	973	65,477	76,192
After five years through fifteen years	89,387	1,344	6,025	4,498	2,468	60,620	164,342
After fifteen years	264,165	3,091	18,763	596	148	255	287,019

Total	$361,841	$5,377	$29,385	$59,363	$10,050	$143,731	$609,748

	One- to Four- Family Residential	Multi- family Residential	Commercial Real Estate	Construction and Land Development	Commercial Business Loans	Consumer	Total
	(In Thousands)
Amounts due after March 31, 2003 in:
One year or less	$549	$—	$1,879	$49,214	$6,000	$7,968	$65,610
After one year through three years	1,097	117	1,436	7,554	2,469	9,318	21,567
After three years through five years	5,336	831	1,009	639	1,058	71,715	80,757
After five years through fifteen years	61,369	1,205	9,336	4,414	2,485	63,480	143,003
After fifteen years	219,656	2,756	26,058	911	147	—	249,069

Total	$288,007	$4,909	$39,718	$62,732	$12,159	$152,481	$560,006

The following table shows the amount of Keystone’s loans at December 31, 2002 and March 31, 2003, respectively, which are due after December 31, 2003 and March 31, 2004, respectively, and indicates whether they have fixed-rates of interest or which are floating or adjustable-rates.

	Fixed-Rate	Floating or Adjustable-Rate	Total at December 31, 2002
	(In Thousands)
One- to four-family residential	$333,348	$28,347	$361,695
Multi-family residential	4,176	1,201	5,377
Commercial real estate and land	24,795	2,901	27,696
Construction and land development	13,393	152	13,545
Commercial business	3,598	2,226	5,824
Consumer	114,299	21,665	135,964

Total	$493,609	$56,492	$550,101

	Fixed-Rate	Floating or Adjustable-Rate	Total at March 31, 2003
	(In Thousands)
One- to four-family residential	$263,198	$24,260	$287,458
Multi-family residential	3,821	1,088	4,909
Commercial real estate and land	31,973	5,866	37,839
Construction and land development	13,003	515	13,518
Commercial business	4,045	2,114	6,159
Consumer	121,997	22,516	144,513

Total	$438,037	$56,359	$494,396

Loan Originations, Sales and Servicing. Keystone’s lending activities are subject to underwriting standards and loan origination procedures established by it board of trustees and management. Keystone relies on its staff of four retail lending representatives and five commercial lenders to originate new loans. These employees travel throughout Keystone’s market area and meet with customers at their homes, place of business or in the bank’s offices, to take loan applications. Keystone has designated certain employees at each of its branch offices who can take consumer loan applications. Keystone Savings has centralized its underwriting function and all new loans are received and underwritten by staff at Keystone’s main office.

Keystone’s single-family residential mortgage loans generally are written on standardized documents used by the Federal National Mortgage Association (FNMA or Fannie Mae). Commencing in 2002, in its efforts to manage interest rate risk, Keystone began to sell into the secondary market all of its newly originated single-family residential mortgage loans with interest rates of 6.5% or below and which are agency eligible. Keystone sells such newly originated loans on a loan-by-loan or “flow” basis as the loans close. Excluding the effect of two loan securitizations, Keystone sold an aggregate of $10.5 million and $37.2 million of its newly originated single-family residential mortgage loans in the quarter ended March 31, 2003 and the year ended December 31, 2002, respectively. At the time of sale, Keystone recognizes a gain or loss on the sale based on the difference between the net proceeds received and the carrying value of the loans sold. Keystone generally retains the right to continue to provide servicing for all loans sold, with the income therefrom included in noninterest income as service fees. Keystone’s loans are sold without recourse.

At March 31, 2003, Keystone was servicing $228.0 million of loans for others. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagees, supervising foreclosures and property dispositions in the event of unremedied defaults, remitting certain insurance and tax payments on behalf of the borrowers and generally administering the loans. The gross servicing fee income from loans sold is generally 25 to 37.5 basis points of the total balance of each loan serviced. Due to the continuing low interest rate environment and a higher level of loan repayments than originally estimated, Keystone recognized impairments of its mortgage servicing rights of $365,000 and $676,000, during the quarter ended March 31, 2003 and the year ended December 31, 2002, respectively. Such impairments are recorded as non-interest expense.

In addition to loan sales, Keystone “securitized” $115.3 million and $47.3 million of seasoned, single-family residential mortgage loans in the year ended December 31, 2002 and the quarter ended March 31, 2003, respectively. In such transactions, loans which did not meet Fannie Mae’s eligibility standards at the time of origination, due to the lack of private mortgage insurance or other criteria, were able to be securitized after being in Keystone’s portfolio for certain stipulated periods of time, generally 18 to 24 months. Securitization is the process of packaging and transferring residential mortgage loans to issuers of mortgage-backed securities, such as Fannie Mae, in return for mortgage-backed securities backed by the mortgage loans which are transferred. As there is an active market for mortgage-backed securities, they generally can be sold more readily than the underlying loans in response to changes in interest rates or other factors. Keystone retained all of the securities from its 2003 securitization and it sold $61.4 million of the $115.3 million securitization in 2002.

Keystone is limited in the amount of loans that it can make to any one borrower. This amount is equal to 15% of Keystone Saving Bank’s unimpaired capital and surplus, or approximately $16.8 million at March 31, 2003. Keystone’s loans to one borrower generally have been within these limits. The mutual-to-stock conversion of Keystone and merger with Nazareth National Bank are expected to significantly increase Keystone’s loan-to-one borrower limit. At March 31, 2003, Keystone’s largest credit relationship to an individual borrower and related entities consisted of an aggregate of $14.4 million in construction and development and investment property loans to a local builder in which Keystone has sold an aggregate of $2.0 million in participation interests to another financial institution. At March 31, 2003, an aggregate of $3.7 million was outstanding on these loans and all of such loans were performing in accordance with their terms.

The following table shows total loans originated, securitized, sold and repaid at Keystone during the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(In Thousands)
Loan originations:
One- to four-family residential	$21,047	$20,816	$109,029	$100,204	$71,887
Consumer	33,124	20,622	114,188	58,784	47,870
Other(1)	22,989	11,445	73,605	17,291	54,551

Total loan originations	77,160	52,883	296,822	176,279	174,308

Sales, securitizations and loan principal repayments:
Loans sold:
One- to four-family residential	9,859	8,370	37,178	12,127	15,079
Other	472	—	—	—	—

Total sold:	10,331	8,370	37,178	12,127	15,079

Loans securitized:
Securitized and retained	47,250	53,897	53,897	—	—
Securitized and sold	—	61,438	61,438	—	—

Total securitized	47,250	115,335	115,335	—	—

Loans principal repayments	41,585	20,733	205,534	123,979	95,783

Total loans sold, securitized and principal repayments	99,166	144,438	358,047	136,106	110,862
Decrease due to other items, net (2)	24,891	25,360	27,499	29,234	17,446

Net increase (decrease) in loan portfolio	$(46,897)	$(116,915)	$(88,724)	$10,939	$46,000

(1)	Consists of commercial real estate, construction and land development loans and commercial business loans.
(2)	Other items consist of loans in process, deferred fees and the allowance for loan losses.

Single-Family Residential Mortgage Lending. A primary lending activity of Keystone is the origination of loans secured by first mortgages on one- to four-family residences in its Lehigh Valley market area. Traditionally, Keystone has been a leading originator of single-family residential mortgage loans in Lehigh and Northampton Counties, and the bank expects to continue its single-family loan origination efforts. At March 31, 2003, single-family residential mortgage loans amounted to $288.0 million or 51.4% of Keystone’s total loan portfolio which, due to its loan sales and securitizations, was a significant decline from the $513.4 million of single-family residential mortgage loans at December 31, 2001.

Keystone originates fixed-rate, fully amortizing mortgage loans with maturities ranging between 10 and 30 years. Management establishes interest rates charged on loans based on market conditions. Keystone also offers adjustable-rate mortgage loans with terms of up to 30 years, with an interest rate based on the one year Constant Maturity Treasury Bill index, which adjust annually from the outset of the loan or which adjust annually after a three or five year initial fixed period. Interest rate adjustments on such loans are typically limited to no more than 2% during any adjustment period or 6% over the life of the loan. Due to local market conditions and the current interest rate environment, Keystone has originated very few ARM loans during the past three years. At March 31, 2003, 91.6% of Keystone’s single-family residential mortgage loans maturing after March 31, 2004 had fixed rates of interest and 8.4% had adjustable interest rates.

Keystone underwrites one-to four-family residential mortgage loans with loan-to-value ratios of up to 95%, provided that a borrower obtains private mortgage insurance on loans that exceed 85% of the appraised value or sales price, whichever is less, of the secured property. Keystone also requires that title insurance, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans. A licensed appraiser appraises all properties securing one-to four-family first mortgage loans. Mortgage loans originated by Keystone generally include due-on-sale clauses which provide it with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without Keystone’s consent. Due-on-sale clauses are an important means of adjusting the yields of fixed-rate mortgage loans in portfolio and Keystone generally exercised its rights under these clauses.

During 2002 and the first quarter of 2003, Keystone’s policy was to sell to Fannie Mae all newly originated, agency eligible single-family residential mortgage loans with interest rates of 6.5% or less. Such loans are sold on a non-recourse basis with servicing retained. During the quarter ended March 31, 2003 and the year ended December 31, 2002, Keystone, excluding sales made as a part of its two securitizations, sold an aggregate of $10.5 million and $37.2 million, respectively, of single-family residential mortgage loans.

Consumer Loans. At March 31, 2003, Keystone’s consumer loans amounted to $152.5 million or 27.2% of the total loan portfolio. Keystone’s consumer loans are comprised primarily of home equity loans and lines of credit and automobile loans. Keystone also offers a variety of other consumer loans including personal loans and lines of credit, home improvement loans and credit card loans. At March 31, 2003, Keystone’s home equity loans and lines of credit amounted to $107.7 million or 19.2% of the total loan portfolio. Of such amount, $85.2 million were loans and $22.5 million were lines of credit. In addition, at such date the unadvanced portion of home equity lines of credit was $27.9 million. Home equity loans and lines of credit, like single-family residential mortgage loans, are secured by the underlying equity in the borrower’s residence. However, the bank generally obtains a second mortgage position on a home equity loan or line of credit. Keystone’s home equity loans typically are structured as fixed-rate fully amortizing loans with terms of up to 15 years and loan-to-value ratios, when combined with any senior liens, of up to 100%. Keystone charges higher interest rates for loan-to-value ratios exceeding 80%. Keystone’s home equity lines of credit have adjustable rates of interest which are indexed to the prime rate as reported in The Wall Street Journal. Generally, the maximum loan-to-value ratio on home equity lines of credit, including the outstanding amount of any first mortgage loan, is 80%. A home equity line of credit may be drawn down by the borrower for a period of five years from the date of the loan agreement. During this period, the borrower has the option of paying, on a monthly basis, either principal and interest or only the interest.

Keystone’s automobile loans amounted to $35.8 million and have increased significantly since the bank commenced its indirect automobile lending function in January 2002. Keystone originates indirect auto loans through a network of auto dealers located in its market area and was actively doing business with approximately 17 dealers at March 31, 2003. Keystone hired an experienced indirect automobile lender to head its program and has grown its dealer network by emphasizing quality service and the development of long term relationships with the owners and managers of dealerships.

Keystone makes indirect auto loans to purchase both new and used cars. The loans have terms up to six years for loans secured by new and used vehicles. As of March 31, 2003, approximately 22.0% of Keystone’s indirect auto loans were secured by new cars and 78.0% were secured by used cars. Keystone originated $32.9 million and $7.0 million of indirect auto loans during 2002 and the first three months of 2003, respectively.

To underwrite its indirect auto loans, Keystone reviews the credit history of applicants and determines appropriate debt to income and loan to value ratios. Keystone also believes that the quality of its indirect auto loan portfolio is positively affected by its efforts to build and maintain relationships with auto dealers who attract creditworthy customers. Keystone Saving Bank tries to identify such dealers based on Keystone Saving Bank’s knowledge of car dealers in its market area.

Indirect auto lending entails greater risks than owner-occupied residential mortgage lending. Although Keystone has not experienced significant delinquencies in this portfolio to date, borrowers are more likely to default on an auto loan than on a residential mortgage loan secured by their primary residence. Moreover, automobiles depreciate rapidly and, in the event of a default, principal loss as a percent of the loan balance depends upon the mileage and condition of the vehicle at the time of repossession, over which Keystone has no control.

Consumer loans entail greater risk than residential mortgage loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Construction and Land Development Loans. Keystone has been an active originator of construction and land development loans in its market area for many years. At March 31, 2003, Keystone’s construction and land development loans amounted to $62.7 million or 11.2% of the total loan portfolio. Keystone’s construction lending includes both construction loans to individuals to construct personal residences, which amounted to approximately $40.3 million at March 31, 2003, and loans to building contractors and developers, which amounted to approximately $22.5 million at March 31, 2003. At March 31, 2003, the unadvanced portion of construction loans in process amounted to $22.1 million.

Keystone’s construction loans to individuals to build their residences typically are structured as construction/permanent loans whereby there is one closing for both the construction loan and the permanent financing. During the construction phase, which typically lasts for six to nine months, employees of Keystone make periodic inspections of the construction site and loan proceeds are disbursed directly to the contractors as construction progresses. Typically, disbursements are made in five draws during the construction period. Construction loans require payment of interest only during the construction phase and are structured to be converted to fixed-rate permanent loans at the end of the construction phase. Prior to making a commitment to fund a construction loan, Keystone requires an appraisal of the property by independent fee appraisers or the bank’s in-house appraisers. The bank’s staff also reviews and inspects each project prior to every disbursement of funds during the term of the construction loan. Loan proceeds are disbursed based on a percentage of completion.

Keystone also originates construction and site development loans to contractors and builders primarily to finance the construction of single-family homes and subdivisions and, to a lesser extent, the construction of commercial development projects, and site development projects. Loans to finance the construction of single-family homes and subdivisions are generally offered to experienced builders in the Lehigh Valley with whom Keystone has an established relationship. Residential development loans are typically offered with terms of up to 24 months. The maximum loan-to-value limit applicable to these loans is 80% of the appraised post construction value. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspection by Keystone’s approved appraisers warrants. At March 31, 2003, Keystone’s largest construction and site development loan totaled to $1.7 million and was secured by a first mortgage lien. This loan was performing according to its original terms at March 31, 2003. At March 31, 2003, Keystone estimates that the average balance of its construction loans to contractors and developers was approximately $417,000.

Keystone also makes construction loans for commercial development projects. The projects include multi-family, apartment, industrial, retail and office buildings. These loans generally have an interest-only phase during construction, and generally convert to permanent financing when construction is completed. Disbursement of funds is at the sole discretion of Keystone and is based on the progress of construction. The maximum loan-to-value limit applicable to these loans is 80% of the appraised post-construction value.

Keystone also originates land loans to local contractors and developers for the purpose of improving the property, or for the purpose of holding or developing the land for sale. Such loans are secured by a lien on the property, are limited to 65% of the lower of the acquisition price or the appraised value of the land, and have a term of up to two years with a floating interest rate based on Keystone’s internal base rate. Keystone’s land loans are generally secured by property in its primary market area. Keystone requires title insurance and, if applicable, a hazardous waste survey reporting that the land is free of hazardous or toxic waste.

Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction compared to the estimated cost, including interest, of construction and other assumptions. Additionally, if the estimate of value proves to be inaccurate, Keystone may be confronted with a project, when completed, having a value less than the loan amount. Keystone has attempted to minimize these risks by generally concentrating on residential construction loans in its market area to contractors with whom it has established relationships.

Commercial Real Estate Loans and Multi-Family Residential Real Estate Loans. At March 31, 2003, Keystone’s commercial real estate loans amounted to $39.7 million or 7.1% of the total loan portfolio. The amount of Keystone’s commercial real estate loans increased significantly in 2002 and the first quarter of 2003. Keystone’s commercial real estate loans are secured by mortgages on various commercial income producing properties including office buildings, retail and industrial properties. All of Keystone’s commercial real estate loans are secured by properties in Pennsylvania and substantially all are located in the bank’s market area.

Keystone offers both adjustable-rate and fixed-rate commercial real estate loans. Such loans typically have terms of five or seven years with one or two renewal options and amortize over 15 to 20 years. Loan-to-value ratios cannot exceed 90%, although they generally are 85% or less, and a debt service coverage of 1.10 times or better generally is required. Personal guarantees often are required.

Keystone performs more extensive diligence in underwriting commercial real estate loans than loans secured by owner occupied one-to four-family residential properties due to the larger loan amounts and the riskier nature of such loans. Keystone attempts to understand and control the risk in several ways including inspection of all such properties and the review of the overall financial condition of the borrower, which may include, for example, the review of the rent rolls and the verification of income. Keystone reviews two years of tax returns and financial statements of the borrower in its underwriting of commercial real estate loans and these documents must be updated and provided to the bank an annual basis. Keystone’s commercial lending staff undertakes an extensive credit review of each commercial real estate loan in excess of $1.5 million at least annually. Keystone’s largest commercial real estate loan at March 31, 2003, was a $3.9 million loan secured by commercial real estate in Bethlehem, Pennsylvania. Such loan was performing in accordance with its terms at March 31, 2003.

Commercial real estate loans have interest rates which are generally higher than interest rates on residential mortgage loans, and are more rate sensitive to changes in market interest rates. Commercial real estate loans, however, entail significant additional credit risk as compared with one- to four-family residential mortgage lending, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on commercial real estate loans secured by income producing properties is typically dependent on the successful operation of the related real estate project and thus may be more significantly impacted by adverse conditions in the real estate market or in the economy generally.

At March 31, 2003, Keystone’s multi-family residential mortgage loans amounted to $4.9 million or 0.9% of the loan portfolio. Such loans are secured by apartment buildings with five or more units. Keystone has not emphasized the origination of multi-family residential mortgage loans but, when originated, they are underwritten pursuant to the same policies and procedures as commercial real estate loans.

Commercial Business Loans. Keystone’s commercial business loans amounted to $12.2 million or 2.2% of the total loan portfolio at March 31, 2003. Commercial business loans have increased since late 2001. Keystone expects that its commercial loan portfolio will continue to grow.

Keystone’s commercial business loans typically are to small to mid-sized businesses with annual revenues generally not exceeding $20.0 million in its market area and may be for working capital, inventory financing or accounts receivable financing. Small business loans may have adjustable or fixed rates and generally have terms of three years or less but may go up to 10 years. Keystone’s commercial business loans generally are secured by equipment, machinery, real property or other corporate assets. In addition, Keystone generally obtains personal guarantees from the principals of the borrower with respect to all commercial business loans. Keystone’s commercial loans structured as advances are made upon perfected security interests in accounts receivable and/or inventory. Generally Keystone will advance amounts up to 75% of accounts receivable and 50% of the value of inventory.

At March 31, 2003, Keystone’s largest commercial business loan was a $2.5 million working capital line of credit to a local steel distributor on which $1.5 million was outstanding at such date. Such loan was performing in accordance with its terms at March 31, 2003.

Commercial business loans generally are deemed to involve a greater degree of risk than single-family residential mortgage loans. While commercial business lending is relatively new to Keystone and Keystone is attempting to aggressively increase its originations of commercial business loans, Keystone has hired experienced commercial loan officers and has implemented policies and procedures for commercial business lending which are deemed to be prudent.

Loan Approval Procedures and Authority. Keystone’s Board of Trustees establishes its lending policies and procedures. Keystone’s Lending Policy Manual is reviewed on at least an annual basis by its Senior Vice Presidents of Commercial Lending and Retail Lending in order to propose modifications as a result of market conditions, regulatory changes and other factors. All modifications must be approved by the Board of Trustees of Keystone.

Various officers or combinations of officers of Keystone have the authority within specifically identified limits to approve new loans. The largest individual lending authority is $350,000. Amounts in excess of $350,000 must be approved by at least two officers and, for loans in excess of $500,000, by at least three officers including one of the President, the Executive Vice President or one of its Senior Vice Presidents of Lending. Loans in excess of $1.0 million must be approved by the Board of Trustees of Keystone.

Asset Quality

General. One of Keystone’s key objectives has been, and continues to be, maintaining a high level of asset quality. In addition to maintaining credit standards for new originations which it believes are sound, Keystone is proactive in its loan monitoring, collection and workout processes in dealing with delinquent or problem loans.

When a borrower fails to make a scheduled payment, Keystone attempts to cure the deficiency by making personal contact with the borrower. Initial contacts are generally made 15 days after the date the payment is due. In most cases, deficiencies are promptly resolved. If the delinquency continues, late charges are assessed and additional efforts are made to collect the deficiency. All loans delinquent 60 days or more are reported to the Board of Trustees of Keystone. Keystone generally works with borrowers to resolve such problems, however, when the account becomes 90 days delinquent, an additional notice is sent to the borrower and, thereafter, foreclosure or other proceedings are instituted, as necessary, to minimize any potential loss.

On loans where the collection of principal or interest payments is doubtful, the accrual of interest income ceases (“non-accrual” loans). On loans 90 days or more past due, as to principal and interest payments, Keystone’s policy, with certain limited exceptions, is to discontinue accruing additional interest and reverse any interest currently accrued. On occasion, this action may be taken earlier if the financial condition of the borrower raises significant concern with regard to his/her ability to service the debt in accordance with the terms of the loan agreement. Interest income is not accrued on these loans until the borrower’s financial condition and payment record demonstrate an ability to service the debt.

Real estate which is acquired as a result of foreclosure is classified as real estate owned until sold. Real estate owned is recorded at the lower of cost or fair value less estimated selling costs. Costs associated with acquiring and improving a foreclosed property are usually capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. Holding costs are charged to expense. Gains and losses on the sale of real estate owned are charged to operations, as incurred.

Keystone accounts for its impaired loans under generally accepted accounting principles. An impaired loan generally is one for which it is probable, based on current information, that the lender will not collect all the amounts due under the contractual terms of the loan. Keystone Saving Bank had no loans which were deemed to be impaired as of March 31, 2003 or at December 31, 2002 or 2001.

Federal regulations and Keystone’s policies require that it utilize an internal asset classification system as a means of reporting problem and potential problem assets. Keystone has incorporated an internal asset classification system, consistent with Federal banking regulations, as a part of its credit monitoring system. Keystone currently classifies problem and potential problem assets as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated “special mention.”

When an insured institution classifies one or more assets, or portions thereof, as “substandard” or “doubtful”, it is required that a general valuation allowance for loan losses be established for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as “loss,” it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

A savings institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by Federal and state bank regulators which can order the establishment of additional general or specific loss allowances. The Federal banking agencies, have adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. In July 2001, the SEC issued Staff Accounting Bulletin (SAB) No. 102, “Selected Loan Loss Allowance Methodology and Documentation Issues.” The guidance contained in the SAB focuses on the documentation the SEC staff normally expects registrants to prepare and maintain in support of the allowance for loan and lease losses. Concurrent with the SEC’s issuance of SAB No. 102, the federal banking agencies, represented by the Federal Financial Institutions Examination Council (FFIEC), issued an interagency policy statement entitled “Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions” (Policy Statement). The SAB and Policy Statement were the result of an agreement between the SEC and the federal banking agencies in March 1999 to provide guidance on allowance for loan and lease losses methodologies and supporting documentation. Keystone’s management believes that, based on information currently available, its allowance for loan losses is maintained at a level which covers all known and inherent losses that are both probable and reasonably estimable at each reporting date. However, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

Keystone reviews and classifies assets on a monthly basis and the Board of Trustees is provided with monthly and quarterly reports on Keystone’s classified assets. Keystone classifies assets in accordance with the management guidelines described above. At March 31, 2003 and at December 31, 2002 and 2001, Keystone had $2.0 million, $2.5 million and $2.7 million, respectively, of assets classified as “substandard” which consisted of non-accrual single-family residential mortgage and consumer loans, and non-accrual commercial real estate and residential construction loans. Non-accrual loans are those loans 90 days or more delinquent and on which Keystone has ceased accruing interest. At March 31, 2003 and at December 31, 2002 and 2001, Keystone had no loans classified as “doubtful” or “loss.” In addition, as of March 31, 2003 and as of December 31, 2002 and 2001, Keystone had $4.2 million, $4.2 million and $1.0 million, respectively, of loans designated “special mention.”

Delinquent Loans. The following table shows the delinquencies in Keystone’s loan portfolio as of the dates indicated.

	March 31, 2003				December 31, 2002				December 31, 2001
	30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(Dollars in Thousands)
One-to four-family Residential	41	$2,252	33	$1,848	49	$2,197	34	$2,306	14	$606	18	$1,559
Multi-family residential	1	5	—	—	1	5	—	—	2	9	—	—
Commercial real estate	—	—	—	—	—	—	—	—	—	—	—	—
Construction and land Development	1	46	—	—	1	272	—	—	—	—	5	938
Commercial business	2	166	2	15	1	283	2	15	2	18	—	—
Consumer loans	83	852	31	154	97	752	42	174	66	239	21	193

Total delinquent loans	128	$3,321	66	$2,017	149	$3,509	78	$2,495	84	$872	44	$2,690

Delinquent loans to total net loans		0.62%		0.38%		0.61%		0.43%		0.13%		0.40%

Delinquent loans to total Loans		0.59%		0.36%		0.58%		0.41%		0.12%		0.38%

Non-Performing Loans and Real Estate Owned. The following table sets forth information regarding Keystone’s non-performing loans and real estate owned. At March 31, 2003, non-performing loans consisted of 33 single-family residential loans with an average balance of $56,000, 31 consumer loans with an average balance of $5,000 and $156,000 of real estate owned. Keystone’s general policy is to cease accruing interest on loans 90 days or more past due and to charge off all accrued interest. Keystone occasionally will continue to accrue interest on loans more than 90 days past due. Since December 31, 1999, this has happened on six occasions with respect to interest only loans which, although due in full according to their contractual terms, were not repaid on the maturity date but the borrower continued to pay and, the bank continued to accept, interest payments until the loan was subsequently repaid.

For the three months ended March 31, 2003 and the year ended December 31, 2002 and 2001, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $25,000 , $66,000 and $81,000, respectively.

The following table shows the amounts of Keystone’s non-performing assets, defined as non-accruing loans, accruing loans 90 days or more past due and real estate owned at the dates indicated. Keystone did not have troubled debt restructurings at any of the dates indicated

	March 31, 2003	December 31,
		2002	2001	2000	1999	1998
	(Dollars in Thousands)
Non-accruing loans:
One - to four-family residential	$1,848	$2,023	$1,559	$746	$1,089	$842
Multi-family residential	—	—	—	—	—	—
Commercial real estate and land	—	—	—	4	6	—
Construction and land development	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	154	174	193	13	8	44

Total non-accruing loans	2,002	2,197	1,752	763	1,103	886

Accruing loans 90 days or more past due:
One - to four-family residential	—	283	—	35	486	116
Multi-family residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction and land development	—	—	938	—	—	—
Commercial business	15	15	—	—	—	—
Consumer	—	—	—	—	—	—

Total accruing loans 90 days or more past due	15	298	938	35	486	116

Total non-performing loans(1)	2,017	2,495	2,690	798	1,589	1,002

Real estate owned, net(2)	156	115	200	151	488	62

Total non-performing assets	$2,173	$2,610	$2,890	$949	$2,077	$1,064

Total non-performing loans as a percentage of loans, net	0.38%	0.43%	0.40%	0.12%	0.26%	0.18%

Total non-performing loans as a percentage of total assets	0.19%	0.25%	0.29%	0.10%	0.21%	0.14%

Total non-performing assets as a percentage of total assets	0.20%	0.26%	0.31%	0.12%	0.27%	0.15%

(1)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.
(2)	Real estate owned balances are shown net of related loss allowances and include both real property and other repossessed collateral consisting primarily of automobiles.

Property acquired by Keystone through foreclosure is initially recorded at the lower of cost, which is the lesser of the carrying value of the loan or fair value at the date of acquisition, or the fair value of the related assets at the date of foreclosure, less estimated costs to sell. Thereafter, if there is a further deterioration in value, Keystone charges earnings for the diminution in value. Keystone’s policy is to obtain an appraisal on all real estate subject to foreclosure proceedings prior to the time of foreclosure and to require appraisals on a periodic basis on foreclosed properties and conduct inspections on foreclosed properties.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses. Keystone maintains the allowance at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate at each reporting date. Management reviews all loans which are delinquent 60 days or more on a monthly basis and performs regular reviews of the allowance no less than quarterly in order to identify those inherent losses and to assess the overall collection probability for the loan portfolio. Such reviews consist of a quantitative analysis by loan category, using historical loss experience, and consideration of a series of qualitative loss factors. Keystone’s evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of its loans, the value of collateral securing the loan, the borrower’s ability to repay and repayment performance, the number of loans requiring heightened management oversight, local economic conditions and industry experience. In addition, in establishing the allowance for loan losses, Keystone’s management considers a ten point internal rating system for all loans originated by the Commercial Lending department. At the time of origination, each loan, other than single-family residential mortgage loans, construction and development loans and consumer loans, is assigned a rating based on the assumed risk elements of the loan. Such risk ratings are periodically reviewed by management and revised as deemed appropriate. The establishment of the allowance for loan losses is significantly affected by management judgment and uncertainties and there is a likelihood that different amounts would be reported under different conditions or assumptions. Various regulatory agencies, as an integral part of their examination process, periodically review Keystone’s allowance for loan losses. Such agencies may require it to make additional provisions for estimated loan losses based upon judgments different from those of management. As of March 31, 2003, Keystone’s allowance for loan losses was 0.48 % of total loans receivable.

Keystone will continue to monitor and modify its allowances for loan losses as conditions dictate. No assurances can be given that its level of allowance for loan losses will cover all of the inherent losses on its loans or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

The following table shows changes in Keystone’s allowance for loan losses during the periods presented.

	At or For the Months Ended March 31,		At or For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in Thousands)
Total loans outstanding at end of period	$560,006	$579,281	$609,748	$700,666	$695,579	$652,042	$595,399
Average loans outstanding	575,374	664,336	623,980	675,856	647,448	588,184	553,195
Allowance for loan losses, beginning of period	2,927	3,386	3,386	3,337	3,101	2,986	2,808
Provision (recovery) for loan losses	62	(445)	111	391	442	421	281
Charge-offs:
One-to four-family residential	7	89	229	154	100	88	78
Multi-family	—	—	—	—	—	115	—
Commercial real estate	—	—	—	—	—	—	—
Construction and land development	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—
Consumer	305	68	394	224	146	108	28

Total charge-offs	312	157	623	378	246	311	106

Recoveries on loans previously charged off	12	5	53	36	40	5	3

Allowance for loan losses, end of period	$2,689	$2,789	$2,927	$3,386	$3,337	$3,101	$2,986

Allowance for loan losses as a percent of non-performing loans	133.32%	207.98%	117.31%	125.87%	418.17%	195.15%	298.00%

Ratio of net charge-offs during the period to average loans outstanding during the period	0.05%	0.02%	0.10%	0.06%	0.04%	0.05%	0.02%

The following table shows how Keystone’s allowance for loan losses has been allocated by type of loan at each of the dates indicated.

	March 31, 2003		December 31,
			2002		2001		2000		1999		1998
	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans
	(Dollars in Thousands)
One-to four-family residential	$864	51.43%	$1,086	59.34%	$2,053	73.27%	$2,291	73.20%	$2,128	72.52%	$2,005	74.84%
Multi-family residential	32	0.88	33	0.88	35	0.55	48	0.58	36	0.55	60	1.01
Commercial real estate	64	7.09	145	4.82	39	1.83	43	0.97	5	0.54	3	0.25
Construction and land development	488	11.20	451	9.74	291	7.72	106	8.58	102	9.72	71	7.52
Commercial business	523	2.17	500	1.65	464	0.63	115	0.60	22	0.54	15	0.47
Consumer	18	27.23	590	23.57	303	16.00	123	16.07	150	16.13	135	15.51
Unallocated	—	—	122	—	201	—	611	—	658	—	697	—

Total	$2,689	100.00%	$2,927	100.00%	$3,386	100.00%	$3,337	100.00%	$3,101	100.00%	$2,986	100.00%

Investment Activities

General. Keystone invests in securities pursuant to its Investment Policy, which has been approved by its Board of Trustees. Keystone’s President and Executive Vice President/Chief Operating Officer have been designated as investment officers and are authorized by the Board to make the bank’s investments consistent with the Investment Policy. The Board of Trustees of Keystone reviews all investment activity on a monthly basis.

Keystone’s investment policy is designed primarily to manage the interest rate sensitivity of its assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement its lending activities and to provide and maintain liquidity while minimizing Keystone’s tax liability. Keystone also uses a leveraged investment strategy for the purpose of enhancing returns. Pursuant to this strategy, Keystone has increased the size of its investment portfolio by utilizing borrowings to support such investments.

At March 31, 2003, Keystone’s investment securities amounted to $400.2 million or 38.5% of total assets at such date. At such date, there were $8.6 million in gross unrealized gains and $978,000 in unrealized losses with respect to the investment securities portfolio of Keystone, resulting in a net of tax unrealized gain of $5.0 million. The largest component of Keystone’s investment securities in recent periods has been mortgage-backed securities, which amounted to $287.8 million or 71.9% of the investment securities portfolio at March 31, 2003. In addition, Keystone invests in municipal securities, corporate debt obligations, U.S. government and agency obligations and other securities. In recent periods, Keystone has increased the amount of its investment in municipal securities due to the tax advantages they provide. Under Keystone’s investment policy, municipal bonds must be rated in the top three investment rating categories at the time of purchase.

In order to achieve maximum flexibility with its investment securities, all of Keystone’s investment securities have been classified as available for sale, pursuant to SFAS No. 115, for more than the past three years. This accounting pronouncement requires a security to be classified as available for sale, held to maturity, or trading, at the time of acquisition. Securities classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity, and can be sold prior to maturity only under rare circumstances. Held to maturity securities are accounted for based upon the historical cost of the security. Available for sale securities can be sold at any time based upon needs or market conditions. Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax provisions, reflected in retained earnings as accumulated other comprehensive income.

Currently, Keystone is not participating in hedging programs, interest rate swaps, caps, collars or other activities involving the use of off-balance sheet financial derivatives. Also, Keystone does not purchase mortgage-backed derivative instruments that would be characterized “high-risk” under Federal banking regulations at the time of purchase, nor does it purchase corporate obligations which are not rated investment grade.

Keystone’s mortgage-backed securities include mortgage pass-through certificates issued by the GNMA, FNMA and FHLMC as well as collateralized mortgage obligations (CMOs) issued by such agencies or private issuers. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. GNMA securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on GNMA securities is guaranteed by GNMA and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and

Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

Collateralized mortgage obligations are typically issued by a special-purpose entity, in Keystone’s case, private issuers or government agencies, which may be organized in a variety of legal forms, such as a trust, a corporation, or a partnership. Substantially all of the collateralized mortgage obligations held in Keystone’s portfolio consist of senior sequential tranches, primarily investments in the first tranche of the collateralized mortgage obligations. By purchasing senior sequential tranches, management attempts to ensure the cash flow associated with such an investment. While non-agency private issues are somewhat less liquid than collateralized mortgage obligations issued by GNMA, Fannie Mae or Freddie Mac, they generally have a higher yield than agency insured or guaranteed collateralized mortgage obligations, such higher yield reflecting in part the lack of such guarantee or protection and, thus, the potentially higher risk of loss or default associated with such assets. Keystone’s Investment Policy requires that all privately issued CMOs be rated AAA by Standard & Poors at the time of purchase.

The following table sets forth certain information relating to Keystone’s investment securities portfolio at the dates indicated.

	March 31, 2003		December 31,
			2002		2001		2000
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
U.S. government and agency obligations	$22,661	$22,860	$30,677	$31,075	$8,445	$8,437	$9,040	$9,017
Corporate securities	32,563	33,668	34,053	35,172	36,937	38,153	39,567	39,903
Municipal obligations	48,840	50,887	38,935	41,039	29,040	29,560	14,812	15,559
Mortgage-backed securities:
GNMA	3,000	3,081	3,234	3,327	563	608	794	829
FHLMC	18,814	19,179	17,963	18,348	3,063	3,140	4,753	4,831
FNMA	112,489	116,302	73,743	76,101	6,845	6,867	3,286	3,248
Other	149,243	149,277	83,449	84,174	64,849	65,101	35,688	35,802

Total mortgage-backed securities	283,546	287,839	178,389	181,950	75,320	75,716	44,521	44,710
ARM Fund	4,939	4,910	4,939	4,914	4,938	4,909	4,937	4,878
Other	—	—	—	—	10	10	10	10

Total investment securities	392,549	400,154	286,993	294,150	154,690	156,785	112,877	114,077

FHLB stock	8,516	8,516	8,011	8,011	6,099	6,099	5,705	5,705

Total investment securities and FHLB stock	$401,065	$408,670	$295,004	$302,161	$160,789	$162,884	$118,582	$119,782

The following table sets forth the amount of investment securities, at amortized cost, which mature during each of the periods indicated and the weighted average yields for each range of maturities at the dates indicated. No tax-exempt yields have been adjusted to a tax-equivalent basis.

	Amounts at December 31, 2002 Which Mature In
	One Year or Less	Weighted Average Yield	Over One Year Through Five Years	Weighted Average Yield	Over Five Through Ten Years	Weighted Average Yield	Over Ten Years	Weighted Average Yield
	(Dollars in Thousands)
Bonds and other debt securities:
U.S. government and agency obligations	$—	—%	$28,062	4.10%	$1,968	5.49%	$647	4.22%
Corporate securities	15,873	7.26	18,180	6.07	—	—	—	—
Municipal obligations	—	—	626	3.34	2,344	4.27	35,965	5.07
Mortgage-backed securities	—	—	2,151	4.75	47,119	5.38	129,119	6.04
Equity securities:
ARM Fund	4,939	2.24	—	—	—	—	—	—
FHLB stock(1)	8,011	3.25	—	—	—	—	—	—

Total investment securities and FHLB Stock	$28,823	5.29%	$49,019	4.85%	$51,431	5.34%	$165,731	5.83%

	Amounts at March 31, 2003 Which Mature In
	One Year or Less	Weighted Average Yield	Over One Year Through Five Years	Weighted Average Yield	Over Five Through Ten Years	Weighted Average Yield	Over Ten Years	Weighted Average Yield
	(Dollars in Thousands)
Bonds and other debt securities:
U.S. government and agency obligations	$—	—%	$22,023	4.53%	$—	—%	$638	4.22%
Corporate securities	15,385	7.24	17,178	5.98	—	—	—	—
Municipal obligations	—	—	626	3.34	4,105	4.02	44,109	4.82
Mortgage-backed securities	—	—	1,495	4.78	65,530	5.17	216,521	5.48
Equity securities:
ARM Fund	4,939	2.24	—	—	—	—	—	—
FHLB stock(1)	8,516	3.25	—	—	—	—	—	—

Total investment securities and FHLB Stock	$28,840	5.20%	$41,322	5.13%	$69,635	5.11%	$261,268	5.43%

1)	As a member of the Federal Home Loan Bank of Pittsburgh, Keystone is required to maintain an investment in FHLB stock, which has no stated maturity.

The following table sets forth the purchases, sales and principal repayments of mortgage-backed securities, at amortized cost, for Keystone during the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2003	2002	2002	2001	2000
	(Dollars in Thousands)
Mortgage-backed securities at beginning of period	$178,389	$75,320	$75,320	$44,521	$50,220
Purchases	100,702	60,011	140,911	53,160	5,455
Securitizations(1)	47,250	115,335	115,335	—	—
Repayments	(42,424)	(11,379)	(88,850)	(22,403)	(11,183)
Sales	—	61,438	63,844	—	—
Amortizations of premiums and discounts, net	(371)	4	(483)	42	29

Mortgage-backed securities at end of period	$283,546	$177,853	$178,389	$75,320	$44,521

Weighted average yield at end of period	5.46%	6.22%	5.85%	6.09%	6.12%

(1)	Reflects amounts retained by Keystone.

Sources of Funds

General. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and Federal Home Loan Bank advances are the primary sources of Keystone’s funds for use in lending, investing and for other general purposes.

Deposits. Keystone offers a variety of deposit accounts with a range of interest rates and terms. Keystone’s deposits consist of checking, both interest-bearing and non-interest-bearing, money market, savings and certificate of deposit accounts. More than 51% of the funds deposited with Keystone are in core deposits, which are deposits other than certificates of deposit.

The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Keystone’s deposits are obtained predominantly from the areas where its branch offices are located. Keystone has historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect its ability to attract and retain deposits.

Keystone uses traditional means of advertising its deposit products, including broadcast and print media and generally does not solicit deposits from outside its market area. In recent years, Keystone has emphasized the origination of core deposits. This strategy has resulted in a significant increase in core deposits, particularly money market and checking accounts, as well as increased fee income and new customer relationships.

Keystone does not actively solicit certificate accounts in excess of $100,000 or use brokers to obtain deposits. At March 31, 2003, the weighted average remaining maturity of Keystone’s certificate of deposit accounts was 15.4 months.

The following table shows the distribution of, and certain other information relating to, Keystone’s deposits by type of deposit, as of the dates indicated.

	March 31, 2003		December 31,
			2002		2001		2000
	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Certificate accounts:
1.00% - 1.99%	$51,517	6.46%	$18,289	2.37%	$1,373	0.17%	$—	—%
2.00% - 2.99%	151,278	18.97	166,878	21.62	42,956	5.56	278	0.04
3.00% - 3.99%	88,967	11.16	85,676	11.10	61,515	7.97	1,109	0.16
4.00% - 4.99%	67,811	8.50	70,808	9.17	95,604	12.38	67,402	9.45
5.00% - 5.99%	25,251	3.17	34,144	4.42	74,658	9.67	142,582	19.98
6.00% - 6.99%	3,999	0.50	13,480	1.76	148,784	19.27	213,150	29.87
7.00% or more	—	—	—	—	17,155	2.22	16,366	2.29

Total certificate accounts	388,823	48.76	389,275	50.44	442,045	57.24	440,887	61.79

Transaction accounts:
Savings	122,266	15.33	115,289	14.94	102,940	13.33	94,529	13.25
Checking:
Interest bearing	90,821	11.39	85,448	11.07	80,589	10.44	76,015	10.65
Noninterest bearing	37,704	4.73	32,588	4.22	25,239	3.27	18,413	2.58
Money market	157,747	19.78	149,225	19.33	121,413	15.72	83,676	11.73

Total transaction accounts	408,538	51.24	382,550	49.56	330,181	42.76	272,633	38.21

Total deposits	$797,361	100.00%	$771,825	100.00%	$772,226	100.00%	$713,520	100.00%

The following table shows for Keystone the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	Three Months Ended March 31,									Year Ended December 31,
	2003			2002			2002			2001			2000
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
	(Dollars in Thousands)
Savings	$118,604	$307	1.04%	$106,009	$392	1.48%	$111,689	$1,680	1.50%	$97,778	$2,127	2.18%	$104,801	$2,353	2.25%
Checking	85,801	113	0.53	78,798	111	0.56	81,609	466	0.57	76,090	846	1.11	75,384	968	1.28
Money market	153,238	626	1.63	125,851	695	2.21	134,456	2,784	2.07	100,327	3,512	3.50	70,845	3,096	4.37
Certificates of deposit	387,253	3,117	3.22	435,287	5,362	4.93	417,073	18,169	4.36	447,171	25,679	5.74	417,542	23,235	5.56%

Total interest- bearing deposits	744,896	4,163	2.24%	745,945	6,560	3.52%	744,827	23,099	3.10%	721,366	32,164	4.46%	668,572	29,652	4.44%

Total deposits	$779,312	$4,163	2.14%	$770,986	$6,560	3.40%	$773,708	$23,099	2.99%	$741,256	$32,164	4.34%	$684,537	$29,652	4.33%

The following table shows Keystone’s savings flows during the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(In Thousands)
Total deposits	$1,131,276	$895,950	$4,352,478	$2,616,347	$1,783,656
Total withdrawals	1,109,600	887,191	4,373,968	2,587,038	1,762,530
Interest credited	3,860	6,044	21,089	29,397	27,025

Total increase (decrease) in deposits	$25,536	$14,803	$(401)	$58,706	$48,151

The following table presents, by various interest rate categories and maturities, the amount of certificates of deposit at the dates indicated.

	Balance at December 31, 2002 Maturing in the 12 Months Ending December 31,
Certificates of Deposit	2003	2004	2005	Thereafter	Total
	(In Thousands)
Less than 2.00%	$18,022	$267	$—	$—	$18,289
2.00% - 2.99%	122,177	42,005	2,653	43	166,878
3.00% - 3.99%	12,530	45,431	24,311	3,404	85,676
4.00% - 4.99%	24,049	8,942	14,535	23,282	70,808
5.00% - 5.99%	17,888	6,811	988	8,457	34,144
6.00% - 6.99%	13,304	52	124	—	13,480
7.00% or more	—	—	—	—	—

Total certificate accounts	$207,970	$103,508	$42,611	$35,186	$389,275

	Balance at March 31, 2003 Maturing in the 12 Months Ending March 31,
Certificates of Deposit	2004	2005	2006	Thereafter	Total
	(In Thousands)
Less than 2.00%	$48,546	$2,971	$—	$—	$51,517
2.00% - 2.99%	101,512	39,546	8,611	1,609	151,278
3.00% - 3.99%	18,459	45,797	17,871	6,840	88,967
4.00% - 4.99%	22,015	10,002	12,363	23,431	67,811
5.00% - 5.99%	11,822	3,528	1,173	8,728	25,251
6.00% - 6.99%	3,821	81	97	—	3,999
7.00% or more	—	—	—	—	—

Total certificate accounts	$206,175	$101,925	$40,115	$40,608	$388,823

The following table shows the maturities of Keystone’s certificates of deposit of $100,000 or more at the dates indicated by time remaining to maturity.

At December 31, 2002
Maturing in Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in Thousands)
March 31, 2003	$5,634	3.38%
June 30, 2003	5,384	3.38
September 30, 2003	3,067	3.37
December 31, 2003	5,687	2.74

After December 31, 2003	25,754	3.81

Total certificates of deposit with balances of $100,000 or more	$45,526	3.54%

At March 31, 2003
Maturing in Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in Thousands)
June 30, 2003	$5,939	3.19%
September 30, 2003	5,053	2.65
December 31, 2003	5,916	2.73
March 31, 2004	2,130	2.72
After March 31, 2004	27,442	3.81

Total certificates of deposit with balances of $100,000 or more	$46,460	3.42%

Borrowings. Keystone utilizes advances from the Federal Home Loan Bank of Pittsburgh as an alternative to retail deposits to fund its operations as part of its operating strategy. These FHLB advances are collateralized primarily by certain of Keystone’s mortgage loans and mortgage-backed securities and secondarily by its investment in capital stock of the Federal Home Loan Bank of Pittsburgh. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the Federal Home Loan Bank of Pittsburgh will advance to member institutions, including Keystone, fluctuates from time to time in accordance with the policies of the Federal Home Loan Bank. At March 31, 2003, Keystone had $103.5 million in outstanding FHLB advances. At such date, $16.5 million of Keystone’s FHLB advances were short-term, having maturities of one year or less.

In addition to FHLB advances, Keystone’s borrowings include securities sold under agreements to repurchase (repurchase agreements). Repurchase agreements are contracts for the sale of securities owned or borrowed by Keystone, with an agreement to repurchase those securities at an agreed upon price and date. Keystone uses repurchase agreements as an investment vehicle for its commercial sweep checking product. Keystone enters into securities repurchase agreements only with primary dealers recognized by, and reporting to, the Federal Reserve Bank of New York. The collateral for such repurchase agreements are U.S. Treasury securities and municipal securities. At March 31, 2003, Keystone’s securities repurchase agreements amounted to $10.0 million and all of such borrowings were short-term, having maturities of one year or less. The average balance of Keystone’s securities sold under repurchase agreements for the quarter ended March 31, 2003 was $7.9 million.

The following table shows certain information regarding Keystone’s borrowings at or for the dates indicated:

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2003	2002	2002	2001	2000
	(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$102,962	$43,371	$67,358	$32,703	$24,437
Maximum amount outstanding at any month-end during the period	$103,500	$50,500	$113,500	$40,500	$36,500
Balance outstanding at end of period	$103,500	$50,500	$113,500	$40,500	$13,000
Average interest rate during the period	4.03%	5.06%	4.25%	5.52%	6.12%
Weighted average interest rate at end of period	4.31%	4.98%	3.87%	5.28%	6.19%

Repurchase Agreements:
Average balance outstanding	$7,880	$5,583	$7,330	$2,431	$940
Maximum amount outstanding at any month-end during the period	$10,013	$6,211	$10,051	$5,752	$1,629
Balance outstanding and end of period	$10,013	$6,211	$8,904	$5,752	$1,629
Average interest rate during the period	1.63%	2.38%	2.08%	3.79%	5.38%
Weighted average interest rate at end of period	1.63%	2.38%	2.08%	3.79%	5.38%

At March 31, 2003, $16.5 million of Keystone’s borrowings were short-term, having maturities of one year or less. Such short-term borrowings had a weighted average interest rate of 3.54% at March 31, 2003.

Properties

Keystone currently conducts its business from its main office and 18 full-service banking offices. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to Keystone’s offices at March 31, 2003. In addition to the properties listed below, in May 2003, Keystone entered into an agreement to purchase a 46,000 square foot building in Bethlehem, Pennsylvania to be used as its new operations center. The purchase price for the property is $5.3 million and Keystone anticipates spending an additional $2.2 million in improvements. Keystone expects to close on this purchase in June 2003.

Description/Address	Leased/Owned	Date of Lease Expiration	Net Book Value of Property	Amount of Deposits
			(In Thousands)

KSB Broad St 920 W. Broad St. Bethlehem, PA 18016	Owned		$473	$156,310

KSB Hellertown 741 Main St. Hellertown, PA 18055	Owned		663	90,652

KSB South Whitehall 4200 Tilghman St. Allentown, PA 18104	Owned		456	78,150

KSB Palmerton 330 Delaware Avenue Palmerton, PA 18071	Owned		215	39,304

KSB Northampton 1862 Main St. Northampton, PA 18017	Owned		438	59,150

KSB Easton Avenue 2515 Easton Avenue Bethlehem, PA 18017	Owned		502	126,624

KSB Main Office 90 Highland Avenue Bethlehem, PA 18017	Owned		3,334	89,993

KSB Nazareth 859 Nazareth Pk. Nazareth, PA 18064	Leased	8/1/2016	2	16,234

KSB Coopersburg 216 E. Fairmont St. Coopersburg, PA 18036	Leased	8/1/2016	—	25,455

Description/Address	Leased/Owned	Date of Lease Expiration	Net Book Value of Property	Amount of Deposits

KSB Forks Township 301 Town Center Blvd. Easton, PA 18040	Leased	8/1/2016	$98	$16,571

KSB William Penn Plaza 3091 William Penn Highway Easton, PA 18045	Leased	7/1/2005	90	18,380

KSB Coplay 202 Chestnut St. Coplay, PA 18037	Leased	8/1/2016	—	14,806

KSB Schnecksville 4933 Route 873 Schnecksville, PA 18078	Owned		763	14,920

KSB Wescosville 5700 Hamilton Blvd. Wescosville, PA 18106	Owned		882	17,158

KSB Miller Heights 3933 Freemansburg Avenue Bethlehem, PA 18020	Owned		480	16,706

KSB Village West 3100 Tilghman St. Allentown, PA 18104	Leased	2/1/2015	—	9,659

KSB Hellertown Giant 1880 Leithsville Road Hellertown, PA 18055	Leased	4/1/2017	93	2,665

KSB Emmaus Avenue 3015 W. Emmaus Avenue Allentown, PA 18103	Leased	3/1/2017	114	2,926

KSB Emmaus Main St. 235 Main St. Emmaus, PA 18049	Leased	3/1/2020	58	1,876

Securities Brokerage Activities

Keystone offers a wide selection of investment and insurance products, including equity securities, mutual funds and annuities, to its customers in its branch offices. Keystone conducts such activities under the name KSB Financial Services. Such products are sold by four registered representatives who are dual employees of both Keystone and a third-party, registered broker-dealer. Keystone’s total revenue from securities sales activities was $87,000 for the quarter ended March 31, 2003 and $420,000, $100,000 and $82,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Subsidiaries

Keystone has two subsidiaries, KLV, Inc. and KLVI, Inc. KLV, Inc. is inactive. KLVI, Inc., a Delaware corporation, is a wholly owned subsidiary of Keystone formed in 1997 to hold and manage certain securities investments.

Employees

At March 31, 2003, Keystone had 300 full-time employees, and 74 part-time employees. None of such employees are represented by a collective bargaining group, and Keystone believes that its relationship with its employees is good.

Legal Proceedings

Keystone is not presently involved in any legal proceedings of a material nature. From time to time, Keystone is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by Keystone.

BUSINESS OF FIRST COLONIAL

General

First Colonial is a Pennsylvania business corporation which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, referred to as the Bank Holding Company Act. First Colonial was incorporated on December 30, 1982 for the purpose of acquiring Nazareth National Bank and thereby enabling Nazareth National Bank to operate within a bank holding company structure. First Colonial became an active bank holding company on November 25, 1983 when it acquired Nazareth National Bank. Nazareth National Bank is a wholly-owned subsidiary of First Colonial. In July, 1986, First Colonial established it’s wholly-owned subsidiary, First C. G. Company, Inc. This subsidiary is a Delaware business corporation formed for the purpose of investing in various types of securities. On June 26, 2002, First Colonial established its subsidiary, First Colonial Statutory Trust I. This subsidiary is a Connecticut business trust formed for the purpose of issuing a Trust Preferred Security.

First Colonial’s principal activities consist of owning and supervising Nazareth National Bank, which engages in a full service commercial and consumer banking and trust business. First Colonial, through Nazareth National Bank, derives substantially all of its income from the furnishing of banking and banking-related services. Nazareth National Bank has its principal banking office as well as ten branch offices in Northampton County, five branch offices in Monroe County and three branch offices in Lehigh County, Pennsylvania.

First Colonial is a legal entity separate and distinct from Nazareth National Bank. The rights of First Colonial, and thus the rights of First Colonial’s creditors and shareholders, to participate in distributions of the assets or earnings of Nazareth National Bank, are necessarily subject to the prior claims of creditors of Nazareth National Bank, except to the extent that claims of First Colonial itself as a creditor may be recognized. Such claims on Nazareth National Bank by creditors other than First Colonial include obligations relating to federal funds purchased and certain other borrowings, as well as deposit liabilities.

First Colonial directs the policies and coordinates the financial resources of Nazareth National Bank. First Colonial provides and performs various technical, advisory and auditing services for Nazareth National Bank, coordinates Nazareth National Bank’s general policies and activities, and participates in Nazareth National Bank’s major business decisions.

As of March 31, 2003 First Colonial, on a consolidated basis, had total assets of $620.7 million, total deposits of $483.4 million, and total shareholders’ equity of $40.5 million.

Nazareth National Bank

History and Business. Nazareth National Bank was incorporated under the laws of the United States of America as a national bank in 1897 under its present name. Since that time, Nazareth National Bank has operated as a banking institution doing business at several locations in Northampton County, Monroe County and Lehigh County, Pennsylvania. Nazareth National Bank is a member of the Federal Reserve System.

As of March 31, 2003, Nazareth National Bank had total assets of $616.5 million, total deposits of $489.3 million and total shareholders’ equity of $44.5 million. Its deposits are insured by the Bank Insurance Fund, referred to as the BIF, maintained by the Federal Deposit Insurance Corporation to the maximum extent permitted by law.

Nazareth National Bank engages in a full service commercial and consumer banking and trust business. Nazareth National Bank, with its main office at 76 South Main Street, Nazareth, Pennsylvania, also provides services to its customers through its branch network of 18 full service banks, which includes drive-in facilities at most locations, ATMs at each branch office, except the Main Street Nazareth branch, and bank-by-mail services. Ten of Nazareth National Bank’s full service offices are located in Northampton County, Pennsylvania. Five offices are located in Monroe County, Pennsylvania. Three offices are located in Lehigh County, Pennsylvania. In addition, Nazareth National Bank has signed a lease and received regulatory approval to establish a new branch at 29 North Ninth Street, Allentown, Lehigh County, Pennsylvania and Nazareth National Bank has acquired land at 4261 Freemansburg Avenue, Bethlehem Township, Northampton County, Pennsylvania for a branch location. Nazareth National Bank is also considering other branch locations.

Nazareth National Bank’s services include accepting time, demand and savings deposits, including NOW accounts (Flex Checking), regular savings accounts, money market accounts, super money market accounts, which are accounts that pay a higher rate of interest for high balances, fixed rate certificates of deposit and club accounts, including the Vacation Club, the College Club® and the Christmas Club. Nazareth National Bank offers Mastercard® and VISA®, as well as a Constant Cash account, which is a pre-approved line of credit activated by writing checks against a checking account, and the First Colonial Club® and Quality Checking®, which are deposit package programs that provide checking accounts with other services including credit card protection, discount travel, shopping services and other related financial services. Its services also include making secured and unsecured commercial and consumer loans, financing commercial transactions either directly or through regional industrial development corporations, making construction and mortgage loans, and renting safe deposit facilities. Additional services include making fixed rate and variable rate residential mortgage loans, home equity lines of credit, revolving credit loans with overdraft checking protection, small business loans, student loans, recreational vehicles and new and used car and truck loans.

Nazareth National Bank’s business loans include seasonal credit and collateral loans and term loans as well as accounts receivable and inventory financing. Most of Nazareth National Bank’s commercial customers are small to medium sized businesses operating in Northampton, Lehigh and Monroe Counties, Pennsylvania, with concentrations in the Nazareth, Allentown, Bethlehem, Brodheadsville, Easton, and Stroudsburg areas of Pennsylvania.

Trust and wealth management services provided by Nazareth National Bank include services as executor and trustee under wills and deeds, as guardian, custodian and as trustee and agent for pension, profit sharing and other employee benefit trusts as well as various investment, pension and estate planning services.

Nazareth National Bank has a relatively stable deposit base and no material amount of deposits is obtained from a single depositor or group of depositors, including Federal, state and local governments. Nazareth National Bank has not experienced any significant seasonal fluctuations in the amount of its deposits.

Competition. All phases of Nazareth National Bank’s business are highly competitive. Nazareth National Bank’s market area is the primary trade area of Northampton and Lehigh Counties, commonly known as the Lehigh Valley, and Monroe County, Pennsylvania with concentrations in the Nazareth, Allentown, Bethlehem, Brodheadsville, Easton, and Stroudsburg areas. In order to keep pace with its competition and the continuing growth of these areas, Nazareth National Bank will be establishing several new branches in 2003 and may, in the future, consider establishing additional new branches, although no assurance can be given that any new branches will be opened or if opened, that they will be successful. Nazareth National Bank competes with local commercial banks as well as other commercial banks with branches in Nazareth National Bank’s market area. There are more than 50 financial institutions within Nazareth National Bank’s market area. Nazareth National Bank considers its major competition to be Ambassador/Lafayette Bank, headquartered in Easton, Pennsylvania, with branches in Nazareth, Bethlehem and Allentown, Pennsylvania, Keystone Savings Bank, headquartered in Bethlehem, Pennsylvania with branches in Nazareth, Easton and Allentown, Pennsylvania, United Trust Bank, headquartered in Bridgewater, New Jersey with branches in Easton, Pennsylvania, and Bethlehem Pennsylvania; Wachovia Bank, NA, headquartered in Charlotte, North Carolina, with branch offices in Easton, Bethlehem, Stroudsburg and Allentown, Pennsylvania; Fleet National Bank, headquartered in Providence, Rhode Island, with branches in Bethlehem, Easton and Allentown, Pennsylvania; and PNC Bank headquartered in Pittsburgh, Pennsylvania, with branches in Nazareth, Brodheadsville, Stroudsburg, Easton and Allentown, Pennsylvania.

Nazareth National Bank, along with other commercial banks, competes locally and nationally with respect to its lending activities, as well as in attracting deposits, with savings banks, savings and loan associations, insurance companies, regulated small loan companies, credit unions and the issuers of commercial paper and other securities, such as shares in money market funds. Nazareth National Bank also competes with insurance companies, investment counseling firms, mutual funds and other business firms and individuals in the corporate trust and investment management services. Many of Nazareth National Bank’s competitors have financial resources larger than Nazareth National Bank’s.

As a result of the recent repeal of the Glass-Steagall Act which separated the commercial and investment banking industries, all banking organizations are likely to face an increase in competition. See “—Supervision and Regulation.”

Management believes that Nazareth National Bank is generally competitive with all competing financial institutions in its service areas with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans. At June 30, 2002, Nazareth National Bank’s market share for deposits in Lehigh, Monroe and Northampton Counties was approximately 4.6%. This is based on the most recent information available from the Federal Deposit Insurance Corporation.

First C. G. Company, Inc.

In July 1986, First Colonial established a wholly-owned subsidiary, First C. G. Company, Inc., a Delaware corporation, for the purpose of investing in various types of securities. As of March 31, 2003, First C. G. Company, Inc. had total assets of $4.4 million, of which $3.1 million was invested in common stocks and $1.1 million in loans to Nazareth National Bank’s ESOP and most of the remaining assets were in interest-bearing bank deposits. The total shareholders’ equity at March 31, 2002 was $4.4 million.

First Colonial Statutory Trust I

On June 26, 2002, First Colonial established its subsidiary, First Colonial Statutory Trust I, a Connecticut business trust for the purpose of issuing $15.0 million of Trust Preferred Securities. First Colonial Statutory Trust I had total assets of $15.5 million at March 31, 2003. At March 31, 2003 the trust had trust preferred debt outstanding of $15.0 million and total equity of $464,000.

Supervision and Regulation

Bank holding companies and banks are extensively regulated under both federal and state law. The regulatory framework is intended primarily for the protection of depositors, other customers and the federal deposit insurance funds and not for the protection of shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of First Colonial and Nazareth National Bank.

First Colonial. First Colonial is registered as a bank holding company under the Bank Holding Company Act, and is, therefore, subject to supervision and regulation by the Federal Reserve Board. First Colonial is also regulated by the Pennsylvania Department of Banking.

Under the Bank Holding Company Act, First Colonial is required to secure the prior approval of the Federal Reserve Board before it can merge or consolidate with any other bank holding company or acquire all or substantially all of the assets of any bank or acquire direct or indirect ownership or control of any voting shares of any bank that is not already majority owned by it, if after such acquisition, it would directly or indirectly own or control more than 5% of the voting shares of such bank.

First Colonial is generally prohibited under the Bank Holding Company Act from engaging in, or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in non-banking activities unless the Federal Reserve Board, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determination, the Federal Reserve Board considers whether the performance of these activities by a bank holding company can reasonably be expected to produce benefits to the public, which outweigh possible adverse effects.

Satisfactory financial condition, particularly with regard to capital adequacy, and satisfactory Community Reinvestment Act ratings are generally prerequisites to obtaining federal regulatory approval to make acquisitions. Nazareth National Bank currently is rated “outstanding” under the Community Reinvestment Act.

Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a bank holding company is required to guarantee that any “undercapitalized”, as such term is defined in the statute, insured depository institution subsidiary will comply with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency to the lesser of (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (ii) the amount which is necessary, or would have been necessary, to bring the institution into compliance with all capital standards as of the time the institution failed to comply with such capital restoration plan.

The Financial Institutions Reform, Recovery and Enforcement Act contains a “cross-guarantee” provision that could result in any insured depository institution owned by First Colonial being assessed for losses incurred by the Federal Deposit Insurance Corporation in connection with assistance provided to, or the failure of, any other depository institution owned by First Colonial. Also, under Federal Reserve Board policy, First Colonial is expected to act as a source of financial strength to each of its banking subsidiaries and to commit resources to support each such bank in circumstances where such bank might not be in a financial position to support itself. Consistent with the “source of strength” policy for subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the corporation’s capital needs, asset quality and overall financial condition.

Under the Bank Holding Company Act, First Colonial is required to file periodic reports and other information concerning its operations with, and is subject to examination by, the Federal Reserve Board. In addition, under the National Banking Code of 1965, the Pennsylvania Department of Banking has the authority to examine the books, records and affairs of any Pennsylvania bank holding company or to require any documentation deemed necessary to ensure compliance.

First Colonial is under the jurisdiction of the SEC and various state securities commissions for matters relating to the offering and sale of its securities, and is subject to the SEC’s rules and regulations relating to periodic reporting, reporting to shareholders, proxy solicitation and insider trading.

There are various legal restrictions on the extent to which First Colonial and its non-bank subsidiary can borrow or otherwise obtain credit from its banking subsidiary. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of First Colonial or such non-bank subsidiary, to ten percent of the lending bank’s capital stock and surplus, and as to First Colonial and its non-bank subsidiary in the aggregate, to 20 percent of such lending bank’s capital stock and surplus. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

Nazareth National Bank. Nazareth National Bank, as a national bank, is subject to The National Bank Act. Nazareth National Bank is also subject to the supervision of, and is regularly examined by, the Office of the Comptroller of the Currency of the United States and is required to furnish quarterly reports to the Office of the Comptroller of the Currency. The approval of the Office of the Comptroller of the Currency is required for the establishment of additional branch offices by any national bank, subject to applicable state law restrictions. Under current Pennsylvania law, banking institutions located in Pennsylvania, such as Nazareth National Bank, may establish branches within any county in the Commonwealth, subject to prior regulatory approval.

Under the Community Reinvestment Act, as amended, referred to as the CRA, a bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with CRA. CRA requires the applicable regulatory agency to assess an institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA requires public disclosure of an institution’s CRA rating and requires that the applicable regulatory agency provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. An institution’s CRA rating is considered in determining whether to grant charters, branches and other deposit facilities, relocations, mergers, consolidations and acquisitions. Performance less than satisfactory may be the basis for denying an application. In addition, under applicable regulations a bank having a less than satisfactory rating is not entitled to participate on the bid list for Federal Deposit Insurance Corporation offerings. For its most recent examination, Nazareth National Bank received an “outstanding” rating.

As a national bank, Nazareth National Bank is a member of the Federal Deposit Insurance Corporation and a member of the Federal Reserve System and, therefore, is subject to additional regulation by these agencies. Some of the aspects of the lending and deposit business of Nazareth National Bank which are regulated by these agencies include personal lending, mortgage lending and reserve requirements. The operations of Nazareth National Bank are also subject to numerous Federal, state and local laws and regulations which set forth specific restrictions and procedural requirements with respect to interest rates on loans, the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

Nazareth National Bank is subject to certain limitations on the amount of cash dividends it can pay. See “Note S—Regulatory Matters” in the First Colonial Notes to Consolidated Financial Statements which appear elsewhere herein.

The Office of the Comptroller of the Currency has authority under the Financial Institutions Supervisory Act to prohibit national banks from engaging in any activity which, in the Office of the Comptroller of the Currency’s opinion, constitutes an unsafe or unsound practice in conducting their businesses. The Federal Reserve Board has similar authority with respect to First Colonial and First Colonial’s non-bank subsidiary.

Substantially all of the deposits of Nazareth National Bank are insured up to applicable limits by the BIF of the Federal Deposit Insurance Corporation and are subject to deposit insurance assessments to maintain the BIF. The insurance assessments are based upon a matrix that takes into account a bank’s capital level and supervisory rating. Effective January 1, 1996, the Federal Deposit Insurance Corporation reduced the insurance premiums it charged on bank deposits insured by the BIF to the statutory minimum of $2,000 annually for “well-capitalized” banks.

Capital Regulation. First Colonial and Nazareth National Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Colonial’s financial condition and results of operation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Colonial and Nazareth National Bank must meet specific capital guidelines that involve quantitative measures of First Colonial’s and Nazareth National Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. First Colonial’s and Nazareth National Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require First Colonial and Nazareth National Bank to maintain minimum amounts and ratios of Tier 1 capital of at least 4% and total capital, Tier 1 and Tier 2, of 8% of risk-adjusted assets and of Tier 1 capital from 3% to 5% of average assets (leverage ratio). The 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies and other banking organizations are expected to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. Tier 1 capital includes common shareholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings. Tier 2 capital may be comprised of limited life preferred stock, qualifying debt instruments, and the allowance for possible loan losses. First Colonial’s management believes, as of March 31, 2003, that First Colonial and Nazareth National Bank meet all capital adequacy requirements to which they are subject.

The following tables provide a comparison of First Colonial’s and Nazareth National Bank’s capital amounts, risk-based capital ratios and leverage ratios for the periods indicated.

	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
At March 31, 2003	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total Capital (To Risk-Weighted Assets)
First Colonial, (Consolidated)	$57,284	18.64%	$24,580	8.00%	$—	—
Nazareth National Bank	$47,326	15.63%	$24,222	8.00%	$30,278	10.00%

Tier I Capital (To Risk-Weighted Assets)
First Colonial, (Consolidated)	$52,230	17.00%	$12,290	4.00%	$—	—
Nazareth National Bank	$43,214	14.27%	$12,111	4.00%	$18,167	6.00%

Tier I Capital (To Average Assets, Leverage)
First Colonial (Consolidated)	$52,230	8.58%	$24,341	4.00%	$—	—
Nazareth National Bank	$43,214	7.16%	$24,157	4.00%	$30,196	5.00%

	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
At December 31, 2002	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total Capital (To Risk-Weighted Assets)
First Colonial, (Consolidated)	$56,032	18.45%	$24,301	8.00%	$—	—
Nazareth National Bank	$46,767	15.63%	$23,935	8.00%	$29,918	10.00%

Tier I Capital (To Risk-Weighted Assets)
First Colonial, (Consolidated)	$50,598	16.66%	$12,151	4.00%	$—	—
Nazareth National Bank	$42,683	14.27%	$11,967	4.00%	$17,951	6.00%

Tier I Capital (To Average Assets, Leverage)
First Colonial (Consolidated)	$50,598	8.81%	$22,978	4.00%	$—	—
Nazareth National Bank	$42,683	7.48%	$22,833	4.00%	$28,541	5.00%

	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
At December 31, 2001	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total Capital (To Risk-Weighted Assets)
First Colonial, (Consolidated)	$37,926	15.38%	$19,738	8.00%	$—	—
Nazareth National Bank	$32,931	13.50%	$19,515	8.00%	$24,393	10.00%

Tier I Capital (To Risk-Weighted Assets)
First Colonial, (Consolidated)	$35,662	14.46%	$9,869	4.00%	$—	—
Nazareth National Bank	$30,667	12.58%	$9,757	4.00%	$14,636	6.00%

Tier I Capital (To Average Assets, Leverage)
First Colonial (Consolidated)	$35,662	7.65%	$18,661	4.00%	$—	—
Nazareth National Bank	$30,667	6.61%	$18,575	4.00%	$23,218	5.00%

Gramm-Leach-Bliley Act. On November 12, 1999 the Gramm-Leach-Bliley Act became law, repealing the 1933 Glass-Steagall Act’s separation of the commercial and investment banking industries. The Gramm-Leach-Bliley Act expands the range of nonbanking activities a bank holding company may engage in, while preserving existing authority for bank holding companies to engage in activities that are closely related to banking. The new legislation creates a new category of holding company called a “Financial Holding Company”, a subset of bank holding companies that satisfy the following criteria: (1) all of the depository institution subsidiaries must be well capitalized and well managed; and (2) the holding company must have made an effective election to be a financial holding company to engage in activities that would not have been permissible before the Gramm-Leach-Bliley Act. In order for the election to be effective, all of the depository institution subsidiaries must have a CRA rating of “satisfactory” or better at its most recent examination. First Colonial has not elected to be a financial holding company. Financial holding companies may engage in any activity that (i) is financial in nature or incidental to such financial activity or (ii) is complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Act specifies certain activities that are financial in nature. These activities include—acting as principal, agent or broker for insurance; —underwriting, dealing in or making a market in securities; and—providing financial and investment advice. The Federal Reserve Board and the Secretary of the Treasury have authority to decide whether other activities are also financial in nature or incidental to financial activity, taking into account changes in technology, changes in Nazareth National Banking marketplace, competition for banking services and so on.

The financial activities authorized by the Gramm-Leach-Bliley Act may also be engaged in by a “financial subsidiary” of a national or state bank, except for insurance or annuity underwriting, insurance company portfolio investments, real estate investment and development, and merchant banking, which must be conducted in a financial holding company. In order for the new financial activities to be engaged in by a financial subsidiary of a national or state bank, the Gramm-Leach-Bliley Act requires each of the parent bank, and its sister-bank affiliates, to be well capitalized and well managed; the aggregate consolidated assets of all of that bank’s financial subsidiaries may not exceed the lesser of 45% of its consolidated total assets or $50 billion; Nazareth National Bank must have at least a satisfactory CRA rating; and, if that bank is one of the 100 largest national banks, it must meet certain financial rating or other comparable requirements.

The Gramm-Leach-Bliley Act establishes a system of financial regulation, under which the federal banking agencies will regulate Nazareth National Banking activities of financial holding companies and bank’s financial subsidiaries, the Securities and Exchange Commission will regulate their securities activities and state insurance regulators will regulate their insurance activities. The Gramm-Leach-Bliley Act also provides new protections against the transfer and use by financial institutions of consumers’ nonpublic, personal information.

National Monetary Policy. In addition to being affected by general economic conditions, the earnings and growth of Nazareth National Bank and, therefore, the earnings and growth of First Colonial, are affected by the policies of regulatory authorities, including the Office of the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation. An important function of the Federal Reserve Board is to regulate the money supply, credit conditions and interest rates. Among the instruments used to implement these objectives are open market operations in United States Government securities, setting the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall growth and distribution of credit, bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon the future business, earnings and growth of First Colonial and Nazareth National Bank cannot be predicted.

Fair Value of Financial Instruments. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS No. 107), “Disclosures About Fair Value of Financial Instruments”, which requires all entities to disclose the estimated fair value of its assets and liabilities considered to be financial instruments. Financial instruments consist primarily of securities, loans and deposits. First Colonial has provided these disclosures as of December 31, 2002 and 2001 in Note U of the First Colonial Notes to Consolidated Financial Statements contained elsewhere herein.

Accounting for Investment Securities. First Colonial classifies its debt and marketable securities into three categories: trading, available-for-sale, and held-to-maturity as provided by the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115). Trading securities are measured at fair value with unrealized holding gains and losses included in income. First Colonial had no trading securities in the first quarter of 2003 or in 2002 and 2001. Available-for-sale securities are stated separately on the financial statements. Held-to-maturity securities are carried at amortized cost and identified as investment securities in the financial statements. The classification of securities can be found in Note B of the First Colonial Notes to Consolidated Financial Statements contained elsewhere herein.

Employees

As of March 31, 2003, First Colonial had approximately 233 employees, of whom 47 were part-time. First Colonial considers its relationship with its employees to be good.

Description of Property

The principal banking office of Nazareth National Bank and the Trust and Wealth Management offices of Nazareth National Bank and First Colonial are located at 76 South Main Street in the Borough of Nazareth, Northampton County, Pennsylvania, which building is owned by the Nazareth National Bank. In addition, Nazareth National Bank owns additional properties located at 29 South Broad Street, Nazareth, Pennsylvania (Mortgage and Installment Loan Center); 553 Nazareth Drive, Nazareth, Pennsylvania (Branch Office); 33 S. Broad Street, Nazareth (Branch Office), 47 Belvidere Street, Nazareth, Pennsylvania (garage and parking lot), 2000 Sullivan Trail, Easton, Pennsylvania (Branch Office), 3864 Adler Place, Bethlehem Business Park, Bethlehem, Pennsylvania (First Colonial Building, Executive and Commercial Lending and Operations offices), Rt. 209 Brodheadsville, Pennsylvania (Branch Office), 3856 Easton-Nazareth Highway (Route 248), Lower Nazareth Township, Pennsylvania (Branch Office), and 4261 Freemansburg Avenue, Bethlehem Township, Easton, Pennsylvania (future branch location).

Nazareth National Bank also leases facilities for its branch office located at 44 East Broad Street, Bethlehem, Pennsylvania; its branch office located at 4510 Bath Pike in Hanover Township (Bethlehem), Pennsylvania; its branch office located at 101 South Third Street, Easton, Pennsylvania; its branch office located at 1125 N. Ninth Street, Stroudsburg, Pennsylvania; its branch office located at 713 Main Street, Stroudsburg, Pennsylvania; its branch office located in the Hall Square Retirement Center, 175 W. North Street, Nazareth, Pennsylvania; its branch office located within Redner’s Supermarket, Airport Road, Allentown, Pennsylvania; and its branch office located within Redner’s Supermarket, Northampton Crossings Shopping Center, Lower Nazareth Township, Pennsylvania; its branch office located within Wal-Mart’s at 355 Lincoln Avenue, East Stroudsburg, Pennsylvania; its branch office located within Wal-Mart’s at 500 Route 940, Mt. Pocono, Pennsylvania; its branch office located within the Giant Supermarket, 2540 McArthur Road, Whitehall, Pennsylvania; and its branch office located within the Giant Supermarket, 6900 Hamilton Boulevard, Trexlertown, Pennsylvania.

In addition, Nazareth National Bank leases land and/or facilities for future branch locations at: 29 North Ninth Street, Allentown, Pennsylvania; 1504 South Fourth Street, Allentown, Pennsylvania; and 2510 MacArthur Road, Whitehall Township, Pennsylvania.

Legal Proceedings

From time-to-time, First Colonial Group and Nazareth National Bank are parties to routine litigation incidental to their business.

Neither First Colonial Group, Nazareth National Bank nor any of their properties is subject to any material legal proceedings, nor are any such proceedings known to be contemplated by any governmental authorities.

REGULATION

Set forth below is a brief description of certain laws relating to the regulation of KNBT Bancorp and Keystone after the proposed conversion. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

General

Keystone as a Pennsylvania-chartered savings bank with deposits insured by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation, is subject to extensive regulation and examination by the Pennsylvania Department of Banking and by the Federal Deposit Insurance Corporation. The federal and state laws and regulations applicable to banks regulate, among other things, the scope of their business, their investments, the reserves required to be kept against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. This regulatory structure also gives the federal and state banking agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. The laws and regulations governing Keystone generally have been promulgated to protect depositors and not for the purpose of protecting shareholders.

Federal law provides the federal banking regulators, including the Federal Deposit Insurance Corporation and the Federal Reserve Board, with substantial enforcement powers. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders, and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Any change in such regulation, whether by the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation, the Federal Reserve Board or the United States Congress, could have a material impact on KNBT Bancorp and its operations.

Upon completion of the conversion, KNBT Bancorp will register as a bank holding company under the Bank Holding Company Act and KNBT Bancorp will be subject to regulation and supervision by the Federal Reserve Board and by the Pennsylvania Department of Banking. KNBT Bancorp will also be required to file annually a report of its operations with, and will be subject to examination by, the Federal Reserve Board and the Pennsylvania Department of Banking. This regulation and oversight is generally intended to ensure that KNBT Bancorp limits its activities to those allowed by law and that it operates in a safe and sound manner without endangering the financial health of its subsidiary bank.

In connection with the conversion, KNBT Bancorp intends to register its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. KNBT Bancorp will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. KNBT Bancorp has applied to list its common stock on the Nasdaq Stock Market national market system. The Nasdaq Stock Market listing requirements will impose additional requirements on KNBT Bancorp, including, among other things, rules relating to corporate governance and the composition and independence of its board of directors and various committees of the board, such as the audit committee.

Regulation of KNBT Bancorp

Bank Holding Company Act Activities and Other Limitations. Under the Bank Holding Company Act, KNBT Bancorp must obtain the prior approval of the Federal Reserve Board before it may acquire control of another bank or bank holding company, merge or consolidate with another bank holding company, acquire all or substantially all of the assets of another bank or bank holding company, or acquire direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, KNBT Bancorp would directly or indirectly own or control more than 5% of such shares.

Federal statutes impose restrictions on the ability of a bank holding company and its nonbank subsidiaries to obtain extensions of credit from its subsidiary bank, on the subsidiary bank’s investments in the stock or securities of the holding company, and on the subsidiary bank’s taking of the holding company’s stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services by the subsidiary bank.

A bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the policy of the Federal Reserve Board that a bank holding company should stand ready to use available resources to provide adequate capital to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board regulations, or both.

Non-Banking Activities. The business activities of KNBT Bancorp, as a bank holding company, will be restricted by the Bank Holding Company Act. Under the Bank Holding Company Act and the Federal Reserve Board’s bank holding company regulations, KNBT Bancorp may only engage in, or acquire or control voting securities or assets of a company engaged in,

•	banking or managing or controlling banks and other subsidiaries authorized under the Bank Holding Company Act; and

•	any Bank Holding Company Act activity the Federal Reserve Board has determined to be so closely related that it is incidental to banking or managing or controlling banks.

The Federal Reserve Board has by regulation determined that certain activities are closely related to banking including operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. However, as discussed below, certain other activities are permissible for a bank holding company that becomes a financial holding company.

Financial Modernization. The Gramm-Leach-Bliley Act permits greater affiliation among banks, securities firms, insurance companies, and other companies under a new type of financial services company known as a “financial holding company.” A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The act also permits the Federal Reserve Board and the Treasury Department to authorize additional activities for financial holding companies if they are “financial in nature” or “incidental” to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed, and has at least a “satisfactory” Community Reinvestment Act rating. A financial holding company must provide notice to the Federal Reserve Board within 30 days after commencing activities previously determined by statute or by the Federal Reserve Board and Department of the Treasury to be permissible. KNBT Bancorp has not submitted notice to the Federal Reserve Board of its intent to be deemed a financial holding company. However, it is not precluded from submitting a notice in the future should it wish to engage in activities only permitted to financial holding companies.

Regulatory Capital Requirements. The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act. The Federal Reserve Board’s capital adequacy guidelines for KNBT Bancorp, on a consolidated basis, are similar to those imposed on Keystone by the Federal Deposit Insurance Corporation. See “—Regulation of Keystone—Regulatory Capital Requirements.”

Restrictions on Dividends. KNBT Bancorp’s ability to declare and pay dividends may depend in part on dividends received from Keystone. The Pennsylvania Banking Code regulates the distribution of dividends by savings banks and states, in part, that dividends may be declared and paid only out of accumulated net earnings and may not be declared or paid unless surplus, retained earnings, is at least equal to contributed capital. In addition, dividends may not be declared or paid if Keystone is in default in payment of any assessment due the Federal Deposit Insurance Corporation.

The Federal Reserve Board issued a policy statement in 1985 on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the federal prompt corrective action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.” See “—Regulation of Keystone—Prompt Corrective Action,” below.

Federal Securities Laws. KNBT Bancorp has filed with the SEC a registration statement under the Securities Act of 1933, of which this prospectus is a part, for the registration of the common stock to be issued in the conversion and the merger. In connection with the completion of the conversion, KNBT Bancorp intends to register its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. KNBT Bancorp will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. Under the terms of the plan of conversion, KNBT Bancorp has undertaken to maintain such registration for a minimum of three years following the conversion.

Sarbanes-Oxley Act of 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Sarbanes-Oxley Act restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client will require pre-approval by the company’s audit committee members. In addition, the audit partners must be rotated. The Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Sarbanes-Oxley Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

Longer prison terms will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Sarbanes-Oxley Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution (FAIR) provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm” (RPAF). Audit Committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert,” as such term is defined by the SEC, and if not, why not. Under the Sarbanes -

Oxley Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Sarbanes-Oxley Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statement’s materially misleading. The Sarbanes-Oxley Act also requires the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to shareholders. The Sarbanes-Oxley Act requires the RPAF that issues the audit report to attest to and report on management’s assessment of the company’s internal controls. In addition, the Sarbanes-Oxley Act requires that each financial report required to be prepared in accordance with, or reconciled to, generally accepted accounting principles and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with generally accepted accounting principles and the rules and regulations of the SEC.

Regulation of Keystone

Pennsylvania Savings Bank Law. The Pennsylvania Banking Code contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, and employees, as well as corporate powers, savings and investment operations and other aspects of Keystone and its affairs. The code delegates extensive rule-making power and administrative discretion to the Pennsylvania Department of Banking so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

The Pennsylvania Banking Code also provides that state-chartered savings banks may engage in any activity permissible for a federal savings association, subject to regulation by the Pennsylvania Department of Banking. The Federal Deposit Insurance Act, however, will prohibit Keystone from making new investments, loans, or becoming involved in activities as principal and equity investments which are not permitted for national banks unless:

•	the Federal Deposit Insurance Corporation determines the activity or investment does not pose a significant risk of loss to the Savings Association Insurance Fund; and

•	Keystone meets all applicable capital requirements.

Accordingly, the additional operating authority provided to Keystone by the Pennsylvania Banking Code is significantly restricted by the Federal Deposit Insurance Act.

Insurance of Accounts. The deposits of Keystone are insured to the maximum extent permitted by the Savings Association Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity the Federal Deposit Insurance Corporation determines by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions.

Under current Federal Deposit Insurance Corporation regulations, Savings Association Insurance Fund-insured institutions are assigned to one of three capital groups which are based solely on the level of an institution’s capital—“well capitalized,” “adequately capitalized” and “undercapitalized”—which are defined in the same manner as the regulations establishing the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates during the first six months of 2003 ranging from zero for well capitalized, healthy institutions, such as Keystone, to 27 basis points for undercapitalized institutions with substantial supervisory concerns.

In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Savings Association Insurance Fund. The assessment rate for the first quarter of 2003 was .0168% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2019.

The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including Keystone, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. Management is aware of no existing circumstances which would result in termination of Keystone’s deposit insurance.

Regulatory Capital Requirements. The Federal Deposit Insurance Corporation has promulgated capital adequacy requirements for state-chartered banks that, like Keystone, are not members of the Federal Reserve Board System. The capital regulations establish a minimum 3% Tier 1 leverage capital requirement for the most highly rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively increases the minimum Tier 1 leverage ratio for such other banks to 4% to 5% or more. Under the Federal Deposit Insurance Corporation’s regulations, the highest-rated banks are those that the Federal Deposit Insurance Corporation determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Tier 1, or leverage capital, is defined as the sum of common shareholders’ equity, including retained earnings, noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain purchased mortgage servicing rights and purchased credit card relationships.

The Federal Deposit Insurance Corporation’s regulations also require that state-chartered, non-member banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of total capital, defined as Tier 1 capital and supplementary (Tier 2) capital, to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the Federal Deposit Insurance Corporation believes are inherent in the type of asset or item. The components of Tier 1 capital for the risk-based standards are the same as those for the leverage capital requirement. The components of supplementary (Tier 2) capital include cumulative perpetual preferred stock, mandatory subordinated debt, perpetual subordinated debt, intermediate-term preferred stock, up to 45% of unrealized gains on equity securities and a portion of a bank’s allowance for loan losses. Allowance for loan losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of supplementary capital that may be included in total capital is limited to 100% of Tier 1 capital.

A bank that has less than the minimum leverage capital requirement is subject to various capital plan and activities restriction requirements. The Federal Deposit Insurance Corporation’s regulations also provide that any insured depository institution with a ratio of Tier 1 capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act and could be subject to potential termination of deposit insurance.

Keystone is also subject to minimum capital requirements imposed by the Pennsylvania Department of Banking on Pennsylvania chartered depository institutions. Under the Pennsylvania Department of Banking’s capital regulations, a Pennsylvania bank or savings association must maintain a minimum leverage ratio of Tier 1 capital, as defined under the Federal Deposit Insurance Corporation’s capital regulations, to total assets of 4%. In addition, the Pennsylvania Department of Banking has the supervisory discretion to require a higher leverage ratio for any institution or association based on inadequate or substandard performance in any of a number of areas. The Pennsylvania Department of Banking incorporates the same Federal Deposit Insurance Corporation risk-based capital requirements in its regulations.

At March 31, 2003, Keystone exceeded all of its regulatory capital requirements, with leverage and risk-based capital ratios of 10.8% and 18.9%, respectively.

Prompt Correction Action. The following table shows the amount of capital associated with the different capital categories set forth in the prompt correction action regulations.

Capital Category	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Tier 1 Leverage Capital
Well capitalized	10% or more	6% or more	5% or more

Adequately capitalized	8% or more	4% or more	4% or more

Undercapitalized	Less than 8%	Less than 4%	Less than 4%

Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

In addition, an institution is “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category, except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized.

An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

At March 31, 2003, Keystone was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

Affiliate Transaction Restrictions. Federal laws strictly limit the ability of banks to engage in transactions with their affiliates, including their bank holding companies. Such transactions between a subsidiary bank and its parent company or the nonbank subsidiaries of the bank holding company are limited to 10% of a bank subsidiary’s capital and surplus and, with respect to such parent company and all such nonbank subsidiaries, to an aggregate of 20% of the bank subsidiary’s capital and surplus. Further, loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that all transactions between a bank and its affiliates be on terms as favorable to the bank as transactions with non-affiliates.

Federal Home Loan Bank System. Keystone is a member of the Federal Home Loan Bank of Pittsburgh, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the Federal Home Loan Bank system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank. At March 31, 2003, Keystone had $103.5 million in FHLB advances.

As a member, Keystone is required to purchase and maintain stock in the Federal Home Loan Bank of Pittsburgh in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of its outstanding advances from the

Federal Home Loan Bank. At March 31, 2003, Keystone had $8.5 million in stock of the Federal Home Loan Bank of Pittsburgh which was in compliance with this requirement.

Federal Reserve Board System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, which are primarily checking and NOW accounts, and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the Pennsylvania Department of Banking. At March 31, 2003, Keystone was in compliance with these reserve requirements.

TAXATION

Federal Taxation

General. KNBT Bancorp and Keystone will be subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal, state and local income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules applicable to KNBT Bancorp and Keystone. Keystone’s federal and state income tax returns for taxable years through December 31, 1998 have been closed for purposes of examination by the Internal Revenue Service or the Pennsylvania Department of Revenue.

Upon completion of the conversion, KNBT Bancorp will file a consolidated federal income tax return with Keystone. Accordingly, it is anticipated that any cash distributions made by KNBT Bancorp to its shareholders would be treated as cash dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

Method of Accounting. For federal income tax purposes, Keystone reports income and expenses on the accrual method of accounting and files its federal income tax return on a calendar year basis.

Bad Debt Reserves. The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings associations, effective for taxable years beginning after 1995. Prior to that time, Keystone was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act of 1996, savings associations must use the specific charge-off method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation required the recapture, over a six year period, of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987.

Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Keystone failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these savings association related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Keystone make certain non-dividend distributions or cease to maintain a bank charter.

At March 31, 2003, the total federal pre-1988 reserve was approximately $9.8 million. The reserve reflects the cumulative effects of federal tax deductions by Keystone for which no federal income tax provisions have been made.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax income is in excess of an exemption amount. Net operating losses, of which Keystone has none, can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Keystone has not been subject to the alternative minimum tax or any such amounts available as credits for carryover.

Net Operating Loss Carryovers. For net operating losses in tax years beginning before August 6, 1997, Keystone may carry back net operating losses to the three years preceding the loss year and then forward to fifteen years following the loss years. For net operating losses in years beginning after August 5, 1997, net operating losses can be carried back to the two years preceding the loss year and forward to the 20 years following the loss year. At March 31, 2003, Keystone had no net operating loss carry forwards for federal income tax purposes.

Corporate Dividends-Received Deduction. KNBT Bancorp may exclude from its income 100% of dividends received from Keystone as a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

State and Local Taxation

Pennsylvania Taxation. KNBT Bancorp will be subject to the Pennsylvania Corporate Net Income Tax, Capital Stock and Franchise Tax. The Corporation Net Income Tax rate for 2003 is 9.99% and is imposed on unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock and Franchise Tax is a property tax imposed on a corporation’s capital stock value at a statutorily defined rate, such value being determined in accordance with a fixed formula based upon average net income and net worth.

Keystone is subject to, and will remain subject to such provision after the conversion, tax under the Pennsylvania Mutual Thrift Institutions Tax Act, as amended to include thrift institutions having capital stock. Pursuant to the Mutual Thrift Institutions Tax, the tax rate is 11.5%. The Mutual Thrift Institutions Tax exempts Keystone from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The Mutual Thrift Institutions Tax is a tax upon net earnings, determined in accordance with generally accepted accounting principles with certain adjustments. The Mutual Thrift Institutions Tax, in computing income according to generally accepted accounting principles, allows for the deduction of interest earned on state and federal obligations, while disallowing a percentage of a thrift’s interest expense deduction in the proportion of interest income on those securities to the overall interest income of Keystone. Net operating losses, if any, thereafter can be carried forward three years for Mutual Thrift Institutions Tax purposes.

MANAGEMENT OF KNBT BANCORP AND KEYSTONE

Management of KNBT Bancorp

Board of Directors. The board of directors of KNBT Bancorp is divided into three classes, each of which contains one-third of the board. The directors will be elected by KNBT Bancorp’s shareholders for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Paul, Smith and Stehly, has a term of office expiring at the first annual meeting of shareholders, a second class, consisting of Messrs. Mountain, Scholl and Strain, has a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. Feather and Gausling and Ms. Holton has a term of office expiring at the third annual meeting of shareholders. In connection with the consummation of the merger, under the terms of the merger agreement, KNBT Bancorp and Keystone agreed to appoint to KNBT Bancorp’s board and that of Keystone the following six existing directors of First Colonial: Messrs. Fainor and Martin for terms expiring at KNBT Bancorp’s first annual meeting of shareholders, Messrs. Mulholland and Peischl for terms expiring at its second annual meeting and Mr. Stevens and Ms. Thulin for terms expiring at its third annual meeting.

The following table sets forth certain information regarding KNBT Bancorp’s current directors, all of whom are also trustees of Keystone. Ages are reflected as of August 7, 2003.

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Year Term Expires

Jeffrey P. Feather	60	Chairman of the Board and Chief Executive Officer, SunGard Pentamation, Inc., an administrative software and processing services company, Bethlehem, Pennsylvania; serves as Chairman of the Board of KNBT Bancorp and Keystone.	2006

Michael J. Gausling	45	President and Chief Executive Officer, OraSure Technologies, Inc., a medical diagnostics company, since 2002; previously, President and Chief Operating Officer since September 2000; and prior thereto, Chairman, President and Chief Executive Officer of STC Technologies, Inc.	2006

Donna D. Holton	58	President and Chief Operating Officer, Turn of the Century Solution, Inc., an intellectual property company.	2006

John A. Mountain	75	Retired Chief Financial Officer, Air Products & Chemicals, Inc., a technology, energy, healthcare and industrial company.	2005

R. Chadwick Paul, Jr.	49	Chief Executive Officer, Ben Franklin Technology Partners of Northeastern Pennsylvania, a technology economic development organization since 2002; prior thereto, Vice President of Nextlink from 1997 to 2000.	2004

Robert R. Scholl	74	Financial Consultant, Prudential Financial, an insurance and financial product provider; previously, President and Treasurer of Scholl Lumber Co.	2005

Kenneth R. Smith	63	Executive Director of Community and Regional Affairs, Lehigh University, Bethlehem, Pennsylvania; previously Vice President, Lehigh University; prior thereto, Mayor, City of Bethlehem.	2004

R. Charles Stehly	47	Director of Business Relations, Corporate Environments Group, an office furniture company.	2004

Richard L. Strain	73	Retired President, Bethlehem Area Chamber of Commerce.	2005

Upon consummation of the merger, Messrs. Fainor, Martin, Mulholland, Peischl and Stevens and Ms. Thulin will be appointed as directors of KNBT Bancorp and of Keystone. Set forth in the table below is certain biographical information with respect to such persons. Ages are reflected as of August 7, 2003.

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Year Term Expires

Scott V. Fainor	42	President and Chief Executive Officer of First Colonial and Nazareth National Bank since January 2002; previously Executive Vice President, First Union from 2001 until January 2002 and President of the Lehigh Valley/Northeastern Pennsylvania region, First Union from 1997 to December 2000.	2004

Christian F. Martin, IV	48	Chairman and Chief Executive Officer, C.F. Martin & Co., Inc., Nazareth, Pennsylvania, a guitar manufacturer.	2004

Daniel B. Mulholland	51	Consultant; former President of Mallinckrodt Baker, Inc., Phillipsburg, New Jersey, a chemical manufacturer; Director of Sovereign Specialty Chemicals, Inc.	2005

Charles J. Peischl	58	Attorney in the law firm Peters, Moritz, Peischl, Zulick & Landes, LLP, Nazareth, Pennsylvania.	2005

Richard Stevens, III	71	Chairman of the Board of First Colonial and Nazareth National Bank since January 1999; retired; former Division Manager of Marketing for Computer Aid, Inc., Allentown, Pennsylvania.	2006

Maria Zumas Thulin	50	Executive Vice President, Arcadia Development Corporation, Bethlehem, Pennsylvania, a real estate development and management company.	2006

Director Compensation. Directors of KNBT Bancorp initially will not be compensated by KNBT Bancorp but will serve and be compensated by Keystone. It is not anticipated that separate compensation will be paid to KNBT Bancorp’s directors until such time as such persons devote significant time to the separate management of its affairs, which is not expected to occur until KNBT Bancorp becomes actively engaged in additional businesses other than holding the stock of Keystone. KNBT Bancorp may determine that such compensation is appropriate in the future.

Committees of the Board of Directors. Other than the establishment of an audit committee, KNBT Bancorp’s board of directors has not yet established committees. In connection with the completion of the conversion and the merger, KNBT Bancorp’s board of directors will establish a nominating and corporate governance committee and a compensation committee. The current members of the audit committee are Messrs. Mountain, Feather, Strain and Gausling. Following the completion of the merger, KNBT Bancorp anticipates naming Mr. Richard Stevens, III, a director of First Colonial, as a member of the audit committee. All the current members of the audit committee are independent, as defined by the regulations of the Nasdaq Stock Market, and it is expected that all the members of the nominating and corporate governance and the compensation committees will be composed solely of independent directors. Such committees will operate in accordance with written charters.

Executive Officers Who Are Not Directors. The following individual currently serves as KNBT Bancorp’s executive officer and also serves as an executive officer of Keystone but does not serve on the board of directors of KNBT Bancorp or board of trustees of Keystone. Age is as of August 7, 2003.

Name	Age	Principal Occupation During the Past Five Years
Eugene T. Sobol	58	Senior Executive Vice President and Chief Operating Officer of KNBT Bancorp since 2003; Executive Vice President, Chief Operating Officer and Treasurer of Keystone since February 2003; prior thereto, Executive Vice President, Chief Financial Officer and Treasurer.

In connection with the consummation of the merger, Mr. Fainor, currently President and Chief Executive Officer of First Colonial and Nazareth National Bank, will be appointed KNBT Bancorp’s President and Chief Executive Officer and Mr. Reid Heeren, currently Executive Vice President and Chief Financial Officer of Nazareth National Bank and Treasurer and Vice President of First Colonial, will be appointed KNBT Bancorp’s Executive Vice President and Chief Financial Officer. In accordance with KNBT Bancorp’s bylaws, KNBT Bancorp’s executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

Management of Keystone after the Merger

All of KNBT Bancorp’s executive officers will also serve as executive officers of Keystone. In addition, in connection with the completion of the merger, Messrs. Scott V. Fainor and Reid L. Heeren, currently executive officers of First Colonial and Nazareth National Bank, will be appointed President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, of Keystone. Set forth below is information with respect to Mr. Heeren’s principal occupations during the past five years. For information regarding Mr. Fainor, see “Management of KNBT Bancorp—Board of Directors.”

Reid L. Heeren. Mr. Heeren, age 62 years, as of August 7, 2003, currently serves as Treasurer and Vice President of First Colonial, since January 1987 and April 1985, respectively. Mr. Heeren also has served as Executive Vice President and Chief Financial Officer of Nazareth National Bank, since August 1997.

Director Compensation. Members of Keystone’s board of directors, currently named trustees, receive $1,700 per meeting attended of the board and $600 per committee meeting attended. Board fees are subject to periodic adjustment by the board of directors.

Executive Compensation

Summary Compensation Table. The following table sets forth a summary of certain information concerning the compensation paid by Keystone, including amounts deferred to future periods by the officers, for services rendered in all capacities during the fiscal year ended December 31, 2002, to the President and Chief Executive Officer and the two executive officers of Keystone whose salary plus bonus exceeded $100,000.

		Annual Compensation(1)		All Other Compensation(4)
Name and Principal Position	Fiscal Year	Salary(2)	Bonus(2)(3)
Frederick E. Kutteroff, President and Chief Executive Officer	2002	$274,000	$57,540	$5,500

Eugene T. Sobol, Executive Vice President, Chief Operating Officer and Treasurer	2002	149,000	31,290	4,301

Richard L. Meares, Executive Vice President and Chief Operating Officer (5)	2002	175,000	36,750	4,714

(footnotes on following page)

(1)	Keystone provides various miscellaneous benefits to the named executive officers. The costs of providing such benefits to the named executive officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each of such individuals.
(2)	Also includes amounts deferred pursuant to Keystone’s Trustee and Executive Deferred Compensation Plan and/or pursuant to its 401(k) plan.
(3)	Represents bonuses earned in 2002 which were paid in 2003. Such bonuses were paid pursuant to the terms of the Keystone Senior Management Variable Compensation Program.
(4)	Under Keystone’s 401(k) plan for fiscal 2002, $5,500, $4,301 and $4,714 was allocated to the accounts of Messrs. Kutteroff, Sobol and Meares, respectively. Does not include amounts allocated to Keystone’s Supplemental Executive Retirement Plan on behalf of Messrs. Kutteroff, Sobol and Meares. See “—Supplemental Executive Retirement Plan.” Does not include payments to be made pursuant to a retirement and severance agreement entered into with Mr. Kutteroff in March 2003. Does not include payments to be made to Mr. Meares pursuant to a severance agreement entered into with him as of January 2003. See “—Employment, Retirement and Severance Agreements.”
(5)	Retired effective as of January 2003.

Employment, Retirement and Severance Agreements. In connection with the execution of the merger agreement, Keystone entered into employment agreements with Messrs. Fainor and Sobol, such agreements to become effective upon completion of the merger. KNBT Bancorp joined in such agreements subsequent to its formation. Mr. Fainor’s employment agreement has a term of three years, beginning on the date the merger is completed. On each annual anniversary date of the effective date of the employment agreement, the term will be extended for one additional year thereafter unless either KNBT Bancorp or Keystone, on the one hand, or Mr. Fainor on the other, gives notice 30 days prior to the annual anniversary date that the term will not be extended. Extension of the term also will cease automatically if Mr. Fainor’s employment with either KNBT Bancorp or Keystone is terminated for any reason. Mr. Fainor’s employment agreement provides that he will serve as the President and Chief Executive Officer of KNBT Bancorp and Keystone during the term of his employment agreement. As President and Chief Executive Officer, he will have the authority and responsibilities prescribed by KNBT Bancorp’s and Keystone’s bylaws and that are customary for such positions.

Under the terms of the employment agreement, Mr. Fainor will receive a base salary of $335,000. Mr. Fainor will also be entitled to participate in KNBT Bancorp’s and Keystone’s discretionary bonuses, benefit plans and programs, receive an automobile allowance and reimbursement of country club dues. The terms of Mr. Fainor’s employment agreement provide that payments will be allocated between KNBT Bancorp and Keystone in proportion to the level of activity and the time expended on such activities by Mr. Fainor. In no event, however, shall he receive duplicate payments or benefits from KNBT Bancorp and Keystone.

In the event that, during the term of his employment agreement, Mr. Fainor’s employment is terminated by KNBT Bancorp or Keystone without cause or for other than death or disability, or if Mr. Fainor resigns within six full calendar months following the occurrence of any of the reasons specified below, he will be entitled to receive as liquidated damages earned but unpaid base salary, benefits as to which he is entitled under plans maintained by KNBT Bancorp and Keystone through the date of termination, continued group life, health, dental, accident and disability benefits for the period of the remaining term of his employment agreement, but not more than two years, such period referred to as the Coverage Period, a cash lump sum payment to compensate him for the loss of salary, on a present value basis, cash bonus and incentive compensation, a cash lump sum payment equal to the excess, if any, of the present value of the benefits to which Mr. Fainor would be entitled under qualified and non-qualified pension plans if he had continued to be employed during the Coverage Period over the present value of the benefits to which he is actually entitled under such defined benefit pension plan as of the date his employment terminates and a cash lump sum payment equal to the additional employer contributions under qualified and non-qualified defined contribution plans, on a present value basis, to which Mr. Fainor would have been entitled had he continued to be employed during the Coverage Period. In addition, for the first year following the date on which his employment terminates, Mr. Fainor will be reimbursed for reasonable expenses incurred by him in searching for new employment not to exceed $75,000. To the extent that Mr. Fainor earns salary, cash bonus or incentive compensation, fees or comparable fringe benefits from another employer during this period and a change in control of KNBT Bancorp has occurred within one year of the date of Mr. Fainor’s termination, the liquidated damages for loss of this type of compensation will be subject to repayment by Mr. Fainor. In addition, if Mr. Fainor surrenders his then outstanding options and shares of restricted stock within 30 days of the termination of his employment, KNBT Bancorp and Keystone will pay him the value of the excess of the fair market value of the KNBT Bancorp common stock covered by options granted to him over the exercise price of his outstanding options and the fair market value of his shares of restricted stock.

The reasons specified in Mr. Fainor’s employment agreement that would justify his resigning and receiving the liquidated damages described above are a material breach of the agreement by KNBT Bancorp or Keystone, including a reduction in his salary or a material reduction in his fringe benefits, and such breach remains uncured after 30 days written notice, a failure to appoint him to the positions in which he has a right to serve under his employment agreement, a failure to vest in him the authority and responsibilities associated with those positions and such failure is not cured after 30 days written notice, a change in his principal place of employment to a location more than 25 miles from KNBT Bancorp’s and Keystone’s corporate headquarters in Bethlehem, Pennsylvania, or the liquidation, dissolution, bankruptcy or insolvency of KNBT Bancorp or Keystone, KNBT Bancorp’s or Keystone’s notice to him that the employment period is not being extended as of any annual anniversary date of the agreement or a termination of his employment by KNBT Bancorp or Keystone for other than cause, voluntary resignation or retirement, death or disability.

If a change in control, as defined in the employment agreement, of KNBT Bancorp occurs prior to the end of the term of his employment agreement, Mr. Fainor will be entitled to receive, in addition to any liquidated damages due to Mr. Fainor as described above, a severance benefit in a lump sum payment equal to the greater of (1) the salary and cash bonus or incentive compensation he would have received if his employment had continued until the expiration of the term of his employment agreement or (2) three times his average annual gross income from KNBT Bancorp, Keystone or either entity’s predecessors during the past five full calendar years before the change in control less $1.00. In the event that due to a change in control, any amount paid or payable to Mr. Fainor is subject to the 20% excise tax under Section 4999 of the Internal Revenue Code, Mr. Fainor will be entitled to an additional payment such that on an after-tax basis, he is indemnified for the excise tax.

Mr. Fainor’s employment agreement contains a covenant not to compete, under which he agrees that if his employment terminates before the expiration of the term of his employment agreement other than a termination within 30 days of a change in control of KNBT Bancorp, he will not compete with Keystone in any county in which KNBT Bancorp or Keystone maintains an office as of the date of Mr. Fainor’s termination until the expiration of the earlier of two years from the date on which his employment terminates or the date on which the term of his employment agreement would otherwise expire. In addition, for two years after his employment terminates, he agrees to not solicit Keystone’s customers or solicit its employees to accept other employment in the counties where KNBT Bancorp or Keystone maintains an office as of the date of Mr. Fainor’s termination.

The terms of the employment agreement with Mr. Sobol provide that he will serve as Senior Executive Vice President and Chief Operating Officer of KNBT Bancorp and Keystone at an initial annual salary of $220,000. The provisions of Mr. Sobol’s contract, including the non-duplication provisions and payment upon a change in control of KNBT Bancorp, are substantially identical to Mr. Fainor’s.

In the event of a change in control, as defined in the employment agreements, of KNBT Bancorp the total payment that would be due under the employment agreements of Messrs. Fainor and Sobol, based solely on the current annual compensation to be paid to such officers, and assuming the change in control occurs in 2003, the remaining term of the agreements at the time of the change in control is three years, the bonuses earned in 2003 are not larger than those earned in 2002 and that such individuals do not meet the requirements to receive liquidated damages, and excluding any tax indemnification payments or benefits under any employee benefit plan which may be payable, would be approximately $2.0 million. Such payments may tend to discourage takeover attempts by increasing the costs to be incurred in the event of a takeover.

In March 2003, Keystone entered into a retirement and severance agreement with Mr. Kutteroff. Under the terms of the agreement, Mr. Kutteroff will be paid an aggregate of approximately $788,000 during 2003, 2004 and 2005. The agreement also provides that upon completion of the conversion and the merger, in the sole discretion of Keystone’s board of directors, a payment of $250,000 will be made to the Supplemental Executive Retirement Plan maintained for the benefit of Mr. Kutteroff. In addition, Mr. Kutteroff will be paid approximately $192,000 in full settlement of his interest in the Keystone Performance Unit Plan which is being terminated in connection with the completion of the conversion and the merger. See “—Benefit Plans—Management Incentive Compensation Plans.”

In addition, under the terms of the agreement, Keystone contributed $350,000 to Keystone’s Supplemental Executive Retirement Plan maintained on Mr. Kutteroff’s behalf for the year ended December 31, 2002. Under the terms of the retirement agreement, Mr. Kutteroff is also entitled to continued participation through May 2005 in Keystone’s Trustee and Executive Deferred Compensation Plan and in various health and welfare benefit plans as well as being provided various miscellaneous fringe benefits including an automobile allowance. The agreement also provides that Mr. Kutteroff will continue to participate in Keystone’s 401(k) plan and retirement plan through May 2005. If Mr. Kutteroff is not able to continue to participate in Keystone’s defined benefit plan or 401(k) plan, Keystone will make payments to the Supplemental Executive Retirement Plan maintained for Mr. Kutteroff equal to the benefits he would have received in the 401(k) plan and the retirement plan. Mr. Kutteroff’s agreement contains a covenant not to compete under which he agreed that during the term during which compensation is being paid under the retirement agreement, he will not compete with Keystone within a radius of 100 miles of its headquarters. In addition, during the same period, he agreed neither to solicit Keystone’s employees to accept other employment nor encourage any employee to terminate his or her employment with Keystone.

Keystone entered into a severance agreement with Mr. Meares dated as of January 2, 2003. Under the terms of the agreement, Mr. Meares will be paid an aggregate of approximately $438,000. The first payment was made in January 2003 and the remaining amount will be paid in January 2004. Mr. Meares was also paid in March 2003 in accordance with the agreement an amount equal to the bonus he earned for 2002 under Keystone’s Senior Management Variable Compensation Plan. In addition, Keystone contributed approximately $12,000 to the Supplemental Executive Retirement Plan maintained on his behalf for the year ended December 31, 2002. He may also be entitled to a payment with respect to his interest in the Performance Unit Plan. Keystone also agreed to allow Mr. Meares to participate in Keystone’s retirement plan through December 31, 2004 and to provide a 50% match of Mr. Meares’ contributions to Keystone’s 401(k) plan in 2003 and 2004. To the extent that Mr. Meares cannot make contributions to the 401(k) plan, Keystone will pay such matching amount directly to Mr. Meares. Keystone also agreed to pay for out placement services in an amount not to exceed $18,000. Mr. Meares agreed that for the duration of his agreement and for a period of one year thereafter, he would neither solicit Keystone’s employees to accept other employment nor encourage any employee to terminate his or her employment with Keystone.

Keystone entered into a letter agreement with Mr. Sobol as of May 2003 with respect to his employment at Keystone. Under the terms of the letter agreement, Keystone agreed to pay Mr. Sobol approximately $105,000 in full settlement of his interest in Keystone’s Performance Unit Plan. In addition, Keystone will contribute $250,000 to the Supplemental Executive Retirement Plan maintained on behalf of Mr. Sobol. The letter agreement also provides that in the event the conversion and the merger are not completed, Keystone will enter into an employment agreement with Mr. Sobol with terms essentially identical to the terms of the agreement Mr. Sobol and Keystone entered into in connection with the execution of the merger agreement.

Benefit Plans

Retirement Plan. Keystone participates in the Financial Institutions Retirement Fund, a multiple employer defined benefit plan intended to satisfy the tax-qualification requirements of Section 401(a) of the Internal Revenue Code. Employees become eligible to participate in the retirement plan upon the attainment of age 21 and the completion of one year of eligibility service. Following the conversion, Keystone has determined to freeze the future accrual of benefits under the retirement plan in connection with the adoption or amendment of other qualified employee benefit plans. For purposes of the retirement plan, an employee earns one year of eligibility service when he completes 1,000 hours of service within a one-year eligibility computation period. An employee’s first eligibility computation period is the one-year period beginning on the employee’s date of hire. Subsequent eligibility computation periods begin on January 1 and end on December 31.

The retirement plan provides for a monthly benefit upon a participant’s retirement at the age of 65, or if later, the fifth anniversary of the participant’s initial participation in the retirement plan (i.e., the participant’s “normal retirement date”). A participant may also receive a benefit on his early retirement date, which is the date on which he attains age 55 and is partially or fully vested under the terms of the retirement plan. Benefits received prior to a participant’s normal retirement date are reduced by certain factors set forth in the retirement plan. Participants become fully vested in their benefits under the retirement plan upon the completion of five years of vesting service as well as upon the attainment of normal retirement age (age 65).

The following table sets forth the estimated annual benefits payable upon retirement at age 65 for the period ended December 31, 2002.

Years of Benefit Service
Final Average Earnings		15	20	25	30	35
$50,000		$12,600	$17,000	$21,300	$25,700	$30,100
75,000		19,900	27,200	34,500	41,900	49,200
100,000		27,200	37,500	47,700	58,000	68,300
125,000		34,500	47,700	60,900	74,100	87,300
150,000		41,800	58,000	74,100	90,200	106,400
175,000		49,100	68,200	87,300	106,400	125,500
200,000		56,400	78,500	100,500	122,500	144,500
225,000		63,700	88,700	113,700	138,600	163,600
250,000		71,100	99,000	126,800	154,700	182,600
300,000		85,700	119,500	153,200	187,000	220,800
400,000		114,900	160,500	206,000	251,500	297,000
450,000		129,600	181,000	232,300	283,700	335,100
500,000	(1)	144,200	201,500	258,700	316,000	373,000

(1)	The maximum amount of annual compensation which the retirement plan can consider in computing benefits is $200,000, as adjusted for subsequent years pursuant to the Internal Revenue Code provisions. Benefits in excess of the limitation are provided through the Supplemental Executive Retirement Plan, discussed below.

The approximate full years of credited service, as of December 31, 2002, for the named executive officers are as follows:

Name	Years of Service
Frederick E. Kutteroff	17
Eugene T. Sobol	7
Richard L. Meares	20

Supplemental Executive Retirement Plan. Keystone has adopted a Supplemental Executive Retirement Plan to provide for eligible employee benefits that would be due under its retirement plan if such benefits were not limited under the Internal Revenue Code. Supplemental Executive Retirement Plan benefits provided with respect to the retirement plan are reflected in the pension table. Messrs. Kutteroff, Sobol and Meares are participants in the Supplemental Executive Retirement Plan. For the year ended December 31, 2002, Keystone contributed approximately $398,000, $75,000 and $12,000 on behalf of Messrs. Kutteroff, Sobol and Meares, respectively.

Management Incentive Compensation Plans. Keystone maintains the Senior Management Variable Compensation Program. The plan is administered by the Personnel Committee of the board of directors, currently named trustees, of Keystone. The Senior Management Variable Compensation Program is designed to give senior management an incentive for effectively operating Keystone and to further its earning power by providing cash payments, equal to a certain percentage of their base salaries, based on corporate performance objectives. Eligibility in the Management Variable Compensation Program is limited to individuals that the board believes have a significant opportunity to improve Keystone’s profits and growth. Individuals participating in this plan are Keystone’s chief executive officer, chief operating officer and chief financial officer. Payments under the plan range from 5% to 30% of the individual’s base compensation. Performance goals composed of loan growth, deposit growth and return on equity are tied to Keystone’s business plan and determine the actual percentage for payment under the plan. The business plan is developed with consideration given to a peer group of financial institutions. No awards may be made if Keystone does not achieve certain capital ratio and non-performing loan thresholds.

Keystone also maintains the Performance Unit Plan, which is a long-term incentive plan. Currently, nine trustees and seven senior officers are participants in the plan. In connection with the completion of the conversion and the merger, the Performance Unit Plan will be terminated. Participants will receive payments amounting to an average of approximately 60% of the maximum amount that can be earned under the plan. Each trustee participant will receive approximately $17,000, and Messrs. Kutteroff and Sobol will receive approximately $192,000 and $105,000, respectively. Total payments upon termination of the Performance Unit Plan will aggregate approximately $870,000. As of March 31, 2003, Keystone had accrued approximately $350,000 and will accrue the remaining $520,000 prior to completion of the conversion.

New Stock Benefit Plans

Employee Stock Ownership Plan. KNBT Bancorp has established an employee stock ownership plan for its and Keystone’s employees to become effective upon the conversion. Employees, other than those paid solely on a retainer or fee basis, who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in KNBT Bancorp’s employee stock ownership plan.

As part of the conversion, in order to fund the purchase of up to 8.0% of the common stock sold in the offering, not including the shares to be contributed to the Keystone Nazareth Charitable Foundation, 1,405,300 shares or 1,616,095 shares based on the maximum and 15% above the maximum of the offering range, respectively, KNBT Bancorp anticipates that the employee stock ownership plan will borrow funds from KNBT Bancorp. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the KNBT Bancorp employee stock ownership plan. KNBT Bancorp has agreed to loan the employee stock ownership plan an amount equal to 8.0% of the shares sold in the conversion, not including shares contributed to the Keystone Nazareth Charitable Foundation, multiplied by the $10.00 per share purchase price. If the employee stock ownership plan’s order is not completely filled in the conversion and it is necessary for it to purchase shares in the open market after the conversion is completed, the board may increase the amount of the loan if the cost per share exceeds $10.00 in order to permit the employee stock per share plan to purchase the full 8.0% of the shares sold in the conversion. If the loan amount is not increased in such situation, the employee stock ownership plan may purchase less than 8.0% of the shares sold in the conversion. The loan to the employee stock ownership plan will be repaid principally from Keystone’s contributions to the employee stock ownership plan and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan will be fixed and is expected to be at Keystone’s prime rate at the date the loan is entered into with the employee stock ownership plan. KNBT Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by KNBT Bancorp or upon the sale of treasury shares by KNBT Bancorp. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from KNBT Bancorp or from Keystone. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the KNBT Bancorp employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Upon the completion of five years of service, the account balances of participants within the employee stock ownership plan will become 100% vested. Credit is given for years of service with Keystone prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

It is currently expected that an independent corporate trustee will be appointed by KNBT Bancorp to serve as the trustee of the KNBT Bancorp employee stock ownership plan. Under the terms of the employee stock ownership plan, the trustee must generally vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will generally be voted in the same manner as the majority of the allocated shares for which instructions are given are voted, in each case subject to the requirements of applicable law and the fiduciary duties of the trustee.

Generally accepted accounting principles require that any third party borrowing by the KNBT Bancorp employee stock ownership plan be reflected as a liability on KNBT Bancorp’s statement of financial condition. Since the employee stock ownership plan is borrowing from KNBT Bancorp, the loan will not be treated as a liability but instead will be excluded from shareholders’ equity. If the employee stock ownership plan purchases newly issued shares from KNBT Bancorp, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

KNBT Bancorp’s employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

Stock Option Plan. Following completion of the conversion and the merger, KNBT Bancorp intends to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in KNBT Bancorp as an incentive to contribute to its success and reward key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and non-incentive or compensatory stock options. Options may be granted to KNBT Bancorp’s directors, officers and key employees as well as those of Keystone. The stock option plan will be administered and interpreted by a committee of the board of directors. Unless terminated earlier, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

Under the stock option plan, the committee will determine which directors, officers and key employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted, or 110% of fair market value in the case of incentive stock options granted to employees who are 10% shareholders.

At a meeting of KNBT Bancorp’s shareholders after the conversion and the merger, KNBT Bancorp intends to present the stock option plan to shareholders for their approval and to reserve an amount equal to 10% of the shares of common stock sold in the conversion, not including shares contributed to the Keystone Nazareth Charitable Foundation or the shares issued in the merger, which would be 1,756,625 shares or 2,020,119 shares based on the maximum and 15% above the maximum of the offering range, respectively, for issuance under the stock option plan. Federal Deposit Insurance Corporation policies provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Federal Deposit Insurance Corporation policies also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest over a five year period at 20% per year. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee’s employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee’s employment terminates may result in the loss of incentive stock option treatment for federal income tax purposes.

At the time an option is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by KNBT Bancorp on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If KNBT Bancorp declares a special cash dividend or return of capital after it implements the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to KNBT Bancorp at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and KNBT Bancorp will be entitled to a deduction in the amount of income so recognized by the optionee.

Stock Recognition and Retention Plan. After completion of the conversion and the merger, KNBT Bancorp also intends to adopt a stock recognition and retention plan for its directors, officers and employees. The objective of the stock recognition and retention plan will be to enable KNBT Bancorp to provide directors, officers and employees with a proprietary interest in KNBT Bancorp as an incentive to contribute to its success. KNBT Bancorp intends to present the stock recognition and retention plan to its shareholders for their approval at a meeting of shareholders. Currently, Federal Deposit Insurance Corporation policies provide that, in the event such plan is implemented within one year after the conversion, shares granted under the plan generally are required to vest over a five year period at 20% per year.

The stock recognition and retention plan will be administered by a committee of KNBT Bancorp’s board of directors, which will have the responsibility to invest all funds contributed to the trust created for the stock recognition and retention plan. KNBT Bancorp will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to an aggregate of 4.0% of the common stock sold in the conversion, not including shares contributed to the Keystone Nazareth Charitable Foundation or the shares issued in connection with the merger, which would be 702,650 shares or 808,048 shares based on the maximum and 15% above the maximum of the offering range, respectively. Shares of common stock granted pursuant to the stock recognition and retention plan generally will be in the form of restricted stock vesting as described above. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the stock recognition and retention plan, recipients of awards will be entitled to instruct the trustees of the stock recognition and retention plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient’s employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. KNBT Bancorp will be able to terminate the stock recognition and retention plan at any time, and if it does so, any shares not allocated will revert to KNBT Bancorp. Recipients of grants under the stock recognition and retention plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

Compensation Committee Interlocks and Insider Participation

Determinations regarding compensation of Keystone’s employees are made by the Personnel Committee of the board of trustees. Ms. Holton and Messrs. Gausling, Mountain, Scholl and Paul who is Chairman, serve as members of the Personnel Committee.

Indebtedness of Management and Related Party Transactions

In accordance with applicable federal laws and regulations, Keystone offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

MANAGEMENT OF FIRST COLONIAL

Board of Directors of First Colonial

As permitted under Pennsylvania law, First Colonial’s bylaws provide for staggering the terms of office of First Colonial’s directors by dividing the board of directors into four classes, with members of each class serving four-year terms. First Colonial’s bylaws further provide that the board of directors shall consist of not fewer than five nor more than 25 directors, with the exact number fixed by the board of directors. First Colonial’s board of directors currently consists of nine members.

First Colonial’s board of directors has three standing committees.

•	The Executive Committee meets between regularly scheduled board meetings to review corporate management issues and make recommendations to the board regarding such matters. The members of the Executive Committee are Messrs. Bergren, Fainor, Mowrer, Mulholland and Stevens.

•	The Compensation Committee makes decisions concerning executive compensation and stock options and administers First Colonial’s stock option plans. The members of the Compensation Committee are Messrs. Bergren, Mowrer, Mulholland and Stevens.

•	The Audit Committee meets at varying intervals. The Audit Committee, among other things, appoints First Colonial’s outside auditor, reviews the independence and performance of First Colonial’s outside auditor, pre-approves all audit services and permissible non-audit services, reviews with the outside auditor, internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of First Colonial, considers the audit scope and procedures, in consultation with the outside auditor and management, and reviews the audited financial statements with the outside auditor and management when completed. The members of the Audit Committee are Messrs. Bergren, Mowrer, Ruhle and Stevens.

First Colonial’s board of directors does not have a nominating committee.

All of the directors of First Colonial also serve as directors of Nazareth National Bank. The following table sets forth certain information regarding the directors of First Colonial. Ages are reflected as of August 7, 2003.

Name	Age	Principal Occupation During the Past Five Years / Public Directorships	Director Since	Year Term Expires

Robert J. Bergren	77	Retired; former Vice President Administration, S.I. Handling Systems, Inc. (manufacturer of materials handling equipment), Easton, Pennsylvania.	1983	2003

Scott V. Fainor	42	President and Chief Executive Officer of First Colonial and Nazareth National Bank since January 2002; Executive Vice President, First Union from 2001 to January 2002 and President of Lehigh Valley/Northeastern Pennsylvania region, First Union, from 1997 to December 2000.	2002	2004

Christian F. Martin, IV	48	Chairman and Chief Executive Officer, C.F. Martin & Co., Inc. (manufacturer of guitars), Nazareth, Pennsylvania.	1999	2004

Name	Age	Principal Occupation During the Past Five Years / Public Directorships	Director Since	Year Term Expires

Gordon B. Mowrer	67	Retired; former Pastor, Advent Moravian Church, Bethlehem, Pennsylvania; former President, Hampson-Mowrer-Kreitz Insurance Agency, Inc. (insurance sales).	1989	2006

Daniel B. Mulholland	51	Consultant; former President, Mallinckrodt Baker, Inc. (chemical manufacturing), Phillipsburg, New Jersey; Director of Sovereign Specialty Chemicals, Inc.	1994	2005

Charles J. Peischl	58	Attorney, Peters, Moritz, Peischl, Zulick & Landes, LLP, Nazareth, Pennsylvania.	1996	2005

Jon H. Ruhle, Jr.	56	President and Chairman, Reeb Millwork Corporation (wholesale distributor of windows, doors and affiliated building products for residential market), Bethlehem, Pennsylvania.	1999	2004

Richard Stevens, III	71	Chairman of the Board of First Colonial and Nazareth National Bank since January 1999; Retired; former Division Manager for Computer Aid, Inc. (marketing), Allentown, Pennsylvania.	1989	2003

Maria Zumas Thulin	50	Executive Vice President, Arcadia Development Corporation (real estate development and management), Bethlehem, Pennsylvania.	1994	2006

Compensation of Directors

During 2002, directors of First Colonial and Nazareth National Bank who were not also employees of First Colonial or Nazareth National Bank were paid $300 per board meeting attended, $160 per committee meeting attended and $1,000 as a quarterly retainer fee. Beginning January 1, 2003, directors of First Colonial and Nazareth National Bank who are not also employees of First Colonial or Nazareth National Bank will be paid $1,750 as a quarterly retainer fee. The rate for board meetings and committee meetings attended will remain the same.

Each director has the option to defer some or all of the annual directors’ fees pursuant to the Deferred Compensation Plan for Directors, referred to as the Directors’ Plan. Any such deferred amount will be deemed invested in an account paying interest equal to rates paid by Nazareth National Bank on individual retirement accounts. The director may elect the form and timing of the benefits payable under the Directors’ Plan, but, in general, such benefits will be payable commencing at age 65. Benefits to a director under the Directors’ Plan are generally made in installments over a 15 year period. If a director electing installments dies prior to receiving his or her full benefits under the Directors’ Plan, the remaining benefits will be made to the named beneficiary. Upon establishment to the satisfaction of First Colonial’s board of directors of the existence of a personal financial hardship, a director may obtain an immediate distribution of some or all of such director’s benefits under the Directors’ Plan.

Directors of First Colonial who are not employees of First Colonial or Nazareth National Bank are eligible to receive grants of options to purchase shares of First Colonial common stock pursuant to the 2001 Stock Option Plan. On January 17, 2002, each of the non-employee directors were granted options to purchase 1,050 shares of First Colonial’s common stock at an exercise price of $21.38 per share. The exercise prices were the fair market value of First Colonial common stock on the date of grant. See “— Stock Option Plans.”

In January 2003, each of the non-employee directors were granted options to purchase 1,000 shares of First Colonial’s common stock at an exercise price of $23.83 per share.

Executive Officers of First Colonial

The following table sets forth certain information regarding the executive officers of First Colonial who are not also directors of First Colonial. Ages are reflected as of August 7, 2003.

Name	Age	Principal Occupation During the Past Five Years
Reid L. Heeren	62	Treasurer of First Colonial since January 1987; Vice President of First Colonial since April 1985; Executive Vice President and Chief Financial Officer of Nazareth National Bank since August 1997; Senior Vice President, Chief Financial Officer and Cashier of Nazareth National Bank from January 1987 to August 1997; Vice President, Finance and Cashier of Nazareth National Bank from November 1984 to January 1987; Vice President for Financial Management of American Bank and Trust Company, headquartered in Reading, Pennsylvania, from September 1982 to November 1984 and Vice President, Community Banking, Chester County, Pennsylvania from March 1982 to September 1982; prior thereto, Mr. Heeren worked at National Bank & Trust Company of Kennett Square, Kennett Square, Pennsylvania from July 1961 to March 1982 in various positions, most recently as Senior Vice President and Cashier.

Tomas J. Bamberger	62	Executive Vice President and Senior Loan Officer of Nazareth National Bank since September 1997; Executive Vice President and Senior Loan Officer of First Valley Bank/Summit Bank (PA) from February 1984 to September 1997; Senior Vice President and Senior Loan Officer of the First National Bank of Allentown, Pennsylvania from March 1982 to February 1984; prior thereto, Mr. Bamberger worked at Girard Bank in Philadelphia, Pennsylvania from October 1967 to February 1982, in various positions, most recently as Vice President and Divisional Manager in commercial lending.

Robert M. McGovern	65	Executive Vice President, Senior Trust Officer of Nazareth National Bank since February 1999; Vice President and Senior Trust Specialist of First Union National Bank from April 1998 to February 1999; Vice President/Trust of CoreStates Bank from 1996 to 1998; prior thereto, Mr. McGovern was employed by Meridian Bank from 1985 until 1996, most recently as Vice President until it was acquired by CoreStates Bank in 1996.

David W. Hughes	56	Executive Vice President, Marketing and Branch Administration of Nazareth National Bank since March 2001; Senior Team Lender, Retail Banking, at Patriot Bank from 1999 to 2001; Regional Vice President, Retail Banking, CoreStates Bank/First Union from 1992 to 1999; Executive Vice President at Lehigh Valley Bank from 1991 to 1992 and Regional Vice President, Retail Banking at Girard Bank/Mellon Bank from 1983 to 1991.

Marna Hayden	65	Senior Vice President, Human Resources and Executive Officer of Nazareth National Bank since January 2002; Senior Vice President, Human Resources of Nazareth National Bank from January 1999 to January 2002; Vice President, Human Resources of Nazareth National Bank from December 1988 to January 1999; Vice President, Human Resources and Marketing of Nazareth National Bank from March 1985 to December 1988; Vice President, Personnel of Nazareth National Bank from November 1982 to March 1985; Assistant Vice President, Personnel and Public Relations Director of Nazareth National Bank from June 1978 to November 1982; Personnel and Public Relations Director of Nazareth National Bank from October 1976 to June 1978.

Carl F. Kovacs	53	Senior Vice President, Information Technology and General Operations of Nazareth National Bank since November 2002; Senior Vice President for Strategic Planning and Internal Compliance of Nazareth National Bank from January 2002 to November 2002; Site Manager, Aurum Technology, Inc. (financial services technology) from September 2001 to January 2002; Vice President, Regional Sales Marketing Leader, First Union Bank from 1997 to March 2001; Vice President, Statement Services Manager, First Union Bank from 1996 to 1997; Vice President, Statement Services/Signature Verification Manager, Global Processing Alliance from 1994 to 1996; Vice President, Encoding/Transportation Manager, First Fidelity Bank from 1991 to 1994 and Vice President, Director of General Operations, Merchants Bank from 1986 to 1991.

Summary Compensation Table

The following table sets forth all cash compensation paid by First Colonial and Nazareth National Bank for services rendered in all capacities to First Colonial and its subsidiaries during the fiscal years ended December 31, 2002, 2001 and 2000 to (1) the Chief Executive Officer of First Colonial and Nazareth National Bank and (2) the four other most highly compensated executive officers of First Colonial and/or Nazareth National Bank whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2002.

		Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus		Restricted Stock Award			Securities Underlying Stock Options	All Other Compensation
Scott V. Fainor, President and Chief Executive Officer of First Colonial and Nazareth National Bank	2002 2001 2000	$ $ $	242,476 — —	$ $ $	88,500 — —	$ $ $	220,000 — —	(1)	78,750 — —	$ $ $	42,562 — —	(2)

Tomas J. Bamberger, Executive Vice President and Senior Loan Officer of Nazareth National Bank	2002 2001 2000	$ $ $	141,788 136,248 131,580	$ $ $	15,000 8,171 —	$ $ $	— — —		2,625 2,756 —	$ $ $	74,424 87,353 88,175	(3)

Reid L. Heeren, Executive Vice President and Chief Financial Officer of Nazareth National Bank, Vice President and Treasurer of First Colonial	2002 2001 2000	$ $ $	132,043 126,787 120,234	$ $ $	17,500 7,603 —	$ $ $	— — —		2,625 2,756 —	$ $ $	39,136 31,991 24,099	(4)

Robert M. McGovern, Executive Vice President and Senior Trust Officer of Nazareth National Bank	2002 2001 2000	$ $ $	111,963 107,544 103,365	$ $ $	6,700 7,796 5,909	$ $ $	— — —		2,625 2,756 —	$ $ $	7,201 7,517 7,846	(5)

David W. Hughes, Executive Vice President, Marketing and Branch Administration of Nazareth National Bank	2002 2001 2000	$ $ $	103,163 69,371 —	$ $ $	15,000 9,000 —	$ $ $	— — —		2,625 2,756 —	$ $ $	6,344 — —	(6)

(1)	Represents the value of 10,500 restricted shares of First Colonial common stock awarded to Mr. Fainor in 2002 based on the closing price per share of $20.95 on January 3, 2002, the date that the shares were awarded. As of December 31, 2002, Mr. Fainor held 10,500 restricted shares with a value of $238,350 based upon the closing price per share of $22.70 on such date. The shares vest in equal 20% installments on each of the first five anniversaries of the date that Mr. Fainor began employment, or immediately upon a change in control. Any dividends paid with respect to the restricted shares are held in trust by Nazareth National Bank and paid to Mr. Fainor upon the vesting of such shares. In January 2003, 2,100 shares vested. As a

(Footnotes continued on following page)

result of the execution of the merger agreement with Keystone in March 2003, the balance of the shares vested.

(2)	Includes the payment of life insurance premiums pursuant to First Colonial’s Salary Continuation Program of $12,417, the funding expense pursuant to First Colonial’s Supplemental Retirement Income Program of $27,663 and reimbursement pursuant to First Colonial’s Medical Reimbursement Program of $2,482.
(3)	Includes a contribution to his account in First Colonial’s Employee Stock Ownership Plan of $6,013, First Colonial’s matching contribution to his account under the Optional Deferred Salary Plan of $3,438, the payment of life insurance premiums pursuant to First Colonial’s Salary Continuation Program of $29,364, the funding expense pursuant to First Colonial’s Supplemental Retirement Income Program of $34,109 and reimbursement pursuant to First Colonial’s Medical Reimbursement Program of $1,500.
(4)	Includes a contribution to his account in First Colonial’s Employee Stock Ownership Plan of $5,604, First Colonial’s matching contribution to his account under the Optional Deferred Salary Plan of $3,297, the payment of life insurance premiums pursuant to First Colonial’s Salary Continuation Program of $8,239, the funding expense pursuant to First Colonial’s Supplemental Retirement Income Program of $20,496 and reimbursement pursuant to First Colonial’s Medical Reimbursement Program of $1,500.
(5)	Includes a contribution to his account in First Colonial’s Employee Stock Ownership Plan of $4,701 and First Colonial’s matching contribution to his account under the Optional Deferred Salary Plan of $2,500.
(6)	Includes a contribution to his account in First Colonial’s Employee Stock Ownership Plan of $4,453 and First Colonial’s matching contribution to his account under the Optional Deferred Salary Plan of $1,891.

Aggregated Option Exercises in 2002 and 2002 Year-End Option Values

The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options at December 31, 2002 held by the executive officers of First Colonial and/or Nazareth National Bank named in the Summary Compensation Table.

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the- Money Options at December 31, 2002 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Scott V. Fainor	—	—	—	78,750	—	$137,624
Tomas J. Bamberger	—	—	4,518	4,692	$4,753	$17,723
Reid L. Heeren	—	—	8,347	4,692	$21,169	$17,723
Robert M. McGovern	—	—	689	4,692	$4,753	$17,723
David W. Hughes	—	—	689	4,692	$4,753	$17,723

(1)	Represents the difference between the last sale price of First Colonial’s common stock on the date of exercise, as reported on the Nasdaq National Market, and the exercise price per share of the options exercised multiplied by the number of options exercised.
(2)	Represents the difference between $22.70, the last sale price of First Colonial’s common stock on December 31, 2002, as reported on the Nasdaq National Market, and the exercise price per share of in-the-money options multiplied by the number of exercisable and unexercisable options held, respectively.

As a result of First Colonial entering into the merger agreement with Keystone in March 2003, all outstanding options became immediately exercisable.

Option Grants In Last Fiscal Year

The following table sets forth information regarding options to purchase shares of First Colonial’s common stock granted to the executive officers of First Colonial and/or Nazareth National Bank named in the Summary Compensation Table. First Colonial’s stock option plans do not provide for the grant of stock appreciation rights.

	Individual Grants					Potential Realized Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options/SARs Granted (#)		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date
						5% ($)	10% ($)
Scott V. Fainor, President and Chief Executive Officer of First Colonial and Nazareth National Bank	78,750	(1)	61.3%	$20.95	1-3-2012	$909,588	$2,240,359

Tomas J. Bamberger, Executive Vice President and Senior Loan Officer of Nazareth National Bank	2,625	(2)	2.0%	$21.38	1-17-2012	$32,071	$77,340

Reid L. Heeren, Executive Vice President and Chief Financial Officer of Nazareth National Bank and Vice President and Treasurer of First Colonial	2,625	(2)	2.0%	$21.38	1-17-2012	$32,071	$77,340

Robert M. McGovern, Executive Vice President and Senior Trust Officer of Nazareth National Bank	2,625	(2)	2.0%	$21.38	1-17-2012	$32,071	$77,340

David W. Hughes, Executive Vice President, Marketing and Branch Administration of Nazareth National Bank	2,625	(2)	2.0%	$21.38	1-17-2012	$32,071	$77,340

(1)	Options have a term of 10 years and become exercisable in equal annual installments over seven and one-half years.
(2)	Options have a term of 10 years and become exercisable in equal annual installments over four years.
(3)	Shows the difference between the market value of First Colonial common stock for which the option may be exercised less the exercise price of the option assuming that the market price of First Colonial common stock appreciates in value from the date of the grant to the end of the option term at annualized rates of 5% and 10%, respectively. The rates of appreciation used in this table are prescribed by the regulations of the SEC and are not intended to forecast future appreciation of the market value of First Colonial common stock.

As a result of First Colonial entering into the merger agreement with Keystone in March 2003, all outstanding options became immediately exercisable.

Stock Option Plans

First Colonial maintains the following stock option plans, sometimes referred to as the Plans:

•	the 2001 Stock Option Plan, also referred to as the 2001 Plan;

•	the 1996 Employee Stock Option Plan, also referred to as the 1996 Plan; and

•	the 1994 Stock Option Plan for Non-Employee Directors, also referred to as the 1994 Director Plan.

The 2001 Plan replaced the 1996 Plan and the 1994 Director Plan and new options will be granted only under the 2001 Plan. Options outstanding under the 1996 Plan and the 1994 Director Plan will continue in effect in accordance with the terms of the Plans pursuant to which they were issued.

All officers, key employees and directors of First Colonial or any current or future parent or subsidiary corporation are eligible to receive options under the 2001 Plan. Under the 1996 Plan, officers and key employees were eligible to receive options. Only non-employee directors were eligible to receive options under the 1994 Director Plan. The purpose of the Plans is to provide additional incentive to participants in the Plans by encouraging them to invest in First Colonial’s common stock and thereby acquire a proprietary interest in First Colonial and an increased personal interest in First Colonial’s continued success and progress. Pursuant to the Plans, stock options may be granted which are intended to qualify as incentive stock options under the Code, as well as stock options not intended to so qualify; however, directors and consultants are only eligible to receive non-qualified options.

As of August 7, 2003, there were options to purchase 181,109 shares outstanding under the 2001 Plan and First Colonial could grant options to purchase an additional 232,776 shares under the 2001 Plan. As of August 7, 2003, options to purchase 56,401 shares were outstanding under the 1996 Plan and options to purchase 16,248 shares were outstanding under the 1994 Director Plan.

The Plans are administered by the Compensation Committee appointed by First Colonial’s board of directors, except that the 1994 Director Plan is administered by First Colonial’s board of directors. Subject to the provisions of the Plans, the Compensation Committee determines, among other things, which individuals will be granted options under the Plans, whether options granted will be incentive options or non-qualified options, the number of shares subject to an option, the time at which an option is granted, the rate of option exercisability, the duration of an option and the exercise price of an option.

The exercise price for options granted under the 2001 Plan must be equal to at least 100% of the fair market value of First Colonial’s common stock as of the date of the grant of the option. Options are exercisable according to a vesting schedule established at the time of grant and become immediately exercisable upon a change in control of First Colonial. Payment of the option price on exercise of options may be made in cash, certificates representing shares of First Colonial’s common stock or a combination of both. Options generally expire ten years after the date of grant unless terminated earlier as a result of the participant’s death, disability or termination of employment.

Agreements with Executive Officers

In December 2001, Nazareth National Bank entered into an agreement with Scott V. Fainor employing him as president and chief executive officer of Nazareth National Bank and First Colonial. Under the agreement, Mr. Fainor is entitled to:

•	an annual salary of $250,000;

•	an annual bonus of up to one-half of his salary depending upon whether First Colonial meets net income targets established by the First Colonial board of directors;

•	a restricted stock award of 10,500 shares of First Colonial common stock that vests in equal 20% installments on the first five anniversaries of his employment, which instead vested in March 2003 as a result of First Colonial entering into the merger agreement with Keystone;

•	stock options to purchase 78,750 shares of First Colonial common stock that become exercisable in equal annual installments over seven and one-half years, which instead became immediately exercisable in March 2003 as a result of First Colonial entering into the merger agreement with Keystone; and

•	participation in benefits generally available to executive officers.

The term of Mr. Fainor’s agreement ends on December 31, 2006 or the earlier of his death or permanent disability, the termination of his employment for cause, mutual agreement, resignation or otherwise. Unless Mr. Fainor or Nazareth National Bank provides notice of an intention not to renew at least two months prior to the termination date, the agreement will automatically renew for successive one year terms. “Cause” is defined as a conviction for any felony, fraud or embezzlement or failure or refusal to comply with the written policies or directives of the board of directors of Nazareth National Bank or being guilty of misconduct in connection with the performance of his duties for Nazareth National Bank and failing to cure such non-compliance or misconduct within 20 days of receiving written notice from the board of directors of Nazareth National Bank.

The agreement also provides for severance payments in the event that (a) Nazareth National Bank terminates his employment without cause or (b) Mr. Fainor terminates his employment with Nazareth National Bank due to the fact that, without his consent and whether or not a change in control of Nazareth National Bank has occurred: (1) the nature and scope of his duties and authority or his responsibilities with Nazareth National Bank or the surviving or acquiring person are reduced to a level below that which he enjoys on the date of the agreement, (2) his then current base annual salary is reduced to a level below that which he enjoys on the date of the agreement or at any time thereafter, whichever may be greater, (3) Nazareth National Bank fails to grant the restricted stock award and stock options or pay annual bonuses as provided in the agreement, (4) his position or title with Nazareth National Bank or the surviving or acquiring person is reduced from his current position or title with Nazareth National Bank or (5) his principal place of employment with Nazareth National Bank is changed to a location greater than 50 miles from his current principal place of employment with Nazareth National Bank.

In the event that Mr. Fainor is entitled to severance, he will be paid compensation for a severance period of from 12 to 36 months, as determined in the agreement, at a rate equal to his highest annual cash compensation, excluding cash bonuses and other fringe benefits, during the three year period ending on the termination date. The severance payments will be reduced by any income related to employment Mr. Fainor earns during the severance period, except if his termination was within 18 months of a change in control there will be no reduction. Mr. Fainor also will be entitled to certain benefits and reimbursement for reasonable expenses related to the search for new employment and relocation.

The agreement also contains provisions restricting Mr. Fainor’s right to compete with the Nazareth National Bank in Lehigh, Northampton and Monroe Counties, Pennsylvania and Warren County, New Jersey for one year following the termination of his employment or the severance period, whichever is greater.

Nazareth National Bank has entered into Severance Agreements with Tomas J. Bamberger, Reid L. Heeren, Robert M. McGovern and David W. Hughes. In the event that any of these executive officers are entitled to severance payments, the executive officer will be paid annual compensation for one year following the Termination Date at a rate equal to 100% of his base annual salary on the Termination Date, exclusive of cash bonuses and payments under Nazareth National Bank’s bonus plan. The severance payments will be reduced by any income related to employment the executive officer earns during the one year period following the Termination Date. Such executive officers also will be entitled to certain benefits and reimbursement for reasonable expenses related to the search for new employment and relocation.

In connection with First Colonial entering into the merger agreement with Keystone, Mr. Fainor entered into an employment agreement with Keystone which will become effective upon the consummation of the merger. See “Management of KNBT Bancorp and Keystone—Executive Compensation—Employment, Retirement and Severance Agreements.”

Executive Benefit Program

In 1985, Nazareth National Bank established an Executive Benefit Program, referred to as the Program, for certain of its officers. Currently, Scott V. Fainor, Reid L. Heeren, Tomas J. Bamberger and three other officers of Nazareth National Bank are eligible to participate in the Program. Any non-current obligation of Nazareth National Bank under the Program constitutes an unfunded general obligation of Nazareth National Bank. The Program is administered by the Compensation Committee of the board of directors of Nazareth National Bank and provides participants with the following benefits:

(1) Medical Reimbursement Program. Subject to a maximum, Nazareth National Bank reimburses participants in the Program for medical or dental expenses which they or their dependents incur and which are not otherwise covered by an existing medical insurance plan or other reimbursement arrangement.

(2) Salary Continuation Program. If a participant in the Program dies while in the employ of the Nazareth National Bank, his designated beneficiary is entitled to receive 70% of his base-year salary (as defined in the Program) for one year after his death and thereafter 35% of his base-year salary until the earlier to occur of the 10th anniversary of his death or the date on which the participant would have attained age 65.

(3) Supplemental Retirement Income Program. If a participant in the Program is continuously employed by Nazareth National Bank through retirement on or after age 65, the participant will be entitled to a “target benefit” equal to a specified percentage of the participant’s average annual compensation during the five years immediately prior to his retirement, less an amount equal to the sum of the participant’s benefits under (a) First Colonial’s Optional Deferred Salary Plan, to the extent of Nazareth National Bank’s contribution only, and excluding employee deferral amounts or voluntary contributions; (b) First Colonial’s Employee Stock Ownership Plan, including amounts transferred to the Program as a result of the termination of Nazareth National Bank’s Defined Benefit Pension Plan; and (c) each participant’s monthly premium insurance amount payable under Social Security multiplied by twelve. If amounts payable to the participant from those three sources are insufficient to fund the “target benefit,” Nazareth National Bank is obligated to provide the shortfall in an annual supplemental benefit. Each participant is entitled to terminate before reaching age 65 and receive the “target benefit” computed as above, with certain modifications and assumptions, reduced by a factor to reflect the participant’s earlier separation from service. However, if the participant’s earlier separation from service is due to dishonesty, collaboration with a competitor, fraud or similar cause, the participant will forfeit all benefits under the Supplemental Retirement Income Program. In general, no separate death benefit is payable under the Program, except with respect to a participant who dies in the active employment of Nazareth National Bank after attaining age 65. Benefits under the Program will be paid in equal monthly installments during the participant’s lifetime, unless an annuity form of payment is selected.

Certain Relationships and Related Transactions

Nazareth National Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with many of its directors, officers and their associates. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of the management of First Colonial and Nazareth National Bank, do not involve more than a normal risk of collectibility or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2002 were Robert J. Bergren, Gordon B. Mowrer, Daniel B. Mulholland and Richard Stevens, III.

No person who served as a member of the Compensation Committee during 2002 was a current or former officer or employee of First Colonial or Nazareth National Bank or engaged in certain transactions with First Colonial or Nazareth National Bank required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee ‘interlocks’ during 2002, which generally means that no executive officer of First Colonial served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee.

Voting Securities and Principal Holders Thereof

The following table sets forth certain information, as of August 7, 2003, with respect to the beneficial ownership of First Colonial’s common stock by (1) each shareholder known by First Colonial to own beneficially more than five percent of First Colonial’s outstanding common stock, (2) all directors of First Colonial and Nazareth National Bank, (3) all executive officers of First Colonial and/or Nazareth National Bank named in the Summary Compensation Table and (4) all directors and executive officers of First Colonial and Nazareth National Bank as a group. Except as otherwise specified, to the knowledge of First Colonial, the beneficial owners of First Colonial common stock listed below have sole investment and voting power with respect to such shares. The shareholdings set forth below reflect all stock dividends paid and stock splits effected by First Colonial through August 7, 2003, and are rounded to the nearest whole share.

Name of Beneficial Owner	Amount of Common Stock Beneficially Owned (a)	Percent of Class (a)
Employee Stock Ownership Plan (“ESOP”) Trust Nazareth National Bank and Trust Company, Trustee 76 South Main Street, Nazareth, PA 18064 (b)	311,638	12.3
Tomas J. Bamberger (c)	15,743	*
Robert J. Bergren (d)	11,137	*
Scott V. Fainor (e)	110,833	4.4
Reid L. Heeren (f)	36,143	1.4
David W. Hughes (g)	8,559	*
Christian F. Martin, IV (h)	29,991	1.2
Robert M. McGovern (i)	10,041	*
Gordon B. Mowrer (j)	10,367	*
Daniel B. Mulholland (k)	9,300	*
Charles J. Peischl (l)	7,667	*
John H. Ruhle, Jr.	9,196	*
Richard Stevens, III (m)	8,588	*
Maria Zumas Thulin (n)	13,143	*

All Directors and Executive Officers as a group (15 persons) (o)	304,283	12.0

*	Less than 1%.
(a)	The securities “beneficially owned” by an individual are determined as of August 7, 2003 in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after August 7, 2003. Beneficial ownership may be disclaimed as to certain of the securities.
(b)	Includes 262,693 allocated and 48,943 unallocated shares. Participants in First Colonial’s Employee Stock Ownership Plan have “pass-through” voting rights and are entitled to direct the vote on all shares allocated to their accounts as of August 7, 2003. Unallocated shares, as well as allocated shares for which no voting directions are received, are voted by the plan administrators, who are appointed by the First Colonial board of directors and who have sole investment power with respect to all shares held in the plan. Does not include shares held by Nazareth National Bank in various other trusts for which Nazareth National Bank, in its capacity as trustee, has or shares voting or investment power. As of August 7, 2003, Nazareth National Bank had or shared voting or investment power with respect to 22,212 shares held in trust for First Colonial’s Optional Deferred Salary Plan and 137,976 shares held in various other trust accounts.
(c)	Includes 2,305 shares allocated to his account under First Colonial’s Employee Stock Ownership Plan and 12,210 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans.
(d)	Includes 7,210 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans.

(footnotes continued on following page)

(e)	Includes 82,250 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans.
(f)	Includes 13,926 shares allocated to his account under the ESOP, 16,039 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans and 461 shares owned by his spouse.
(g)	Includes 178 shares allocated to his account under First Colonial’s Employee Stock Ownership Plan and 8,381 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans.
(h)	Includes 5,731 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans and 628 shares owned by his spouse.
(i)	Includes 1,109 shares allocated to his account under First Colonial’s Employee Stock Ownership Plan and 7,881 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans.
(j)	Includes 7,210 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans.
(k)	Includes 959 shares owned by his spouse in custody for his son, 701 shares owned jointly with his spouse, 420 shares owned by his spouse and 7,209 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans.
(l)	Includes 7,209 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans.
(m)	Includes 5,732 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans.
(n)	Includes 140 shares owned by her spouse, 4,789 shares owned jointly with her spouse, 482 shares held in trust for her children, and 7,209 shares issuable upon the exercise of options granted pursuant to First Colonial’s stock option plans.
(o)	Includes an aggregate of 141,147 shares issuable upon the exercise of options granted to executive officers pursuant to First Colonial’s stock option plans, an aggregate of 47,510 shares issuable upon the exercise of options granted to directors pursuant to First Colonial’s stock option plans and 24,771 shares allocated under First Colonial’s Employee Stock Ownership Plan to the accounts of all executive officers of First Colonial and Nazareth National Bank, as a group.

PROPOSED MANAGEMENT PURCHASES

The following table sets forth, for each of KNBT Bancorp’s and Keystone’s directors or trustees, as the case may be, and executive officers, and their associates, and for all of KNBT Bancorp’s directors, Keystone’s trustees and their executive officers as a group, the proposed purchases of KNBT Bancorp common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts. Amounts reflected also include merger exchange shares that may be acquired in connection with the completion of the merger due to ownership by such persons of First Colonial common stock with respect to those directors, trustees or executive officers and their associates who are shareholders of First Colonial.

Name	Amount ($)	Number of Shares	Number of Merger Exchange Shares	Percent (1)
Directors and Trustees:
Jeffrey P. Feather	$1,000,000	100,000	9,342	*
Michael J. Gausling	250,000	25,000	—	*
Donna D. Holton	500,000	50,000	—	*
Frederick E. Kutteroff(2)	750,000	75,000	—	*
John A. Mountain	35,000	3,500	—	*
R. Chadwick Paul, Jr.	250,000	25,000	—	*
Robert R. Scholl	100,000	10,000	—	*
Kenneth R. Smith	500,000	50,000	—	*
R. Charles Stehly	500,000	50,000	—	*
Richard L. Strain	75,000	7,500	—	*

Other Executive Officer:
Eugene T. Sobol	500,000	50,000	—	*

All Directors, Trustees and Executive Officers as a Group (11 persons)(3)	4,460,000	446,000	9,342	1.83%

*	Amounts to less than 1.0%.
(1)	Based on the midpoint of the offering range and assuming 8,287,486 merger exchange shares are issued in the merger and 1,220,000 shares are contributed to the Keystone Nazareth Charitable Foundation.
(2)	Serves solely on the board of trustees of Keystone.
(3)	Does not reflect shares of KNBT Bancorp common stock to be issued to current directors or executive officers of First Colonial and/or Nazareth National Bank who will become directors and/or executive officers of KNBT Bancorp and/or Keystone upon completion of the conversion and the merger. Except as set forth in the table below none of such persons are eligible account holders, supplemental eligible account holders or other depositors for purposes of purchasing shares of KNBT Bancorp common stock in the conversion. If such persons’ shares of First Colonial common stock, assuming none of the First Colonial options held by them are exercised prior to the completion of the merger, are included, based on the merger exchange ratio, all directors and executive officers of KNBT Bancorp and/or Keystone following completion of the merger (18 persons) would be deemed to own 817,197 shares of KNBT Bancorp common stock, or 3.28% at the midpoint of the offering range and assuming 8,417,995 merger exchange shares are issued in the merger and 1,220,000 shares are contributed to the Keystone Nazareth Charitable Foundation. The table set forth below includes information with respect to the number of merger exchange shares to be received by the directors and executive officers of First Colonial and Nazareth National Bank who will become directors or executive officers of KNBT Bancorp and/or Keystone after completion of the merger. Also includes the number of shares proposed to be purchased in the conversion by such persons if they have subscription rights as a result of being depositors of Keystone. For purposes of this table, none of the options to purchase First Colonial common stock held by directors and executive officers of First Colonial are assumed to have been exercised prior to the merger.

Name	Number of Merger Exchange Shares	Number of Shares Proposed to be Purchased in the Conversion	Percent at Midpoint of Offering Range
Directors:
Scott V. Fainor	105,757	—	*
Christian F. Martin	89,762	50,000	*
Daniel B. Mulholland	7,736	—	*
Charles J. Peischl	1,694	—	*
Richard Stevens, III	10,567	—	*
Maria Zumas Thulin	21,955	—	*

Other Executive Officer:
Reid L. Heeren	74,384	—	*
All Directors and Executive Officers as a Group (7 persons)	311,855	50,000	1.45%

*	Amounts to less than 1.0%.

THE CONVERSION AND THE MERGER

The board of directors of KNBT Bancorp and the board of trustees of Keystone have approved the plan of conversion, as has the Pennsylvania Department of Banking, subject to approval by depositors of Keystone and the satisfaction of certain other conditions. The Federal Deposit Insurance Corporation issued its conditional non-objection to the plan of conversion. The approval by the Pennsylvania Department of Banking and the non-objection of the Federal Deposit Insurance Corporation, however, does not constitute a recommendation or endorsement of the plan by such agencies. In addition, the board of directors of KNBT Bancorp and the board of trustees of Keystone have adopted the merger agreement.

General

In connection with the approval of the merger agreement, on March 5, 2003 the board of trustees of Keystone unanimously adopted the plan of conversion, pursuant to which Keystone will be converted from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank and KNBT Bancorp will offer and sell the shares of common stock to be sold in the conversion. It is intended that all of the common stock of Keystone following the conversion will be held by KNBT Bancorp, which is incorporated under Pennsylvania law. The plan of conversion has been approved by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation has provided notice to Keystone of its intent not to object to the plan of conversion, subject to, among other things, approval of the plan by the depositors of Keystone as of August 5, 2003. A special meeting has been called for this purpose to be held on October 1, 2003.

Immediately after the completion of the conversion, it is expected that First Colonial will merge with and into KNBT Bancorp with KNBT Bancorp being the survivor of the merger in accordance with the terms of the merger agreement. Immediately thereafter, Nazareth National Bank will merge with and into Keystone with Keystone being the survivor of the merger operating under the name Keystone Nazareth Bank & Trust Company. The merger is governed by the merger agreement, which was unanimously adopted by the respective boards of trustees or directors, as the case may be, of Keystone and First Colonial and upon its formation, by the board of directors of KNBT Bancorp. KNBT Bancorp entered into an accession agreement in June 2003 under which it has adopted and become a party to the merger agreement between Keystone and First Colonial and as a result agreed to perform all its obligations and agreements set forth in the merger agreement as if it had been a party to the merger agreement as of March 5, 2003 and to be subject to the same obligations and/or limitations as Keystone is under the merger agreement.

In adopting the plan of conversion, the board of trustees of Keystone determined that the conversion and the merger were advisable and in the best interests of its depositors and borrowers of Keystone and further determined that the interests of certain holders of its deposit accounts in the net worth of Keystone would be equitably provided for and that the conversion would not have any adverse impact on the reserves and net worth of Keystone.

The merger will not occur unless the conversion is completed. In the event the conditions to the merger are not satisfied or waived, the offering will be terminated and the funds received in connection therewith returned to subscribers. However, the approval of the plan of conversion by depositors will remain valid. In such event, Keystone may determine to proceed with the conversion. In such event, a new appraisal will be prepared and a new offering will be conducted. The completion of the merger is expected to occur immediately after the completion of the conversion. KNBT Bancorp expects to issue 8,417,995 shares of KNBT Bancorp common stock to the holders of First Colonial common stock subject to increase up to 9,356,900 shares if all the outstanding options to purchase shares of First Colonial common stock are exercised prior to completion of the merger. Assuming the issuance of 8,417,995 shares in the merger, at the minimum and the maximum, as adjusted, of the offering range, First Colonial shareholders would hold between 37.5% and 27.8%, respectively, of the total number of shares of KNBT Bancorp issued and outstanding after completion of the merger and the conversion.

Under the terms of the merger agreement, upon completion of the merger, each outstanding share of First Colonial common stock, other than treasury shares, will be converted into the right to receive shares of KNBT Bancorp common stock with a value of $37.00 or 3.7 shares, referred to as the merger exchange ratio, based on the purchase price of $10.00 per share. The merger exchange ratio was the result of arms length negotiations between Keystone and First Colonial. In negotiating the merger exchange ratio, Keystone considered a variety of matters including First Colonial’s franchise and market share, the historical stock price performance of First Colonial’s common stock, First Colonial’s historical and projected results of operation and financial condition, an analysis of the performance of a number of financial institutions considered to be a representative peer group on a variety of financial measures, potential cost savings resulting from the merger and the terms of comparable merger transactions announced since January 1, 1997 involving commercial banks, both nationally and those specifically involving companies based in the mid-Atlantic region of the United States, in which the merger consideration exceeded $15.0 million.

On March 5, 2003, the closing sales price for First Colonial’s common stock was $28.75 and the average closing sales price for the immediately preceding 15 trading days prior to the announcement of the entering into the merger agreement was $27.37. The merger exchange ratio represented a 28.6% and 35.1%, respectively, premium to these amounts. Since March 6, 2003, the date the merger was announced, the closing sales price of First Colonial common stock has exceeded $42.00 and as of August 12, 2003, the last practicable date prior to mailing the prospectus, the closing sales price of First Colonial common stock was $51.10.

KNBT Bancorp has applied for approval from the Federal Reserve Board for KNBT Bancorp to become a bank holding company and to acquire (1) all of the common stock of Keystone to be issued in connection with the conversion and (2) all the common stock of First Colonial. Nazareth National Bank must also provide notice to the Office of the Comptroller of the Currency of the intended merger with Nazareth National Bank. One-half of the net proceeds from the sale of the common stock in the offering will be transferred to Keystone with the remaining net proceeds being retained by KNBT Bancorp for its general corporate purposes. Based on the minimum and maximum of the offering range, KNBT Bancorp intends to use approximately $10.4 million, and approximately $14.1 million, respectively, of the net proceeds retained by it to loan funds to its employee stock ownership plan to enable the plan to purchase up to 8% of the common stock. The conversion will not be completed unless KNBT Bancorp sells shares of common stock equal to the minimum of its appraised value.

The plan of conversion provides generally that KNBT Bancorp will offer shares of common stock for sale in the subscription offering to eligible account holders, its employee stock ownership plan, supplemental eligible account holders, certain other depositors and Keystone’s officers, trustees and employees. In addition, subject to the prior rights of holders of subscription rights, KNBT Bancorp and Keystone may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing prior to or upon completion of the subscription offering. See “The Offering—Subscription Offering and Subscription Rights” and “The Offering—Community Offering.” KNBT Bancorp and Keystone have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the community offering.

The aggregate price of the shares of common stock to be issued in the conversion will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $129.8 million to $175.7 million. All shares of common stock to be issued and sold in the conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before the conversion is completed. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See “The Offering—How Keystone and KNBT Bancorp Determined the Price Per Share and the Offering Range” for more information as to how the estimated pro forma market value of the common stock was determined.

In furtherance of Keystone’s commitment to the community which it serves, the plan of conversion provides for the establishment of the Keystone Nazareth Charitable Foundation as part of the conversion. As is described in greater detail below, the foundation is intended to complement Keystone’s existing community reinvestment activity, Keystone has an existing charitable foundation, and is a means of establishing a common bond between Keystone and the communities that it serves. Consistent with Keystone’s goal, KNBT Bancorp intends to donate to the foundation immediately following the conversion a number of shares of its authorized, but unissued common stock in an amount equal to 8% of the number of shares issued in the conversion.

The following discussion of the conversion and the merger summarizes the material aspects of the plan of conversion as well as the merger agreement. The summary is qualified in its entirety by reference to the provisions of the plan of conversion and the merger agreement. A copy of the plan of conversion is available for inspection at the offices of Keystone and at the offices of the Pennsylvania Department of Banking. The plan of conversion and the merger agreement are incorporated by reference herein and are also filed as exhibits to the Registration Statement of which this document is a part, copies of which may be obtained from the SEC. See “Additional Information.”

Background of the Merger

In recent years, representatives of Keystone and First Colonial occasionally discussed the potential for a business combination. However, prior to November 2002, neither side showed sufficient interest to pursue a transaction. In November 2002, representatives of First Colonial and Keystone met and, among other things, discussed a possible strategic alliance. At this meeting, both Keystone and First Colonial expressed an interest in pursuing a possible merger. Since the parties’ prior meetings, the circumstances surrounding each company’s operations had changed, including a change in the chief executive officer of First Colonial; the adoption of a strategic plan by First Colonial which included growth by it into Keystone’s market areas; Keystone planned market expansion into First Colonial’s market areas and the announcement by Frederick E. Kutteroff, Keystone’s chief executive officer, of his planned retirement, requiring Keystone to address the need to find a new chief executive officer. Based on these initial discussions, First Colonial directed its financial advisor, The Kafafian Group, Inc., referred to as TKG, to evaluate a potential business combination with Keystone. Likewise, during November 2002, Keystone asked its financial advisor, Sandler O’Neill to analyze a potential business combination with First Colonial. Negotiations on behalf of Keystone were primarily conducted by Jeffrey P. Feather, Chairman of the Board of Keystone, Eugene T. Sobol, Executive Vice President and Chief Operating Officer of Keystone, Keystone’s counsel and Sandler O’Neill. Keystone’s board of trustees and its executive committee met periodically to consider issues relating to the proposed merger. Negotiations on behalf of First Colonial were primarily conducted by Scott V. Fainor, President and Chief Executive Officer of First Colonial and Richard Stevens, Chairman of the Board of First Colonial, First Colonial’s counsel and First Colonial’s financial advisor. In addition, the First Colonial board of directors appointed the Executive Committee of the board, as a special committee of the board, to deal with the proposed business combination with Keystone.

During December 2002, representatives of Keystone and First Colonial had several meetings to discuss the proposed merger. On December 31, 2002, a confidentiality agreement was executed by both Keystone and First Colonial. In January and February 2003, additional meetings were held among the representatives of Keystone and First Colonial to discuss the proposed merger. During such period, the board of trustees of Keystone and the executive committee of Keystone’s board held several meetings to discuss the status of the negotiations. The board of directors of First Colonial and its executive committee also had several meetings during this same period to discuss the progress of the discussions.

In the middle of February 2003, term sheets and draft agreements were exchanged between the parties. On February 20, 2003, First Colonial’s board of directors held a meeting and was updated on the status of the negotiations with Keystone. Based on the progress made to date in these negotiations, the First Colonial board authorized Messrs. Fainor and Stevens to continue negotiations with Keystone, and try to finalize the negotiations as soon as possible. On February 23, 2003, the board of trustees of Keystone unanimously approved, subject to additional consideration and approval by the trustees at least 10 days subsequent thereto under Pennsylvania banking law, Keystone’s proposed mutual-to-stock conversion and the proposed merger with First Colonial, subject to negotiation of the final terms of the proposed merger and the definitive merger agreement as well as the completion of due diligence. Drafts of the definitive merger agreement had been distributed to Keystone’s board of trustees several days prior to February 23, 2003. The due diligence reviews of each company by the other were conducted in late February and early March 2003.

On February 26, 2003, the First Colonial board of directors met to review the draft agreements and received an oral opinion from its financial advisor, TKG, regarding its analysis of the fairness of the merger consideration. TKG’s oral fairness opinion was subject to completion of its due diligence investigation. First Colonial’s legal counsel informed the First Colonial board of directors that there were some unresolved issues in the negotiation of the definitive agreement and discussed those issues with the board of directors. These issues involved finalization of Mr. Fainor’s employment contract and resolution of certain relatively minor terms of the merger agreement. The board of directors then unanimously approved the merger with Keystone, subject to final resolution of open issues in negotiations to be undertaken by Messrs. Fainor and Stevens, legal counsel and TKG, and the delivery of the final written fairness opinion of TKG as of the date the merger agreement was signed.

On March 5, 2003, the board of trustees of Keystone met to again review and discuss the proposed merger as well as the final form of the definitive merger agreement and the various related documents. Sandler O’Neill discussed its analysis of the proposed merger while Keystone’s legal counsel discussed in detail the provisions of the merger agreement and the other related documents including the form of voting agreements to be entered into with the directors of First Colonial and the trustees of Keystone. Keystone’s board of trustees again unanimously approved Keystone’s mutual-to-stock conversion, the merger agreement and the proposed merger with First Colonial.

The merger agreement was executed by Keystone and First Colonial on March 5, 2003. Prior to the execution of the merger agreement, TKG updated its fairness analysis and delivered its written fairness opinion to First Colonial on March 5, 2003. See “—Opinion of First Colonial’s Financial Advisor.” The merger was publicly announced prior to the opening of business on March 6, 2003.

Keystone’s Reasons for and Purposes of the Conversion and the Merger

As a mutual savings bank, Keystone does not have shareholders and it has no authority to issue capital stock. By converting to the capital stock form of organization, Keystone will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The conversion will result in an increase in Keystone’s capital base, which will support its operations. The conversion also allows Keystone to complete the merger with First Colonial.

The conversion will permit Keystone’s customers and possibly other members of the local community and of the general public to become equity owners and to share in its future. The conversion also will provide additional funds for lending and investment activities, especially the expansion of Keystone’s commercial real estate and business loan activities, to finance its planned branch expansion, facilitate future access to the capital markets and enhance its ability to diversify and expand into other markets through acquisitions or otherwise.

The holding company form of organization will provide additional flexibility to diversify Keystone’s business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities other than the merger with First Colonial, Keystone and KNBT Bancorp will be in a position after the conversion, subject to regulatory limitations and their financial position, to take advantage of any such opportunities that may arise.

After the conversion, the unissued common and preferred stock authorized by KNBT Bancorp’s articles of incorporation will permit it, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, KNBT Bancorp has no plans with respect to additional offering of securities, other than the shares to be issued to the shareholders of First Colonial in the merger and other than the possible issuance of additional shares to the stock recognition and retention plan or upon exercise of stock options. After the conversion, KNBT Bancorp also will be able to use stock-related incentive programs to attract and retain executive and other personnel for itself, Keystone and their respective subsidiaries. See “Management of KNBT Bancorp and Keystone—New Stock Benefit Plans.”

The board of trustees of Keystone and the board of directors of KNBT Bancorp believe that the merger will enhance the competitive position of the combined entities and will enable the resulting institution to compete more effectively than either Keystone or Nazareth National Bank could on its own. The combined entity will have greater financial resources and, as a result of the offering, increased capital levels. KNBT Bancorp’s pro forma shareholders’ equity will amount to 19.0% of pro forma total assets at March 31, 2003, assuming the shares of common stock are sold at the maximum of the offering range. The conversion and the merger will result in increased funds being available for lending purposes and greater resources for expansion of services. Keystone also believes that the conversion and the merger will provide it with better opportunities for attracting and retaining qualified personnel.

The terms of the merger agreement were the result of arm’s length negotiations between the representatives of Keystone and First Colonial. Among the factors considered by the board of trustees of Keystone were:

•	the ability to expand Keystone’s presence in the greater Lehigh Valley by expanding its branch network by the addition of the 20 branch offices of Nazareth National Bank located in Lehigh, Northhampton, Monroe and Carbon counties, including three branches expected to be opened within a year of the entering into the merger agreement;

•	information concerning the financial condition, results of operations, capital levels, asset quality and prospects of Keystone and First Colonial, including consideration of both companies’ historical and projected results of operation and financial condition and a review of First Colonial’s financial performance by comparison to a peer group;

•	a comparison of the terms of the merger to other commercial bank merger transactions both nationally and involving companies headquartered in the mid-Atlantic region of the United States;

•	the assumed cost savings available to the combined entity as a result of the merger amounting to approximately 20%;

•	the belief by Keystone that the merger will be accretive to the combined entity’s earnings per share beginning in 2004;

•	the anticipated short-term and long-term impact the conversion and the merger will have on Keystone’s consolidated results of operations, including expanded commercial real estate and commercial business lending as well as expanded retail banking products and services;

•	the general structure of the transaction and the perceived compatibility of the respective management teams and business philosophies of Keystone and First Colonial which Keystone’s board believed would make it easier to integrate the operations of the two companies;

•	the belief that the merger will enhance Keystone’s franchise value by the expansion of its branch network, among other things, and its ability to compete in relevant banking and non-banking markets;

•	current industry and economic conditions facing Keystone and First Colonial, including an increasingly competitive environment facing both institutions characterized by intensifying competition from both non-financial institutions as well as other banks and savings institutions, the continuing consolidation of the financial services market, including in the greater Lehigh Valley, and the increasing costs and complexities of compliance with the expanding regulatory requirements imposed on financial institutions as well as public reporting companies; and

•	the anticipated impact of conversion and the merger on the depositors, employees, customers and communities served by Keystone and First Colonial through the contemplated expansion of commercial real estate and commercial business lending as well as the expansion of retail banking products and services.

In making its determination, Keystone’s board of directors did not ascribe any relative or specific weights to the factors listed above which it considered. The foregoing discussion of the factors considered by Keystone’s board is not intended to be exhaustive, but it does include the material factors considered by the board.

Keystone and Nazareth National Bank currently serve overlapping market areas in Lehigh, Northhampton, Monroe and Carbon Counties in the greater Lehigh Valley. As a result of the merger and taking into account the planned branch office expansion both financial institutions are pursuing, Keystone will operate 42 full-service branch offices upon completion of the merger or shortly thereafer.

At the time the merger agreement was entered into by Keystone and First Colonial, no planned or estimated employee terminations had been determined. Subsequent to the execution of the merger agreement in connection with integration planning, Keystone and First Colonial have identified approximately 20 positions that are expected to be eliminated through attrition.

The estimated aggregate pre-tax cost of the merger and reorganization, assuming the offering is completed at the maximum of the offering range, is $11.1 million. With respect to those estimated costs related to the conversion, estimated to be approximately $3.7 million, such costs will be netted against the proceeds of the conversion offering and will not affect KNBT Bancorp’s results of operation for the period in which the conversion is completed. A portion of the estimated costs of the merger, approximately $2.3 million, will be considered part of the purchase price and will be included in calculating the amount of goodwill resulting from completion of the merger. Such goodwill is an intangible asset, which is not subject to amortization but instead is subject to annual impairment testing. The remaining approximately $5.1 million of merger related expenses will be expensed as incurred a substantial portion of which are expected to be recognized in the quarter in which the merger is consummated. See “Pro Forma Unaudited Financial Information” and “The Conversion and the Merger—Accounting Treatment of the Merger.”

In light of the foregoing, the board of trustees of Keystone and the board of directors of KNBT Bancorp believe that the conversion and the merger are in the best interest of Keystone and KNBT Bancorp and Keystone’s customers.

Description of the Conversion and the Merger

On March 5, 2003, the board of trustees of Keystone adopted the plan of conversion and the merger agreement. In May 2003, Keystone incorporated KNBT Bancorp under Pennsylvania law for the purpose of holding all of the capital stock of Keystone and in order to facilitate the conversion and the merger. Pursuant to the plan of conversion and the merger agreement:

•	Keystone will convert to the stock form of organization and simultaneously issue all of its to be outstanding shares of common stock to KNBT Bancorp in exchange for one-half of the net proceeds of the offering, net of expenses and the anticipated loan to be made to KNBT Bancorp’s employee stock ownership plan; and

•	KNBT Bancorp is offering shares of common stock in the offering as part of the conversion. Immediately after the completion of the conversion, it is expected that First Colonial will merge with KNBT Bancorp and Nazareth National Bank will merge with Keystone. As a result of the merger of First Colonial with KNBT Bancorp, each outstanding share of common stock of First Colonial, other than treasury shares, will be converted into the right to receive 3.7 shares of KNBT Bancorp common stock.

Effects of the Conversion and the Merger

General. Before the conversion, each of Keystone’s depositors has both a deposit account and a pro rata ownership interest in its net worth, which interest may only be realized in the event of a liquidation of Keystone. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives nothing for his ownership interest in the net worth of Keystone, which is lost to the extent that the balance in the account is reduced.

Consequently, Keystone’s depositors normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that Keystone was liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Keystone after other claims, including claims of depositors to the amount of their deposits, are paid.

When Keystone converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of Keystone, and Keystone will become a wholly owned subsidiary of KNBT Bancorp. Additional shares of common stock will be issued to the shareholders of First Colonial in connection with the completion of the merger. In connection with the merger, Nazareth National Bank will be merged with Keystone with Keystone as the survivor operating under the name Keystone Nazareth Bank & Trust Company. KNBT Bancorp common stock will be separate and apart from deposit accounts of Keystone and cannot be and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates will be issued to evidence ownership of KNBT Bancorp common stock. The certificates representing KNBT Bancorp common stock will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in Keystone.

Continuity. While the conversion is being accomplished, Keystone’s normal banking business as well as that of Nazareth National Bank of accepting deposits and making loans will continue without interruption. Keystone and Nazareth National Bank will continue to be subject to regulation by the various regulators including the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the Pennsylvania Department of Banking. After the conversion and the merger are completed, Keystone will continue to provide services for depositors and borrowers under substantially identical policies by Keystone’s present management and staff as augmented by the addition of the Nazareth National Bank management and staff.

Nine of Keystone’s current trustees and all of its officers, other than Mr. Kutteroff who will be retiring, will continue to serve as trustees and officers of Keystone after the conversion and merger. The directors and executive officers of KNBT Bancorp consist of individuals currently serving as trustees and officers of Keystone, and it is currently expected that they will continue to serve KNBT Bancorp after the conversion and the merger. In addition, six directors of First Colonial will become directors of KNBT Bancorp and trustees of Keystone. The executive officers of First Colonial and Nazareth National Bank will also become officers of KNBT Bancorp and/or Keystone. See “Management of KNBT Bancorp and Keystone—Management of KNBT Bancorp—Board of Directors” and “Management of KNBT Bancorp and Keystone—Management of Keystone after the Merger.”

Effect on Deposit Accounts. Under the plan of conversion, each depositor in Keystone and Nazareth National Bank at the time of the conversion and the merger will automatically continue as a depositor after the conversion and the merger, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase shares of common stock in the conversion and except with respect to liquidation rights. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion except to the extent that as a result of the merger, an account holder in both institutions before the merger has an account at Keystone after the merger which exceeds the individual deposit account insurance limits. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Keystone or Nazareth National Bank will be affected by the conversion and the merger, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion and merger.

Effect on Voting Rights of Depositors. At present, voting rights and control of Keystone are vested exclusively in the board of trustees. After the conversion, KNBT Bancorp will be the sole shareholder of Keystone and will have all of the voting rights in Keystone. Exclusive voting rights with respect to KNBT Bancorp will be vested in the holders of its common stock.

Tax Effects. It is a condition to completing the conversion that Keystone and KNBT Bancorp receive rulings or opinions with regard to certain federal and Pennsylvania income tax matters which state that the conversion will not be taxable for federal or Pennsylvania income tax purposes to Keystone or the Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. Keystone and KNBT Bancorp have received favorable opinions regarding the federal and Pennsylvania income tax consequences of the conversion. See “—Tax Aspects.”

Effect on Liquidation Rights. If Keystone were to liquidate, all claims of its creditors, including those of depositors, to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets remaining, depositors of Keystone would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Keystone immediately prior to liquidation. In the unlikely event that Keystone was to liquidate after the conversion, all claims of creditors, including those of depositors, to the extent of their deposit balances, would also be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights of Certain Depositors”), with any assets remaining thereafter distributed to KNBT Bancorp as the sole shareholder of Keystone.

Conditions to the Merger

The merger agreement provides that consummation of the merger is subject to the satisfaction of certain conditions, or the waiver of certain of such conditions by Keystone and KNBT Bancorp, on the one hand, and First Colonial on the other, as the case may be, at or prior to the date the merger is completed. Keystone, KNBT Bancorp and First Colonial are referred to in the following discussion individually as a “party” and collectively as the “parties.” Each of the parties’ obligations under the merger agreement are subject to the following conditions, among others:

•	the receipt of all necessary regulatory approvals required to complete the transactions contemplated by the merger agreement, and the expiration of all waiting periods with respect to such approvals;

•	the conversion shall have been completed;

•	the approval of the merger agreement by the shareholders of First Colonial;

•	compliance with or satisfaction of all representations, warranties, covenants and conditions set forth in the merger agreement, unless waived by the other party to the merger agreement entitled to the benefit of such condition;

•	the approval for listing of the shares of KNBT Bancorp common stock on the Nasdaq Stock Market;

•	the absence of any order, decree or injunction of a court or agency of competent jurisdiction which prohibits, restricts or makes illegal consummation of the merger or the transactions contemplated by the merger agreement; and

•	the receipt by the parties of an opinion that the merger will be treated for federal income tax purposes as constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

•	the performance and compliance in all material respects by each party to the merger agreement of all covenants and obligations required to be performed by it at or prior to the completion of the merger;

•	the accuracy in all material respects as of March 5, 2003 and as of the date of the completion of the merger of the representations and warranties of each party except:

••	as to any representation or warranty which specifically relates to an earlier date; or

••	subject to certain exceptions set forth in the merger agreement, any inaccuracies in the representations and warranties shall not prevent the satisfaction of this condition unless the cumulative effect of all such inaccuracies, taken in the aggregate, represent a material adverse change to the financial condition, results of operation or business of the affected party or materially impairs the ability of the affected party to consummate the merger or any of the transactions contemplated by the merger agreement; and

•	the receipt from Keystone and KNBT Bancorp, on the one hand, and First Colonial on the other of such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in the merger agreement as the party receiving the certificates may reasonably request.

In the event that either Keystone or First Colonial determines that a condition to its respective obligations to complete the merger cannot be fulfilled on or prior to termination of the merger agreement, it will promptly notify the other party. Keystone and First Colonial agreed under the terms of the merger agreement to promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the merger, the conversion or other transactions contemplated by the merger agreement by any regulatory authority or third party whose approval, non-objection or consent is required or which would otherwise prevent or materially delay completion of such transactions.

Conduct of Business Prior to the Closing Date

Under the terms of the merger agreement, KNBT Bancorp, Keystone and First Colonial have agreed to conduct their respective businesses and engage in transactions only in the ordinary course of business and consistent with past practice except as expressly contemplated or permitted under the merger agreement, except with the prior written consent of KNBT Bancorp and Keystone or First Colonial, as the case may be. Each of KNBT Bancorp, Keystone and First Colonial have also agreed to use, and to cause each of their respective subsidiaries to use, its reasonable efforts to preserve its respective business organization intact, to keep available to itself and the other parties the present services of its employees, and to preserve to itself and to the other parties the goodwill of its customers and others with whom business relationships exist.

In addition, under the terms of the merger agreement, each of KNBT Bancorp, Keystone and First Colonial has agreed that, except as otherwise agreed to or as permitted by the merger agreement, it will not, and will cause each of its subsidiaries not to:

•	with respect to First Colonial, declare, set aside, make or pay any dividend or other distribution, whether in cash, stock or property or any combination, in respect of the First Colonial common stock, except for regular quarterly cash dividends at a rate not in excess of $.19 per share and except, in the event the completion of the merger occurs more than 45 days after the start of any calendar quarter but prior to the normal dividend payment date for such calendar quarter, a pro rata cash dividend based on First Colonial’s normal quarterly cash dividend rate; provided, however, that First Colonial’s subsidiaries will not be restricted in their ability to pay dividends on their capital stock to First Colonial;

•	issue any shares of its capital stock, other than upon exercise of options existing as of March 5, 2003 to purchase shares of First Colonial common stock, or issue, grant, modify or authorize any warrants, options, rights or convertible securities or other arrangements or commitments which would obligate First Colonial to issue or dispose of any of its capital stock or other ownership rights; purchase any shares of First Colonial common stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

•

amend its articles of incorporation, articles of association, bylaws or similar organizational documents; impose, or suffer the imposition, on any share of stock or other ownership interest held in a subsidiary thereof, of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

•	increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except:

••	as may be required pursuant to previously disclosed commitments existing on March 5, 2003,

••	as may be required by law; and

••	merit increases made in accordance with past practices, normal cost-of-living increases and normal increases related to promotions or increased job responsibilities;

•	enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit-sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to First Colonial’s or Keystone’s pension plan or First Colonial’s employee stock ownership plan other than as required by law or regulation or in a manner and amount consistent with past practices and except as specifically provided in the merger agreement;

•	enter into:

••	any transaction, agreement, arrangement or commitment not made in the ordinary course of business;

••	any agreement, indenture or other instrument relating to the borrowing of money or guarantee of any such obligation, except in the case of Nazareth National Bank or Keystone for deposits, borrowings from the Federal Home Loan Bank of Pittsburgh, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice;

••	any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment, provided that First Colonial, Nazareth National Bank and Keystone may employ an employee or consultant in the ordinary course of business if the employment of such employee or consultant is terminable by First Colonial, Nazareth National Bank or Keystone, as the case may be, at will without liability, other than as required by law; or

••	any contract, agreement or understanding with a labor union;

•	change its method of accounting in effect for the year ended December 31, 2001, except as required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

•

make any capital expenditures in excess of $75,000 individually or $150,000 in the aggregate, other than pursuant to binding commitments existing on March 5, 2003 and other than expenditures necessary to maintain existing assets in good repair; or enter into any new lease of real property or any new lease of personal property providing for annual payments exceeding $50,000;

•	file any applications or make any contract with respect to branching or site location or relocation;

•	acquire in any manner whatsoever, other than to realize upon collateral for a defaulted loan, control over or any equity interest in any business or entity, except for investments in marketable equity securities in the ordinary course of business and not exceeding 5% of the outstanding shares of any class;

•	enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

•	change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

•	take any action that would prevent or impede the merger or the conversion from qualifying as a reorganization within the meaning of Section 368 of the Code;

•	enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	take any action that would result in any of the representations and warranties contained in the merger agreement not to be true and correct in any material respect at the date of completion of the merger or that would cause any of the conditions to consummation of the merger from being satisfied;

•	materially increase or decrease the rate of interest paid on time deposits or certificates of deposit except in a manner and pursuant to policies consistent with past practices; or

•	agree to do any of the foregoing.

Required Approvals

Various approvals or non-objections of the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking are required in order to consummate the conversion and the merger. The Pennsylvania Department of Banking has approved and the Federal Deposit Insurance Corporation has issued an intent not to object to the plan of conversion, subject to approval by Keystone’s depositors eligible to vote on the plan of conversion. In addition, consummation of the conversion and the merger is subject to approval by the Federal Reserve Board of KNBT Bancorp’s holding company application to acquire (1) all the common stock of Keystone and (2) all of the common stock of First Colonial and the approval of the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking with respect to the merger of Nazareth National Bank with and into Keystone. Notice must also be provided to the Office of the Comptroller of the Currency of the proposed merger of Nazareth National Bank with and into Keystone. Applications for these approvals have been filed and are currently pending. There can be no assurance that the requisite approvals will be received in a timely manner, in which event the completion of the conversion and the merger may be delayed beyond the expiration of the offering. In the event the conversion and the merger are not consummated on or before March 31, 2004, the merger agreement may be terminated by either KNBT Bancorp and Keystone or First Colonial.

Pursuant to regulations of the Federal Deposit Insurance Corporation, the plan of conversion must be approved by at least a majority of the total number of votes eligible to be cast by Keystone’s depositors eligible to vote on the plan of conversion. In addition, the completion of the conversion and the merger cannot occur unless the merger agreement is approved by the shareholders of First Colonial at its annual meeting called for October 1, 2003. Under Pennsylvania law, the merger agreement must be approved by a majority of the votes cast at the annual meeting of First Colonial’s shareholders.

Board of Directors’ Covenant to Recommend the Merger Agreement; Board of Trustees’ Covenant to Recommend the Plan of Conversion

Under the merger agreement, First Colonial agreed to take all action necessary to convene as soon as reasonably practicable a meeting of shareholders to consider and vote upon the approval of the merger agreement. In addition, the merger agreement requires First Colonial’s board of directors to recommend that First Colonial shareholders approve the merger agreement at all times prior to and during the meeting of First Colonial shareholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the First Colonial board of directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of First Colonial to comply with their fiduciary duties to the First Colonial shareholders under applicable law, provided that any such action in connection with an “acquisition proposal” must comply with the requirements described under “—Acquisition Proposals” below.

Likewise, Keystone agreed to take all action necessary to call and convene a meeting of its depositors as soon as reasonably practicable to consider and vote upon the plan of conversion and the transactions contemplated under such plan. The merger agreement also requires Keystone’s board of trustees to recommend that the Keystone depositors eligible to vote on the plan of conversion approve the plan of conversion and the transactions contemplated by such plan.

Shareholder and Depositor Agreements

In connection with the execution of the merger agreement, each director of First Colonial entered into a shareholder agreement with Keystone pursuant to which each director agreed that at any meeting of the shareholders of First Colonial, or in connection with any written consent of the shareholders of First Colonial, the director shall:

•	appear at such meeting or otherwise cause all shares of First Colonial common stock owned by him or her to be counted as present thereat for purposes of calculating a quorum; and

•	vote, or cause to be voted, in person or by proxy, or deliver a written consent, or cause a consent to be delivered, covering all shares of First Colonial common stock beneficially owned by him or her or as to which he or she has, directly or indirectly, the right to direct the voting:

••	in favor of adoption and approval of the merger agreement and the merger,

••	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Colonial contained in the merger agreement or of the director contained in the shareholder agreement and

••	against any acquisition proposal, as defined in the merger agreement, or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the shareholder agreement.

Pursuant to the shareholder agreement, each director also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of First Colonial common stock owned by him or her prior to the meeting at which shareholders of First Colonial will consider the merger agreement.

The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Likewise, in connection with the execution of the merger agreement, each trustee of Keystone entered into a depositor agreement with First Colonial pursuant to which each trustee agreed that at the special meeting of depositors of Keystone to vote on the plan of conversion, each trustee would vote all votes conferred upon such trustee’s deposits in favor of the approval of the plan of conversion and any other action requested by Keystone in furtherance of such approval. The depositor agreements will remain in effect until the earlier of the effective time of the merger of the termination of the merger agreement in accordance with its terms.

Acquisition Proposals

The merger agreement provides that neither First Colonial nor any of its subsidiaries shall, and that First Colonial shall direct and use its reasonable best efforts to cause its and each of its subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an “acquisition proposal,” which is defined to mean any proposal or offer with respect to any of the following, other than the transactions contemplated by the merger agreement:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving First Colonial or any of its subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets, in a single transaction or series of transactions, of First Colonial or any of its subsidiaries;

•	any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of First Colonial or any of its subsidiaries or the filing of a registration statement in connection with such transaction; or

•	any public announcement of a proposal, plan or intention to do any of these things or any agreement to engage in any of these things.

In the merger agreement, First Colonial also agreed that neither it nor any of its subsidiaries shall, and that First Colonial shall direct and use its reasonable best efforts to cause its and each of its subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal. However, nothing in the merger agreement prevents First Colonial or its board of directors from:

•	complying with its disclosure obligations under federal or state law;

•	providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the First Colonial board of directors receives from the person so requesting such information an executed confidentiality agreement the terms of which are substantially similar to the confidentiality agreement that Keystone and First Colonial entered into;

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

•	recommending such an acquisition proposal to the shareholders of First Colonial;

if and only to the extent that in each of the last three cases referred to above, (1) the First Colonial board of directors determines in good faith after consultation with outside legal counsel that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) the First Colonial board of directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to First Colonial’s shareholders from a financial point of view than the merger with Keystone. An acquisition proposal which is received and considered by First Colonial in compliance with these requirements is referred to as a “superior proposal.” First Colonial is required to notify Keystone immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, First Colonial or any of its representatives.

In the event First Colonial does receive a superior proposal, First Colonial has to notify Keystone in writing of its intent to terminate the merger agreement and to enter into an acquisition agreement with respect to or recommend acceptance of the superior proposal. Keystone shall have five business days to evaluate and respond to First Colonial’s notice. If Keystone notifies First Colonial prior to the expiration of the five day period that it will increase the value of the consideration to be paid in the merger to an amount at least equal to that of the superior proposal, then First Colonial cannot terminate the merger agreement to accept the superior proposal or recommend its shareholders accept the superior proposal. First Colonial shall have five business days to evaluate Keystone’s proposal to increase the value of the consideration. In the event the First Colonial board of directors determines in good faith, upon advice of its financial advisor and outside counsel, that the proposal by Keystone to increase the value of the merger consideration is not at least equal to the superior proposal, then First Colonial can terminate the merger agreement with Keystone or recommend that its shareholders accept the superior proposal. In the event the superior proposal involves consideration consisting of securities, in whole or in part, Keystone’s proposal shall be deemed to be at least equal to the superior proposal if the Keystone proposal offers consideration that equals or exceeds the consideration being offered to First Colonial’s shareholders by the superior proposal, valuing the securities being offered by the superior proposal at their cash equivalent based upon either (1) the average trading price of such securities for the 20 trading days immediately preceding the submission of Keystone’s proposal or (2) if the securities are not traded on a nationally recognized exchange or will be newly issued securities of a class not then trading on a nationally recognized exchange, by the written valuation of such securities by a nationally recognized banking firm.

Representations and Warranties

The merger agreement contains representations and warranties of Keystone and First Colonial which are customary in merger transactions, including, but not limited to, representations and warranties concerning the organization and capitalization of Keystone and First Colonial and their respective subsidiaries; the due authorization, execution, delivery and enforceability of the merger agreement; the consents or approvals required, and the lack of conflicts or violations under applicable articles of incorporation, articles of association, bylaws, instruments and laws, with respect to the transactions contemplated by the merger agreement; the absence of material adverse changes; the documents to be filed with the SEC and other regulatory agencies; the conduct of business in the ordinary course and absence of certain changes; the financial statements; the compliance with laws; and the allowance for loan losses and other real estate owned. The representations and warranties of Keystone and First Colonial will not survive beyond the completion of the merger. If the merger agreement is terminated without completion of the merger, there will be no liability on the part of any parties to the merger agreement except in certain circumstances as discussed below and except that no party shall be relieved from any liability arising out of a willful misrepresentation in the merger agreement. See “—Completion of the Conversion and the Merger; Termination and Amendment.”

Keystone and First Colonial agreed in the merger agreement to promptly supplement or amend any information previously disclosed and delivered to the other party in connection with the merger agreement (1) with respect to any matter arising after the date of the merger agreement which, if it had been known at the date the merger agreement was entered into, would have been required to have been disclosed to the other party or (2) to correct information previously disclosed. Such amendment or supplement will not be deemed to have modified the representations, warranties and covenants of the parties to the merger agreement for purposes of determining whether the conditions to closing have been satisfied.

Completion of the Conversion and the Merger; Termination and Amendment

The time and date at which the merger is completed will be the date specified in the articles of merger to be filed with the Pennsylvania Secretary of State with respect to the merger of First Colonial with and into KNBT Bancorp unless a later date and time is specified as the effective time in such articles of merger. Such time and date will be immediately after the completion of the conversion. KNBT Bancorp will not make such filing until receiving all requisite regulatory approvals, approval of the merger agreement by the requisite vote of the shareholders of First Colonial and approval of the plan of conversion by the requisite vote of the depositors of Keystone, and the satisfaction or waiver of all other conditions to the conversion and the merger.

The merger agreement may be terminated prior to the completion of the merger by the mutual written consent of Keystone and First Colonial or, subject to certain exceptions set forth in the merger agreement, by:

•	Either Keystone or First Colonial in the event of:

••	failure of First Colonial’s shareholders to approve the merger agreement after a vote taken thereon at a meeting called for such purpose;

••	the failure of Keystone’s depositors to approve the conversion after a vote taken thereon at a meeting called for such purpose;

••	a material breach by the other party of any material covenant or undertaking if such breach would have a material adverse affect on the financial condition, results of operation or business of the party or materially impairs the ability of the other party to consummate the merger or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

••	any material breach of any representation or warranty of the other party if such breach would have a material adverse affect on the financial condition, results of operation or business of the party or materially impairs the ability of the other party to consummate the merger or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

••	if any approval, consent or waiver of a governmental authority required to permit consummation of the merger, the conversion or the other transactions contemplated by the merger agreement has been denied or any governmental authority of competent jurisdiction has issued a final unappealable order prohibiting completion of the merger, the conversion or the other transactions contemplated by the merger agreement; or

••	the merger is not completed by March 31, 2004, provided, that this right to terminate shall not be available to any party whose failure to perform an obligation in accordance with the merger agreement resulted in the merger not being completed by this date;

•	by Keystone in the event:

••

the board of directors of First Colonial fails to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the approval of the merger agreement or has failed, prior to holding the meeting of First Colonial’s shareholders to consider the merger agreement, to recommend approval of the merger agreement or has modified or changed its recommendation in a manner adverse to Keystone;

••	First Colonial has failed, prior to holding the meeting of First Colonial’s shareholders to consider the merger agreement, to comply with its agreement not to solicit a competing acquisition transaction; or

••	a tender or exchange offer for 20% or more of the outstanding shares of common stock of First Colonial is started and the board of directors of First Colonial either recommends that First Colonial shareholders tender their shares or fails to recommend that its shareholders reject such tender offer or exchange offer within specified time frames; and

•	by First Colonial in the event:

••	the board of trustees of Keystone does not call, give notice of, convene and hold the meeting of depositors to consider and vote on the plan of conversion, does not, prior to holding the meeting of Keystone’s depositors to vote on the plan of conversion, recommend that depositors approve the plan of conversion or has withdrawn or modified its recommendation in a manner adverse to First Colonial; or

••	First Colonial has, prior to holding the meeting of First Colonial’s shareholders to consider and approve the merger agreement, terminated the merger agreement to enter into an acquisition agreement with another entity with respect to a superior proposal; provided, however, that First Colonial may only terminate the merger agreement under this provision in the event that First Colonial has provided written notice of such superior proposal to Keystone and Keystone has not within five business days submitted a proposal to First Colonial that its board of directors believes is at least equal to the superior proposal (see “—Acquisition Proposals”).

In the event of the termination of the merger agreement, as provided above, the merger agreement shall become void and have no effect, and there will be no liability on the part of any party to the merger agreement or their respective officers or directors, except that certain provisions regarding confidential information, expenses and termination fees shall survive and remain in full force and effect; and no party shall be relieved from any liability arising out of the willful breach by such party of any covenant or agreement of it or the willful misrepresentation in the merger agreement of any material fact.

The merger agreement provides that First Colonial must pay Keystone a $4.0 million termination fee if the merger agreement is terminated by:

•	Keystone because First Colonial breached its covenant not to solicit a competing acquisition transaction, or First Colonial’s board of directors failed to recommend approval of the merger agreement, withdrew such recommendation or changed its recommendation in a manner adverse to Keystone or First Colonial failed to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the approval of the merger agreement;

•	Keystone because a tender or exchange offer for First Colonial common stock is commenced and First Colonial’s board of directors either recommends that shareholders of First Colonial tender their shares or otherwise fails to recommend that shareholders reject such tender or exchange offer;

•

Keystone due to a material breach by First Colonial of a representation or warranty or a material covenant contained in the merger agreement and such breach would have a material adverse effect on First Colonial and such breach is not timely cured after notice; by Keystone or First Colonial because the merger is not completed by March 31, 2004; or by Keystone or First Colonial in the event the merger agreement is not approved by First Colonial’s shareholders after a vote thereon at a meeting called for such purpose and in each case at the time of such termination, or prior to the holding of the First Colonial shareholders meeting to consider the merger agreement in the case of termination as a result of First Colonial’s shareholders not approving the merger agreement, an acquisition proposal, or the intention to make an acquisition proposal, has been publicly announced or otherwise made known to First Colonial’s senior management or its board of directors; or

•	the merger agreement is terminated by First Colonial to enter into an acquisition agreement with respect to a superior proposal.

If the termination fee becomes payable by First Colonial pursuant to a termination under any one of the first three bullets above, the merger agreement provides that First Colonial must pay Keystone $1.5 million on the first business day following termination and if within 24 months after such termination, First Colonial or one of its subsidiaries enters into an agreement with respect to or consummates an acquisition transaction, First Colonial must pay Keystone the remaining $2.5 million on the date of execution of such agreement or the consummation of such acquisition transaction. If the termination fee becomes payable due to the fourth bullet, the entire termination fee is due within two business days following the termination of the merger agreement.

Under the terms of the merger agreement, Keystone must pay a $1.0 million termination fee if the merger agreement is terminated by First Colonial because Keystone and KNBT Bancorp do not receive all regulatory approvals required to complete the merger, the conversion and the other transactions contemplated by the merger agreement or any regulatory authority shall have issued a final nonappealable order enjoining or prohibiting completion of the merger, the conversion or other transactions contemplated by the merger agreement, the depositors of Keystone do not approve the plan of conversion after a vote thereon at a meeting called for such purpose or Keystone’s board of trustees fails to recommend approval of the plan of conversion by depositors or withdraws or modifies such recommendation in a manner adverse to First Colonial or if Keystone does not call, give notice of, convene and hold a meeting of its depositors to consider and approve the plan of conversion. In addition, if the merger agreement is terminated by First Colonial for the reasons set forth in this paragraph, Keystone must pay First Colonial’s documented out-of-pocket expenses related to the transactions contemplated by the merger agreement up to $1.0 million. However, Keystone shall not be required to pay such fee or to reimburse First Colonial for such expenses if at the time of termination of the merger agreement, First Colonial had materially breached its representations, warranties or covenants or if the failure to obtain any required regulatory approvals, waivers or authorizations was the result of facts or circumstances relating to First Colonial or its subsidiaries.

The merger agreement may be amended or supplemented at any time by mutual agreement of the parties to the merger agreement, subject to certain limitations.

Interests of First Colonial’s and Nazareth National Bank’s Directors, Officers and Employees and Certain Other Persons in the Conversion and the Merger

Boards of Directors. Upon consummation of the conversion and the merger, KNBT Bancorp and Keystone will also take all necessary action to appoint Messrs. Scott V. Fainor, Christian F. Martin, Daniel B. Mulholland, Charles J. Peischl and Richard Stevens, III and Ms. Maria Zumas Thulin, currently members of First Colonial’s and Nazareth National Bank’s boards of directors, to KNBT Bancorp’s and Keystone’s boards of directors. Messrs. Fainor and Martin will be appointed to the class of directors whose term expires in 2004, Messrs. Mulholland and Peischl to the class whose term expires in 2005 and Mr. Stevens and Ms. Thulin to the class whose term expires in 2006.

Executive Officers. In connection with the execution of the merger agreement, Keystone entered into three-year employment agreements with Messrs. Fainor and Eugene T. Sobol, to be effective upon completion of the merger. KNBT Bancorp joined in such employment agreements subsequent to its formation in May 2003. Under the terms of the employment agreements, Mr. Fainor will be employed as the president and chief executive officer of KNBT Bancorp and Keystone while Mr. Sobol will be employed as the senior executive vice president and chief operating officer. Mr. Fainor currently serves as the president and chief executive officer of First Colonial and Nazareth National Bank. Mr. Sobol currently serves as executive vice president and chief operating officer of Keystone. Under the terms of Mr. Fainor’s employment agreement with Keystone and KNBT Bancorp, Mr. Fainor waived any entitlement to payments or benefits under his existing employment agreement with Nazareth National Bank, which agreement will be terminated upon completion of the merger. With respect to other executive officers of First Colonial and/or Nazareth National Bank who have entered into employment or severance agreements with Nazareth National Bank, each agreement will be honored and assumed by Keystone or KNBT Bancorp, as the case may be. Mr. Kutteroff, the current president and chief executive officer of Keystone, entered into a retirement and severance agreement with Keystone in March 2003. Under the terms of such agreement, Keystone, in its discretion, may also make a payment upon completion of the conversion and the merger in the amount of $250,000 to a supplemental executive retirement plan maintained for the benefit of Mr. Kutteroff. See “Management—Employment, Retirement and Severance Agreements.”

Existing Benefit Plans and Employment Agreements. As of August 7, 2003, there were options to purchase First Colonial common stock covering an aggregate of 253,758 shares outstanding under the 1994 Stock Option Plan for Non-Employee Directors, the 1996 Employee Stock Option Plan and 2001 Stock Option Plan. All of such shares are exercisable as of the date of this prospectus. If any of the First Colonial options remain outstanding immediately prior to consummation of the conversion and the merger, they will be converted into options to purchase KNBT Bancorp common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the merger exchange ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

In addition, Mr. Fainor was granted 10,500 restricted shares of First Colonial common stock in connection with entering into his employment agreement in 2001 with Nazareth National Bank. Such restricted shares vest pro rata over five years. Upon execution of the merger agreement, the unvested shares became fully vested and eligible to receive the merger consideration.

As of March 31, 2003, the First Colonial employee stock ownership plan held 48,943 shares of First Colonial common stock which had not yet been allocated to participants and which were pledged as collateral for loans aggregating $1.0 million at March 31, 2003 made to the First Colonial employee stock ownership plan. The aggregate loan balance is expected to be repaid immediately prior to consummation of the conversion and the merger. As soon as practicable after repayment of the loans but not later than 90 days after the publication of financial results covering at least 30 days of combined operations after completion of the merger, the remaining unallocated shares will be allocated to the participants and the First Colonial employee stock ownership plan will be terminated.

Pursuant to the merger agreement, Keystone has agreed to retain employees of First Colonial and its subsidiaries after the completion of the merger provided that KNBT Bancorp and Keystone shall not have any obligation to continue the employment of such persons. The merger agreement provides that officers and employees of First Colonial and its subsidiaries who become employees of KNBT Bancorp or Keystone after the merger will be entitled to participate in Keystone’s or KNBT Bancorp’s employee benefit plans maintained generally for the benefit of employees. KNBT and Keystone shall treat employees of First Colonial and its subsidiaries who become employees of Keystone as new employees, but shall amend its employee benefit plans to provide credit, for purposes of vesting and eligibility to participate, for service with First Colonial and its subsidiaries to the extent that such service was recognized for similar purposes under First Colonial’s plans. KNBT Bancorp and Keystone have agreed to honor all benefit obligations and contractual rights of current and former employees of First Colonial and Nazareth National Bank as well as all the employment, severance, deferred compensation, change in control agreements, plans or policies disclosed in the merger agreement that First Colonial and/or Nazareth National Bank have entered into with its officers. In the event such officers terminate their employment or are terminated in connection with the merger, they will be entitled to minimum cash severance payments aggregating approximately

$525,000 plus the continuation of certain benefits for a period of one year, excluding from such calculation Mr. Fainor whose new employment agreement supersedes his existing agreement with Nazareth National Bank upon completion of the merger (See “Management—Employment, Retirement and Severance Agreements”). As of the date hereof, KNBT Bancorp and Keystone are not aware of any such officers’ employment that will be terminated in connection with the completion of the merger. In addition, with respect to employees of First Colonial, Nazareth National Bank or Keystone who are terminated without cause within six months of the completion of the merger and who are not subject to individual severance or similar agreements, Keystone and KNBT Bancorp have agreed to provide cash severance to such persons in amounts as mutually agreed to by First Colonial, Keystone and KNBT Bancorp.

Keystone currently maintains the Performance Unit Plan, a long-term incentive compensation plan, in which nine trustees and seven senior officers, including Messrs. Kutteroff and Sobol, of Keystone are participants. The plan will be terminated in connection with the completion of the conversion and the merger in view of KNBT Bancorp’s intention to implement the stock option plan and the stock recognition and retention plan. It is expected that each Keystone trustee participating in the Performance Unit Plan will receive a cash payment in settlement of the amount due thereunder amounting to approximately $15,600 and that Messrs. Kutteroff and Sobol will receive payments of approximately $192,000 and $105,000, respectively. See “Management—Executive Compensation—Benefit Plans—Management Incentive Compensation Plans.”

Indemnification of Directors, Officers and Employees Against Claims. In the merger agreement, Keystone agreed to indemnify First Colonial and its subsidiaries’ directors, officers and employees with respect to any costs or expenses incurred in connection with any civil, criminal, administrative or investigative proceeding arising out of matters existing or occurring at or prior to the effective date of the merger, provided that the notice and disclosure requirements under the merger agreement are satisfied after the completion of the merger to the fullest extent permitted under law and First Colonial’s or its subsidiaries’ articles of incorporation, charter or bylaws. Keystone also agreed to maintain, for a period of six years after the effective time of the merger, First Colonial’s and its subsidiaries’ current directors’ and officers’ liability insurance policies or purchase insurance policies providing coverage on substantially the same terms and conditions for the six year period, provided, however, that Keystone is not required to expend on an annual basis more than 150% of the amount paid by First Colonial and its subsidiaries for such insurance as of the date of the merger agreement. Furthermore, if Keystone is unable to maintain or obtain such insurance, it will use its reasonable best efforts to obtain as much insurance as is possible within the maximum amount required to be expended by Keystone.

Opinion of First Colonial’s Financial Advisor

First Colonial engaged TKG to serve as financial advisor and to render an opinion to the First Colonial board of directors as to the fairness, from a financial point of view, of the merger consideration offered to First Colonial shareholders. TKG delivered its oral opinion, subject to the satisfactory completion of due diligence, on February 26, 2003 and delivered its written opinion dated March 5, 2003 to First Colonial’s board of directors. TKG’s opinion stated that, as of March 5, 2003, the consideration of 3.7 KNBT Bancorp initial public offering shares per First Colonial share was fair, from a financial point of view, to the holders of First Colonial common stock. Except as discussed herein, no limitations were imposed by First Colonial’s board of directors upon TKG with respect to investigations made or procedures followed in rendering this opinion.

The full text of TKG’s written opinion is included in this proxy statement/prospectus as Appendix A and is incorporated herein by reference. First Colonial shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations of TKG’s analyses. The merger consideration was determined by negotiation between Keystone and First Colonial and was not determined by TKG.

TKG’s Opinion Regarding The Fairness Of The Merger Consideration From A Financial Point Of View Was Delivered to First Colonial’s Board of Directors. It Is Not A Recommendation On How A Shareholder Should Vote At The Annual Meeting.

In rendering its opinion, TKG, among other things:

•	reviewed the merger agreement;

•	analyzed annual reports to stockholders, regulatory filings, and other financial information concerning First Colonial since 1999;

•	analyzed regulatory filings and other financial information concerning Keystone since 1999;

•	discussed past, present, and future financial performance and operating philosophies with Keystone and First Colonial senior managements;

•	reviewed certain internal financial data and projections of Keystone and First Colonial;

•	compared the financial condition, financial performance, and market trading multiples of First Colonial to similar financial institutions;

•	compared the financial condition and financial performance of Keystone to similar financial institutions;

•	reviewed reported price and trading activity for First Colonial and compared it to the price and trading activity for similar financial institutions;

•	reviewed reported price, pricing trends, and trading activity for financial institutions that recently converted from a mutual to a stock form;

•	compared the consideration to be paid by Keystone pursuant to the merger agreement with the consideration paid in acquisitions of similar financial institutions;

•	reviewed the pro forma impact of the conversion and merger on the earnings and book value of the combined company and compared the contributions of each institution in a number of key financial categories to the combined company; and

•	considered other financial studies, analyses, and investigations and reviewed other information deemed appropriate to render this opinion.

TKG met with certain members of senior management and other representatives of Keystone and First Colonial to discuss the foregoing as well as matters TKG deemed relevant. As part of its analyses, TKG took into account its assessment of general economic, market and financial conditions, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. TKG’s opinion is necessarily based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to TKG through the respective dates thereof.

TKG relied upon the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of its opinion. TKG assumed that financial forecasts provided by Keystone and First Colonial for their respective institutions were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. TKG did not make any independent evaluation or appraisals of the assets or liabilities of Keystone Savings Bank and First Colonial nor was it furnished with any such appraisals. TKG also assumed, without independent verification, that the aggregate allowances for loan losses for Keystone and First Colonial were adequate.

On March 5, 2003, TKG rendered a written fairness opinion to First Colonial’s board. The summary set forth below does not purport to be a complete description of the analyses performed by TKG in connection with the merger. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the opinion is not readily susceptible to summary description. TKG believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion. No one component of the analyses performed by TKG was assigned a greater significance than another component. Taken as a whole, TKG believes these analyses support the conclusion that the consideration to be paid to First Colonial shareholders is fair, from a financial point of view.

The following table summarizes the material valuation methodologies and the range of values of First Colonial common stock used by TKG in arriving at its opinion. The values for peer group and comparable transactions were arrived at by applying First Colonial financial data to median peer group trading and comparable transaction acquisition multiples. For example, TKG applied the national peers median price to book ratio of 163.46% to First Colonial’s December 31, 2002 book value per share of $18.18 to arrive at an implied value per common share of $29.72. The valuation methodologies are described below in greater detail.

Implied Value per Common Share
Discounted cash flow analysis
on a trading basis	$21.21-$33.12
on an acquisition basis	$31.75-$43.83
Peer group analysis
national peers	$23.73-$32.77
regional peers	$28.78-$32.25
Comparable transaction analysis	$14.50-$52.16
Value of merger consideration	$37.00

The low end of the implied value per common share derived from TKG’s comparable transaction analysis resulted from applying KNBT Bancorp’s estimated initial public offering book value per share to the median comparable transactions book to book ratio. Absent this analysis, the implied value per common share range derived from TKG’s comparable transaction analysis would have been $34.58-$52.16.

The value of the merger consideration is above or within all of the range of values set forth above which were used by TKG in arriving at its opinion that the merger consideration to be paid to First Colonial shareholders is fair, from a financial point of view. Therefore, each analysis performed by TKG supported its conclusion.

Contribution Analysis. Based on discussions held with Keystone and its advisors, TKG estimated a number of financial categories assuming Keystone had undertaken a standard mutual-to-stock conversion at a price to pro forma book ratio similar to that of recent standard conversions. Subsequently, TKG reviewed the contribution made by each of First Colonial and Keystone to various balance sheet items of the combined company based on balance sheet data at December 31, 2002. A similar contribution analysis was prepared for net income and income statement items based on the year ended December 31, 2002. The analysis showed that:

•	First Colonial shareholders would own approximately 28.8% of the combined company;

•	First Colonial would contribute 34.0% of total assets of the combined company;

•	First Colonial would contribute 30.5% of total loans of the combined company;

•	First Colonial would contribute 37.8% of total deposits of the combined company;

•	First Colonial would contribute 12.5% of shareholders’ equity of the combined company; and

•	First Colonial would contribute 20.4% of net income of the combined company.

Discounted Cash Flow Analysis. TKG performed a discounted cash flow analysis of future income streams of First Colonial using projected earnings for 2003-2007 based on management’s forecasts and First Colonial’s historical performance. Using these projections and market trading multiples from comparable institutions between 12.0 and 15.0 times earnings, and discount rates of between 10% and 15%, TKG calculated a range of net present values of First Colonial common stock. This analysis assumed First Colonial was not acquired but remained independent for the projection period. The analysis showed a present value per share of First Colonial common stock between $21.21 and $33.12.

Using the aforementioned projections, TKG used acquisition multiples from comparable merger transactions between 19.0 and 21.0 times earnings and discount rates of between 10% and 15%. TKG then calculated a range of net present values of First Colonial common stock. This analysis assumed First Colonial was to be acquired at similar earnings multiples as comparable merger transactions. The analysis showed a present value per share of First Colonial common stock between $31.75 and $43.83.

Although the discounted cash flow analysis is a widely used valuation methodology, it relies on numerous assumptions, including balance sheet and earnings growth rates, discount rates, and market trading multiples that may ultimately be materially different than those used in the analysis. Therefore, this analysis does not purport to be indicative of the actual values or expected values of First Colonial common stock.

Peer Group Analysis: First Colonial. TKG compared selected balance sheet, asset quality, capitalization, profitability, and market trading ratios using financial data at or for the twelve months ended December 31, 2002 and market data as of February 20, 2003 for First Colonial and two groups of similar financial institutions. Group 1 includes 41 commercial banks nationwide with assets between $366.6 million and $995.1 million, deposits between $301.3 million and $589.4 million, and shareholders’ equity between $20.6 million and $81.2 million, referred to as the National Peers. Group 2 includes 9 commercial banks in the Mid-Atlantic Region with assets between $405.0 million and $995.1 million, deposits between $364.4 million and $587.5 million, and shareholders’ equity between $23.2 million and $81.2 million, referred to as the Regional Peers. For purposes of this analysis, non-performing assets, referred to as NPAs, include non-accrual loans, restructured loans, other real estate owned, and loans greater than 90 days past due but still accruing. Peer statistics are medians.

(financial data at or for the period ended December 31, 2002)	First Colonial	National Peers	Regional Peers
Loans/Deposits (%)	54.11	86.04	93.78
Equity/Assets (%)	6.59	7.54	7.15
NPAs/Assets (%)	0.36	0.45	0.44
Reserves/NPAs (%)	138.61	200.00	200.00
Net Interest Margin (%)	3.36	4.09	3.60
Non-interest Income/Avg. Assets (%)	1.05	0.95	0.70
Non-interest Expense/Avg. Assets (%)	3.27	3.00	2.78
Efficiency Ratio (%)	77.33	64.10	65.67
Return on Avg. Assets (%)	0.74	1.03	0.77
Return on Avg. Equity (%)	10.57	14.15	12.15
Price to Earnings (x)	13.22	11.98	14.92
Price to Book Value (%)	148.29	163.46	158.33
Price to Tangible Book Value (%)	148.79	180.83	164.85
Current Dividend Yield (%)	2.82	1.97	1.61

        Peer Group Analysis: Keystone. TKG compared selected balance sheet, asset quality, capitalization, and profitability ratios for Keystone and two groups of similar financial institutions. Group 1 used financial data at or for the twelve months ended December 31, 2002 and market data as of February 20, 2003 and includes 8 publicly-traded thrifts nationwide that have completed a standard mutual-to-stock conversion since 1998 with assets between $703.5 million and $1.6 billion, deposits between $502.6 million and $954.2 million, and shareholders’ equity between $68.3 million and $160.7 million, referred to as the Converted Peers. Group 2 used financial data at or for the twelve months ended September 30, 2002 and includes 13 mutual thrifts nationwide with assets between $504.6 million and $1.2 billion, deposits between $407.1 million and $976.7 million, and total equity between $50.1 million and $243.8 million, referred to as the Mutual Peers. For purposes of this analysis, NPAs include non-accrual loans, restructured loans, other real estate owned, and loans greater than 90 days past due but still accruing. Peer statistics are medians.

(financial data at or for the period ended December 31, 2002)	Keystone	Converted Peers
Loans/Deposits (%)	75.05	106.46
Equity/Assets (%)	10.92	11.99
NPAs/Assets (%)	0.15	0.46
Reserves/NPAs (%)	190.44	98.64
Net Interest Margin (%)	3.69	3.81
Non-interest Income/Avg. Assets (%)	0.82	0.69
Non-interest Expense/Avg. Assets (%)	2.46	2.52
Efficiency Ratio (%)	57.99	64.98
Return on Avg. Assets (%)	1.24	0.90
Return on Avg. Equity (%)	11.61	7.42
Price to Earnings (x)	NA	16.10
Price to Book Value (%)	NA	116.70
Price to Tangible Book Value (%)	NA	120.25
Current Dividend Yield (%)	NA	2.27

(financial data at or for the period ended September 30, 2002)	Keystone	Mutual Peers
Loans/Deposits (%)	77.09	69.04
Equity/Assets (%)	11.01	12.67
NPAs/Assets (%)	0.21	0.23
Reserves/NPAs (%)	145.72	103.92
Net Interest Margin (%)	3.58	2.95
Non-interest Income/Avg. Assets (%)	0.74	0.20
Non-interest Expense/Avg. Assets (%)	2.25	1.53
Efficiency Ratio (%)	55.94	50.14
Return on Avg. Assets (%)	1.21	0.95
Return on Avg. Equity (%)	11.77	7.56

Comparable Transaction Analysis. TKG reviewed the pricing of merger and acquisition transactions announced after June 30, 2001, where the target institution is a profitable commercial bank with assets between $500 million and $1 billion. The criteria resulted in a list of 18 merger and acquisition transactions. For purposes of this analysis, the book-to-book ratio is the amount of book value a target institution shareholder receives for every one dollar of book value that shareholder is relinquishing. For example, a book-to-book ratio of 120% means a target shareholder receives $1.20 for every $1.00 of book value relinquished. Premium as a percent of core deposits equates to the amount paid over book value, or the premium, divided by the target’s core deposits, defined as all deposits less time deposits greater than $100,000. Transaction multiples are calculated at the time the transactions were announced.

	Keystone-First Colonial	Comparable Transactions
Price/Book (%)	203.52	207.59
Price/Tangible Book (%)	204.19	232.00
Price/LTM Earnings (x)	20.33	19.00
Price/Assets (%)	14.06	19.10
Price/Deposits (%)	18.19	23.93
Premium/Core Deposits (%)	9.74	17.26
Book/Book (%)	271.70	106.74

No company or transaction in the preceding Peer Group and Comparable Transaction analyses is identical to Keystone, First Colonial, or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematically precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The ranges of valuation resulting from any particular analysis described above should not be taken to be TKG’s view of the actual value of First Colonial or Keystone.

TKG, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including profitability outsourcing, strategic planning and various other services. First Colonial began its consulting relationship with TKG’s predecessor company, Hopper Soliday & Co., Inc. in December 1996. TKG currently provides profitability outsourcing services to First Colonial. During the year ended 2001, First Colonial engaged TKG to provide process improvement services.

        First Colonial engaged TKG on May 2, 2002 to evaluate certain acquisition opportunities. That engagement was later amended on January 2, 2003 to facilitate this proposed transaction. First Colonial has paid TKG a retainer of $10,000 and an additional fee of $50,000 upon the rendering of the written fairness opinion. First Colonial has agreed to pay TKG a fee of 1.00% of the aggregate consideration to be paid in the merger upon the closing of the transaction. The retainer and the fairness opinion fee will be netted against the 1.00% fee. TKG will be reimbursed for reasonable out of pocket expenses incurred on behalf of First Colonial. First Colonial has agreed to indemnify TKG against certain liabilities.

Keystone Plans to Establish the Keystone Nazareth Charitable Foundation

General. To continue Keystone’s commitment to the communities that Keystone serves, the plan of conversion provides that it will establish the Keystone Nazareth Charitable Foundation, as a non-stock Delaware corporation. The foundation will be initially funded with shares of common stock of KNBT Bancorp. By increasing Keystone’s visibility and reputation in the communities that it serves, Keystone believes that the foundation will enhance the long-term value of its community banking franchise and will be an extension of its existing community development and charitable activities that it conducts in part through its existing foundation. The foundation will be dedicated to charitable purposes within the communities Keystone serves, including areas currently served by Nazareth National Bank which will become part of Keystone’s expanded market area as a result of the merger.

Purpose of the Foundation. The purpose of the foundation is to provide funding to support charitable causes and community development activities. Traditionally, Keystone has emphasized community lending and community development activities within the communities that it served. The foundation is being formed as a complement to Keystone’s existing community activities. While Keystone intends to continue to emphasize community lending and community development activities following the conversion, such activities will not be its sole corporate purpose. The Keystone Nazareth Charitable Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to Keystone. Keystone believes that the foundation will enable it to assist the local community in areas beyond community development and lending.

The board of trustees believes the establishment of a charitable foundation is consistent with Keystone’s commitment to community reinvestment activities. The board further believes that the funding of the foundation with shares of KNBT Bancorp common stock is a means of enabling the communities served by Keystone to share in KNBT Bancorp’s growth and success long after completion of the conversion. The foundation will accomplish that goal by providing for continued ties between the foundation and Keystone, forming a partnership with its community. The establishment of the foundation also will enable Keystone to develop a unified charitable donation strategy. However, Keystone does not expect the initial contribution to the foundation to take the place of its traditional community lending activities. In this respect, Keystone may continue to make contributions to other charitable organizations and/or may make additional contributions to the foundation.

Structure of the Foundation. Keystone has selected Messrs. Jeffrey Feather, Charles Stehly and Scott Fainor to serve on the initial board of directors of the foundation. Messrs. Feather and Stehly are trustees of Keystone and directors of KNBT Bancorp and Mr. Fainor will become a director and officer of both companies upon completion of the merger. Keystone will also select one additional person with local grant making experience to serve on the initial board of directors of the foundation who will not be one of KNBT Bancorp’s or any of its affiliate’s directors, officers or employees. There are no plans to change the size or composition of the foundation’s board of directors during the one-year period after the completion of the conversion. Following the first anniversary of the offering, the foundation may alter the size and composition of its board of directors.

The board of directors of the foundation will have the authority for the affairs of the foundation. Among the responsibility of the foundation directors is the establishment of the policies of the foundation with respect to its grants or donations, consistent with the purposes of the foundation. Although no formal policy governing foundation grants exists at this time, the foundation’s board of directors will adopt a policy upon establishment of the foundation. As directors of a nonprofit corporation, directors of the foundation will at all times be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect the assets of the foundation and to act in a manner consistent with its charitable purpose. The directors of the foundation will also be responsible for directing the activities of the foundation, including the management of the shares of KNBT Bancorp common stock held by the foundation. However, it is expected that as a condition to receiving the non-objection of the Federal Deposit Insurance Corporation to Keystone’s conversion, the foundation will be required to commit to the Federal Deposit Insurance Corporation that all shares of KNBT Bancorp common stock held by the foundation will be voted in the same ratio as all other shares of KNBT Bancorp common stock, on all proposals considered by KNBT Bancorp’s shareholders.

Initially the foundation’s place of business is expected to be located at Keystone’s administrative offices. Initially, Keystone does not expect that the foundation will have any employees. Eventually, the foundation is expected to have a staff director and may also utilize some of Keystone’s staff and may pay Keystone for the value of these services. The board of directors of the foundation will appoint such officers as may be necessary to manage the operations of the foundation. In this regard, it is expected that Keystone will be required to provide the Federal Deposit Insurance Corporation with a commitment that, to the extent applicable, it will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between Keystone and the foundation.

KNBT Bancorp intends to capitalize the foundation with shares of its common stock in an amount equal to 8.0% of the total amount of its common stock to be sold in connection with the conversion. At the minimum, midpoint and maximum of the offering range, the contribution to the foundation would equal 1,038,700, 1,222,000 and 1,405,300 shares, which would have a market value of $10.4 million, $12.2 million and $14.1 million, respectively, assuming the purchase price of $10.00 per share. The contribution of shares of KNBT Bancorp common stock to the foundation will dilute your ownership interest by approximately 4.7%, which takes into account the shares of KNBT Bancorp common stock to be issued in the merger. According to RP Financial, if the foundation was not established and funded as part of Keystone’s conversion, KNBT Bancorp’s pro forma market capitalization would be approximately $11.5 million greater and the amount of its stock offered for sale would be approximately

$25.6 million greater at the maximum of the offering range. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without The Foundation.”

The foundation will receive working capital from any dividends paid on the common stock, and subject to applicable federal and state laws, loans collateralized by the common stock or from the proceeds of the sale of any of the common stock in the open market permitted from time to time to provide the foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the foundation will be required to distribute annually in grants or donations, a minimum of 5.0% of the average fair market value of its net investment assets. Upon completion of the conversion, the contribution of shares of common stock to the foundation and completion of the merger, KNBT Bancorp would have 22,309,936, 24,784,486, 27,259,036 and 30,104,769 shares issued and outstanding based on the minimum, midpoint, maximum and maximum, as adjusted, of the estimated offering range.

Tax Considerations. Keystone has been advised that an organization created and operated for the above charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Code, and that this type of an organization would likely be classified as a private foundation as determined in Section 501 of the Code. The foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, the effective date of the foundation’s status as a Section 501(c)(3) organization will be the date of its organization. Keystone’s outside tax advisor, however, has not advised it on the regulatory condition to the contribution which is expected to require that all shares of KNBT Bancorp common stock held by the foundation must be voted in the same ratio as all other outstanding shares of KNBT Bancorp common stock on all proposals considered by KNBT Bancorp’s shareholders. See “—Regulatory Conditions Imposed on the Foundation.”

The Internal Revenue Code generally allows a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income of the consolidated group of corporations, with certain modifications, for that year. Charitable contributions made by KNBT Bancorp in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. Keystone believes that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the conversion. In making such a determination, Keystone considered the dilutive impact of the contribution of common stock to the foundation on the amount of common stock available to be offered for sale in the offering. Based on such consideration, Keystone believes that the contribution to the foundation in excess of the 10% annual deduction limitation is justified given Keystone’s capital position and its earnings, the substantial additional capital being raised in the offering and the potential benefits of the foundation to the communities it serves. In this regard, assuming the sale of shares at the maximum of the estimated offering range, KNBT Bancorp would have pro forma shareholders’ equity of $353.7 million or 19.04% of pro forma consolidated assets and Keystone’s pro forma leverage, Tier 1 risk-based and total risk-based ratios would be approximately 11.6%, 21.8% and 22.6%, respectively. See “Keystone Meets All of It’s Regulatory Capital Requirements,” “KNBT Bancorp’s Capitalization,” “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation” and “Pro Forma Unaudited Financial Data—Additional Pro Forma Data.” Keystone believes that the amount of the charitable contribution is reasonable given Keystone’s and KNBT Bancorp’s pro forma capital position. As such, Keystone does not believe that the contribution raises any safety and soundness concerns.

KNBT Bancorp should, more likely than not be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the foundation is required to pay to KNBT Bancorp for such stock, subject to the annual deduction limitation described above. However, KNBT Bancorp would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. KNBT Bancorp’s outside tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. Assuming the close of the stock offering at the maximum of the estimated price range, KNBT Bancorp estimates that all of the contribution should be deductible over the six-year period. KNBT Bancorp or Keystone may make further contributions to the foundation following the initial contribution. In addition, Keystone also may continue to make charitable contributions to other qualifying organizations. Any of these future contributions would be based on an assessment of, among other factors, KNBT Bancorp’s and/or Keystone’s financial condition at that time, the interests of KNBT Bancorp’s shareholders and Keystone’s depositors, and the financial condition and operations of the foundation.

There can be no assurances that the Internal Revenue Service will recognize the foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In either case, KNBT Bancorp’s contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes the determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The foundation will be required to make an annual filing with the Internal Revenue Service within five and one-half months after the close of the foundation’s fiscal year. The foundation also will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of the public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant. Numerous other restrictions exist in the operation of the foundation including transactions with related entities, level of investment and distributions for charitable purposes.

Regulatory Conditions Imposed on the Foundation. Establishment of the Keystone Nazareth Charitable Foundation is expected to be subject to the following conditions being agreed to in writing by the foundation as a condition to receiving the Federal Deposit Insurance Corporation’s non-objection to the conversion, including the following:

•	the foundation will be subject to examination by the Federal Deposit Insurance Corporation;

•	the foundation must comply with supervisory directives imposed by the Federal Deposit Insurance Corporation;

•	the foundation will operate in accordance with written policies adopted by its board of directors, including a conflict of interest policy and an operating plan; and

•	any shares of KNBT Bancorp common stock held by the foundation must be voted in the same ratio as all other shares of KNBT Bancorp’s common stock, voting on all proposals considered by KNBT Bancorp’s shareholders.

Delivery of Certificates

Shares Issued in the Conversion. Certificates representing KNBT Bancorp common stock issued in the conversion will be mailed by KNBT Bancorp’s transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the conversion. Any certificates returned as undeliverable will be held by KNBT Bancorp until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for KNBT Bancorp common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of KNBT Bancorp common stock for which they have subscribed, even though trading of the common stock may have commenced.

Shares Issued in the Merger. Under the terms of the merger agreement, upon completion of the merger, each outstanding share of First Colonial common stock, other than treasury shares, will be converted into the right to receive shares, referred to as merger exchange shares, of KNBT Bancorp common stock with a value of $37.00 or 3.7 shares, referred to as the merger exchange ratio, based on the purchase price of $10.00 per share. After completion of the conversion and the merger, each holder of a certificate or certificates previously evidencing issued and outstanding shares of First Colonial common stock, upon surrender of the shares of First Colonial common stock to an exchange agent appointed by Keystone shall be entitled to receive in exchange therefore a certificate or certificates representing the number of full shares of KNBT Bancorp common stock for which the shares of First Colonial common stock surrendered shall have been converted based on the merger exchange ratio. No later than seven business days following the consummation of the merger, the exchange agent will mail to each holder of record of an outstanding certificate which immediately prior to the completion of the merger evidenced shares of First Colonial common stock, and which is to be exchanged for KNBT Bancorp common stock based on the merger exchange ratio as provided in the merger agreement, a form of letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent, advising such holder of the terms of the exchange effected by the merger and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate or certificates evidencing KNBT Bancorp common stock. The shareholders of First Colonial should not forward First Colonial common stock certificates to Keystone or the exchange agent until they have received the transmittal letter.

No holder of a certificate representing shares of First Colonial common stock shall be entitled to receive any dividends in respect of KNBT Bancorp common stock into which such shares shall have been converted by virtue of the merger until the certificate representing such shares of First Colonial common stock is surrendered in exchange for certificates representing shares of KNBT Bancorp common stock. In the event that dividends are declared and paid by KNBT Bancorp in respect of KNBT Bancorp common stock after the consummation of the conversion and the merger but prior to surrender of certificates representing shares of First Colonial common stock, dividends payable in respect of shares of KNBT Bancorp common stock not then issued shall accrue without interest. Any such dividends will be paid without interest upon surrender of the certificates representing such shares of First Colonial common stock. KNBT Bancorp shall be entitled, after the consummation of the conversion and the merger, to treat certificates representing shares of First Colonial common stock as evidencing ownership of the number of full shares of KNBT Bancorp common stock into which the shares of First Colonial common stock represented by such certificates shall have been converted even if the holder of the shares of First Colonial common stock has failed to surrender such certificates.

KNBT Bancorp and Keystone shall not be obligated to deliver a certificate or certificates representing shares of KNBT Bancorp common stock to which a holder of First Colonial common stock would otherwise be entitled as a result of the conversion and the merger until such holder surrenders the certificate or certificates representing the shares of First Colonial common stock for exchange as discussed above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by KNBT Bancorp and Keystone. If any certificate evidencing shares of KNBT Bancorp common stock is to be issued in a name other than that in which the certificate evidencing First Colonial common stock being surrendered in exchange is registered, KNBT Bancorp and Keystone shall require that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer tax due or other tax required by reason of the issuance of a certificate for shares of KNBT Bancorp common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Resale of Shares of KNBT Bancorp Common Stock Issued in the Merger

The KNBT Bancorp common stock issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any First Colonial shareholder who may be deemed to be an affiliate of KNBT Bancorp for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of First Colonial for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons, generally executive officers, directors and 10% shareholders, who control, are controlled by or are under common control with (1) KNBT Bancorp or First Colonial at the time of First Colonial’s annual meeting or (2) KNBT Bancorp at or after the completion of the merger.

The ability of affiliates to resell shares of KNBT Bancorp common stock received in the merger under Rule 145 generally will be subject to KNBT Bancorp’s having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell KNBT Bancorp common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this prospectus is a part nor this prospectus cover any resales of KNBT Bancorp common stock received by persons who may be deemed to be affiliates of KNBT Bancorp or First Colonial in the merger.

First Colonial agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Keystone a letter agreement intended to ensure compliance with the Securities Act of 1933. All of such persons have delivered executed letter agreements addressing this matter.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion and the Merger

All shares of KNBT Bancorp common stock purchased in connection with the conversion by any of Keystone’s trustees or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such trustee or executive officer or pursuant to a merger or similar transaction approved by the Pennsylvania Department of Banking. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to KNBT Bancorp’s transfer agent. Any shares of KNBT Bancorp common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. KNBT Bancorp’s directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934 as long as KNBT Bancorp’s common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

Purchases of KNBT Bancorp common stock by its directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Pennsylvania Department of Banking. This restriction does not apply, however, to negotiated transactions involving more than 1% of KNBT Bancorp’s outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as KNBT Bancorp’s employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the stock recognition and retention plan.

Any repurchases of KNBT Bancorp common stock by KNBT Bancorp in the future may be subject to the receipt of any necessary regulatory approvals or non-objections during the first year after the conversion.

Liquidation Rights of Certain Depositors

In the unlikely event of a complete liquidation of Keystone in its present mutual form, each of Keystone’s depositors would receive his pro rata share of any of Keystone’s assets remaining after payment of claims of all creditors, including the claims of all depositors to the withdrawal value of their accounts. Each depositor’s pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of Keystone, would have a claim as a creditor of the same general priority as the claims of all other general creditors of Keystone. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. The depositor would not have an interest in the value or assets of Keystone above that amount.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of depositors of Keystone as of December 31, 2001 or June 30, 2003 with aggregate account balances of $50.00 or more, such depositors are referred to in this document as Eligible Account Holders and Supplemental Eligible Account Holders, in an amount equal to Keystone’s net worth as of the date of the latest statement of financial condition contained in the final prospectus utilized in the conversion. As of March 31, 2003, the initial balance of the liquidation account would be approximately $109.2 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at Keystone, would be entitled, upon a complete liquidation of Keystone after the conversion, to an interest in the liquidation account prior to any payment to KNBT Bancorp as the sole shareholder of Keystone. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, interest-bearing checking accounts, money market deposit accounts, and certificates of deposit, held in Keystone at the close of business on December 31, 2001 or June 30, 2003, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 2001, eligibility record date, or the June 30, 2003 supplemental eligibility record date, as the case may be, bore to the balance of all deposit accounts in Keystone on such dates. For deposit accounts in existence at both the December 31, 2001 eligibility record date and the June 30, 2003 supplemental eligibility record date, separate initial sub account balances will be determined for such accounts on each of the respective dates. The liquidation account will be an off balance sheet memorandum account. The balance of the liquidation account will not be reflected in KNBT Bancorp’s published financial statements.

If, however, on any December 31 annual closing date, commencing December 31, 2003, the amount in any deposit account is less than the amount in such deposit account on December 31, 2001 or June 30, 2003, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors, including the claims of all depositors to the withdrawal value of their accounts, and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to KNBT Bancorp as the sole shareholder of Keystone.

Tax Aspects

Completion of the conversion and merger is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to Keystone or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.

Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to KNBT Bancorp and Keystone addressing all material federal income tax consequences of the conversion. Such opinion states that, for federal income tax purposes:

(1) Keystone’s change in form from mutual to stock ownership will constitute a reorganization under Section 368 of the Internal Revenue Code and Keystone will not recognize any gain or loss as a result of the conversion;

(2) no gain or loss will be recognized by Keystone upon the purchase of Keystone’s capital stock by KNBT Bancorp;

(3) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in Keystone in its stock form and an interest in the liquidation account in exchange for their deposit accounts in the mutual savings bank;

(4) the tax basis of the depositors’ deposit accounts in Keystone immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;

(5) the tax basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interest in the liquidation account will be zero;

(6) the tax basis to the shareholders of the common stock purchased in the conversion will be the amount paid therefor;

(7) the holding period for shares of common stock will begin on the date of the exercise of the subscription right and on the day after the date of purchase if purchased in the community offering or syndicated community offering; and

(8) it is more likely than not that the Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain upon the issuance to them of withdrawable savings accounts in Keystone following the conversion, interests in the liquidation account and nontransferable subscription rights to purchase KNBT Bancorp common stock in exchange for their savings accounts and proprietary interests in Keystone.

In reaching their conclusions in opinions (4), (5) and (8) above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter dated June 6, 2003, as described below, stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. Furtherance, the Internal Revenue Service was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of the factors noted above in this paragraph that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted. If the nontransferable subscription rights to purchase KNBT Bancorp common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights, in certain cases, whether or not the rights are exercised, and KNBT Bancorp and/or Keystone may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates. Neither Elias, Matz, Tiernan & Herrick L.L.P. nor Keystone is aware that the Internal Revenue Service has ever determined that the receipt of subsection rights issued in a mutual to stock conversion of a mutual savings association or savings bank constitutes a taxable event.

Grant Thornton LLP, Philadelphia, Pennsylvania, has also advised Keystone and KNBT Bancorp that the tax effects of the conversion under Pennsylvania law are substantially the same as they are under federal law.

In the opinion of RP Financial, the subscription rights will have no ascertainable value at the time of distribution or exercise, based on the fact that such rights will be acquired by the recipients without cost, will be nontransferable and of short duration, and will afford the recipients the right only to purchase the common stock at the same price as will be paid by depositors of the general public in any community offering.

The issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights, in certain cases, whether or not the rights are exercised, and Keystone may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. Eligible subscribers are encouraged to consult with their own tax advisor as to their own tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

In addition, Elias, Matz, Tiernan & Herrick L.L.P. has issued an opinion to KNBT Bancorp and Keystone the effect that for federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and as a condition to closing, will reissue such opinion to First Colonial.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, First Colonial’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of KNBT Bancorp. Any difference between the purchase price for First Colonial and the fair value of the identifiable net assets acquired, including core deposit intangibles, will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by KNBT Bancorp in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of KNBT Bancorp issued after the merger will reflect the results attributable to the acquired operations of First Colonial beginning on the date of completion of the merger.

Expenses of the Conversion and the Merger

The merger agreement provides, in general, that Keystone and First Colonial shall each bear and pay all their respective costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of their respective financial consultants, investment banking accountants and counsel except under certain circumstances when a termination fee is required to be paid. See “—Completion of the Conversion and the Merger; Termination and Amendment.”

THE OFFERING

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for the purchase of common stock have been granted under the plan of conversion to the following persons in the following order of descending priority:

(1) “Eligible Account Holders,” that is, depositors at Keystone with aggregate account balances of $50.00 or more as of December 31, 2001;

(2) the KNBT Bancorp employee stock ownership plan,

(3) “Supplemental Eligible Account Holders,” that is, persons who are not Eligible Account Holders but who are depositors at Keystone with aggregate account balances of $50.00 or more as of June 30, 2003;

(4) “Other Depositors,” that is, persons who are not Eligible Account Holders or Supplemental Eligible Account Holders but who are depositors with deposit balances of $100 or more at Keystone as of August 5, 2003; and

(5) trustees, officers and employees of Keystone.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment, first priority, nontransferable subscription rights to purchase up to the greater of:

(1) $500,000 (i.e., 50,000 shares) of common stock offered,

(2) one-tenth of one percent (.01%) of the total shares sold in the Subscription Offering, or

(3) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on December 31, 2001 (the Eligibility Record Date), subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares will be issued. Subscription Rights of Eligible Account Holders who are also Keystone’s trustees or officers and their associates will be subordinated to the subscription rights of Eligible Account Holders to the extent attributable to increased deposits during the one year period preceding December 31, 2001.

To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 2: Employee Stock Ownership Plan. KNBT Bancorp’s employee stock ownership plan will receive, without payment, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock to be issued in the conversion, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. The employee stock ownership plan intends to purchase 8% of the shares of common stock, or 1,038,700 shares and 1,405,300 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the offering, including subscriptions of any of Keystone’s trustees, officers, employees or associates thereof. In the event the KNBT Bancorp employee stock ownership plan is unable to purchase 8.0% of the shares of the common stock in the subscription offering, it is anticipated that the employee stock ownership plan will consider purchasing an amount of shares in the open market sufficient to increase its ownership to 8% of the number of shares of KNBT Bancorp common stock sold in the conversion. See Management—New Stock Benefit Plans-Employee Stock Ownership Plan,” “—Limitations on Common Stock Purchases” and “Risk Factors—An Increase in the Offering Range Would Be Dilutive.”

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and KNBT Bancorp’s employee stock ownership plan, each Supplemental Eligible Account Holder will receive, without payment, third priority, nontransferable subscription rights to purchase up to the greater of:

(1) $500,000 (i.e., 50,000 shares) of common stock offered,

(2) one-tenth of one percent (.01%) of the total shares sold in the Subscription Offering, or

(3) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on June 30, 2003 (the Supplemental Eligibility Record Date), subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares will be issued.

Priority 4: Other Depositors. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, KNBT Bancorp’s employee stock ownership plan and Supplemental Eligible Account Holders, each Other Depositor will receive, without payment, fourth priority, nontransferable subscription rights to purchase up to $500,000 (i.e., 50,000 shares) of common stock offered or one-tenth of one percent (.01%) of the total shares sold, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.”

In the event the Other Depositors subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, shares first will be allocated so as to permit each subscribing Other Depositor, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining shares will be allocated among such subscribing Other Depositors on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares will be issued.

Priority 5: Trustees, Officers and Employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, KNBT Bancorp’s employee stock ownership plan, Supplemental Eligible Account Holders and Other Depositors, then Keystone’s trustees, officers and employees will receive, without payment, fifth priority, nontransferable subscription rights to purchase in this category, an aggregate of up to $500,000 (i.e., 50,000 shares) of common stock offered in the subscription offering. The ability of trustees, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of conversion if they fall within higher priority categories, and the plan of conversion generally allows such persons in the aggregate to purchase in the aggregate up to 25% of common stock sold in the conversion. See “— Limitations on Common Stock Purchases.” For information as to the number of shares proposed to be purchased by the trustees and executive officers, see “Proposed Management Purchases.”

Expiration Date for the Subscription Offering. The Subscription Offering will expire at 5:00 p.m., Eastern Time, on September 15, 2003 (the Expiration Date), unless extended by Keystone and KNBT Bancorp, with any required regulatory approval or non-objection. The Subscription Offering may not be extended beyond

October 1, 2005. Subscription rights which have not been exercised prior to the Expiration Date, unless extended, will become void.

KNBT Bancorp and Keystone will not execute orders until at least the minimum number of shares of common stock (12,983,750 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended, with any required regulatory approval or non-objection, all funds delivered to Keystone pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, KNBT Bancorp and Keystone will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders, Other Depositors and Keystone’s trustees, officers and employees, KNBT Bancorp and Keystone may elect to offer such shares either prior to or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in the counties in Pennsylvania in which Keystone has branch office, such natural persons are referred to as Preferred Subscribers. If KNBT Bancorp and Keystone conduct a community offering, such persons, together with their associates, or a group of persons acting in concert may purchase up to $500,000 (i.e., 50,000 shares) of common stock offered in the Community Offering, subject to the maximum purchase limitations. See “—Limitations on Common Stock Purchases.”

If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offering, such stock will be allocated first to each Preferred Subscriber whose order is accepted by KNBT Bancorp and Keystone, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the conversion and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

The opportunity to subscribe for shares of common stock in the Community Offering category is subject to KNBT Bancorp’s and Keystone’s right, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.

Syndicated Community Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the Subscription and Community Offering, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers managed by Sandler O’Neill, acting as KNBT Bancorp’s agent in the sale of the common stock. KNBT Bancorp and Keystone have the right to reject orders, in whole or in part, in their sole discretion in the Syndicated Community Offering. Neither Sandler O’Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common stock sold in the Syndicated Community Offering will be sold at a purchase price per share which is the same price as all other shares being offered in the conversion. Orders for common stock in the Syndicated Community Offering will first be filled to a maximum of 2% of the total number of shares sold in the conversion and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued.

It is estimated that the selected dealers will receive a negotiated commission based on the amount of common stock sold by the selected dealer, payable by KNBT Bancorp. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with KNBT Bancorp as of a certain date (the Order Date) for the purchase of shares of common stock. When and if KNBT Bancorp, Keystone and Sandler O’Neill believe that enough indications and orders have been received in the offering to consummate the conversion, Sandler O’Neill will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers will debit the accounts of their customers on a date which will be three business days from the Order Date (Debit Date). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, selected dealers will remit funds to the account that KNBT Bancorp will establish for each selected dealer. In the event that the selected dealers’ customers submit checks for the purchase price, such checks must be made payable to KNBT Bancorp. Such checks will be sent directly by noon of the next business day after receipt to the escrow accounts which KNBT Bancorp will establish. After payment has been received by KNBT Bancorp from selected dealers, funds will earn interest at Keystone’s passbook savings rate until the conversion is completed. In the event the conversion is not completed, funds will be returned promptly with interest to the selected dealers, who, in turn, will promptly credit their customers’ brokerage account.

The Syndicated Community Offering may close at any time after the Expiration Date at KNBT Bancorp’s and Keystone’s discretion, but in no case later than 45 days after the Expiration Date, unless further extended with any required regulatory approval or non-objection. The offering may not be extended beyond October 1, 2005.

How Keystone and KNBT Bancorp Determined the Price Per Share and the Offering Range

The plan of conversion requires that the purchase price of KNBT Bancorp common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. Keystone retained RP Financial to make such valuation. For its services in making such appraisal and assistance in preparing a business plan, RP Financial’s fees and out-of-pocket expenses are estimated to be $150,000. Keystone agreed to indemnify RP Financial and any employees of RP Financial in connection with the appraisal and the business plan, unless RP Financial is determined to be negligent or otherwise at fault.

RP Financial made its appraisal in reliance upon the information contained in this document, including the financial statements. RP Financial also considered the following factors, among others:

•	the present and projected operating results and financial condition of Keystone and First Colonial and the economic and demographic conditions in Keystone’s and First Colonial’s existing marketing areas;

•	certain historical, financial and other information relating to Keystone and First Colonial;

•	a comparative evaluation of the operating and financial statistics of Keystone and First Colonial with those of other similarly situated publicly traded savings institutions located in Pennsylvania and other regions of the United States;

•	the aggregate size of the offering of KNBT Bancorp common stock as determined by RP Financial;

•	the impact of the conversion and the merger on Keystone’s net worth and earnings potential as determined by RP Financial;

•	the pro forma impact of the acquisition of First Colonial, including the issuance of the merger exchange shares to First Colonial shareholders in accordance with the terms of the merger agreement;

•	the proposed dividend policy of KNBT Bancorp and Keystone; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

In its review of the appraisal provided by RP Financial, the board of trustees of Keystone reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and the board of trustees believes that such assumptions are reasonable. The projected operating results reviewed by RP Financial covered periods through December 31, 2006.

On the basis of the foregoing, RP Financial gave its opinion, dated May 30, 2003, that the estimated pro forma market value of the common stock ranged from a minimum of $129.8 million to a maximum of $175.7 million, with a midpoint of $152.8 million. KNBT Bancorp and Keystone determined that the common stock should be sold at $10.00 per share, resulting in a range of 12,983,750 to 17,566,250 shares of common stock being offered in the subscription offering. The offering range may be amended with the approval of the Federal Deposit Insurance Corporation, if required or if necessitated by subsequent developments in Keystone’s financial condition or market conditions generally. In the event the offering range is updated to amend the value of Keystone below $129.8 million or above $202.0 million, which is the maximum of the offering range, as adjusted by 15%, the new appraisal will be filed with the SEC by post-effective amendment.

In the event KNBT Bancorp and Keystone receive orders for common stock in excess of $175.7 million, which is the maximum of the offering range, and up to $202.0 million, which is the maximum of the offering range, as adjusted by 15%, KNBT Bancorp and Keystone may be required by the Federal Deposit Insurance Corporation to accept all such orders. No assurances, however, can be made that KNBT Bancorp and Keystone will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects the increase in the valuation and the approval of such increase by the Federal Deposit Insurance Corporation. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.

RP Financial’s valuation is not a recommendation as to the advisability of purchasing shares of KNBT Bancorp. RP Financial did not independently verify the financial statements and other information provided by Keystone or First Colonial, nor did RP Financial value independently the assets or liabilities of Keystone or First Colonial. The valuation considers Keystone as a going concern and should not be considered as an indication of the liquidation value of Keystone. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the conversion or receiving merger exchange shares in the merger will thereafter be able to sell such shares at prices at or above the initial purchase price in the conversion of $10.00 per share.

Before Keystone completes the conversion, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 20,201,188 shares to reflect changes in market and financial conditions without the resolicitation of subscribers. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the Subscription Offering.

No sale of shares of common stock in the conversion or issuance of the merger exchange shares in the merger may be consummated unless RP Financial first confirms that nothing of a material nature occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the conversion and the mergers. If such is not the case, a new offering range may be set and a new subscription offering may be held or such other action may be taken as KNBT Bancorp and Keystone determine and the Pennsylvania Department of Banking or Federal Deposit Insurance Corporation may permit or require.

Depending upon market or financial conditions, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the aggregate gross proceeds are not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In such instance, KNBT Bancorp will notify subscribers and return the amounts they have submitted with their subscription orders, with interest at Keystone’s passbook rate of interest, or cancel withdrawal authorization and Keystone will resolicit orders from subscribers. Any change in the offering range must be approved by the Federal Deposit Insurance Corporation. If the number of shares of common stock issued in the conversion is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See “—Limitations on Common Stock Purchases.”

An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber’s ownership interest and KNBT Bancorp’s pro forma net income and shareholders’ equity on a per share basis while increasing pro forma net income and shareholders’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber’s ownership interest and KNBT Bancorp’s pro forma net income and shareholders’ equity on a per share basis while decreasing pro forma net income and shareholders’ equity on an aggregate basis. See “Pro Forma Unaudited Financial Information.”

The appraisal report of RP Financial was filed as an exhibit to Keystone’s Application for Conversion and is available for inspection in the manner set forth under “Additional Information.”

Persons Who Cannot Exercise Subscription Rights

KNBT Bancorp will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, KNBT Bancorp and Keystone are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;

•	the granting of subscription rights or the offer or sale of shares of common stock to such persons would require KNBT Bancorp, or its officers, trustees or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or

•	such registration, qualification or filing in KNBT Bancorp’s and Keystone’s judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, Keystone and KNBT Bancorp will base their decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register KNBT Bancorp, or its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased in the conversion:

(1) No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

(2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $500,000 (i.e., 50,000 shares) of common stock, (b) one-tenth of one percent (.01%) of the total shares offered, or (c) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, with clause (a) above subject to the overall limitation in clause (7) below;

(3) The employee stock ownership plan may purchase up to 8% of the aggregate number of shares of common stock sold in the conversion, including any additional shares issued in the event of an increase in the offering range;

(4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $500,000 (i.e., 50,000 shares) of common stock, (b) one-tenth of one percent (.01%) of the total shares offered, or (c) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, with clause (a) above subject to the overall limitation in clause (7) below;

(5) Each Other Depositor may subscribe for and purchase up to the greater of (a) $500,000 (i.e., 50,000 shares) of common stock or, (b) one-tenth of one percent (.01%) of total shares offered in the Subscription Offering, subject to the overall limitation in clause (7) below;

(6) Persons purchasing shares in the Community Offering or Syndicated Community Offering may subscribe for and purchase up to $500,000 (i.e., 50,000 shares) of common stock offered, subject to the overall limitation in clause (7) below;

(7) Except for the employee stock ownership plan, the maximum number of shares of common stock subscribed for or purchased in all categories of the conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $1.0 million (i.e., 100,000 shares); and

(8) No more than 25% of the total number of shares offered for sale in the conversion may be purchased by Keystone’s trustees and officers and their associates in the aggregate, excluding purchases by the employee stock ownership plan.

Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the depositors of Keystone, Keystone and KNBT Bancorp may increase or decrease any individual amount permitted to be subscribed for and the overall purchase limitations. If either of such amounts is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. If either of such amounts is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary so that the subscriber will be in compliance with the new maximum limitation.

The term “associate” of a person is defined to include the following:

(1) any corporation or other organization, other than KNBT Bancorp, Keystone or a majority-owned subsidiary of Keystone, of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

(2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan or non-tax-qualified employee stock benefit plan of KNBT Bancorp or Keystone in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

(3) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a trustee, director or officer of Keystone, KNBT Bancorp or any of our subsidiaries.

The term “acting in concert” is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Keystone and KNBT Bancorp may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on Keystone’s records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

Marketing Arrangements

Offering materials for the offering have been distributed to certain persons by mail, with additional copies made available through Keystone’s conversion center and Sandler O’Neill. All prospective purchasers are to send payment directly to Keystone, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

To assist in the marketing of the common stock, Keystone and KNBT Bancorp have retained Sandler O’Neill, which is a broker-dealer registered with the NASD. Sandler O’Neill will assist Keystone and KNBT Bancorp in the offering as follows: (a) in training and educating Keystone’s employees regarding the mechanics and regulatory requirements of the offering; (b) in conducting informational meetings for employees, customers and the general public; (c) in coordinating the selling efforts in Keystone’s local communities; and (d) in soliciting orders for common stock. For these services, including any expenses incurred in connection therewith, Sandler O’Neill will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the offering, excluding shares sold to the KNBT Bancorp employee stock ownership plan and to Keystone’s officers, employees and trustees, and their immediate families. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O’Neill and other NASD member firms in the syndicated community offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

Keystone and KNBT Bancorp also will reimburse Sandler O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $50,000. KNBT Bancorp and Keystone will indemnify Sandler O’Neill, against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Sandler O’Neill will also perform proxy solicitation services, conversion agent services and records management services for Keystone in the conversion and will receive a fee of $50,000 for these services plus reimbursement for its reasonable out-of pocket expenses.

In addition, Keystone engaged Sandler O’Neill as its financial advisor in connection with the merger. Under the terms of the engagement, Keystone has agreed to pay Sandler O’Neill a cash fee equal to .35% of the total of (1) the aggregate merger consideration to be paid to First Colonial shareholders and (2) the aggregate net value of options to purchase shares of First Colonial common stock that are converted into options to purchase shares of KNBT Bancorp common stock. Twenty-five percent of such fee became payable upon the signing of the merger agreement with remainder due upon the completion of the merger. Keystone will also reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and will indemnify Sandler O’Neill against certain liabilities arising out of such engagement, including liabilities under federal securities laws.

Keystone’s trustees and executive officers may participate in the solicitation of offers to purchase common stock through telephone solicitation or by way of informational meetings or personal meetings with persons interested in investing in KNBT Bancorp common stock. Keystone’s executive officers may also respond to questions from prospective purchasers of shares of KNBT Bancorp in the conversion. Other trained employees may participate in the offering in ministerial capacities by providing clerical work in effecting a sales transaction or by answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. Keystone and KNBT Bancorp will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, so as to permit officers, trustees, and employees to participate in the sale of the common stock. No officer, trustee, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offering

To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

To purchase shares in the Subscription and Community Offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Keystone, which may be given by completing the appropriate blanks in the order form, must be received by Keystone by 5:00 p.m., Eastern Time, on the Expiration Date, unless extended. Order forms which are not received by such time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted. Copies of order forms, order forms unaccompanied by an executed acknowledgement form, payments from other private third parties and wire transfers are also not required to be accepted. Except with respect to IRA purchases, shares must be registered as reflected on the qualifying account. Keystone and KNBT Bancorp have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without Keystone’s and KNBT Bancorp’s consent, unless the conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (December 31, 2001) or the Supplemental Eligibility Record Date (June 30, 2003) and depositors as of the close of business on the Voting Record Date (August 5, 2003) must list all accounts on the stock order form giving all names in each account and the account numbers. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts had been disclosed.

Payment for Common Stock

Payment for subscriptions may be made (1) in cash only if delivered in person at any branch office of Keystone, (2) by check or money order, or (3) by authorization of withdrawal from deposit accounts maintained with Keystone. Interest will be paid on payments made by cash, check or money order at Keystone’s passbook rate of interest from the date payment is received until the conversion is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion. Payment may not be made by wire transfer of funds.

If a subscriber authorizes Keystone to withdraw the amount of the purchase price from his deposit account, Keystone will do so as of the effective date of the conversion. Keystone will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

The KNBT Bancorp employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, the employee stock ownership plan may pay for the shares of common stock subscribed for by it at the purchase price upon completion of the Subscription and Community Offering, provided that there is a valid loan commitment in force from the time of its subscription until such time. The loan commitment may be from an unrelated financial institution or KNBT Bancorp to lend to the employee stock ownership plan, at the completion of the conversion, the aggregate purchase price of the shares for which the employee stock ownership plan subscribed.

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offering, provided that such IRAs are not maintained at Keystone. Persons with IRAs maintained at Keystone must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offering. In addition, applicable regulations require that Keystone’s officers, trustees and 10% shareholders who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offering make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Conversion Center for additional information and allow sufficient time for the account to be transferred as required.

Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on Keystone’s records, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights and Shares

You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of subscription rights. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

Keystone and KNBT Bancorp will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

DESCRIPTION OF KNBT BANCORP CAPITAL STOCK

General

KNBT Bancorp’s articles of incorporation provide for the authority to issue up to 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. KNBT Bancorp currently expects to issue in the conversion and the merger up to a maximum of 28,328,450 shares of common stock, including 1,405,300 shares being contributed to the Keystone Nazareth Charitable Foundation and up to 9,356,900 merger exchange shares, and no shares of preferred stock in the conversion and the merger. Each share of KNBT Bancorp common stock will have the same relative rights as, and will be identical in all respects with, each other share of KNBT Bancorp common stock. Upon payment of the purchase price for the conversion stock in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable.

KNBT Bancorp common stock will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental authority.

Common Stock

Dividends. KNBT Bancorp can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. See “Dividends.” The holders of KNBT Bancorp common stock will be entitled to receive such dividends as may be declared by KNBT Bancorp’s board of directors out of funds legally available therefor. If KNBT Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the conversion, the holders of KNBT Bancorp common stock will possess exclusive voting rights in KNBT Bancorp. They will elect KNBT Bancorp’s board of directors and act on such other matters as are required to be presented to them under Pennsylvania law or KNBT Bancorp’s articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of KNBT Bancorp and Keystone and Related Anti-Takeover Provisions—Limitations on Acquisitions of Voting Stock and Voting Rights,” each KNBT Bancorp holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If KNBT Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of KNBT Bancorp, the holders of the then-outstanding shares of KNBT Bancorp common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of KNBT Bancorp’s assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of KNBT Bancorp common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of KNBT Bancorp common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. KNBT Bancorp common stock is not subject to redemption.

Preferred Stock

None of the shares of KNBT Bancorp’s authorized preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of KNBT Bancorp common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar and Exchange Agent

The transfer agent and registrar and exchange agent for the KNBT Bancorp common stock is Registrar and Transfer Company.

DESCRIPTION OF FIRST COLONIAL CAPITAL STOCK

General

The statements made under this section include summaries of certain provisions contained in First Colonial’s articles of incorporation and bylaws, and the Pennsylvania Business Corporation Law of 1988, as amended, referred to as the PBCL. These statements do not purport to be complete and are qualified in their entirety by reference to First Colonial’s articles and bylaws, copies of which are on file with the SEC, and the applicable provisions of the PBCL.

Common Stock

Each share of common stock has the same relative rights as and is identical in all respects with each other share of common stock. First Colonial stock is listed on the Nasdaq National Market under the symbol “FTCG.” First Colonial is authorized to issue 10,000,000 shares of common stock, par value $5.00 per share.

Dividends. First Colonial shareholders are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. Dividends when, as and if declared by the board of directors, are distributed ratably among shareholders in proportion to the amount of their holdings. Under the terms of an indenture between First Colonial and State Street Bank and Trust Company of Connecticut, N.A., pursuant to which First Colonial has authorized the issuance of floating rate junior subordinated deferrable interest debentures, First Colonial may be restricted from declaring or paying dividends upon the occurrence of, among other things, a default under the indenture. Funds for the payment of dividends are primarily obtained from dividends paid by Nazareth National Bank to First Colonial.

Nazareth National Bank is subject to certain limitations on the amount of cash dividends that it can pay. The prior approval of the Office of the Comptroller of the Currency of the United States is required if the total of all cash dividends declared by a national bank, such as Nazareth National Bank, in any calendar year will exceed the sum of such bank’s net profits, as defined by federal banking law, for that year combined with the retained net profits for the preceding two calendar years, less any required transfers to surplus. Under this formula, as of December 31, 2002 and December 31, 2001, Nazareth National Bank has approximately $4,380,000 and $2,381,000, respectively, legally available for the payment of dividends without such approval. In addition, the Office of the Comptroller of the Currency is authorized to determine under certain circumstances relating to the financial condition of a national bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Voting Rights. Holders of First Colonial’s common stock are entitled to one vote for each share held, except for certain limitations on such voting rights provided in First Colonial’s articles and discussed below. First Colonial’s shareholders are permitted to cumulate their votes for the election of directors. This means that every shareholder entitled to vote in an election of directors may, if he or she desires, multiply his or her number of votes by the number of directors to be elected, and may cast the total number of votes for one candidate or for two or more candidates.

First Colonial’s bylaws provide that any individual director, class of the board or the entire board may be removed from office only for “cause” by the vote of the holders of at least 75%, or such higher percentage as may be required by law, of the outstanding shares of common stock entitled to vote. One effect of this provision may be to make the removal of directors more difficult to accomplish since the holders of more than 25% of the stock of First Colonial entitled to vote, which could include members of the board and/or officers, would have a veto power over any removal of directors.

First Colonial’s articles provide that the affirmative vote of at least 75% of the outstanding shares of First Colonial common stock entitled to vote is required for the adoption of any shareholder proposal to amend First Colonial’s articles or bylaws which has not been previously approved by First Colonial’s board of directors. One effect of this provision may be to make shareholder proposals to amend the articles or bylaws more difficult to accomplish since the holders of more than 25% of the stock of First Colonial entitled to vote, which could include members of the board and/or officers, would have a veto power over any changes to First Colonial’s articles and bylaws.

Classification of Board of Directors. First Colonial’s bylaws provide for a classified board of directors consisting of four classes of directors as nearly equal in number as possible, with one class to be elected annually for four-year terms. Staggering the election of directors in this manner makes it more difficult for an individual or group of individuals to change a majority of the directors and possibly discourages takeover attempts. Classification of the board of directors also diminishes the effects of cumulative voting.

Liquidation. In the event of any liquidation, dissolution or winding up of First Colonial, after payment or provision for payment of the debts and other liabilities of First Colonial, each holder of First Colonial common stock would be entitled to receive an amount proportionate to his or her holdings, all assets of First Colonial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation, dissolution or winding up of First Colonial.

Preemptive Rights. Holders of First Colonial common stock are not entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to redemption.

Preferred Stock

Under First Colonial’s articles, the board of directors is authorized, without shareholder approval, to provide for the issuance of preferred stock in one or more series, in such numbers of shares, and with such designations, preferences, qualifications, limitations, restrictions, and special or relative rights as determined by the board of directors. The First Colonial board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock. Additionally, the issuance by the board of directors of any shares of preferred stock may be used to deter, discourage or make more difficult the assumption of control of First Colonial by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. To date, First Colonial has not issued any shares of preferred stock.

Anti-Takeover Provisions

First Colonial’s articles, bylaws and the PBCL each contain certain provisions which may be deemed to be “anti-takeover” in nature in that such provisions may deter, discourage or make more difficult the assumption of control of First Colonial by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. In general, a shareholder may view a future tender offer to be in his best interests should any such offer include a substantial premium over the market price of the common stock at that time. However, the overall effect of the following provisions may be to deter a future tender offer and/or enhance the possibility that a bidder for control of First Colonial will be required to act through arms-length negotiation with the board of directors. In addition, these provisions may have the effect of assisting management to retain its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of First Colonial’s business.

        Issuance of Stock. First Colonial’s articles authorize the issuance of 10,000,000 shares of common stock and 500,000 shares of preferred stock. These additional shares of common stock and preferred stock were authorized for the purpose of providing First Colonial’s board of directors with as much flexibility as possible to issue additional shares, without further shareholder approval, for proper corporate purposes including financings, acquisitions, stock dividends, stock splits, employee incentive plans and other similar purposes. However, these additional shares may also be used by the board of directors, if consistent with its fiduciary responsibilities, to deter future attempts to gain control over First Colonial.

Consideration of Interests. Under the PBCL, the board stands in a fiduciary relation to First Colonial and must discharge its duties in good faith, in a manner it reasonably believes to be in the best interests of First Colonial, and with such care, including reasonable inquiry, skill and diligence, which a person of ordinary prudence would exercise under similar circumstances. The PBCL further provides that, in discharging its duties, the board may consider a number of other factors, some of which First Colonial has incorporated into its articles. The articles provide that, in considering whether to oppose a tender offer, the board may consider such factors as: the economic benefit to shareholders; the impact the acquisition of First Colonial would have on First Colonial’s employees, depositors and customers; and the reputation and business practices of the tender offeror as they would affect First Colonial employees, depositors and customers. If First Colonial board of directors determines that a tender offer should be rejected, the articles provide that it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring First Colonial’s stock; selling or otherwise issuing authorized but unissued stock or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

Limitations on Voting Rights and Acquisition of Voting Stock. Article 7 of First Colonial’s articles restricts the rights of a Person, as hereafter defined, to cast, or execute written consents with respect to, more than 10% of the total votes which all First Colonial shareholders are entitled to cast at a meeting, unless authorized to do so by the First Colonial board of directors and subject to such conditions as First Colonial’s board of directors may impose. This provision applies to any meetings, whether annual or special or otherwise. The term Person includes not only individuals and entities, but also groups of individuals and entities who act together for the purpose of acquiring, holding, disposing of or voting First Colonial common stock.

The restrictions of Article 7 do not apply to the shares of First Colonial common stock held by Nazareth National Bank for itself or as trustee of First Colonial’s Employee Stock Ownership Plan or other trusts.

The casting of votes by a Person as a proxy holder for other First Colonial shareholders is not counted in computing the 10% limitation to the extent that the proxies so voted were revocable and were secured from other shareholders who are not members of a group which includes such Person. Giving a revocable proxy to a Person does not in itself cause the shareholder giving the proxy to be a member of a group which includes such Person. Article 7 provides that the determination by the First Colonial board of directors of the existence or membership of a group, and of a number of votes any Person or each member of a group is entitled to cast, is final and conclusive absent clear and convincing evidence of bad faith.

In the event of a violation of Article 7 and in addition to other remedies afforded First Colonial, the judges of election cannot count votes cast in violation of Article 7 and First Colonial or its nominees have, as discussed below, an option to acquire from the violator shares of First Colonial common stock in excess of the 10% limit at prices which would in certain situations be lower than the then current market price of such shares.

Article 8 of First Colonial’s articles provides that no Person may have Holdings, as hereafter defined, that exceed 10% of First Colonial’s voting securities except as authorized by, and subject to such conditions as may be imposed by, First Colonial’s board of directors. The term Holdings means the voting securities:

•	which the Person owns of record;

•	as to which the Person has direct or indirect beneficial ownership; and

•	owned of record or beneficially by members of a group which includes such Person.

The restrictions of Article 8 do not apply to the shares of First Colonial common stock held by Nazareth National Bank for itself or as trustee of First Colonial’s Employee Stock Ownership Plan or other trusts.

The board of directors may:

•	terminate the voting rights of any Person who acquires Holdings in violation of Article 8 of First Colonial’s articles for so long as such violation continues;

•	commence litigation to require divestiture of the Holdings in excess of the 10% limit; or

•	take such other action as it deems appropriate, including seeking injunctive relief or purchasing such excess shares as described below.

The board of directors’ determination with respect to the existence of a violation of this provision will be conclusive in the absence of clear and convincing evidence of bad faith.

First Colonial’s articles provide a mechanism by which shares held in violation of the voting or holdings limitations would be purchased by First Colonial or its designee and would create a potential economic loss to the violator of such provisions. Specifically, Article 9 of First Colonial’s articles grants the company or its nominee an option to purchase all or any part of a Person’s Holdings that exceed 10% of the company’s issued and outstanding voting securities. If the person is a shareholder group, First Colonial need not exercise its purchase option proportionately with respect to the individual members of the group, but may exercise such option as to any one or more or all of such individual members. First Colonial’s board is authorized to exercise this option by adopting a resolution to such effect.

The purchase price for the voting securities is intended to equal the average market price for such voting securities during the period beginning 65 trading days prior to the date on which the resolution was adopted and ending five trading days prior to the date of adoption of the resolution. However, if the person from whom the voting securities are purchased acquired such securities within one year prior to the date of the resolution, the purchase price cannot exceed the direct cost incurred by the holder to acquire such securities, excluding legal, accounting, brokerage, investment advisory or other indirect costs, incurred by the person from whom such securities are purchased. The purchase price will be computed by an independent public accounting firm selected by First Colonial’s board of directors and such firm’s computation will be conclusive in the absence of clear and convincing evidence of bad faith.

Special Meetings of Shareholders. Special meetings of shareholders may only be called by the President, board of directors and holders of not less than 25% of the shares entitled to vote at the meeting.

Advance Notice of Shareholder Proposals and Director Nominations. Shareholders must provide the board of directors with advance notice of proposals and director nominations and provide certain specified related information in the proposal.

Pennsylvania Anti-Takeover Provisions. In addition, Pennsylvania has adopted anti-takeover provisions from which a corporation may exempt itself. First Colonial has not exempted itself from the following anti-takeover provisions of the PBCL:

•	Control-Share Acquisitions. Generally, a person who acquires voting power over enumerated levels of voting shares of the corporation must obtain the consent of the corporation’s other shareholders before being able to exercise voting rights with respect to “control shares.” Control shares are defined generally as those voting shares that upon acquisition of voting power over such shares by a person would result in a control-share acquisition, that is, an acquisition in which a person acquires directly or indirectly voting power over voting shares of the corporation which would for the first time entitle that person to cast or direct the casting of: (1) at least 20% but less than 33-1/3%; (2) at least 33-1/3% but less than 50%; or (3) 50% or more, of the votes which all shareholders of the corporation would be entitled to cast in an election of directors. Voting shares beneficially owned by a person who effects a control-share acquisition also will be deemed to be control shares where beneficial ownership was acquired by the acquiring person (i) within 180 days of the day the person makes a control-share acquisition, or (ii) with the intention of making a control-share acquisition.

•	Employee Protection Provisions. Generally, “eligible employees,” as defined in the PBCL, of a corporation whose shareholders have granted “control-share approval,” that is, consented to the exercise of voting rights for a person who has effected a control-share acquisition, as defined above, shall receive a one-time lump-sum payment upon the termination of their employment for reasons other than willful misconduct. The termination must have occurred within two years after the control-share approval, or, in the event the termination was pursuant to a formal or informal agreement, arrangement or understanding with the person who effected the control-share acquisition, within 90 days before the control-share approval. In addition, the PBCL generally prohibits the termination or impairment of the provisions of any “covered labor contract,” as defined in the PBCL, as a result of a business combination transaction, thereby forcing an acquirer to honor the terms of such contract until it is terminated in accordance with the termination provisions contained in the contract or until the parties to such contract or their successors agree otherwise.

•	Business Combinations with Interested Shareholders. See “Restrictions on Acquisition of KNBT Bancorp and Keystone and Related Anti-Takeover Provisions—Business Combinations with Interested Shareholders.”

•	Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control. See “Restrictions on Acquisition of KNBT Bancorp and Keystone and Related Anti-Takeover Provisions—Disgorgement by Certain Controlling Shareholders.”

Pennsylvania has also adopted other anti-takeover legislation from which First Colonial has elected to exempt itself in its bylaws.

In addition, First Colonial is subject to federal laws and regulations applicable to bank holding companies, certain provisions of which may be deemed to have an anti-takeover effect. See “Business of First Colonial—Supervision and Regulation.” See also “Restrictions on Acquisition of KNBT Bancorp and Keystone and Related Anti-Takeover Provisions—Regulatory Restrictions.”

Limitations on Directors’ Liabilities

As permitted by the PBCL, First Colonial’s bylaws provide that a director shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under the PBCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law. These provisions offer persons who serve on the board of directors of First Colonial protection against awards of monetary damages for negligence in the performance of their duties.

Indemnification of Directors and Officers

The bylaws also provide that First Colonial shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director in connection with any action against such officer or director; provided however, that no indemnification shall be provided with respect to liabilities arising under Section 16(b) of the Securities Exchange Act of 1934, as amended, if a final unappealable judgment or award establishes that such officer or director engaged in self-dealing, willful misconduct or recklessness, for expenses or liabilities which have been paid directly to, or for the benefit of, such person by an insurance carrier or for amounts paid in settlement of actions without the written consent of the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for First Colonial common stock is Registrar and Transfer Company, Cranford, New Jersey.

RESTRICTIONS ON ACQUISITION OF KNBT BANCORP AND KEYSTONE

AND RELATED ANTI-TAKEOVER PROVISIONS

Restrictions in KNBT Bancorp’s Articles of Incorporation and Bylaws and Pennsylvania Law

Certain provisions of KNBT Bancorp’s articles of incorporation and bylaws and Pennsylvania law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in KNBT Bancorp’s articles of incorporation and bylaws provide, among other things:

•	that KNBT Bancorp’s board of directors shall be divided into classes with only one-third of its directors standing for reelection each year;

•	that special meetings of shareholders may only be called by KNBT Bancorp’s board of directors;

•	that shareholders generally must provide KNBT Bancorp advance notice of shareholder proposals and nominations for director and provide certain specified related information in the proposal;

•	that any merger or similar transaction be approved by a super-majority vote (75%) of shareholders entitled to vote unless it has previously been approved by at least two-thirds of KNBT Bancorp’s directors;

•	that no person may acquire more than 10% of the issued and outstanding shares of any class of KNBT Bancorp’s equity securities; and

•	the board of directors shall have the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

Provisions of the Pennsylvania Business Corporation Law, which is referred to as the PBCL in this document, applicable to KNBT Bancorp provide, among other things, that

•	KNBT Bancorp may not engage in a business combination with an “interested shareholder,” generally a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;

•	holders of common stock may object to a “control transaction” involving KNBT Bancorp, generally the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation, and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group;” and

•	any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to KNBT Bancorp from the disposition of any of KNBT Bancorp’s equity securities to any person shall belong to and be recoverable by KNBT Bancorp when the profit is realized in a specified manner.

Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. KNBT Bancorp’s articles of incorporation do not provide for exemption from the applicability of these provisions. The PBCL includes additional anti-takeover provisions from which KNBT Bancorp has elected to exempt itself from as provided in its articles of incorporation.

The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by KNBT Bancorp’s board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of KNBT Bancorp’s board of directors or management more difficult. Furthermore, such provisions could render KNBT Bancorp being deemed less attractive to a potential acquiror and/or could result in KNBT Bancorp’s shareholders receiving a lesser amount of consideration for their shares of KNBT Bancorp common stock than otherwise could have been available either in the market generally and/or in a takeover.

A more detailed discussion of these and other provisions of KNBT Bancorp’s articles of incorporation and bylaws and the PBCL is set forth below.

Board of Directors. KNBT Bancorp’s articles of incorporation and bylaws require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of KNBT Bancorp common stock will not have cumulative voting in the election of directors.

Under KNBT Bancorp’s articles of incorporation, any vacancy occurring in its board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director. Any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

KNBT Bancorp’s articles of incorporation provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors’ duties to KNBT Bancorp.

Consideration of Interests. The PBCL provides that in discharging the duties of their respective positions, including in the context of evaluating an offer to acquire KNBT Bancorp, the board of directors, committees of the board and individual directors of a business corporation may, in considering KNBT Bancorp’s best interests, consider the following:

•	the effects of any action upon KNBT Bancorp’s employees, suppliers and customers;

•	the effects of the action upon communities in which offices or other establishments of the corporation are located; and

•	any other factors KNBT Bancorp may consider important.

Limitations on Liability. KNBT Bancorp’s articles of incorporation provide that the personal liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the PBCL as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the PBCL currently provides that directors, but not officers, of corporations that have adopted such a provision will not be so liable, unless:

•	the director has breached or failed to perform the duties of his office in accordance with the PBCL; and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to KNBT Bancorp and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

If Pennsylvania law is amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in KNBT Bancorp’s articles of incorporation limiting the personal liability of directors and officers would automatically incorporate such amendments to the law without further action by shareholders. Similarly, if Pennsylvania law is amended in the future to restrict the ability of a corporation to limit the personal liability of directors, KNBT Bancorp’s articles of incorporation would automatically incorporate such restrictions without further action by shareholders.

The provision limiting the personal liability of KNBT Bancorp’s directors does not eliminate or alter the duty of KNBT Bancorp’s directors; it merely limits personal liability for monetary damages to the extent permitted by the PBCL. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer, if he is also an officer, or arising out of any other capacity in which he serves because the PBCL does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to federal, state or local law.

The provision in KNBT Bancorp’s articles of incorporation which limits the personal liability of directors is designed to ensure that the ability of KNBT Bancorp’s directors to exercise their best business judgment in managing KNBT Bancorp’s affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provision of KNBT Bancorp’s articles of incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable KNBT Bancorp to elect and retain the persons most qualified to serve as directors.

Indemnification of Directors, Officers, Employees and Agents. KNBT Bancorp’s bylaws provide that KNBT Bancorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of KNBT Bancorp, or is or was serving at KNBT Bancorp’s request as a representative of another domestic or foreign corporation for profit or non-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, KNBT Bancorp’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Similar rights to indemnification are provided in the case of derivative and other actions by or in the right of KNBT Bancorp. Indemnification shall not be made with respect to an action by or in the right of KNBT Bancorp as to which the person has been adjudged to be liable to KNBT Bancorp unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. KNBT Bancorp’s bylaws further provide that to the extent that KNBT Bancorp’s representative has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith. Unless otherwise ordered by a court, any indemnification shall be made by KNBT Bancorp only as authorized in the specific case upon a determination that indemnification is proper in the circumstance because such person has met the applicable standard of conduct set forth in the bylaws. Expenses, including attorney’s fees, incurred in defending any action or proceeding shall be paid by KNBT Bancorp in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by KNBT Bancorp.

Special Meetings of Shareholders. KNBT Bancorp’s articles of incorporation contain a provision pursuant to which, except as otherwise provided by law, special meetings of its shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

Shareholder Nominations and Proposals. KNBT Bancorp’s bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, KNBT Bancorp’s principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by KNBT Bancorp in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the conversion and the merger, by December 15, 2003.

KNBT Bancorp’s bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to KNBT Bancorp’s secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at KNBT Bancorp’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by KNBT Bancorp in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion, by December 15, 2003. KNBT Bancorp’s bylaws also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the bylaws. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with KNBT Bancorp’s bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

The procedures regarding shareholder proposals and nominations are intended to provide KNBT Bancorp’s board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of KNBT Bancorp or its shareholders.

Shareholder Action Without a Meeting. KNBT Bancorp’s articles of incorporation provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the shareholders entitled to vote.

Limitations on Acquisitions of Voting Stock and Voting Rights. KNBT Bancorp’s articles of incorporation provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of KNBT Bancorp or (b) any securities convertible into, or exercisable for, any equity securities of KNBT Bancorp if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of KNBT Bancorp. The term “person” is broadly defined in KNBT Bancorp’s articles of incorporation to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to KNBT Bancorp by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by KNBT Bancorp or Keystone or any trustees of such plan, (c) any charitable foundation established by KNBT Bancorp or Keystone and (d) any other offer or acquisition approved in advance by the affirmative vote of 80% of KNBT Bancorp’s board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and KNBT Bancorp’s board of directors may cause the excess shares to be transferred to an independent trustee for sale.

Mergers, Consolidations and Sales of Assets. For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. KNBT Bancorp’s articles of incorporation provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of its board of directors, in which case the majority of the votes cast standard would apply. In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

•	whether or not the “constituent” corporation, in this case, KNBT Bancorp, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

As holder of all of the outstanding Keystone common stock after consummation of the conversion, KNBT Bancorp generally will be able to authorize a merger, consolidation or other business combination involving Keystone without the approval of KNBT Bancorp’s shareholders.

Business Combinations with Interested Shareholders. Under the PBCL, a registered corporation may not engage in a business combination with an interested shareholder except for certain types of business combinations as enumerated under Pennsylvania law. The PBCL defines a “business combination” generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested shareholder or an “affiliate” or “associate” thereof, on the other hand. An “interested shareholder” is defined generally to include any individual, partnership, association or corporation which is the beneficial owner, as defined, of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

Control Transactions. The PBCL includes provisions which allow holders of voting shares of a registered corporation that becomes the subject of a “control transaction” to object to such transaction and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group.” A “control transaction” for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation. “Fair value” for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

Disgorgement by Certain Controlling Shareholders. The PBCL includes provisions which generally provide that any “profit” realized by any person or group who is or was a “controlling person or group” with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group: (1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group.

A “controlling person or group” for purposes of these provisions of the PBCL is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of “controlling person or group” also includes terms which are designed to facilitate a corporation’s determination of the existence of a group and members of a controlling group.

The PBCL excludes certain persons and holders from the definition of a controlling person or group, absent “significant other activities” indicating that a person or group should be deemed a controlling person or group. The PBCL similarly provides that, absent a person or group’s direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Securities Exchange Act of 1934 and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of the PBCL applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and shareholders of the corporation in the prescribed manner.

Actions to recover any profit due to a registered corporation under the disgorgement provisions of the PBCL may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a shareholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a shareholder or the corporations fail to prosecute the action diligently. Although any recovery of profits would be due the corporation, the shareholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

Control-Share Acquisitions. The PBCL includes provisions which generally require that shareholders of a registered corporation approve a “control-share acquisition,” as defined therein. Pursuant to authority contained in the PBCL, KNBT Bancorp’s articles of incorporation contain a provision which provides that the control-share acquisition provisions of the PBCL shall not be applicable to KNBT Bancorp.

Amendment of Governing Instruments. KNBT Bancorp’s articles of incorporation generally provide that no amendment of the articles of incorporation may be made unless it is first approved by its board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), X (applicability of certain provisions of the PBCL), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of KNBT Bancorp’s directors then in office.

KNBT Bancorp’s bylaws may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (director removals) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

Authorized Capital Stock. KNBT Bancorp authorized capital stock consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. The number of KNBT Bancorp’s authorized shares of stock is greater than what it will issue in the conversion. This will provide its board of directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

Issuance of Capital Stock to Directors, Officers and Controlling Persons. KNBT Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to its directors, officers or controlling persons. Thus, KNBT Bancorp could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of KNBT Bancorp capital stock could be issued directly to directors or officers without shareholder approval. The Marketplace Rules of the NASD, however, generally require corporations like KNBT Bancorp with securities which will be quoted on the Nasdaq National Market to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations. KNBT Bancorp plans to submit the proposed stock option plan and stock recognition and retention plan discussed herein to its shareholders for their approval.

The foregoing provisions of KNBT Bancorp’s article of incorporation and bylaws and Pennsylvania law could have the effect of discouraging an acquisition of KNBT Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the common stock.

In addition, certain provisions expected to be included in the proposed stock option plan and stock recognition and retention plan, each of which will not be implemented prior to the receipt of shareholder approval, provide for accelerated benefits to participants in the event of a change in control of KNBT Bancorp or Keystone, as applicable. See “Management—New Stock Benefit Plans.” In addition, certain employment agreements to which KNBT Bancorp is a party provide for specified benefits in the event of a change in control. See “Management—Executive Compensation—Employment, Retirement and Severance Agreements.” The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of KNBT Bancorp.

The board of directors of KNBT Bancorp believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by its board of directors. KNBT Bancorp’s board of directors believes that these provisions are in the best interests of KNBT Bancorp and its future shareholders. In the board of directors’ judgment, KNBT Bancorp’s board of directors is in the best position to determine KNBT Bancorp’s true value and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, the board of directors believes that it is in KNBT Bancorp’s best interests and the best interests of its future shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of KNBT’s Bancorp’s true value and where the transaction is in the best interests of all shareholders.

Regulatory Restrictions

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice. The Bank Holding Company Act provides that no company may acquire “control” of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a bank holding company subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, control of a bank holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. The Federal Reserve Board:

•	may prohibit an acquisition if the acquisition would result in a monopoly, or would be in furtherance of one, or substantially lessen competition, or be in restraint of trade, unless it finds that the anti-competitive effects are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served;

•	in every case, must take into consideration the financial and managerial resources, including the competence, experience, and integrity of the officers, directors, and principal shareholders of the acquiring company, and the future prospects of the bank holding company and its subsidiary banks, and the convenience and needs of the community to be served; and

•	must disapprove any application if the acquiring company fails to assure the Federal Reserve Board that it will provide the information necessary for the Federal Reserve Board to enforce banking laws respecting the acquiror or, if the application involves a foreign bank, the foreign bank is not subject to comprehensive supervision or regulation on a consolidated basis by the appropriate authorities in the foreign bank’s home country.

In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See “The Conversion and the Merger—Restrictions on Transfer of Subscription Rights and Shares.”

EXPERTS

The consolidated financial statements of Keystone Savings Bank as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included herein in reliance upon the report of Grant Thornton LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First Colonial Group, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included herein in reliance upon the report of Grant Thornton LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the publication in this document of the summary of its report to KNBT Bancorp and Keystone setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and its opinion with respect to subscription rights.

LEGAL AND TAX OPINIONS

The legality of the common stock and the federal income tax consequences of the conversion and the merger has been passed upon for KNBT Bancorp and Keystone by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to KNBT Bancorp and Keystone. The Pennsylvania income tax consequences of the conversion has been passed upon for KNBT Bancorp and Keystone by Grant Thornton LLP. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Muldoon Murphy & Faucette LLP, Washington, D.C. The federal income tax consequences of the merger have been passed upon for First Colonial and Nazareth National Bank by Blank Rome LLP, Philadelphia, Pennsylvania.

ADDITIONAL INFORMATION

KNBT Bancorp has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.

Keystone has filed an application for conversion with the Pennsylvania Department of Banking with respect to the conversion. KNBT Bancorp has also filed an application with the Pennsylvania Department of Banking for approval to acquire First Colonial. This prospectus omits certain information contained in those applications. The applications may be examined at the principal office of the Pennsylvania Department of Banking at 333 Market Street, 16th Floor, Harrisburg, Pennsylvania.

In connection with the conversion, KNBT Bancorp will register its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934, and, upon such registration, KNBT Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, KNBT Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the conversion.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Financial Statements of Keystone Savings Bank

Report of Independent Certified Public Accountants	F-2

Financial Statements:

Consolidated Balance Sheets (As of March 31, 2003 (unaudited) and December 31, 2002 and 2001)	F-3

Consolidated Statements of Income (For the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000)	F-4

Consolidated Statement of Retained Earnings (For the three months ended March 31, 2003 (unaudited) and the years ended December 31, 2002, 2001 and 2000)	F-5

Consolidated Statements of Cash Flows (For the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 31, 2002, 2001 and 2000)	F-6

Notes to Consolidated Financial Statements	F-7

All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

The registrant, KNBT Bancorp, Inc., a Pennsylvania corporation, which was incorporated on May 22, 2003, has not yet commenced operations to date; accordingly, the financial statements of KNBT Bancorp, Inc. have been omitted because of their immateriality.

Financial Statements of First Colonial Group, Inc.

Report of Independent Certified Public Accountants	F-27

Financial Statements:

Consolidated Balance Sheets as of March 31, 2003 (unaudited) and December 31, 2002 and 2001	F-28

Consolidated Statements of Income (For the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 2002, 2001 and 2000)	F-29

Consolidated Statement of Changes in Shareholder’s Equity (For the three months ended March 31, 2003 (unaudited) and the years ended December 2002, 2001, and 2000)	F-30

Consolidated Statements of Cash Flows (For the three months ended March 31, 2003 and 2002 (unaudited) and the years ended December 31 2002, 2001 and 2000)	F-32

Notes to Consolidated Financial Statements	F-33

All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

Report of Independent Certified Public Accountants

Board of Trustees

Keystone Savings Bank

We have audited the accompanying consolidated balance sheets of Keystone Savings Bank and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Keystone Savings Bank and Subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

January 27, 2003 (except for note P,

  as to which the date is March 6, 2003)

Keystone Savings Bank and Subsidiary

Consolidated Balance Sheets (in thousands)

	March 31, 2003	December 31,
		2002	2001
	(unaudited)
ASSETS
Cash and due from banks	$9,382	$33,535	$16,100
Interest-bearing deposits with banks	40,399	52,758	35,744

Total cash and cash equivalents	49,781	86,293	51,844
Investment securities available for sale	400,154	294,150	156,785
Federal Home Loan Bank of Pittsburgh stock	8,516	8,011	6,099
Loans receivable, net	514,441	555,526	668,046
Mortgage loans held-for-sale	17,984	23,796	—
Bank owned life insurance	26,688	26,334	20,899
Premises and equipment, net	12,883	12,178	12,118
Accrued interest receivable	5,239	4,964	4,599
Other assets	3,973	4,654	1,655

Total assets	$1,039,659	$1,015,906	$922,045

LIABILITIES AND RETAINED EARNINGS
Liabilities
Deposits	$797,361	$771,825	$772,226
Securities sold under agreements to repurchase	10,013	8,904	5,752
Advances from the Federal Home Loan Bank	103,500	113,500	40,500
Advance payments by borrowers for taxes and insurance	2,426	2,283	2,276
Accrued interest payable	863	711	639
Other liabilities	11,201	7,634	4,864

Total liabilities	925,364	904,857	826,257
Retained earnings—substantially restricted	109,275	106,326	94,316
Accumulated other comprehensive income	5,020	4,723	1,472

Total retained earnings	114,295	111,049	95,788

Total liabilities and retained earnings	$1,039,659	$1,015,906	$922,045

The accompanying notes are an integral part of these statements.

Keystone Savings Bank and Subsidiary

Consolidated Statements of Income (in thousands)

	Three months ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Interest income
Loans receivable, including amortization of origination fees	$10,133	$12,262	$44,188	$50,946	$49,025
Investment securities	3,875	2,527	14,883	8,536	7,976
Other interest	131	138	408	1,011	602

Total interest income	14,139	14,927	59,479	60,493	57,603

Interest expense
Deposits	4,163	6,560	23,099	32,164	29,652
Advances from the Federal Home Loan Bank	1,108	562	3,162	1,806	1,464
Other expense	32	33	155	94	25

Total interest expense	5,303	7,155	26,416	34,064	31,141

Net interest income	8,836	7,772	33,063	26,429	26,462
Provision (recovery) for loan losses	62	(445)	111	391	442

Net interest income after provision (recovery) for loan losses	8,774	8,217	32,952	26,038	26,020

Noninterest income
Deposit charges and service fees	1,583	1,027	5,404	3,981	3,158
Net gains on sales of investment securities	—	1,202	1,202	35	82
Bank owned life insurance	355	350	1,435	899	—
Net gains (losses) on sales of residential mortgages	264	64	900	108	(23)
Net losses on disposition of fixed assets	—	—	(99)	—	—
Net losses on sales of other real estate owned	(21)	—	(28)	(10)	(3)

Total noninterest income	2,181	2,643	8,814	5,013	3,214

Noninterest expense
Compensation and employee benefits	3,735	2,980	13,217	10,414	9,285
Occupancy expenses	470	303	1,369	1,194	914
FDIC insurance premiums	32	34	135	137	138
Advertising	307	150	840	728	653
Data processing	431	435	1,712	1,603	1,366
Depreciation and amortization	381	308	1,317	1,137	1,025
Other	1,550	972	5,978	4,400	4,618

Total noninterest expense	6,906	5,182	24,568	19,613	17,999

Income before income taxes	4,049	5,678	17,198	11,438	11,235
Income taxes	1,100	1,782	5,188	3,326	3,718

Net income	$2,949	$3,896	$12,010	$8,112	$7,517

The accompanying notes are an integral part of these statements.

Keystone Savings Bank and Subsidiary

Consolidated Statement of Retained Earnings

Three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000 (in thousands)

	Retained earnings	Accumulated other comprehensive income (loss)	Comprehensive income	Total
Balance at January 1, 2000	$78,687	$(1,284)		$77,403
Net income	7,517	—	$7,517	7,517
Other comprehensive income, net of reclassification adjustments and taxes	—	2,016	2,016	2,016

Total comprehensive income			$9,533

Balance at December 31, 2000	86,204	732		86,936
Net income	8,112	—	8,112	8,112
Other comprehensive income, net of reclassification adjustments and taxes	—	740	740	740

Total comprehensive income			$8,852

Balance at December 31, 2001	94,316	1,472		95,788
Net income	12,010	—	12,010	12,010
Other comprehensive income, net of reclassification adjustments and taxes	—	3,251	3,251	3,251

Total comprehensive income			$15,261

Balance at December 31, 2002	106,326	4,723		111,049
Net income (unaudited)	2,949	—	2,949	2,949
Other comprehensive income, net of reclassification adjustments and taxes (unaudited)	—	297	297	297

Total comprehensive income (unaudited)			$3,246

Balance at March 31, 2003 (unaudited)	$109,275	$5,020		$114,295

The accompanying notes are an integral part of this statement.

Keystone Savings Bank and Subsidiary

Consolidated Statements of Cash Flows (in thousands)

	Three months ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Operating activities
Net income	$2,949	$3,896	$12,010	$8,112	$7,517
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	381	308	1,317	1,137	1,025
Amortization of discounts on investment securities, net	—	(14)	(521)	82	50
Provision for loan losses	62	(445)	111	391	442
Net gains on sales of investment securities	—	(1,202)	(1,202)	(35)	(82)
Mortgage loans originated for sale	9,859	8,370	37,178	12,127	15,079
Mortgage loan sales	(10,123)	(8,434)	(38,078)	(12,235)	(15,056)
Loss on disposition of fixed assets	—	—	99	—	—
Net losses on sale of real estate owned	21	—	28	10	3
Increase in accrued interest receivable	(629)	(584)	(1,805)	(1,063)	(893)
(Increase) decrease in other assets	529	(1,609)	(4,113)	1,667	(759)
Increase (decrease) in advance payments by borrowers for taxes and insurance	143	326	7	101	(121)
Increase (decrease) in other liabilities and accrued interest payable	3,719	7,419	2,842	(1,973)	3,591

Net cash provided by operating activities	6,911	8,031	7,873	8,321	10,796

Investing activities
Proceeds from sales of real estate owned	84	—	791	337	411
Proceeds from sales of investment securities available for sale	362	61,438	63,844	1,625	3,378
Proceeds from maturities, calls and principal repayments of investment securities available for sale	52,217	18,697	104,037	46,102	20,068
Purchases of investment securities available for sale	(111,556)	(68,480)	(184,848)	(89,818)	(31,203)
Purchases of premises and equipment	(1,086)	(439)	(1,376)	(2,208)	(1,051)
Purchases of Federal Home Loan Bank of Pittsburgh stock	(505)	—	(1,912)	(394)	(301)
Net decrease (increase) in loans	416	2,022	(25,711)	(11,330)	(46,796)
Purchase of bank-owned life insurance	—	(4,000)	(4,000)	(20,000)	—

Net cash provided by (used in) investing activities	(60,068)	9,238	(49,175)	(75,686)	(55,494)

Financing activities
Net increase (decrease) in deposits	25,536	14,803	(401)	58,706	48,151
Net increase in repurchase agreements	1,109	459	3,152	4,123	1,629
Federal Home Loan Bank borrowings	—	10,000	73,000	30,500	—
Federal Home Loan Bank repayments	(10,000)	—	—	(3,000)	(12,000)

Net cash provided by financing activities	16,645	25,262	75,751	90,329	37,780

Net increase (decrease) in cash and cash equivalents	(36,512)	42,531	34,449	22,964	(6,918)
Cash and cash equivalents at beginning of year	86,293	51,844	51,844	28,880	35,798

Cash and cash equivalents at end of year	$49,781	$94,375	$86,293	$51,844	$28,880

Supplemental disclosure of cash flow information
Cash paid during the year for
Income taxes	$95	$500	$4,075	$3,450	$4,660

Interest on deposits, advances and other borrowed money	$5,558	$—	$26,344	$33,956	$31,773

Supplemental disclosure of noncash activities
Mortgage loan securitizations	$47,250	$115,335	$115,335	$—	$—

Reclassification of loans receivable to other real estate owned	$—	$—	$998	$342	$204

The accompanying notes are an integral part of these statements.

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE A—ORGANIZATION

Keystone Savings Bank (the Bank) is a Pennsylvania-chartered mutual savings bank. The Bank provides a range of financial services to individual and corporate customers through its branches in the greater Lehigh Valley area of eastern Pennsylvania. Although the Bank offers numerous financial services, its lending activity is concentrated primarily on residential first mortgage and equity loans secured by real estate located in the greater Lehigh Valley.

The Bank competes with other banking and financial institutions in its primary market areas. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time certificates of deposit and all types of loans. Such institutions, as well as consumer financial and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

The Bank is subject to regulations of certain state and federal agencies and, accordingly, the Bank is periodically examined by such regulatory authorities. As a consequence of the regulation of commercial banking activities, the Bank’s business is particularly susceptible to future state and federal legislation and regulations.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.    Basis of Consolidated Financial Statement Presentation

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The accompanying consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, KLVI, Inc. All intercompany balances and transactions have been eliminated.

The consolidated balance sheet at March 31, 2003, and the consolidated statements of income and cash flows for the three month periods ended March 31, 2003 and 2002, and the consolidated statement of retained earnings for the three month period ended March 31, 2003 are unaudited and, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation have been made. Amounts appearing in the accompanying notes as of March 31, 2003 and for the three month periods ended March 31, 2003 and 2002 are unaudited. The results of operations for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the results that may be attained for an entire fiscal year.

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures About Segments of an Enterprise and Related Information,” redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Bank’s operating segments. Management has determined that the Bank has one operating segment and, accordingly, one reportable segment, “Community Banking.” All of the Bank’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Bank supports the others. For example, consumer and residential mortgage lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. All significant operating decisions are based upon analysis of the Bank as one operating segment.

2.    Cash and Cash Equivalents

For reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits with banks. The Bank maintains cash deposits in other depository institutions that occasionally exceed the amount of deposit insurance available. Management periodically assesses the financial condition of these institutions and believes that the risk of any possible credit loss is minimal. Interest-bearing deposits in other financial institutions consist of short-term investments generally having maturities of less than 30 days.

3.    Investment Securities

The Bank accounts for its investment securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” This standard requires, among other things, that debt and equity securities classified as available for sale be reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of retained earnings, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, could cause fluctuations in the level of retained earnings and equity-related financial ratios as market interest rates cause the fair value of fixed-rate securities to fluctuate.

Investment securities expected to be held for an indefinite period of time are classified as available for sale and are stated at fair value. Gains or losses on the sales of securities available for sale are recognized upon realization utilizing the specific identification method.

The Bank follows SFAS No. 133 as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS No. 138 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The Bank does not have any derivative instruments as of March 31, 2003, December 31, 2002, 2001 or 2000.

SFAS No. 119 “Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments,” requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On-balance-sheet receivables and payables are excluded from this definition. The Bank did not hold any derivative financial instruments as defined by SFAS No. 119 at March 31, 2003, December 31, 2002, 2001 or 2000.

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

4.    Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal and reduced by an allowance for loan losses. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding. The allowance for loan losses is established through a provision for possible loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.

Income recognition of interest is discontinued when, in the opinion of management, the collectibility of such interest becomes doubtful. A loan is generally classified as nonaccrual when the loan is 90 days or more delinquent. Loan origination fees and certain direct origination costs are deferred and amortized over the life of the related loans as an adjustment to the yield on loans receivable in a manner which approximates the interest method.

The allowance for loan losses is maintained at an amount management deems adequate to cover estimated losses. In determining the level to be maintained, management evaluates many factors, including current economic trends, industry experience, historical loss experience, industry loan concentrations, the borrowers’ ability to repay and repayment performance, and estimated collateral values. In the opinion of management, the present allowance is adequate to absorb reasonable, foreseeable loan losses. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary based on changes in economic conditions or any of the other factors used in management’s determination. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Charge-offs to the allowance are made when the loan is transferred to real estate owned or other determination of impairment.

The Bank accounts for its impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures.” This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. At March 31, 2003 and December 31, 2002, 2001 and 2000, the Bank had no loans that would be defined as impaired under SFAS No. 114.

The Bank follows SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” which revised the standards for accounting for the securitizations and other transfers of financial assets and collateral. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Transfers of financial assets for which the Bank has surrendered control of the financial assets are accounted for as sales to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. Retained

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

interests in a sale or securitization of financial assets are measured at the date of transfer by allocating the previous carrying amount between the assets transferred and based on their relative estimated fair values. The fair values of retained debt securities are generally determined through reference to independent pricing information. The fair values of retained servicing rights and any other retained interests are determined based on the present value of expected future cash flows associated with those interests and by reference to market prices for similar assets.

In November 2002, FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN No. 45), was issued. The disclosure requirements of FIN No. 45 are effective for the year ended December 31, 2002 and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. Significant guarantees that have been entered into by the Bank include standby letters of credit, which totaled approximately $2.7 million as of March 31, 2003. The adoption of FIN No. 45 did not have a material impact on the consolidated financial statements.

5.    Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation, and include expenditures for new facilities, major betterments and renewals. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method based upon the estimated useful lives of the related assets.

On January 1, 2002, the Bank adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of this statement did not have an impact on the financial condition or results of operations of the Bank.

6.    Other Real Estate Owned

Real estate acquired through foreclosure is classified as other real estate owned (OREO). OREO is carried at the lower of cost (lesser of carrying value of loan or fair value at date of acquisition) or fair value less estimated costs to sell. Any reductions in value, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Any subsequent reductions in value are charged through earnings. Costs relating to the development or improvement of the property are capitalized; holding costs are charged to expense.

7.    Income Taxes

Under the liability method deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these temporary differences are estimated to reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of accounts resulting in differences between assets and liabilities for financial statement and tax return purposes are allowance for loan losses, deferred loan fees and accumulated depreciation.

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

The Bank and KLVI, Inc. file separate state income tax returns. Management of the Bank anticipates that it will be able to recover the undistributed earnings of KLVI, Inc., the Bank’s wholly-owned Delaware Investment Subsidiary, free of state income taxes, and therefore does not provide for state income taxes on these earnings.

8.    Advertising Costs

The Bank expenses advertising costs as incurred.

9.    Employee Benefit Plans

The Bank follows SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which revised employers’ disclosures about pension and other postretirement benefit plans. It eliminated certain current disclosures and requires additional information about changes in the benefit obligation and the fair values of plan assets. It also standardized the requirements for pensions and other postretirement benefit plans to the extent possible, and illustrates combined formats for the presentation of pension plan and other postretirement benefit plan disclosures. The Bank has certain employee benefit plans covering substantially all employees. The Bank expenses such costs as incurred.

10.    Bank Owned Life Insurance (BOLI)

The Bank enters into investments of bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the corporation on a chosen group of employees. The Bank is the owner and beneficiary of the policies. This pool of insurance, due to tax advantages to the Bank, is profitable to the corporation. This profitability is used to offset a portion of future benefit cost increases. Earnings from BOLI are recognized as non-interest income.

11.    Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires the Bank to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans and deposits.

12.    Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” established new standards for reporting comprehensive income, which includes net income as well as certain other items which result in a change to equity during the period.

The income tax effects allocated to comprehensive income for the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000 is as follows (in thousands):

	March 31, 2003 (unaudited)
	Before tax amount	Tax benefit (expense)	Net of tax amount
Unrealized gains on securities
Unrealized holding gains arising during period	$448	$(151)	$297
Less reclassification adjustment for gains realized in net income	—	—	—

Other comprehensive income, net	$448	$(151)	$297

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

	December 31, 2002
	Before tax amount	Tax benefit (expense)	Net of tax amount
Unrealized gains on securities
Unrealized holding gains arising during period	$6,266	$(2,222)	$4,044
Less reclassification adjustment for gains realized in net income	(1,202)	(409)	(793)

Other comprehensive income, net	$5,064	$(1,813)	$3,251

	December 31, 2001
	Before tax amount	Tax benefit (expense)	Net of tax amount
Unrealized gains on securities
Unrealized holding gains arising during period	$938	$(174)	$764
Less reclassification adjustment for gains realized in net income	(35)	(11)	(24)

Other comprehensive income, net	$903	$(163)	$740

	December 31, 2000
	Before tax amount	Tax benefit (expense)	Net of tax amount
Unrealized gains on securities
Unrealized holding gains arising during period	$3,359	$(1,293)	$2,066
Less reclassification adjustment for gains realized in net income	82	(32)	50

Other comprehensive income, net	$3,277	$(1,261)	$2,016

13.    Reclassifications

Certain 2002, 2001 and 2000 amounts have been reclassified to conform to the March 31, 2003 consolidated financial statement presentation.

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE C—INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of the Bank’s investment securities available for sale are as follows:

	March 31, 2003 (unaudited)
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Available for sale
U.S. Government and agencies	$22,661	$199	$—	$22,860
Obligations of states and political subdivisions	48,840	2,241	(204)	50,877

Asset-managed funds
Adjusted rate mortgage portfolio	4,939	—	(29)	4,910
Mortgaged-backed securities
GNMA	3,000	81	—	3,081
FHLMC	18,814	380	(15)	19,179
FNMA	112,489	3,821	(8)	116,302
Other CMO’s	149,243	736	(702)	149,277

	283,546	5,018	(725)	287,839
Corporate and other debt securities	32,563	1,125	(20)	33,668

	$392,549	$8,583	$(978)	$400,154

	December 31, 2002
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Available for sale
U.S. Government and agencies	$30,677	$398	$—	$31,075
Obligations of states and political subdivisions	38,935	2,148	(44)	41,039

Asset-managed funds
Adjusted rate mortgage portfolio	4,939	—	(25)	4,914
Mortgaged-backed securities
GNMA	3,234	93	—	3,327
FHLMC	17,963	390	(5)	18,348
FNMA	73,743	2,382	(24)	76,101
Other CMO’s	83,449	862	(137)	84,174

	178,389	3,727	(166)	181,950
Corporate and other debt securities	34,053	1,132	(13)	35,172

	$286,993	$7,405	$(248)	$294,150

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE C—INVESTMENT SECURITIES—Continued

	December 31, 2001
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(in thousands)
Available for sale
U.S. Government and agencies	$8,445	$13	$(21)	$8,437
Obligations of states and political subdivisions	29,040	811	(291)	29,560

Asset-managed funds
Adjusted rate mortgage portfolio	4,938	—	(29)	4,909
Mortgaged-backed securities
GNMA	563	45	—	608
FHLMC	3,063	82	(5)	3,140
FNMA	6,845	28	(6)	6,867
Other CMO’s	64,849	733	(481)	65,101

	75,320	888	(492)	75,716
Corporate and other debt securities	36,937	1,261	(45)	38,153
Other	10	—	—	10

	$154,690	$2,973	$(878)	$156,785

The amortized cost and fair value of the Bank’s investment and mortgage-backed securities available for sale at March 31, 2003, by contractual maturity, are shown below (unaudited). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for sale
	Amortized cost	Fair value
	(in thousands)
Investment securities
Due in one year or less	$12,408	$12,640
Due after one year through five years	42,804	43,901
Due after five years through ten years	3,600	3,639
Due after ten years	45,252	47,225

	104,064	107,405

Asset managed funds	4,939	4,910
Mortgage-backed securities	283,546	287,839

	288,485	292,749

	$392,549	$400,154

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE C—INVESTMENT SECURITIES—Continued

Gross gains of $-0- and losses of $-0- were realized on sales of investment securities classified as available for sale during the three months ended March 31, 2003. Gross gains of $1,202,000 and losses of $-0- were realized on sales of investment securities classified as available for sale during the three months ended March 31, 2002, and for the year ended December 31, 2002. Gross gains of $37,000 and losses of $2,000 were realized on sales of investment securities classified as available for sale for the year ended December 31, 2001. Gross gains of $82,000 and losses of $-0- were realized on sales of investment securities classified as available for sale for the year ended December 31, 2000.

As of March 31, 2003, securities having a book value of $17,500,000 were pledged to secure public deposits, outstanding advances and for other purposes as required by law.

NOTE D—LOANS

A summary of loans receivable follows (in thousands):

	March 31, 2003	December 31,
		2002	2001
	(unaudited)
Real estate
Mortgage	$332,634	$396,604	$530,014
Construction	62,732	59,363	54,092

Total real estate loans	395,366	455,967	584,106
Commercial business loans	12,159	10,050	4,399
Consumer loans	152,481	143,731	112,161

Total loans	560,006	609,748	700,666
Less
Mortgage loans held-for-sale	(17,984)	(23,796)	—
Loans in process	(22,111)	(24,263)	(23,552)
Deferred fees	(2,781)	(3,236)	(5,682)
Allowance for loan losses	(2,689)	(2,927)	(3,386)

Net loans	$514,441	$555,526	$668,046

Loans whose borrowers were contractually delinquent 90 days or more totaled $2,017,000, $2,495,000 and $2,690,000 at March 31, 2003 and December 31, 2002 and 2001, respectively. The amount of interest income not recognized on loans more than 90 days delinquent was approximately $25,000, $24,000, $66,000, $81,000 and $56,000 for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, respectively. At March 31, 2003, there were no commitments to lend additional funds to borrowers whose loans are classified as nonaccrual.

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE D—LOANS—Continued

Activity in the allowance for loan losses is as follows (in thousands):

	Three months ended March 31,		Year ended December 31,
	2003	2002	2003	2002	2001
	(unaudited)
Balance, beginning	$2,927	$3,386	$3,386	$3,337	$3,101
Provision charged to operations	62	(445)	111	391	442
Loans charged off	(312)	(157)	(623)	(378)	(246)
Recoveries of loans previously charged off	12	5	53	36	40

Balance, end	$2,689	$2,789	$2,927	$3,386	$3,337

NOTE E—PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows (in thousands):

	Estimated useful lives	March 31, 2003	December 31,
			2002	2001
		(unaudited)
Land	Indefinite	$1,829	$1,829	$1,829
Buildings and leasehold improvements	30–50 years	10,560	10,559	9,979
Furniture and fixtures	3–10 years	12,295	11,210	10,469

		24,684	23,598	22,277
Less accumulated depreciation and amortization		(11,801)	(11,420)	(10,159)

		$12,883	$12,178	$12,118

NOTE F—ASSET SECURITIZATIONS AND CAPITALIZED SERVICING ASSETS

1.    Asset Securitization

In March 2003, the Bank securitized approximately $47.2 million of one-to-four family residential mortgage loans in a guaranteed mortgage securitization with the Federal National Mortgage Association. The Bank recognized no gain or loss on the transaction as it retained all of the resulting securities. All of the resulting securities were classified as investment securities available for sale. In March 2002, the Bank securitized approximately $115.3 million of one-to-four family residential mortgage loans in a guaranteed mortgage securitization with the Federal National Mortgage Association. The Bank sold $61.4 million to various investors and recognized a gain of $1.2 million on the transaction. The remaining $53.9 million of loans securitized were retained by the Bank and classified as investments securities available for sale. No gain or loss was recognized on the securities retained. The Bank retained the servicing rights on all of the loans securitized and allocated $736 thousand of the carrying value of the loans to capitalized servicing assets.

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE F—ASSET SECURITIZATIONS AND CAPITALIZED SERVICING ASSETS—Continued

At March 31, 2003, and December 31, 2002, the Bank’s retained securities had an aggregate amortized cost of $84.8 million and $44.1 million and an aggregate estimated fair value of $88.1 million and $46.0 million. The estimated fair values were obtained from independent pricing sources and management does not anticipate that a hypothetical adverse change from expected pricing assumptions would have a significant impact on the fair value of the subordinated retained securities. During the period ending March 31, 2003 and the year ending December 31, 2002, the Bank received $12.2 million and $7.3 million in principal and interest payments on the retained securities and $16,420. and $24,377 in servicing fees from FNMA. At March 31, 2003, the Bank held $288 million of residential mortgage loans, $3.6 million of which were past due 30 days or more. The Bank had no credit losses during the period end March 31, 2003. At December 31, 2002, the Bank held $362 million of residential mortgage loans, $3.5 million of which were past due 30 days or more. The Bank had $33,000. Credit losses during the period end December 31, 2002.

2.    Capitalized Servicing Assets

Changes in capitalized servicing assets were as follows:

	Year ended December 31,
	2002	2001	2000
	(in thousands)
Balance, beginning	$567	$701	$646
Amortizations	(287)	(114)	(50)
Sales	1,020	102	217
Valuation allowance	(389)	(122)	(112)

Ending balance, net	$911	$567	$701

	Period ended March 31,
	2003	2002
	(in thousands)
Balance, beginning	$911	$567
Amortizations	(166)	(55)
Sales	57	807
Valuation allowance	(199)	(66)

Ending balance, net	$603	$1,385

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE G—DEPOSITS

Deposits are as follows (in thousands):

	March 31, 2003	December 31,
		2002	2001
	(unaudited)
Savings and club accounts	$122,266	$115,289	$102,940
Checking accounts	128,525	118,036	105,828
Money market deposits	157,747	149,225	121,413
Time deposits	342,363	343,749	394,708
Time deposits $100,000 or more	46,460	45,526	47,337

	$797,361	$771,825	$772,226

Maturities of time deposits at March 31, 2003 are as follows (unaudited) (in thousands):

2004	$ 206,175
2005	101,925
2006	40,115
2007	13,418
Thereafter	27,190

$ 388,823

Interest expense on deposits is as follows (in thousands):

	Three months ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Savings and club accounts	$307	$392	$1,680	$2,127	$2,353
Checking accounts	113	111	466	846	968
Money market deposits	626	695	2,784	3,512	3,096
Time deposits	3,117	5,362	18,169	25,679	23,235

	$4,163	$6,560	$23,099	$32,164	$29,652

NOTE H—BORROWINGS

1.    Federal Home Loan Bank (FHLB) Advances

Federal Home Loan Bank (FHLB) advances at March 31, 2003, December 31, 2002 and 2001 totaled $103,500,000, $113,500,000 and $40,500,000, respectively. The advances are collateralized by FHLB stock and otherwise unencumbered qualified assets. The fair value of such collateral for these advances totaled approximately $547,402,000. These advances had a weighted average interest rate of 4.31%, 3.87% and 5.28% for the three months ended March 31, 2003 and for the years ended December 31, 2002 and 2001, respectively. Advances are made pursuant to several different credit programs offered from time to time by the FHLB. At December 31, 2002 or 2001, the Bank did not have a line of credit with the FHLB.

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE H—BORROWINGS—Continued

Outstanding borrowings at March 31, 2003 mature as follows (unaudited) (in thousands):

2004	$ 16,500
2005	3,000
2006	5,000
2007	8,500
2008	15,000
Thereafter	55,500

$ 103,500

2.    Securities Sold Under Agreements to Repurchase

The Bank, pursuant to a designated cash management agreement, utilizes securities sold under agreements to repurchase as vehicles for customers’ sweep and term investment products. Securitization under these cash management agreements are in U.S. Treasury Securities and obligations of states and political subdivisions securities.

These securities are held in a third party custodian’s account, designated by the Banks under a written custodial agreement that explicitly recognizes the Banks’ interest in the securities.

Detail of securities sold under agreements to repurchase are as follows (in thousands, except percentages):

	Three months ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Average balance outstanding	$8,906	$6,176	$9,033	$5,743	$1,014
Maximum amount outstanding any month-end during the period	10,013	6,211	10,051	5,752	1,629
Balance outstanding at end of period	10,013	6,211	8,904	5,752	1,629
Average interest rate during the period	1.63%	2.38%	2.08%	3.79%	5.38%
Weighted-average interest rate at end of period	1.63%	2.38%	2.08%	3.79%	5.38%

NOTE I—INCOME TAXES

The components of income taxes are as follows for the years ended (in thousands):

	Three months ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Current
Federal	$1,142	$1,268	$5,232	$3,280	$3,931
State	37	268	128	(56)	—

	1,179	1,536	5,360	3,224	3,931

Deferred
Federal	(79)	246	(172)	102	(213)

	$1,100	$1,782	$5,188	$3,326	$3,718

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE I—INCOME TAXES—Continued

The reconciliation of the tax computed at the statutory rate is as follows (in thousands):

	Three months ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Tax expense at statutory rate of 35%	$1,417	$1,990	$6,019	$3,888	$3,820
Increase (decrease) resulting from
Tax-exempt income	(316)	(246)	(1,036)	(657)	—
State tax expense, net of federal benefit	16	174	84	19	(196)
Other, net	(17)	(136)	121	76	94

Income tax expense	$1,100	$1,782	$5,188	$3,326	$3,718

Deferred tax assets and liabilities consist of the following (in thousands):

	March 31, 2003	December 31,
		2002	2001
	(unaudited)
Deferred tax assets
Deferred compensation	$775	$773	$221
Allowance for loan losses	942	1,025	1,132
Other	355	286	—

	2,072	2,084	1,353

Deferred tax liabilities
Depreciation	844	819	670
Mortgage service rights	304	412	—
Unrealized gains on securities available for sale	2,585	2,434	623

	3,733	3,665	1,293

Net deferred tax (liability) asset	$(1,661)	$(1,581)	$60

The Bank is not required to recapture approximately $9,800,000 of its tax bad debt reserve, attributable to bad debt deductions taken by it prior to 1988, as long as the Bank continues to operate as a bank under federal tax law and does not use the reserve for any other purpose. In accordance with SFAS No. 109, the Bank has not recorded any deferred tax liability on this portion of its tax bad debt reserve. The tax that would be paid were the Bank ultimately required to recapture that portion of the reserve would amount to approximately $3,400,000.

The Bank and KLVI, Inc. file separate state income tax returns. Because management of the Bank anticipates that it will be able to recover the undistributed earnings of KLVI, Inc., the Bank’s wholly-owned subsidiary, free of state income taxes, the Bank does not provide for state income taxes on these earnings.

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE J—RETIREMENT PLANS

1.    Defined Benefit Plans

The Bank participates in multiple employer defined benefit pension plan, which covers substantially all employees with 1,000 hours of services during the plan year. Benefits are generally based on years of service and the highest average compensation of five consecutive years of employment. It is the bank’s policy to fund the amount which satisfies the statutory requirements under the Employee Retirement Income Security Act. Bank contributions to the multiple employee pension plan for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000 were approximately $215,000, $-0-, $529,000, $239,000 and $34,000, respectively.

2.    Defined Contribution Plan

The Bank also has a 401(k) plan which covers substantially all employees. Employees may elect to defer 1% to 20% of their compensation per year. The Bank will match 50% of contributions up to 6% of compensation per year. Contributions to the 401(k) plan totaled approximately $69,000, $50,000, $222,000, $167,000 and $184,000 for three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE K—FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Bank had to use significant estimates and present value calculations to prepare this disclosure, as required by SFAS No. 107. Accordingly, the information presented below does not purport to represent the aggregate net fair value of the Bank.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Estimated fair values have been determined by the Bank using what management believes to be the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2002 and 2001 are set forth below.

For cash and due from banks and interest-bearing deposits with banks, the recorded book values of approximately $86,293,000 and $51,844,000 are deemed to approximate fair values at December 31, 2002 and 2001, respectively. The estimated fair values of investment and mortgage-backed securities are based on quoted market prices, if available. If quoted market prices are not available, the estimated fair values are based on quoted market prices of comparable instruments.

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE K—FAIR VALUE OF FINANCIAL INSTRUMENTS—Continued

The fair values of loans are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest is deemed to approximate fair value.

	2002		2001
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(in thousands)
Investment and mortgage-backed securities	$294,150	$294,150	$156,785	$156,785
Federal Home Loan Bank of Pittsburgh stock	8,011	8,011	6,099	6,099
Loans receivable	582,249	604,159	671,432	688,831

The estimated fair values of demand deposits (i.e., interest- and noninterest-bearing checking accounts, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

	2002		2001
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(in thousands)
Time deposits	$398,179	$393,111	$442,045	$446,785

The fair values of the FHLB advances totaling approximately $113,500,000 and $40,500,000 are estimated to approximate their recorded book balances at December 31, 2002 and 2001, respectively.

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

NOTE L—FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE L—FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK—Continued

The Bank had the following approximate off-balance-sheet financial instruments whose contract amounts represent credit risk (in thousands):

	March 31, 2003	December 31,
		2002	2001
	(unaudited)
Commitments to extend credit
Residential mortgages	$22,065	$19,007	$11,517
Other mortgages	26,730	1,663	1,075
Home equity lines of credit, secured by mortgages	27,886	26,590	23,206
Commercial lines of credit	45,553	48,880	22,354
Unsecured lines of credit, including credit cards	9,069	8,712	7,650
Letters of credit	2,738	3,366	2,852
Consumer (auto personal)	2,327	—	—
Commercial unsecured	103	—	—

	$136,471	$108,218	$68,654

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include guarantees, personal or commercial real estate, accounts receivable, inventory and equipment.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contracts entered into by customers. Most guarantees extend for one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral to support these commitments.

Substantially all of the Bank’s loans are secured by real estate in the Lehigh Valley area of eastern Pennsylvania. Loans purchased from other financial institutions or participation in loans originated by other financial institutions constitute less than 1% of the Bank’s loans outstanding. Accordingly, the Bank’s primary concentration of credit risk is related to the real estate market in the Lehigh Valley and the ultimate collectibility of this portion of the Bank’s loan portfolio is susceptible to changes in economic conditions in that area.

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE M—LEASE COMMITMENTS

The Bank has entered into several noncancellable operating lease agreements for its branch banking facilities. The Bank is responsible for pro rata operating expense escalations. The approximate minimum annual rental payments at March 31, 2003 under these leases are as follows (unaudited) (in thousands):

2004	$614
2005	559
2006	468
2007	351
2008	227
Thereafter	2,700

$4,919

Lease expense for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000 was $157,000, $95,000, $474,000, $339,000 and $218,000, respectively.

NOTE N—REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of March 31, 2003, management believes that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “adequately-capitalized,” the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE N—REGULATORY MATTERS—Continued

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For capital adequacy purposes			To be well- capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(in thousands, except percentages)
As of March 31, 2003 (unaudited)

Total capital (to risk-weighted assets)	$111,875	18.89%	$47,369	≥	8.00%	$59,212	≥	10.00%
Tier I capital (to risk-weighted assets)	109,186	18.44	23,685	≥	4.00	35,527	≥	6.00
Tier I capital (to average assets)	109,186	10.78	40,514	≥	3.00	40,514	≥	4.00

As of December 31, 2002

Total capital (to risk-weighted assets)	$109,137	18.69%	$46,702	≥	8.00%	$58,378	≥	10.00%
Tier I capital (to risk-weighted assets)	106,210	18.19	23,351	≥	4.00	35,027	≥	6.00
Tier I capital (to average assets)	106,210	10.78	29,557	≥	3.00	39,410	≥	4.00

As of December 31, 2001

Total capital (to risk-weighted assets)	$97,616	17.71%	$44,100	≥	8.00%	$55,125	≥	10.00%
Tier I capital (to risk-weighted assets)	94,230	17.09	22,050	≥	4.00	33,075	≥	6.00
Tier I capital (to average assets)	94,230	10.50	26,932	≥	3.00	35,909	≥	4.00

Keystone Savings Bank and Subsidiary

Notes to Consolidated Financial Statements—Continued

March 31, 2003 (Unaudited), December 31, 2002, 2001 and 2000

NOTE O—PLAN OF MHC REORGANIZATION

On August 26, 2002, the Board of Trustees of Keystone Savings Bank, Bethlehem, Pennsylvania (the Bank), a Pennsylvania-chartered mutual savings bank adopted a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company (the MHC Plan), pursuant to which the Bank proposed to reorganize into the mutual holding company form of organization and operate as an indirect subsidiary of a mutual holding company (the MHC Reorganization).

NOTE P—MUTUAL TO STOCK CONVERSION AND MERGER

On March 6, 2003, the Bank and First Colonial Group, Inc. (First Colonial) (NASDAQ: FTCG), the parent company of Nazareth National Bank and Trust Company entered into a definitive merger agreement (the Merger Agreement). The transaction involves the conversion of Keystone Savings Bank from a mutual savings bank to a stock savings bank, the formation of a holding company, KNBT Bancorp, Inc. (KNBT); and the mergers of First Colonial into KNBT and Nazareth National Bank and Trust Company into the Bank. Each issued and outstanding share of First Colonial common stock will be valued at $37.00 and exchanged for shares of KNBT common stock based on the initial public offering (IPO) price of KNBT common stock. The Merger Agreement is subject to both regulatory and shareholder approval as well as the successful completion of the Bank’s consummation of its mutual-to-stock conversion as well as KNBT’s IPO. The transaction is anticipated to close in the fourth quarter of 2003. Upon execution of the Merger Agreement, the Bank terminated its previously adopted MHC Plan discussed in Note N.

Report of Independent Certified Public Accountants

Board of Directors and Shareholders

First Colonial Group, Inc.

We have audited the accompanying consolidated balance sheets of First Colonial Group, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Colonial Group, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/    Grant Thornton LLP

Philadelphia, Pennsylvania

January 16, 2003 (except for Note X as to which

the date is March 6, 2003)

FIRST COLONIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	At March 31, 2003	At December 31,
		2002	2001
	(Unaudited)
	(Dollars in Thousands)
ASSETS
Total Cash and Cash Equivalents	$20,698	$22,741	$17,270
Interest-Bearing Deposits With Banks	10,547	5,002	919
Investments Securities Held-to-Maturity (Fair Value: March 31, 2003 (unaudited) $69,831; Dec. 31, 2002—$30,791; Dec. 31, 2001—$23,160)	69,461	30,297	23,004
Investment Securities Available-for-Sale	254,930	283,481	181,302
Mortgage Loans Held-for-Sale	848	1,263	3,808
Loans	252,624	255,844	225,757
Less: Allowance for Possible Loan Losses	(3,112)	(3,084)	(2,264)

Net Loans	249,512	252,760	223,493
Premises and Equipment, Net	6,399	6,375	6,562
Accrued Interest Income	2,914	3,142	2,888
Other Real Estate Owned	180	—	93
Goodwill, Net	127	127	127
Other Assets	5,102	6,404	5,678

TOTAL ASSETS	$620,718	$611,592	$465,144

LIABILITIES
Deposits
Non-Interest-Bearing Deposits	$69,115	$64,150	$57,931
Interest-Bearing Deposits (Includes Certificates of Deposit in Excess of $100: March 31, 2003 (unaudited)—$9,734; Dec. 31, 2002—$4,019; Dec. 31, 2001—$11,592)	414,262	408,648	321,955

Total Deposits	483,377	472,798	379,886
Securities Sold Under Agreements to Repurchase	8,774	8,801	8,380
Long-Term Debt	67,039	67,921	34,804
Guaranteed Preferred Beneficial Interest in the Company’s Subordinated Debentures	15,000	15,000	—
Accrued Interest Payable	3,167	3,129	3,949
Other Liabilities	2,873	3,629	2,799

TOTAL LIABILITIES	580,230	571,278	429,818

SHAREHOLDERS’ EQUITY
Preferred Stock, Par Value $5.00 a share Authorized: 500,000 shares, none issued	—	—	—
Common Stock, Par Value $5.00 a share Authorized: 10,000,000 shares Issued and Outstanding: 2,239,861 shares at March 31, 2003 (unaudited); 2,217,971 shares at Dec. 31, 2002 and 2,085,778 shares at Dec. 31, 2001	11,199	11,090	10,429
Additional Paid-In Capital	21,154	20,786	18,304
Retained Earnings	8,950	8,430	8,581
Less: Treasury Stock at Cost:
No shares at March 31, 2003 (unaudited) and Dec. 31, 2002; 2,463 shares at Dec. 31, 2001	—	—	(59)
Less: Deferred Stock Compensation:
No shares at March 31, 2003 (unaudited); 10,500 shares at Dec. 31, 2002 and no shares at Dec. 31, 2001	—	(220)	—
Employee Stock Ownership Plan Debt	(1,093)	(1,093)	(1,235)
Accumulated Other Comprehensive Income (Loss)	278	1,321	(694)

TOTAL SHAREHOLDERS’ EQUITY	40,488	40,314	35,326

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$620,718	$611,592	$465,144

See accompanying notes to consolidated financial statements.

FIRST COLONIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended December 31,
	March 31, 2003	March 31, 2002	2002	2001	2000
	(Unaudited)
	(Dollars in Thousands, except per share data)
INTEREST INCOME
Interest and Fees on Loans	$4,176	$4,264	$17,452	$18,596	$18,116
Interest on Investment Securities
Taxable	2,758	2,368	9,847	9,515	9,440
Tax-Exempt	610	438	2,074	1,756	1,567
Interest on Deposits with Banks and Federal Funds Sold	35	40	157	168	164

Total Interest Income	7,579	7,110	29,530	30,035	29,287

INTEREST EXPENSE
Interest on Deposits	2,139	2,479	9,723	11,521	11,414
Interest on Short-Term Debt	27	58	189	459	588
Interest on Long-Term Debt	730	498	2,082	1,989	1,945
Interest on Trust-Preferred Securities	181	—	416	—	—

Total Interest Expense	3,077	3,035	12,410	13,969	13,947

NET INTEREST INCOME	4,502	4,075	17,120	16,066	15,340
Provision for Possible Loan Losses	200	400	1,541	580	375

Net Interest Income After Provision for Possible Loan Losses	4,302	3,675	15,579	15,486	14,965

OTHER INCOME
Trust Revenue	285	284	1,197	1,287	1,245
Service Charges on Deposit Accounts	619	599	2,586	2,335	2,019
Investment Securities Gains, Net	765	369	1,253	929	174
Gains on Sales of Mortgage Loans	417	76	1,122	346	59
Other Operating Income	180	229	749	710	825

Total Other Income	2,266	1,557	6,907	5,607	4,322

OTHER EXPENSES
Salaries and Employee Benefits	2,576	2,047	9,055	8,224	7,437
Net Occupancy and Equipment Expense	643	666	2,463	2,528	2,392
Impairment of Mortgage Servicing Rights	637	—	—	—	—
Other Operating Expenses	1,645	1,565	6,093	5,976	7,116

Total Other Expenses	5,501	4,278	17,611	16,728	16,945

Income Before Income Taxes	1,067	954	4,875	4,365	2,342
Income Taxes	135	143	877	808	270

NET INCOME	$932	$811	$3,998	$3,557	$2,072

PER SHARE DATA(1)
Net Income—Basic	$0.43	$0.37	$1.85	$1.69	$0.99

Net Income—Diluted	$0.41	$0.37	$1.82	$1.68	$0.99

Cash Dividends	$0.19	$0.18	$0.74	$0.70	$0.67

(1)	Per share data has been adjusted to reflect the 5% stock dividends of May 2002, June 2001 and June 2000.

See accompanying notes to consolidated financial statements.

FIRST COLONIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Deferred Stock Compensation	Treasury Stock	ESOP Debt	Accumulated Other Comprehensive Income (Loss)	Total
	(Dollars in Thousands)
Balance at December 31, 1999	$9,242	$15,674	$8,968	$—	$—	$(1,320)	$(4,321)	$28,243
2000
Comprehensive Income
Net Income			2,072					2,072
Other Comprehensive Income
Net of Reclassification Adjustments and Taxes							4,358	4,358

Total Comprehensive Income								6,430
Sale of Common Stock under Dividend Reinvestment Plan (21,177 shares)	106	207						313
Sale of Common Stock under Directors Stock Option Plan (332 shares)	2							2
Cash Dividends Paid			(1,406)					(1,406)
Stock Dividend of 5% (92,752 shares)	464	1,078	(1,542)					—
Cash Paid in Lieu of Fractional Shares			(2)					(2)
ESOP Loan Payment						115		115
Loan to ESOP						(172)		(172)
Unallocated ESOP Shares Committed to Employees (6,334 shares)		(2)						(2)

Balance at December 31, 2000	9,814	16,957	8,090	—	—	(1,377)	37	33,521

2001
Comprehensive Income
Net Income			3,557					3,557
Other Comprehensive Income Net of Reclassification Adjustments and Taxes							(731)	(731)

Total Comprehensive Income								2,826
Sale of Common Stock under Dividend Reinvestment Plan (19,907 shares)	100	228						328
Sale of Common Stock under Stock Option Plan (4,692 shares)	23	36						59
Purchase of Treasury Shares (2,463 shares)					(59)			(59)
Cash Dividends Paid			(1,489)					(1,489)
Stock Dividend of 5% (98,480 shares)	492	1,083	(1,575)					—
Cash Paid in Lieu of Fractional Shares			(2)					(2)
ESOP Loan Payment						142		142
Unallocated ESOP Shares Committed to Employees (9,000 shares)		—						—

Balance at December 31, 2001	10,429	18,304	8,581	—	(59)	(1,235)	(694)	35,326

	Common Stock	Additional Paid-In Capital	Retained Earnings	Deferred Stock Compensation	Treasury Stock	ESOP Debt	Accumulated Other Comprehensive Income (Loss)	Total
	(Dollars in Thousands)
2002
Comprehensive Income
Net Income			3,998					3,998
Other Comprehensive Income Net of Reclassification Adjustments and Taxes							2,015	2,015

Total Comprehensive Income								6,013
Deferred Stock Compensation Issued (10,500 shares)	50	170		(220)				—
Sale of Common Stock under Dividend Reinvestment Plan (7,287 shares)	37	134						171
Sale of Common Stock under Stock Option Plan (10,063 shares)	50	130						180
Purchase of Treasury Shares (5,850 shares)					(146)			(146)
Sale of Treasury Shares under Dividend Reinvestment Plan (8,313 shares)		(13)			205			192
Cash Dividends Paid			(1,597)					(1,597)
Stock Dividend of 5% (104,843 shares)	524	2,023	(2,547)					—
Cash Paid in Lieu of Fractional Shares			(5)					(5)
ESOP Loan Payment						142		142
Unallocated ESOP Shares Committed to Employees (8,300 shares)		38						38

Balance at December 31, 2002	11,090	20,786	8,430	(220)	—	(1,093)	1,321	40,314

2003
Comprehensive Income (Loss)
Net Income			932					932
Change in Unrealized Securities Gains, Net							(1,043)	(1,043)

Total Comprehensive Income (Loss)								(111)
Distribution of Stock Compensation (10,000 shares)				220				220
Sale of Common Stock under Dividend Reinvestment Plan (3,771 shares)	18	80						98
Sale of Common Stock under Stock Option Plans (18,119 shares)	91	288						379
Cash Dividends Paid			(412)					(412)

Balance at March 31, 2003	$11,199	$21,154	$8,950	$—	$—	$(1,093)	$278	$40,488

See accompanying notes to consolidated financial statements.

FIRST COLONIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended December 31,
	March 31, 2003	March 31, 2002	2002	2001	2000
	(Unaudited)
	(Dollars in Thousands)
OPERATING ACTIVITIES
Net Income	$932	$811	$3,998	$3,557	$2,072
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Possible Loan Losses	200	400	1,541	580	375
Depreciation and Amortization	370	352	1,378	1,259	1,120
Accretion of Security Discounts	(29)	(69)	(261)	(365)	(430)
Amortization of Security Premiums	562	206	1,282	426	239
Deferred Taxes	(226)	—	(103)	185	(389)
Amortization of Deferred Fees on Loans	109	58	552	359	479
Gain on Sale of Other Real Estate Owned	—	(6)	(2)	(33)	(119)
Loss from Writedown of Other Real Estate Owned	—	—	—	—	184
Investment Securities Gains, Net	(765)	(369)	(1,253)	(929)	(174)
Gain on Sale of Mortgage Loans	(417)	(76)	(1,122)	(346)	(59)
Mortgage Loans Originated for Sale	(7,406)	(4,889)	(33,053)	(30,190)	(7,718)
Mortgage Loan Sales	16,154	9,672	52,909	44,678	7,718
Changes in Assets and Liabilities
(Increase) Decrease in Accrued Interest Income	228	(108)	(254)	938	(781)
(Decrease) Increase in Accrued Interest Payable	38	(81)	(820)	(1,053)	794
Decrease (Increase) in Other Assets	1,168	(792)	(1,589)	(213)	(439)
Increase (Decrease) in Other Liabilities	(30)	82	270	(1,611)	1,181

Net Cash Provided by Operating Activities	10,888	5,191	23,473	17,242	4,053

INVESTING ACTIVITIES
Proceeds from Calls and Maturities of Securities Available-for-Sale	23,366	15,464	85,796	75,806	13,747
Proceeds from Calls and Maturities of Securities Held-to-Maturity	4,555	4,491	27,182	11,843	1,128
Proceeds from Sales of Securities Available-for-Sale	50,908	28,053	91,433	35,263	8,294
Purchase of Securities Available-for-Sale	(47,022)	(30,789)	(276,235)	(128,424)	(45,625)
Purchase of Securities Held-to-Maturity	(43,768)	(15,959)	(34,362)	(15,033)	(2,334)
Net (Increase) Decrease in Interest-Bearing Deposits With Banks	(5,545)	(18,482)	(4,084)	(824)	5,494
Net Increase in Loans	(5,157)	(11,196)	(47,794)	(18,288)	(25,949)
Purchase of Premises and Equipment	(223)	(21)	(703)	(706)	(703)
Proceeds from Sale of Other Real Estate Owned	—	98	340	704	623

Net Cash Used in Investing Activities	(22,886)	(28,341)	(158,427)	(39,659)	(45,325)

FINANCING ACTIVITIES
Net Increase in Interest and Non-Interest Bearing Demand Deposits, Savings and Money Market Accounts	5,867	24,813	89,591	27,548	12,074
Net Increase (Decrease) in Certificates of Deposit	4,712	(4,524)	3,321	(852)	16,636
Proceeds from Long-Term Debt	—	90	33,126	5,804	12,000
Payments on Long-Term Debt	(882)	(2)	(9)	(5,000)	(8,000)
Net Decrease (Increase) in ESOP Debt	—	—	142	142	(57)
Net (Decrease) Increase in Repurchase Agreements	(27)	3,399	421	1,165	5,485
(Decrease) Increase in Short-Term Debt	—	—	—	(5,695)	5,695
Proceeds from Issuance of Common Stock	477	164	389	387	313
Purchase of Treasury Stock	—	(146)	(146)	(59)	—
Proceeds from the Sale of Treasury Stock	—	80	192	—	—
Proceeds from the Issuance of Guaranteed Preferred Beneficial Interest in Company’s Subordinated Debentures	—	—	15,000	—	—
Distribution of Deferred Stock Compensation	220	—
Cash Dividends Paid	(412)	(388)	(1,597)	(1,489)	(1,406)
Cash Paid in Lieu of Fractional Shares	—	—	(5)	(2)	(2)

Net Cash Provided by Financing Activities	9,955	23,486	140,425	21,949	42,738

Increase (Decrease) in Cash and Cash Equivalents	(2,043)	336	5,471	(468)	1,466
Cash and Cash Equivalents, January 1,	22,741	17,270	17,270	17,738	16,272

Cash and Cash Equivalents, End of Period	$20,698	$17,606	$22,741	$17,270	$17,738

See accompanying notes to consolidated financial statements.

FIRST COLONIAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts presented in the tables are in thousands, except per share data.)

NOTE A—SUMMARY OF ACCOUNTING POLICIES

First Colonial Group, Inc. (“First Colonial”) is a one-bank holding company of Nazareth National Bank and Trust Company (the “Nazareth National Bank”), First C. G. Company, Inc. (“First C. G.”) and First Colonial Statutory Trust I (“Statutory Trust I”). Nazareth National Bank is an independent community bank providing retail and commercial banking services through its 19 offices in Northampton, Lehigh, and Monroe counties in northeastern Pennsylvania.

Nazareth National Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and for various types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of Nazareth National Bank with respect to one or more of the services it renders.

First Colonial and the Nazareth National Bank are subject to regulations of certain state and Federal agencies and, accordingly, they are periodically examined by those regulatory agencies. As a consequence of the extensive regulation of commercial banking activities, Nazareth National Bank’s business is particularly susceptible to being affected by state and Federal legislation and regulation which may have the effect of increasing the cost of doing business.

1.    BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of First Colonial and its wholly-owned subsidiaries, Nazareth National Bank, First C. G., and Statutory Trust I. All significant inter-company balances and transactions have been eliminated.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenditures for the periods. Therefore, actual results could differ significantly from those estimates.

The consolidated balance sheet at March 31, 2003, and the consolidated statements of income and cash flows for the three month periods ended March 31, 2003 and 2002, and the consolidated statement of changes in shareholders’ equity for the three month period ended March 31, 2003 are unaudited and, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation have been made. Amounts appearing in the accompanying notes as of March 31, 2003 and for the three month periods ended March 31, 2003 and 2002 are unaudited. The results of operations for the three months ended March 31, 2003 and 2002 are not necessarily indicative of the results that may be attained for an entire fiscal year.

The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

First Colonial has one reportable segment, “Community Banking”. All of First Colonial’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of First Colonial supports the others. For example, commercial lending is dependent upon the ability of Nazareth National Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of First Colonial as one operating segment or unit. First Colonial has also identified several operating segments. These operating segments within First Colonial’s operations do not have similar characteristics to the community banking operations and do not meet the quantitative thresholds requiring separate disclosure. These non-reportable segments include First C. G. and the Parent.

2.    INVESTMENT SECURITIES

As required by Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, First Colonial classifies debt and marketable equity securities in three categories: trading, available-for-sale and held-to-maturity. Trading securities are measured at fair value, with unrealized holding gains and losses included in income. First Colonial does not have any securities classified as trading securities. Available-for-sale securities are measured at fair value, with unrealized gains and losses, net of tax effect, reported in equity. Investment securities held-to-maturity are principally debt securities and are carried at cost, net of un-amortized premiums and discounts, which are recognized in interest income using the interest method over the period to maturity. First Colonial has the positive intent and ability to hold such securities until maturity. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

3.    MORTGAGE LOANS HELD-FOR-SALE

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses on the sales of loans are also accounted for in accordance with SFAS No. 134, “Accounting for Mortgage Securities Retained after the Securitizations of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise”. This statement requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitizations of a mortgage loan held-for-sale based upon its ability and intent to sell or hold these investments.

4.    LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

Loans receivable that First Colonial has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for possible loan losses. Interest income on loans is accrued using various methods which approximate a constant yield.

Certain origination and commitment fees, and certain direct loan origination costs are deferred and amortized over the contractual life of the related loans. This results in an adjustment of the yield on the related loan.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. Upon such discontinuance, all unpaid accrued interest is reversed.

The allowance for possible loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay.

As required by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”, as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures”, First Colonial measures impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that, as a practical expedient, impairment may be measured based on the observable market price of a loan, or the fair value of the collateral if the loan is collateral dependent. First Colonial measures impairment based on the fair value of the collateral when it determines that foreclosure is probable.

In November 2002, FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN No. 45), was issued. The disclosure requirements of FIN No. 45 are effective for the year ended December 31, 2002 and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. Significant guarantees that have been entered into by the Bank include standby letters of credit, which totaled approximately $ 1.3 million as of March 31, 2003. The adoption of FIN No. 45 did not have a material impact on the consolidated financial statements.

The Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 102, Selected Loan Loss Allowance Methodology and Documentation Issues. SAB 102 provides guidance on the development, documentation, and application of a systematic methodology for determining the allowance for loans and leases in accordance with US GAAP. The issuance of SAB No. 102 did not have a material impact on First Colonial’s financial position or results of operations.

5.    PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of buildings and land improvements is computed principally on the straight-line method, and for equipment, principally on an accelerated method, over the estimated useful lives of the assets.

On January 1, 2002, we adopted SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, but it retains many of the fundamental provisions of that statement. The adoption of this statement did not have a significant impact on the financial condition or the results of operations of First Colonial.

6.    COMPREHENSIVE INCOME

First Colonial follows SFAS No. 130, “Reporting Comprehensive Income”. Comprehensive income consists of net income or loss for the current period and income, expenses, gains, and losses that bypass the income statement and are reported directly in a separate component of equity.

The income tax effects allocated to comprehensive income (loss) are as follows:

	Before Tax Amount	Tax Expense (Benefit)	Net of Tax Amount
For the Three Months Ended March 31, 2003
Unrealized Losses on Securities:
Unrealized Holding Losses Arising During Period	$(2,345)	$797	$(1,548)
Less: Reclassification Adjustment for Gains Realized in Net Income	(765)	260	(1,025)

Other Comprehensive Loss, Net	$(1,580)	$537	$(1,043)

For the Year Ended December 31, 2002
Unrealized Gains on Securities:
Unrealized Holding Gains Arising During Period	$1,802	$(615)	$1,187
Less: Reclassification Adjustment for Gains Realized in Net Income	(1,253)	425	(828)

Other Comprehensive Income, Net	$3,055	$(1,040)	$2,015

For the Year Ended December 31, 2001
Unrealized Losses on Securities:
Unrealized Holding Losses Arising During Period	$(2,039)	$695	$(1,344)
Less: Reclassification Adjustment for Gains Realized in Net Income	(929)	316	(613)

Other Comprehensive Loss, Net	$(1,110)	$379	$(731)

For the Year Ended December 31, 2000
Unrealized Gains on Securities:
Unrealized Holding Gains Arising During Period	$6,431	$(2,188)	$4,243
Less: Reclassification Adjustment for Gains Realized in Net Income	(174)	59	(115)

Other Comprehensive Income, Net	$6,605	$(2,247)	$4,358

7.    ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Statement of Financial Accounting Standards No. 119, “Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments” (“SFAS 119”) requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. First Colonial did not hold any derivative financial instruments as defined by SFAS 119 at March 31, 2003, December 31, 2002, 2001 or 2000.

8.    INCOME TAXES

First Colonial calculates deferred income taxes under the liability method whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

9.    STOCK BASED COMPENSATION

Under First Colonial’s Stock Option Plans, options to acquire shares of common stock are granted to certain officers, key employees and directors.

First Colonial’s Stock Option Plans are accounted for under SFAS No. 123, “Accounting for Stock-Based Compensation”. This standard contains a fair value-based method for valuing stock-based compensation which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under APB Opinion No. 25. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. First Colonial’s stock option plans are accounted for under APB Opinion No. 25. Had compensation cost for the Plans been determined based on the fair value of the options at the grant dates consistent with the method required by SFAS No. 123, “Accounting for Stock-Based Compensation”, First Colonial’s net income and earnings per share would have been reduced to the pro forma amounts indicated below.

		Three Months Ended, March 31,
		2003	2002
		(Unaudited)
Net Income (Loss)	As reported	$932	$811
	Stock-based Compensation Cost Determined under Fair Value Method for all Awards	(1,161)	(95)

	Pro forma	$(229)	$716

Basic earnings (loss) per share	As reported	$0.43	$0.37
	Pro forma	$(0.11)	$0.33
Diluted earnings (loss) per share	As reported	$0.41	$0.37
	Pro forma	$(0.11)	$0.33

		Year Ended December 31,
		2002	2001	2000
Net Income	As reported	$3,998	$3,557	$2,072
	Stock-based Compensation Cost Determined under Fair Value Method for all Awards	(380)	(144)	(135)

	Pro forma	$3,618	$3,413	$1,937

Basic earnings per share	As reported	$1.85	$1.69	$0.99
	Pro forma	$1.67	$1.62	$0.92
Diluted earnings per share	As reported	$1.82	$1.68	$0.99
	Pro forma	$1.63	$1.61	$0.92

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in the three months ended March 31, 2003 and 2002, respectively: dividend yield of 1.8% and 3.3%; expected volatility of 53.5% and 43.5%; risk-free interest rates of 4.1% and 4.9%; and expected lives of 7.7 years and 10 years. The assumptions for the years ended December 31, 2002, 2001 and 2000, respectively were: dividend yield of 3.3%, 4.4% and 2.8%; expected volatility of 43.5%, 26.0% and 27.0%; risk-free interest rates of 4.9%, 5.2% and 6.07%; and expected lives of 10 years. The stock-based compensation cost for the three months ended March 31, 2003 was affected by the accelerated vesting of all stock options as a result of the execution of the merger agreement with Keystone Savings Bank.

10.    EMPLOYEE BENEFIT PLANS

First Colonial has established an Employee Stock Ownership Plan (ESOP) covering eligible employees with one year of service as defined by the ESOP. First Colonial accounts for its ESOP in accordance with Statement of Position (SOP) 93-6, “Employer’s Accounting for Employee Stock Ownership Plans”, issued by the Accounting Standards Division of the American Institute of Certified Public Accountants (AICPA). SOP 93-6 is applied to shares acquired by the ESOP after December 31, 1992.

Employees who qualify may elect to participate in a deferred salary savings 401(k) plan. First Colonial contributes $.50 for each $1.00 up to the first 5% that each employee contributes. First Colonial also has an executive compensation plan which provides additional death, medical and retirement benefits to certain officers.

First Colonial has a deferred compensation plan involving the Directors of First Colonial. This plan provides defined annual payments for 15 years beginning at age 65 or death in exchange for the Directors deferring the payment of a portion of their fees.

First Colonial records the cost of post-retirement medical benefits on the accrual basis as employees render service to earn the benefits and records a liability for the unfunded accumulated post-retirement benefit obligation. The transition obligation, representing the unfunded and unrecognized accumulated past-service benefit obligation for all plan participants, will be amortized on a straight-line basis over a 20-year period.

11.    TRUST ASSETS AND REVENUE

Assets held by the Trust Department of Nazareth National Bank in fiduciary or agency capacities for its customers are not included in the accompanying consolidated balance sheets since such assets are not assets of First Colonial. Operating revenue and expenses of the Trust Department are included under their respective captions in the accompanying consolidated statements of income and are recorded on the accrual basis.

12.    PER SHARE INFORMATION

First Colonial follows the provisions of SFAS No. 128, “Earnings Per Share”. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Share and per share amounts have been retroactively restated to reflect the three 5% stock dividends in May 2002, June 2001 and June 2000.

13.    STATEMENT OF CASH FLOWS

First Colonial considers cash, due from banks and Federal funds sold as cash equivalents for the purposes of the Consolidated Statements of Cash Flows.

Cash paid for interest was $13,230,000, $15,022,000 and $13,153,000, for the years ended December 31, 2002, 2001 and 2000, respectively. Cash paid for taxes was $1,175,000 in 2002, $610,000 in 2001 and $500,000 in 2000.

14.    ADVERTISING COSTS

First Colonial expenses advertising costs as incurred.

15.    TRANSFER AND SERVICING OF ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In September, 2000, SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, was issued. SFAS No. 140 replaces SFAS No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. This new standard also requires certain disclosures, but carries over most of the provisions of SFAS 125. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, for recognition and reclassification of collateral and for disclosures relating to securitizations transactions and collateral, this statement is effective for fiscal years ending after December 15, 2000 with earlier application not allowed and is to be applied prospectively. The adoption of this statement did not have a material impact on First Colonial’s consolidated financial statements.

At March 31, 2003, December 31, 2002, and December 31, 2001, First Colonial had mortgage servicing rights of approximately $1.6 million, $1.6 million, and $1.4 million, respectively. These rights relate to servicing of mortgage loans sold of approximately $151 million, $150 million, and $143 million for each respective period. First Colonial obtains an independent valuation of these rights at each defined reporting period. The estimated fair value of mortgage servicing assets at March 31, 2003, December 31, 2002, and December 31, 2001 was $1.0 million, $1.6 million, and $1.4 million, respectively. The estimated fair values were obtained from independent pricing sources using the discounted value of future cash flow estimated to be received with assumptions related to pool characteristics, weighted average coupon, weighted average maturity and weighted average servicing fees. For the period ended March 31, 2003, First Colonial recorded an impairment adjustment to the mortgaging servicing right of approximately $637,000. The fair value of the mortgage servicing rights approximated carrying value at December 31, 2002 and 2001. There was no other activity in the valuation allowance for any reporting periods presented. Amortization expense recorded on mortgage servicing rights for the periods ended March 31, 2003 and 2002, respectively, was approximately $171,000 and $109,000. Amortization expense for the years ended December 31, 2002, 2001, and 2000, respectively, was approximately $488,000, $265,000 and $116,000.

Changes in mortgage servicing assets were as follows:

	Period ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000
	(in thousands)		(in thousands)
Balance, beginning	$1,583	$1,429	$1,429	$1,137	$1,157
Amortizations	(171)	(109)	(488)	(265)	(116)
Sales	181	121	642	557	96
Valuation allowance	(637)	—	—	—	—

Ending balance, net	$956	$1,441	$1,583	$1,429	$1,137

16.    NEW ACCOUNTING PRONOUNCEMENTS

On January 1, 2002, First Colonial adopted SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. At March 31, 2003, December 31, 2002, and December 31, 2001, respectively, First Colonial had goodwill with a carrying value of approximately $127,000, $127,000 and $127,000 resulting from previous branch acquisitions. Prior to January 1, 2002, First Colonial was amortizing goodwill on a straight-line basis over a fifteen-year period. Amortization expense for the years ended December 31, 2001 and 2000, respectively, was approximately $16,000 per year. On January 1, 2002, in accordance with SFAS No. 142, First Colonial has discontinued the amortization of goodwill resulting from these acquisitions, and subjects goodwill to impairment testing at each defined reporting unit. A fair value is determined for each reporting unit based on at least one of three various market valuation methodologies. If the fair values of the reporting units exceed their book values, no write-down of recorded goodwill is necessary. If the fair value of the reporting unit is less, an expense may be required on First Colonial’s books to write-down the related goodwill to the proper carrying value. As of March 31, 2003 and December 31, 2002, First Colonial determined that no impairment write-offs were necessary.

	Three months ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(dollars in thousands, except per share data)
Reported net income	$932	$811	$3,998	$3,557	$2,072
Add back: Goodwill amortization	—	—	—	16	16

Adjusted net income	$932	$811	$3,998	$3,573	$2,088

Basic earning per share:
Reported net income	$0.43	$0.37	$1.85	$1.69	$0.99
Goodwill Amortization	—	—	—	—	0.01

Adjusted net income	$0.43	$0.37	$1.85	$1.69	$1.00

Diluted earning per share:
Reported net income	$0.41	$0.37	$1.82	$1.68	$0.99
Goodwill Amortization	—	—	—	0.01	0.01

Adjusted net income	$0.41	$0.37	$1.82	$1.69	$1.00

In August, 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. However, SFAS 144 makes changes to the scope and certain measurement requirements of existing accounting guidance. SFAS 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The adoption of this statement is not expected to have a significant impact on the financial condition or results of operations of First Colonial.

17.    RECLASSIFICATIONS

Certain reclassifications of prior years amounts have been made to conform to the March 31, 2003 presentation.

NOTE B—INVESTMENT SECURITIES

The amortized cost, unrealized gains and losses, and fair value of First Colonial’s available-for-sale and held-to-maturity securities at March 31, 2003, December 31, 2002 and December 31, 2001 are summarized as follows:

Available-for-Sale Securities
	at March 31, 2003				at December 31,
	(unaudited)				2002				2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$4,206	$42	$—	$4,248	$5,244	$43	$—	$5,287	$5,074	$34	$—	$5,108
U.S. Government Agency	15,297	124	(26)	15,395	25,315	360	(5)	25,670	43,977	127	(400)	43,704
States and Political Subdivisions	46,414	1,027	(100)	47,341	44,315	948	(81)	45,182	31,450	130	(453)	31,127
Mortgage-Backed Securities	166,357	869	(135)	167,091	186,209	2,167	(38)	188,338	87,461	438	(646)	87,253
Corporate Bonds	3,500	—	—	3,500	2,000	—	(2)	1,998	456	2	(36)	422
Equity Securities	18,734	166	(1,545)	17,355	18,396	172	(1,562)	17,006	13,937	269	(518)	13,688

Total	$254,508	$2,228	$(1,806)	$254,930	$281,479	$3,690	$(1,688)	$283,481	$182,355	$1,000	$(2,053)	$181,302

Held-to-Maturity Securities
	at March 31, 2003				at December 31,
	(unaudited)				2002				2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U. S. Government Agency	$12,808	$94	$(31)	$12,871	$6,414	$148	$—	$6,562	$8,622	$197	$—	$8,819
States and Political Subdivisions	8,009	160	(53)	8,116	8,507	165	(57)	8,615	7,885	38	(112)	7,811
Mortgage-Backed Securities	48,644	201	(1)	48,844	15,376	239	(1)	15,614	6,497	56	(23)	6,530

Total	$69,461	$455	$(85)	$69,831	$30,297	$552	$(58)	$30,791	$23,004	$291	$(135)	$23,160

At December 31, the equity securities in the available-for-sale category include Federal Reserve Bank stock in the amount of $564,000 in 2002 and $258,000 in 2001, and Federal Home Loan Bank stock in the amount of $4,218,000 in 2002 and $2,204,000 in 2001 which are carried at cost.

The following tables lists the maturities of debt securities at March 31, 2003 and December 31, 2002, classified as available-for-sale and held-to-maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITIES OF DEBT SECURITIES

	At March 31, 2003 (Unaudited)
	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Carrying Value at Fair Value	Carrying Value at Amortized Cost	Fair Value
Due in one year or less	$100	$104	$—	$—
Due after one year through five years	5,228	5,275	1,459	1,474
Due after five years through ten years	24,846	25,254	9,623	9,082
Due after ten years	39,241	39,850	9,736	9,710

	69,415	70,483	20,818	20,266
Mortgage-Backed Securities	166,359	167,092	48,643	48,845
Equity Securities	18,734	17,355	—	—

Total Investments	$254,508	$254,930	$69,461	$69,111

Investment securities with a carrying amount of $14,776,000, $15,926,000 and $11,568,000 at March 31, 2003, December 31, 2002 and 2001, respectively, were pledged to secure public deposits, to qualify for fiduciary powers and for other purposes required or permitted by law. There were no securities held other than U. S. Treasury or U. S. Agencies from a single issuer which represented more than 10% of shareholders’ equity. Proceeds from the sales of investments in debt and equity securities available-for-sale during the three months ended March 31, 2003 and 2002 were $50,908,000 and $28,053,000, respectively. During the first quarter of 2003 gross gains on the securities sales were $790,000 and gross losses were $25,000. Gross gains of $400,000 and gross losses of $31,000 were realized on the sales in the first quarter of 2002. Proceeds from sales of investments in debt and equity securities available-for-sale during years ended 2002, 2001 and 2000 were $91,433,000, $35,263,000 and $8,294,000, respectively. Gross gains of $1,318,000 and gross losses of $65,000 were realized on those sales in the year 2002. Gross gains of $1,015,000 and gross losses of $86,000 were realized on the sales in the year 2001. In the year 2000, gross realized gains were $252,000 and gross realized losses were $78,000.

NOTE C—LOANS

Major classifications of loans are as follows:

	at March 31, 2003	at December 31,
		2002	2001
	(Unaudited)
	(Dollars in Thousands)
Real Estate/Residential	$101,783	$108,372	$112,871
Real Estate/Construction	6,263	6,076	6,127
Real Estate/Commercial	70,215	63,350	32,317
Consumer/Installment	55,935	58,792	59,205
Commercial (Non-Real Estate) and Agricultural	16,812	17,560	13,762
States and Political Subdivisions	1,724	1,805	1,702
Other	17	27	23

Total Gross Loans	252,749	255,982	226,007
Less: Unearned Discount	(125)	(138)	(250)

Total Loans	$252,624	$255,844	$225,757

Nazareth National Bank makes loans to its directors and executive officers. These loans were made in the ordinary course of business at substantially the same terms and conditions as those with other borrowers.

An analysis of the activity of these loans follows:

For the Three Months Ended March 31, 2003
(Unaudited)
Balance, January 1, 2003	$2,085
New Loans	93
Repayments	(131)

Balance, March 31, 2003	$2,047

For the Year Ended December 31, 2002
Balance, January 1, 2002	$976
New Loans	1,265
Repayments	(156)

Balance, December 31, 2002	$2,085

NOTE D—ALLOWANCE FOR POSSIBLE LOAN LOSSES

Transactions in the allowance for possible loan losses were as follows:

	Three Months Ended March 31, 2003	March 31, 2002	Year Ended December 31,
			2002	2001	2000
	(unaudited)
Beginning Balance	$3,084	$2,264	$2,264	$2,411	$2,437
Provisions charged to operating expenses	200	400	1,541	580	375
Recoveries	19	45	233	177	160
Loans charged-off	(191)	(359)	(954)	(904)	(561)

Ending Balance	$3,112	2,350	$3,084	$2,264	$2,411

At March 31, 2003 the loans on non-accrual totaled $1,395,000 and the average loans on non-accrual for the first quarter of 2003 were $1,402,000. There were loans totaling $1,351,000 on which the accrual of interest has been discontinued or reduced at December 31, 2002. During 2002, an average of $1,035,000 of loans was on non-accrual status. Non-accrual loans at December 31, 2001 amounted to $1,019,000 and averaged $943,000 during 2001. Loans 90 days and over past due and still accruing totaled $432,000 at March 31, 2003, $874,000 at December 31, 2002 and $2,185,000 at December 31, 2001.

The recorded investment in impaired loans was $65,000 at March 31, 2003 and $65,000, $103,000 and $339,000 at December 31, 2002, 2001 and 2000, respectively. The valuation allowance for credit losses related to impaired loans is a part of the allowance for possible loan losses. The total valuation allowance was $6,000, $8,000, $43,000 and $78,000 at March 31, 2003, December 31, 2002, 2001 and 2000, respectively. The average recorded approximate investment in impaired loans in the three months ended March 3, 2003 was $65,000. The average recorded investment in impaired loans during the years ended December 31, 2002, 2001 and 2000 was approximately $78,000, $201,000 and $317,000, respectively. All impaired loans were on a non-accrual status. Income on impaired loans is recognized by First Colonial on a cash basis. There was no income recognized on impaired loans by First Colonial during the three months ended March 31, 2003. First Colonial recognized interest income of approximately $5,000, $33,000 and $42,000 on impaired loans in the years 2002, 2001 and 2000, respectively.

NOTE E—PREMISES AND EQUIPMENT

Major classifications of these assets are summarized as follows:

	Estimated Useful Lives	at March 31, 2003	at December 31,
			2002	2001
		(unaudited)
Land	—	$1,509	$1,509	$1,324
Premises	10-20 years	7,874	7,742	7,550
Equipment	3-10 years	7,058	7,045	7,168

		16,441	16,296	16,042
Accumulated depreciation and amortization		(10,042)	(9,921)	(9,480)

Total Premises and Equipment		$6,399	$6,375	$6,562

Depreciation and amortization expense amounted to $199,000 for the three months ended March 31, 2003 as compared to $243,000 for the three months ended March 31, 2002. Depreciation and amortization for the years of 2002, 2001 and 2000 was $890,000, $975,000 and $987,000, respectively.

NOTE F—DEPOSIT MATURITIES

The schedule of maturities of certificates of deposit is as follows:

at March 31, 2003
(Unaudited)
2003	$76,400
2004	35,793
2005	35,700
2006	15,941
2007	13,410
Thereafter	3,157

$180,401

NOTE G—SHORT-TERM DEBT

The Federal Home Loan Bank of Pittsburgh provides Nazareth National Bank with a line of credit in the amount of $25,000,000. There were no short-term borrowings against this line at March 31, 2003, December 31, 2002 and 2001. There was short-term borrowings in the amount of $5,695,000 against this line at December 31, 2000.

There was no short-term debt in the form of Federal Reserve Discount borrowings and Federal Funds purchased at March 31, 2003, December 31, 2002, 2001 and 2000.

There were securities sold under agreements to repurchase totaling $8,774,000 at March 31, 2003, $8,801,000 at December 31, 2002, $8,380,000 at December 31, 2001 and $7,215,000 at December 31, 2000.

NOTE H—LONG-TERM DEBT

Nazareth National Bank had long-term debt from the Federal Home Loan Bank of Pittsburgh totaling $67,039,000 at March 31, 2003, $67,921,000 at December 31, 2002 and $34,804,000 at December 31, 2001. These loans will mature in one to ten years. The weighted average interest rate on these loans was 4.4%, 4.4% and 5.8% at March 31, 2003, December 31, 2002 and 2001, respectively.

First Colonial also has an obligation as a party to the Employee Stock Ownership Plan debt.

The principal payments due on First Colonial’s debt at March 31, 2003 are as follows:

	ESOP Debt	FHLB Debt	Total
2003	$142	$84	$226
2004	142	10,096	10,238
2005	142	100	242
2006	57	103	160
2007	57	32,717	32,774
2008 and beyond	553	23,939	24,492

Total	$1,093	$67,039	$68,132

NOTE I—GUARANTEED PREFERRED BENEFICIAL INTEREST IN FIRST COLONIAL’S SUBORDINATED DEBENTURES

On June 3, 2002, First Colonial formed the statutory trust company, First Colonial Statutory Trust I (the “Statutory Trust I”), a wholly-owned Connecticut statutory business trust subsidiary of First Colonial, for the sole purpose of issuing trust preferred securities that are fully and unconditionally guaranteed by First Colonial. On June 26, 2002, First Colonial issued $15,000,000 of subordinated debentures to Statutory Trust I and the Statutory Trust I issued $15,000,000 in pooled trust preferred securities. The subordinated debentures are the sole asset of the Statutory Trust. The Trust Preferred securities are classified as long-term debt for the financial statements, but are included as Tier I capital for regulatory purposes. The interest rate on this security (4.74% at March 31, 2003 and 4.85% at December 31, 2002) is variable, adjusting quarterly at three-month LIBOR plus 3.45%. The interest is payable quarterly. The trust preferred securities mature in June 2007, or may be redeemed at any time in the event that the deduction of related interest for federal income tax purposes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The net proceeds of the trust preferred securities are to be used to support First Colonial’s growth and expansion plans and other general corporate purposes.

NOTE J—OTHER OPERATING EXPENSES

Other operating expenses consist of the following:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Advertising	$139	$141	$479	$463	$546
Consulting Fees	238	231	892	894	588
Data Processing Services	242	184	767	739	813
Litigation Costs and Legal Fees	73	55	210	535	723
Mortgage Servicing Amortization	171	109	488	265	116
Printing, Stationery and Supplies	66	63	442	354	320
Provisions for Trust Reserve	—	—	—	(110)	1,012
All Other	716	782	2,815	2,836	2,998

Total Other Operating Expenses	$1,645	$1,565	$6,093	$5,976	$7,116

NOTE K—INCOME TAXES

Income tax expense (benefit) is as follows:

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002	Year Ended December 31,
			2002	2001	2000
	(unaudited)
Federal
Current	$105	$111	$980	$352	$659
Change in lieu of tax relating to stock compensation	87	—	—	—	—
Deferred (benefit)	(57)	32	(103)	456	(389)

Total	$135	$143	$877	$808	$270

The income tax provision reconciled to the tax computed statutory Federal rate is as follows:

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2002	Year Ended December 31,
			2002	2001	2000
	(unaudited)
Federal tax expense at statutory rate	$362	$324	$1,657	$1,484	$796
Increase (decrease) in taxes resulting from:
Tax-exempt investment securities income	(212)	(182)	(730)	(645)	(582)
Tax-exempt interest on loans	(11)	(8)	(41)	(37)	(37)
Other, net	(4)	9	(9)	6	93

Applicable Income Taxes	$135	$143	$877	$808	$270

Deferred tax assets and liabilities consist of the following:

	at March 31, 2003	at December 31,
		2002	2001
	(Unaudited)
Deferred Tax Assets:
Tax Credits	$—	$—	$200
Unrealized Securities Losses	—	—	359
Loan Loss Reserve	835	772	464
Deferred Compensation	464	465	449
Post-Retirement Benefits	24	88	81
Depreciation	227	213	139
Miscellaneous Reserves	193	134	243
Other	134	148	142

Total	$1,877	$1,820	$2,077

Deferred Tax Liability:
Unrealized Securities Gains	$143	$681	$—

Total	$143	$681	$—

Net	$1,734	$1,139	$2,077

NOTE L—EMPLOYEE STOCK OWNERSHIP PLAN

First Colonial maintains an Employee Stock Ownership Plan (ESOP) for the benefit of eligible employees.

In October, 2000, the ESOP borrowed $71,875 from First Colonial’s subsidiary, First C. G., payable over ten years. The proceeds from this loan were used to purchase shares of First Colonial’s common stock on the market. In December, 2000, the ESOP borrowed an additional $100,000 from First Colonial’s subsidiary, First C. G., payable over five years. The proceeds from this loan were used to purchase the shares from the account of a former employee pursuant to the provisions of the Plan. The interest on these loans is at Nazareth National Bank’s prime rate (an interest rate of 4.25% at March 31, 2003 and December 31, 2002, and 4.75% at December 31, 2001). The balance on these loans was $57,500 and $60,000, respectively at March 31, 2003 and December 31, 2002, and $64,688 and $80,000, respectively at December 31, 2001.

In 1999, the ESOP borrowed $1,000,000 from First Colonial’s subsidiary, First C. G., payable over six years. The interest rate on this loan is at Nazareth National Bank’s prime rate (an interest rate of 4.25% at March 31, 2003 and December 31, 2002, and 4.75% at December 31, 2001). The balance outstanding on this loan was $800,000 at March 31, 2003 and December 31, 2002, and $850,000 at December 31, 2001. The proceeds from this loan were used to purchase shares of First Colonial’s common stock on the market.

In 1998, the ESOP borrowed $500,000 from First Colonial’s subsidiary, First C. G. The interest rate on this loan is at Nazareth National Bank’s prime rate (an interest rate of 4.25% at March 31, 2003 and December 31, 2002, and 4.75% at December 31, 2001). The balance outstanding on this loan was $175,000 at March 31, 2003 and December 31, 2002, and $240,000 at December 31, 2001.

These obligations have been recorded as a liability on the books of First Colonial and are collateralized by stock of Nazareth National Bank. Interest expense represents the actual interest paid by the ESOP. The interest expense on the ESOP debt was $11,000 and $14,000 for the three months ended March 31, 2003 and 2002, respectively. The interest incurred on ESOP debt was $56,000, $108,000 and $121,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

As a result of the merger agreement with Keystone Savings Bank there was no compensation expense incurred by Nazareth National Bank related to the ESOP during the first three months of 2003. During the first three months of 2002 Nazareth National Bank’s compensations expense for the ESOP was $68,000. Nazareth National Bank’s compensation expense related to the ESOP amounted to $322,000, $225,000 and $238,000 for the years ended December 31, 2002, 2001 and 2000, respectively. As provided by SOP 93-6, the ESOP compensation expense includes an amount which is the fair market value of the shares related to the loans that were allocated to the employees during these years. The amount related to the release of shares included in compensation expense was $38,000 in 2002, none in 2001 and a $2,000 credit in 2000. The number of shares released was 8,300 in 2002, 9,000 in 2001 and 6,651 in 2000.

Dividends on unallocated shares used for debt service were $9,000 for the three months ended March 31, 2003 and $41,000, $46,000 and $41,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

The total shares held by the ESOP were 333,162 at March 31, 2003, and 333,162 and 336,484 at December 31, 2002 and 2001, respectively. ESOP shares have been restated to reflect the three 5% stock dividends of May, 2002, June, 2001 and June, 2000.

NOTE M—OTHER BENEFIT PLANS

Employees who qualify may elect to participate in a deferred salary savings 401(k) plan. A participating employee may contribute a maximum of 12% of his or her compensation. First Colonial will contribute $.50 for each $1.00 up to the first 5% that each employee contributes. Company payments are charged to current operating expenses. These contributions were $104,000, $101,000 and $91,000 in 2002, 2001 and 2000, respectively.

First Colonial also has an executive compensation plan (the “Officers’ Supplemental Retirement Plan”) which provides additional death, medical and retirement benefits to certain officers.

First Colonial has a deferred compensation plan (the “Deferred Directors’ Plan”) involving Directors of First Colonial. The plan requires defined annual payments for five to fifteen years beginning at age 65 or death. The annual benefit is based upon the amount deferred plus interest. First Colonial has recorded the deferred compensation liabilities using the present value method.

The following table sets forth the changes in benefit obligations and plan assets of the Officers’ Supplemental Retirement Plan and the Deferred Directors’ Plan.

Actuarial present value of benefit obligations is as follows:

	At December 31,
	Officers’ Supplemental Retirement Plan		Deferred Directors’ Plan
	2002	2001	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$661	$388	$417	$443
Service cost	74	57	—	—
Interest cost	26	39	27	28
Change due to change in assumptions	34	—	—	—
Change due to plan amendment	70	—	—	—
Actual (gain) loss	(363)	177	(2)	(1)
Benefits paid	—	—	(53)	(53)

Benefits obligation at end of year	502	661	389	417

Change in plan assets:
Fair value of plan assets at beginning of year	—	—	—	—
Actual return on plan assets	—	—	—	—
Employer contribution	—	—	53	53
Benefits paid	—	—	(53)	(53)

Fair value of plan assets at end of year	—	—	—	—

Funded status	(502)	(661)	(389)	(417)
Unrecognized net transition asset	(2)	(3)	—	—
Unrecognized net actuarial (gain) loss	(278)	16	32	33
Unrecognized prior service cost	52	—	—	—
Adjustment to recognize additional minimum liability	—	—	(32)	(33)

Accrued benefit cost	$(730)	$(648)	$(389)	$(417)

The weighted average assumed discount rates used in determining the actuarial present value of the projected benefit obligation were 6.5% in 2002 and 7.0% in 2001 and 2000 for the Officers’ Supplemental Retirement Plan, and 7.0% in 2002, 2001 and 2000 for the Deferred Directors’ Plan. The weighted average expected long-term rate of return on assets was 9.0% for 2002 and 2001, and 8.0% for 2000 for the Officers’ Supplemental Retirement Plan and 9.0% in each of those years for the Deferred Directors’ Plan. The weighted average rate of increase in future compensation levels used in determining the actuarial present value for the Officers’ Supplemental Retirement Plan was 6.0% in 2002, 2001 and 2000.

Components of the net periodic benefit costs is as follows for both plans:

OFFICERS’ SUPPLEMENTAL RETIREMENT PLAN

	Year Ended December 31,
	2002	2001	2000
Service cost	$74	$57	$46
Interest cost	26	39	27
Net amortization and deferral of prior service costs	(18)	—	(12)

Net Periodic Benefit Cost	$82	$96	$61

DEFERRED DIRECTORS’ PLAN

	Year Ended December 31,
	2002	2001	2000
Service cost	$—	$—	$—
Interest cost	27	28	30
Net amortization and deferral of prior service costs	—	—	—

Net Periodic Benefit Cost	$27	$28	$30

In January 2002, a grant of 10,500 shares of First Colonial’s common stock was awarded to First Colonial’s Chief Executive Officer in the form of deferred stock compensation. The total value of this award was $220,000 or $20.95 per share. This grant will vest over a five-year period at the rate of 20% per year or earlier upon a change in control. A charge for the cost of the vesting shares in the amount of $45,000 is included in the benefit expenses for the year ending December 31, 2002.

NOTE N—POST-RETIREMENT BENEFIT

First Colonial sponsors a post-retirement plan that covers a certain number of retired employees and a limited group of current employees. This plan generally provides medical insurance benefits to a group of previously qualified retirees and spouses and to current full-time employees who were 60 years of age or older on January 1, 1992 and who have retired from First Colonial after attaining age 65 and are fully vested in the ESOP at the time of retirement. This plan is currently unfunded.

As permitted by SFAS No. 106, First Colonial elected to delay the recognition of the transition obligation by aggregating $308,000, which arose from adopting SFAS No. 106, and amortize this amount on a straight-line basis over 20 years. This election is recorded in the financial statements as a component of net periodic post-retirement benefit cost.

The components of the net periodic post-retirement benefit cost are as follows:

POST-RETIREMENT PLAN

	Year Ended December 31,
	2002	2001	2000
Interest cost	$11	$11	$9
Amortization of transition obligation	9	8	3

Net Periodic Benefit Cost	$20	$19	$12

The assumptions used to develop the net periodic post-retirement benefit cost are as follows:

	2002	2001	2000
Discount Rate	6.50%	7.00%	7.00%
Medical care cost trend rate	7.50%	8.00%	8.50%

The medical care cost trend rate used in the actuarial computation ultimately is reduced to 7.5% in the year 2002 and 6.0% in 2005 and subsequent years. This was accomplished using 0.5% decrements through the year 2005 and later.

The table of actuarially computed plan assets and benefit obligations for First Colonial is presented below:

	2002	2001
POST-RETIREMENT PLAN
Change in benefit obligation:
Benefit obligation at beginning of year	$158	$128
Service cost	—	—
Interest cost	11	11
Actual gain	—	—
Change due to change in experience	7	37
Change due to change in assumption	4	—
Benefits paid	(17)	(18)

Benefits obligation at end of year	163	158

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Actual return on plan assets	—	—
Employer contribution	—	—
Benefits paid	—	—

Fair value of plan assets at end of year	—	—
Funded status	(163)	(158)
Unrecognized net transition obligation	154	170
Unrecognized net gain	(61)	(78)

Accrued benefit cost	$(70)	$(66)

The effect of a one percentage point increase in each future year’s assumed medical care cost trend rate, holding all other assumptions constant, would have been to increase the accumulated post-retirement benefit obligation by $11,131 and the net post-retirement benefit cost by $695. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated post-retirement benefit obligation by $10,130 and the net post-retirement benefit cost by $633.

Health care benefits are provided to certain retired employees. The cost of providing these benefits was approximately $17,000, $18,000 and $13,000 in 2002, 2001 and 2000, respectively. The cost is accrued over the service periods of employees expected to receive benefits.

NOTE O—STOCK OPTIONS

First Colonial adopted the “2001 Stock Option Plan” during 2001. Under the 2001 Stock Option Plan, options to acquire shares of common stock may be granted to key employees, officers and directors of First Colonial. The 2001 Stock Option Plan provides for the granting of options at the fair market value of First Colonial’s common stock at the time the options are granted. Each option granted under this plan may be exercised within a period of ten years from the date of grant. However, no option may be exercised within one year of grant. In 2002, options to purchase 128,375 shares of First Colonial’s common stock at an average price of $21.12 per share were issued to certain officers and directors under this plan. In 2001, options to purchase 21,873 shares of First Colonial’s common stock at an average price of $15.70 per share were issued to certain officers and directors under this plan. The aggregate number of shares which may be issued under this plan are 330,750 shares of common stock. In January, 2003, options to purchase 59,950 shares of First Colonial’s common stock at an average price of $23.83 per share were issued under the 2001 Stock Option Plan to certain officers and directors.

First Colonial adopted a Stock Option Plan in 1996 that was similar to the Stock Option Plan established in 1986. Under the Stock Option Plans, options to acquire shares of common stock may be granted to the officers and key employees. The Stock Option Plans provide for the granting of options at the fair market value of First Colonial’s common stock at the time the options are granted. Each option granted under the Stock Option Plans may be exercised within a period of ten years from the date of grant. However, no option may be exercised within one year from date of grant. In January, 2001, options to purchase 43,553 shares of First Colonial’s common stock at a price of $15.80 per share were issued to certain officers under this plan. No new options may be issued under the 1996 or the 1986 Stock Option Plans. There were no options awarded under this plan in 2000. The aggregate number of shares which may be issued under these plans are 363,884 shares of common stock.

The Non-Employee Directors Stock Option Plan provides for the awarding of stock options to First Colonial’s Directors. Pursuant to this Plan, on May 1, 1994, each non-employee director of First Colonial was automatically granted an option to purchase 1,477 shares of First Colonial’s common stock at the fair market value of First Colonial’s common stock of $11.51 per share. In addition, on May 1, 1999, the fifth anniversary of the initial option grant, persons who continue to be non-officer directors were each granted additional options to purchase 1,477 shares of First Colonial’s common stock at a price of $18.21. The Plan additionally provides that any non-employee director who is first elected or appointed as a director of First Colonial or any subsidiary after May 1, 1994, shall, as of that date of such election or appointment, automatically be granted an option to purchase 1,477 shares of First Colonial’s common stock. Such persons who continue to be non-officer directors shall also be granted additional options to purchase 1,477 shares of First Colonial’s common stock on the fifth anniversary of the date they were first elected or appointed to the Board of Directors. There were no options awarded under this plan in 2001. In 2000, options to purchase 2,955 shares of First Colonial’s common stock at a price of $14.90 per share were granted to certain non-employee directors pursuant to the provisions of this plan. The aggregate number of shares which may be issued under the Non-Employee Directors Stock Option Plan is 29,547 shares of common stock.

A summary of the 2001 Stock Option Plan as of December 31, 2002 and 2001 and changes during the years are presented below.

2001 EMPLOYEE STOCK OPTION PLAN

	Year Ended December 31,
	2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	21,873	$15.70	—	$—
Granted	128,375	21.12	21,873	15.70
Exercised	—	—	—	—
Expired	578	21.38	—	—

Outstanding at end of year	149,670	$20.33	21,873	$15.70

Options exercisable at year-end	5,466	$15.70	—	$—

Weighted average fair value of options granted during the year		$8.45		$4.18

The following table summarizes information concerning the 2001 Stock Option Plan at December 31, 2002.

	Options outstanding			Options exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$11.60-$14.50	1,477	8.6	$14.38	369	$14.38
$14.51-$17.39	20,396	8.5	$15.80	5,097	$15.80
$20.29-$23.19	127,797	9.0	$21.12	—	—

	149,670			5,466

A summary of the status of First Colonial’s 1996 and 1986 Employee Stock Option Plans as of December 31, 2002, 2001 and 2000, and changes during the years ending on those dates is presented below.

1996/1986 EMPLOYEE STOCK OPTION PLANS

	Year Ended December 31,
	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	95,671	$20.65	66,804	$23.19	66,804	$23.19
Granted	—	—	43,553	15.80	—	—
Exercised	(10,549)	17.07	(4,927)	11.90	—	—
Expired	(6,847)	26.87	(9,759)	21.15	—	—

Outstanding at end of year	78,275	$20.63	95,671	$20.65	66,804	$23.19

Options exercisable at year-end	48,897	$23.52	49,033	$23.44	42,870	$21.50

Weighted average fair value of options granted during the year		$—		$4.18		$—

The following table summarizes information concerning the 1996 and 1986 Employee Stock Option Plans outstanding at December 31, 2002:

Options outstanding				Options exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$11.60-$14.50	1,055	2.0	$11.90	1,055	$11.90
$14.51-$17.39	37,013	8.1	$15.80	7,635	$15.80
$17.40-$20.29	14,041	4.4	$18.41	14,041	$18.41
$26.09-$28.99	26,166	5.0	$28.99	26,166	$28.99

	78,275			48,897

A summary of the status of First Colonial’s Non-Employee Directors Stock Option Plan as of December 31, 2002, 2001, and 2000 and changes during the years ending on those dates are presented below.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

	Year Ended December 31,
	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	19,202	$15.02	19,202	$15.02	19,202	$15.02
Granted	—	—	—	—	2,955	14.90
Exercised	—	—	—	—	(1,477)	11.51
Expired	—	—	—	—	(1,478)	18.21

Outstanding at end of year	19,202	$15.02	19,202	$15.02	19,202	$15.02

Options exercisable at year-end	15,878	$14.58	13,297	$13.95	10,200	$13.03

Weighted average fair value of options granted during the year		$—		$—		$5.83

The following table summarizes information concerning non-employee director options outstanding at December 31, 2002.

Options outstanding				Options exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 8.70-$11.60	7,390	1.7	$11.38	7,390	$11.38
$11.61-$14.50	1,477	3.6	$13.81	1,477	$13.81
$14.51-$17.39	2,952	7.3	$14.90	1,476	$14.90
$17.40-$20.29	7,383	6.4	$18.96	5,535	$18.96

	19,202			15,878

In January 2003, options to purchase 59,950 shares of First Colonial’s common stock at a price of $23.83 per share were granted to certain officers and non-employee directors. The vesting of all stock options was accelerated on March 5, 2003 as a result of the execution of the merger agreement with Keystone Savings Bank.

NOTE P—COMMITMENTS AND CONTINGENCIES

First Colonial has non-cancelable operating lease agreements in excess of one year with respect to various buildings and equipment. The minimum annual rental commitments at December 31, 2002 are payable as follows:

Operating Leases
at March 31, 2003
(Unaudited)
2003	$434
2004	593
2005	544
2006	460
2007	352
2008 and beyond	2,252

Total	$4,635

The total rental expense was $145,000 and $143,000 for the three months ended March 31, 2003 and 2002, respectively. Total rental expense for the years 2002, 2001 and 2000 was $575,000, $560,000 and $397,000, respectively.

As required by SFAS No. 5, “Accounting for Contingencies” First Colonial has established a reserve for the settlement of claims by a group of funeral directors, against Nazareth National Bank in connection with certain pre-need funeral trusts. The balance in this reserve was $249,000 at March 31, 2003, $253,000 at December 31, 2002 and $336,000 at December 31, 2001. The projected contingent liabilities to the funeral directors net of the remaining funds held in First Colonial’s Trust Department totaled $191,000 at March 31, 2003 and $192,000 at December 31, 2002. Payments made from this reserve by First Colonial amounted to $4,000 in the first quarter of 2003, $83,000 in 2002 and $2.0 million in 2001. In addition in 2001 the reserve was reduced by $119,000 with a corresponding credit to operation expenses. As of March 31, 2003 and December 31, 2002 First Colonial has accrued for all liabilities considered probable under SFAS No. 5.

NOTE Q—EARNINGS PER SHARE

	For the Three Months Ended March 31, (unaudited)
	Income (numerator)	Average Shares (denominator)	Per Share Amount
2003
Net Income	$932
Basic Earnings Per Share
Income Available to Common Shareholders	$932	2,177,482	$0.43
Effect of Dilutive Securities
Stock Options		97,513	$(0.02)

Diluted Earnings Per Share
Income Available to Common Shareholders plus Assumed Exercise of Options	$932	2,274,995	$0.41

	For the Three Months Ended March 31, (unaudited)
2002
Net Income	$811
Basic Earnings Per Share
Income Available to Common Shareholders	$811	2,144,552	$0.37
Effect of Dilutive Securities
Stock Options		33,602	—

Diluted Earnings Per Share
Income Available to Common Shareholders plus Assumed Exercise of Options	$811	2,178,154	$0.37

	For the Year Ended December 31,
	Income (numerator)	Average Shares (denominator)	Per Share Amount
2002
Net Income	$3,998
Basic Earnings Per Share
Income Available to Common Shareholders	$3,998	2,169,410	$1.85
Effect of Dilutive Securities
Stock Options		46,639	(0.03)

Diluted Earnings Per Share
Income Available to Common Shareholders plus Assumed Exercise of Options	$3,998	2,216,049	$1.82

	For the Year Ended December 31, 2001
	Income (numerator)	Average Shares (denominator)	Per Share Amount
Net Income	$3,557
Basic Earnings Per Share
Income Available to Common Shareholders	$3,557	2,109,821	$1.69
Effect of Dilutive Securities
Stock Options		5,689	(0.01)

Diluted Earnings Per Share
Income Available to Common Shareholders plus Assumed Exercise of Options	$3,557	2,115,510	$1.68

	For the Year Ended December 31, 2000
Net Income	$2,072
Basic Earnings Per Share
Income Available to Common Shareholders	$2,072	2,094,421	$0.99
Effect of Dilutive Securities
Stock Options		2,338	—

Diluted Earnings Per Share
Income Available to Common Shareholders plus Assumed Exercise of Options	$2,072	2,096,759	$0.99

Not included in average common shares outstanding are average weighted unallocated shares held by the ESOP of 48,943 for the three months ended March 31, 2003 and 57,413 for the three months ended March 31, 2002. Average common shares outstanding in the years of 2002, 2001 and 2000 do not include 54,197, 63,642 and 60,830, respectively, of average weighted unallocated shares held by the ESOP. The exclusion of these unallocated shares held by the ESOP is due to First Colonial’s adoption of SOP 93-6. Share and per share information have been retroactively restated to reflect the three 5% stock dividends of May, 2002, June, 2001 and June, 2000.

NOTE R—FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

Nazareth National Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. Nazareth National Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Nazareth National Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

First Colonial’s contingent liabilities and commitments as of March 31, 2003 are $42,789,000 for lines of credit, $1,344,000 for standby letters of credit and $17,703,000 for other commitments to make loans.

First Colonial’s contingent liabilities and commitments as of December 31, 2002 are $37,249,000 for lines of credit, $1,715,000 for standby letters of credit and $12,239,000 for other commitments to make loans.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Nazareth National Bank evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Nazareth National Bank upon extension of credit, is based on management’s credit evaluation.

Standby letters of credit are conditional commitments issued by Nazareth National Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contracts entered into by customers. Most guarantees extend for one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

When deemed necessary, collateral held by Nazareth National Bank for financial instruments varies, but may include personal or commercial real estate, accounts receivable, inventory, equipment, certificates of deposit or marketable securities. The extent of collateral held for any one financial instrument ranges up to 100%. The average collateral held on financial instruments was 69.5% as of December 31, 2002.

Nazareth National Bank grants commercial, real estate and installment loans to customers primarily in Northampton, Monroe and Lehigh Counties, Pennsylvania. Although Nazareth National Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economy of Northampton, Monroe and Lehigh Counties.

At December 31, 2002, Nazareth National Bank had residential real estate loans outstanding totaling $108,372,000, which was 42.4% of total loans. Nazareth National Bank also had real estate related commercial loans outstanding at December 31, 2001 totaling $63,350,000, which was 24.8% of total loans. Loans to various borrowers for non-residential buildings totaling $33,213,000 are included in Nazareth National Bank’s total real estate commercial loans. These loans for non-residential buildings represented 52.4% of the total real estate related commercial loans. Nazareth National Bank’s consumer and installment loans totaled $58,792,000 at December 31, 2002. These loans were 23% of total loans. Loans to individuals for recreational vehicles totaled $28,192,000 at December 31, 2002 or 11% of total loans and 48% of Nazareth National Bank’s consumer installment loans. Loans to individuals for automobiles totaled $23,536,000 at December 31, 2002, or 9.2% of total loans and 40% of Nazareth National Bank’s consumer installment loans.

NOTE S—REGULATORY MATTERS

Nazareth National Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, Nazareth National Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 2002, that Nazareth National Bank could declare, without the approval of the Comptroller of the Currency, amounted to approximately $4,380,000.

The Federal Reserve Bank places restrictions on cash and due from bank accounts upon Nazareth National Bank. Certain amounts of reserve balances are required to be on hand or on deposit at the Federal Reserve Bank based upon deposit levels and other factors. The average and year-end amount of the reserve balance for 2002 was approximately $1,232,000 and $2,175,000, respectively. For 2001, the average reserve balance was $3,364,000 and the year-end amount was $977,000.

First Colonial and Nazareth National Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Colonial’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Colonial and Nazareth National Bank must meet specific capital guidelines that involve quantitative measures of First Colonial’s and Nazareth National Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. First Colonial’s and Nazareth National Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require First Colonial and Nazareth National Bank to maintain minimum amounts and ratios of Tier 1 capital of at least 4% and total capital, Tier 1 and Tier 2, of 8% of risk-adjusted assets and of Tier 1 capital of at least 4% of average assets (leverage ratio). Tier 1 capital includes common shareholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings. Tier 2 capital may be comprised of limited life preferred stock, qualifying subordinated debt instruments, and the allowance for possible loan losses. Management believes that, as of March 31, 2003 and December 31, 2002, First Colonial and Nazareth National Bank met all capital adequacy requirements to which they were subject.

As of December 14, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized Nazareth National Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, Nazareth National Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The following table provides a comparison of First Colonial’s and Nazareth National Bank’s capital amounts, risk-based capital ratios and leverage rations for the periods indicated.

CAPITAL RATIOS

	at March 31, 2003 (Unaudited)
	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(To Risk-Weighted Assets)
First Colonial, (Consolidated)	$57,284	18.64%	$24,580	8.00%	$—	—
Nazareth National Bank	$47,326	15.63%	$24,222	8.00%	$30,278	10.00%

Tier I Capital
(To Tier I Capital)
First Colonial, (Consolidated)	$52,230	17.00%	$12,290	4.00%	$—	—
Nazareth National Bank	$43,214	14.27%	$12,111	4.00%	$18,167	6.00%

Tier I Capital
(To Average Assets, Leverage)
First Colonial, (Consolidated)	$52,230	8.58%	$24,341	4.00%	$—	—
Nazareth National Bank	$43,214	7.16%	$24,157	4.00%	$30,196	5.00%

	at December 31, 2002
	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(To Risk-Weighted Assets)
First Colonial, (Consolidated)	$56,032	18.45%	$24,301	8.00%	$—	—
Nazareth National Bank	$46,767	15.63%	$23,935	8.00%	$29,918	10.00%

Tier I Capital
(To Risk-Weighted Assets)
First Colonial, (Consolidated)	$50,598	16.66%	$12,151	4.00%	$—	—
Nazareth National Bank	$42,683	14.27%	$11,967	4.00%	$17,951	6.00%

Tier I Capital
(To Average Assets, Leverage)
First Colonial, (Consolidated)	$50,598	8.81%	$22,978	4.00%	$—	—
Nazareth National Bank	$42,683	7.48%	$22,833	4.00%	$28,541	5.00%

	at December 31, 2001
	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(To Risk-Weighted Assets)
First Colonial, (Consolidated)	$37,926	15.38%	$19,738	8.00%	$—	—
Nazareth National Bank	$32,931	13.50%	$19,515	8.00%	$24,393	10.00%

Tier I Capital
(To Risk-Weighted Assets)
First Colonial, (Consolidated)	$35,662	14.46%	$9,869	4.00%	$—	—
Nazareth National Bank	$30,667	12.58%	$9,757	4.00%	$14,636	6.00%

Tier I Capital
(To Average Assets, Leverage)
First Colonial, (Consolidated)	$35,662	7.65%	$18,661	4.00%	$—	—
Nazareth National Bank	$30,667	6.61%	$18,575	4.00%	$23,218	5.00%

NOTE T—EQUITY TRANSACTIONS

First Colonial paid a 5% stock dividend on its common stock from authorized but unissued shares on May 31, 2002 to all shareholders of record at the close of business on May 17, 2002. On June 22, 2001, First Colonial paid a 5% stock dividend on its common stock from authorized but unissued shares to all shareholders of record at the close of business on June 4, 2001. First Colonial also paid a 5% stock dividend on June 22, 2000 to shareholders of record on June 2, 2000. Fractional shares on these stock dividends were paid in cash. The number of shares and earnings per share as stated in the following discussion of the shares issued under the Dividend Reinvestment and Stock Purchase Plan have been restated to reflect these 5% stock dividends.

The Dividend Reinvestment and Stock Purchase Plan provides the holders of common stock with a method to invest their cash dividends and voluntary cash payments of not less than $100 or more than $1,000 per quarter in additional shares of First Colonial’s common stock. Under this plan, shares are sold, in general, at a discounted price of 5% below the average of the high bid and asked price for First Colonial’s common stock on the trading day immediately preceding the investment date. This plan was suspended as of March 5, 2003 as a result of the merger agreement with Keystone Savings Bank. During the first quarter of 2003, 3,771, shares of common stock were purchased from authorized but un-issued shares at an average price of $25.99 per share for proceeds of approximately $98,000. In the year 2002, 7,287 new common shares were purchased pursuant to the Dividend Reinvestment and Stock Purchase Plan at an average cost of $23.47 per share for total proceeds of $171,000. Also, in 2002, 8,681 Treasury shares were purchased pursuant to the Dividend Reinvestment and Stock Purchase Plan at an average cost of $22.12 per share for total proceeds of $192,000. In 2001, 21,447 common shares were purchased pursuant to the Dividend Reinvestment and Stock Purchase Plan at an average cost of $15.28 for proceeds of $328,000.

NOTE U—FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, requires disclosure of the estimated fair value of their assets and liabilities considered to be financial instruments. For First Colonial, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Also, it is First Colonial’s general practice and intent to hold its financial instruments (other than available-for-sale) to maturity and to not engage in trading or sales activities. Therefore, First Colonial had to use significant estimations and present value calculations to prepare this disclosure.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Fair values have been estimated using data which management considered the best available and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies and resulting fair values, and recorded carrying amounts at December 31, 2002 and 2001 were as follows.

Fair value of loans and deposits with floating interest rates is generally presumed to approximate the recorded carrying amounts. Fair value of financial instruments actively traded in a secondary market has been estimated using quoted market prices.

	2002		2001
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
Cash and cash equivalents	$22,741	$22,741	$17,270	$17,270
Investment securities	314,272	313,778	204,462	204,306

Fair value of financial instruments with stated maturities has been estimated using present value cash flow, discounted at a rate approximating current market for similar assets and liabilities. Fair value of financial instrument liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand).

	2002		2001
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
Assets:
Interest-bearing deposits with banks	$5,002	$5,002	$919	$919
Mortgage loans held-for-sale	1,263	1,263	3,808	3,808
Liabilities:
Deposits with stated maturities	182,735	175,689	176,539	172,368
Deposits with no stated maturities	283,453	297,109	184,473	207,518
Securities sold under agreements to repurchase	8,801	8,801	8,380	8,380
Long-term debt	68,311	67,921	41,148	34,804

The fair value of the net loan portfolio has been estimated using present value cash flow, discounted at the approximate current market rates adjusted for non-interest operating costs and giving consideration to estimated prepayment risk and credit loss factors.

	2002		2001
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
Total loans	$261,620	$255,844	$229,673	$225,757

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated costs to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and fair value of letters of credit are considered immaterial.

First Colonial’s remaining assets and liabilities are not considered financial instruments. No disclosure of the relationship value of First Colonial’s deposits is required by SFAS No. 107.

NOTE V—QUARTERLY FINANCIAL DATA (Unaudited)

The following represents summarized quarterly financial data of First Colonial, which, in the opinion of management, reflects all adjustments (comprising only normal recurring accruals) necessary for a fair presentation. Net income per share of common stock has been restated to reflect retroactively the 5% stock dividends of May, 2002, June, 2001 and June, 2000.

QUARTERLY FINANCIAL DATA

	Three Months Ended
	Dec. 31	Sept. 30	June 30	March 31
	(Dollars in Thousands) except per share data
2003
Interest Income				$7,579
Net interest income				4,502
Provision for possible loan losses				200
Net gain on sale of securities and mortgages				1,182
Income before income taxes				1,067
Net income				$932
Basic net income per share				$0.43
Diluted net income per share				$0.41

	Dec. 31	Sept. 30	June 30	March 31
2002
Interest Income	$7,495	$7,698	$7,227	$7,110
Net interest income	4,303	4,548	4,194	4,075
Provision for possible loan losses	305	475	361	400
Net gain on sale of securities and mortgages	636	879	415	445
Income before income taxes	1,403	1,323	1,195	954
Net income	$1,125	$1,082	$980	$811
Basic net income per share	$0.52	$0.51	$0.45	$0.37
Diluted net income per share	$0.51	$0.50	$0.44	$0.37

	Dec. 31	Sept. 30	June 30	March 31
2001
Interest Income	$7,216	$7,460	$7,724	$7,635
Net interest income	3,998	3,961	4,179	3,928
Provision for possible loan losses	125	125	230	100
Net gain on sale of securities and mortgages	656	291	191	137
Income (loss) before income taxes	1,098	1,158	1,126	983
Net income	$903	$937	$912	$805
Basic net income per share	$0.43	$0.44	$0.43	$0.39
Diluted net income per share	$0.42	$0.44	$0.43	$0.39

NOTE W—FIRST COLONIAL GROUP, INC.

(PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS

	December 31,
	2002	2001
ASSETS
Cash and Due from Banks	$165	$17
Interest-Bearing Deposits with Banks	5,183	851
Loan to Banking Subsidiary	1,000	1,000
Investment in Banking Subsidiary	45,049	30,264
Investment in Other Subsidiaries	4,915	4,411
Other Assets	655	34

TOTAL ASSETS	$56,967	$36,577

LIABILITIES
Long-Term Debt	$1,093	$1,235
Guaranteed Beneficial Interest in the Company’s Subordinated Debentures	15,464	—
Other Liabilities	96	16

TOTAL LIABILITIES	16,653	1,251
SHAREHOLDERS’ EQUITY	40,314	35,326

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$56,967	$36,577

CONDENSED STATEMENT OF INCOME

	For the Year Ended December 31,
	2002	2001	2000
INCOME
Dividends from Subsidiaries	$2,302	$1,489	$1,405
Interest on Loan to Subsidiary	52	74	97
Interest on Deposits with Banks	41	19	13
Statutory Trust Income	12	—	—

TOTAL INCOME	2,407	1,582	1,515

EXPENSES
Interest on Long-Term Debt	56	94	121
Interest on Trust Preferred Securities	428	—	—
Other Expenses	191	87	39

TOTAL EXPENSES	675	181	160

Income Before Taxes and Equity in Undistributed Net Earnings of Subsidiaries	1,732	1,401	1,355
Federal Income Tax (Credit)	194	(30)	(17)

Income Before Equity in Undistributed Net Earnings of Subsidiaries	1,538	1,431	1,372
Equity in Undistributed Net Earnings of Subsidiaries	2,460	2,126	700

NET INCOME	$3,998	$3,557	$2,072

CONDENSED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
	2002	2001	2000
OPERATING ACTIVITIES
Net Income	$3,998	$3,557	$2,072
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Distribution in Excess of Undistributed Net Earnings of Subsidiaries	(3,279)	(2,125)	(687)
Changes in Assets and Liabilities:
Increase in Interest-Bearing Deposits with Banks	(4,332)	(242)	(240)
(Increase) Decrease in Other Assets	(621)	(14)	15
Increase (Decrease) in Other Liabilities	80	(27)	(48)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(4,154)	1,149	1,112

INVESTING ACTIVITIES
Additional Investment in Banking Subsidiary	(10,200)	—	—
Additional Investment in Non-Banking Subsidiary	(500)	—	—

NET CASH USED IN INVESTING ACTIVITIES	(10,700)	—	—
FINANCING ACTIVITIES
Net (Decrease) Increase in Long-Term Debt	(142)	(142)	57
Net Decrease (Increase) in ESOP Debt	142	142	(57)
Purchase of Treasury Stock	(146)	(59)	—
Proceeds from Sale of Treasury Stock	192	—	—
Proceeds from Issuance of Common Stock	389	387	313
Proceeds from Issuance of Guaranteed Preferred Beneficial Interest in Company’s Subordinated Debentures	15,464	—	—
Dividends Received from Banking Subsidiary	205	—	—
Dividends Received from Non-Banking Subsidiary	500	—	—
Cash Dividends Paid	(1,597)	(1,489)	(1,406)
Cash Paid in Lieu of Fractional Shares	(5)	(2)	(2)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	15,002	(1,163)	(1,095)

Increase (Decrease) in Cash and Cash Equivalents	148	(14)	17
Cash and Cash Equivalents, January 1,	17	31	14

Cash and Cash Equivalents, December 31,	$165	$17	$31

NOTE X—MERGER AGREEMENT

On March 6, 2003, First Colonial Group, Inc. and Keystone Savings Bank announced that they had signed an Agreement and Plan of Merger to combine into a new bank holding company, KNBT Bancorp, Inc. In addition, First Colonial’s subsidiary bank, Nazareth National Bank and Trust Company and Keystone Savings Bank will combine into a new bank, Keystone Nazareth Bank & Trust Company.

The transaction involves the conversion of Keystone Savings Bank from a mutual savings bank to a stock institution and the formation of a holding company, KNBT Bancorp, Inc. Each share of First Colonial Group, Inc. common stock will be valued at $37.00 and exchanged for shares of KNBT Bancorp, Inc. common stock based on the initial public offering (“IPO”) price of KNBT Bancorp, Inc.’s common stock.

The transaction is subject to certain conditions, including the receipt of various regulatory approvals, the approval of First Colonial Group’s shareholders and the approval of Keystone Savings Bank’s depositors.

                                                                      Appendix A

                  [The Kafafian Group Letterhead Appears Here]

March 5, 2003

Board of Directors
First Colonial Group, Inc.
3864 Adler Place
Bethlehem, PA 18017

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of First Colonial Group, Inc. (the "Company")
common stock of the consideration to be paid pursuant to the Agreement and Plan of Merger dated March 5, 2003 (the "Agreement") by and between the Company and
Keystone Savings Bank (the "Buyer"). Pursuant to the Agreement, the Company will be merged into a newly formed bank holding company and Nazareth National Bank will be merged into Keystone Savings Bank (collectively, the transaction is the
"Merger") and as a result of the Merger, as defined in the Agreement, each share of the Company's Common Stock held shall cease to be outstanding and shall be converted to the right to receive 3.7 initial public offering shares of the newly formed holding company's Common Stock (the "Merger Consideration").

         The Kafafian Group, Inc. ("TKG"), as part of our financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including profitability outsourcing, strategic planning and various other services. TKG currently provides profitability outsourcing services and has been engaged from time to time in other consulting engagements for the Company.

         In arriving at our opinion, we have among other things:

     -    Reviewed the Agreement and Plan of Merger dated March 5, 2003;
     -    Analyzed annual reports to stockholders, regulatory filings and other financial information concerning First Colonial since 1999;
     -    Analyzed regulatory filings and other financial information concerning
          Keystone since 1999;
     -    Discussed past, present, and future financial performance and operating philosophies with Keystone and First Colonial senior managements;
     -    Reviewed certain internal financial data and projections of Keystone and First Colonial;
     -    Compared the financial condition, financial performance, and market trading multiples of First Colonial to similar financial institutions;
     -    Compared the financial condition and financial performance of Keystone to similar financial institutions;

                                      A-1

Board of Directors

     -    Reviewed reported price and trading activity for First Colonial and compared it to the price and trading activity for similar financial institutions;
     -    Reviewed reported price and trading activity for financial institutions that recently converted from a mutual to a stock form;
     -    Compared the consideration to be paid by Keystone pursuant to the
          Agreement with the consideration paid in acquisitions of financial institutions similar to the Company;
     -    Reviewed the pro forma impact of the conversion and merger on the earnings and book value of the combined company and compared the contributions of each institution in a number of key financial categories to the combined company;
     -    Considered other financial studies, analyses, and investigations and reviewed other information deemed appropriate to render our opinion.

         TKG met with certain members of senior management and other representatives of Keystone and First Colonial to discuss the foregoing as well as matters TKG deemed relevant. As part of its analyses, TKG took into account our assessment of general economic, market and financial conditions, our experience in similar transactions, as well as our experience in, and knowledge of, the banking industry. TKG's opinion is necessarily based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to TKG through the respective dates hereof.

         TKG assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of our opinion. TKG assumed that financial forecasts provided by Keystone and First Colonial for their respective institutions were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements. Any estimates contained in the analyses performed by us are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. TKG did not make any independent evaluation or appraisals of the assets or liabilities of Keystone and First Colonial nor was it furnished with any such appraisals. TKG also assumed, without independent verification, that the aggregate allowances for loan losses for Keystone and First Colonial were adequate.

         This opinion is being furnished for the use and benefit of the Board of
Directors of the Company and is not a recommendation to shareholders.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of First Colonial Group, Inc. common stock.

                            Very truly yours,

                            The Kafafian Group, Inc.

                                      A-2

You should rely only on the information contained in this prospectus. KNBT Bancorp has not authorized anyone to provide you with information that is different. If the laws of your state or other jurisdiction prohibit KNBT Bancorp from offering its common stock to you, then this prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of its common stock. Neither the delivery of this prospectus nor any sale hereunder shall imply that there has been no change in KNBT Bancorp’s affairs since any of the dates as of which information is furnished herein or since the date hereof.

The Table of Contents is located on the inside of the front cover of this document.

KNBT Bancorp, Inc.

(Proposed Holding Company for Keystone Nazareth Bank & Trust Company)

17,566,250 Shares for Sale

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

Prospectus

Sandler O’Neill & Partners, L.P.

August 12, 2003

Until September 16, 2003 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in KNBT Bancorp common stock may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.